   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1996
                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        AMVESTORS FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                     KANSAS
                          (State or other jurisdiction
                       of incorporation or organization)

                                      6311
                          (Primary Standard Industrial
                          Classification Code Number)

                                   48-1021516
                                (I.R.S. Employer
                             Identification Number)

                             415 S.W. EIGHTH AVENUE
                              TOPEKA, KANSAS 66603
                                 (913) 295-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                              RALPH W. LASTER, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        AMVESTORS FINANCIAL CORPORATION
                             415 S.W. EIGHTH AVENUE
                              TOPEKA, KANSAS 66603
                                 (913) 295-4400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    Copy to:

                              J. MARK KLAMER, ESQ.
                                 BRYAN CAVE LLP
                         211 NORTH BROADWAY, SUITE 3600
                           ST. LOUIS, MISSOURI 63102

                            DAVID L. SKELDING, ESQ.
                             LORD, BISSELL & BROOK
                            115 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "Merger") of Financial Benefit Group, Inc. ("FBG") with and into a subsidiary of the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.
                            ------------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF             AMOUNT TO     OFFERING PRICE PER   AGGREGATE OFFERING    REGISTRATION
      SECURITIES TO BE REGISTERED(1)       BE REGISTERED          UNIT                PRICE              FEE(7)
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value
  per share(2).............................   5,450,000
Common Stock Warrants......................   1,500,000        $4.797(3)          $33,836,335(5)         $14,051
Options to Purchase Common Stock...........    275,000        $11.0625(4)         $6,914,062(6)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of AmVestors Financial Corporation issuable to holders of Class A common stock, par value $.01, of FBG ("FBG Common Stock") in connection with the Merger.
(2) Of the 5,450,000 shares of AmVestors Common Stock being registered hereunder, 1,500,000 shares are issuable, under certain circumstances, pursuant to the Common Stock warrants being registered hereunder and 275,000 shares are issuable, under certain circumstances, pursuant to the Common Stock options being registered hereunder.
(3) Maximum offering price per unit for the securities to be issued in connection with the Merger estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of FBG Common Stock to be cancelled in the Merger ($4.797 per share, which is the average of the reported high and low sales prices of a share of FBG Common Stock on the Nasdaq National Market on February 21, 1996).
(4) Maximum offering price per unit of $11.0625 for the 625,000 shares AmVestors Common Stock which may be issued upon exercise of certain Common Stock Warrants and Options to Purchase Common Stock registered hereunder based on the average of the reported high or low sales prices of a share of AmVestors Common Stock on the New York Stock Exchange on February 27, 1996.
(5) Proposed maximum aggregate offering price of $33,836,335 for securities to be issued in connection with the Merger estimated by multiplying (a) $4.797, the proposed maximum offering price per unit for such securities by (b) 7,053,645, the estimated maximum number of shares of FBG Common Stock which may be exchanged upon consummation of the Merger.
(6) Proposed maximum aggregate offering price of $6,914,062 for shares of AmVestors Common Stock which may be issued upon exercise of certain Common Stock Warrants and Options to Purchase Common Stock registered hereunder estimated by multiplying (a) $11.0625, the proposed maximum offering price per unit for such securities, by (b) 625,000, the number of such securities registered hereunder.
(7) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act as follows: 1/29th of one percent of the sum of (a) $33,836,335, the proposed maximum aggregate offering price for securities to be issued in the Merger, plus (b) $6,914,062, the proposed maximum aggregate offering price for the shares of AmVestors Common Stock which may be issued upon exercise of certain Common Stock Warrants and Options to Purchase Common Stock registered hereunder.

    A fee of $8,050 was paid on October 31, 1995 pursuant to Section 14(g)(1)(A)(i) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rules 14a-6(i)(4) and 0-11 promulgated thereunder ("Rule 0-11") in respect of the Merger upon the filing by the Registrant and FBG of joint preliminary proxy materials relating thereto. Pursuant to Rule 457(b) of the Securities Act, and Rule 0-11 and Section 14(g)(1)(B) of the Exchange Act, the amount of the previously paid fee has been credited against the registration fee payable in connection with this filing. Accordingly, $8,050 of the filing fee for this Registration Statement has already been paid and the balance of $6,001 is required to be paid with this Registration Statement.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        AMVESTORS FINANCIAL CORPORATION
        Cross Reference Sheet pursuant to Item 501(b) of Regulation S-K.

                                                                LOCATION IN JOINT PROXY
                     ITEM IN FORM S-4                             STATEMENT/PROSPECTUS
      ----------------------------------------------   ------------------------------------------
A.    INFORMATION ABOUT THE TRANSACTION
      1.    Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus..............................   Facing Page; Cross Reference Sheet;
                                                       Outside Front Cover Page
      2.    Inside Front and Outside Back Cover
            Pages of Prospectus.....................   Available Information; Incorporation by
                                                       Reference; Table of Contents
      3.    Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information...........   Summary Information; Risk Factors
      4.    Terms of the Transaction................   Summary Information; Plan of Merger; The
                                                       AmVestors Special Meeting; The FBG Special
                                                       Meeting; Dissenters' Rights; Comparative
                                                       Rights of Stockholders
      5.    Pro Forma Financial Information.........   Pro Forma Combined Financial Information
      6.    Material Contacts With the Company Being
            Acquired................................   Summary Information; Plan of Merger
      7.    Additional Information Required For
            Reoffering by Persons and Parties Deemed
            to be Underwriters......................   Not Applicable
      8.    Interests of Named Experts and
            Counsel.................................   Plan of Merger; Legal Matters; Experts
      9.    Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.............................   Not Applicable
B.    INFORMATION ABOUT THE REGISTRANT
      10.   Information With Respect to S-3
            Registrants.............................   Available Information; Incorporation by
                                                       Reference; Summary; Information Regarding
                                                       AmVestors; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations of AmVestors.
      11.   Incorporation of Certain Information by
            Reference...............................   Available Information; Incorporation by
                                                       Reference
      12.   Information With Respect to S-2 or S-3
            Registrants.............................   Not Applicable
      13.   Incorporation of Certain Information by
            Reference...............................   Not Applicable
      14.   Information With Respect to Registrants
            Other Than S-3 or S-2 Registrants.......   Not Applicable

                                                                LOCATION IN JOINT PROXY
                     ITEM IN FORM S-4                             STATEMENT/PROSPECTUS
      ----------------------------------------------   ------------------------------------------
C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.   Information With Respect to S-3
            Companies...............................   Not Applicable
      16.   Information With Respect to S-2 or S-3
            Companies...............................   Available Information; Incorporation by
                                                       Reference; Summary Information;
                                                       Information Regarding FBG; Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations of FBG
      17.   Information With Respect to Companies
            Other Than S-2 or S-3 Companies.........   Not Applicable
D.    VOTING AND MANAGEMENT INFORMATION
      18.   Information if Proxies, Consents or
            Authorizations Are to be Solicited......   Outside Front Cover Page; Available
                                                       Information; Incorporation by Reference;
                                                       Summary Information; Plan of Merger; The
                                                       AmVestors Special Meeting; The FBG Special
                                                       Meeting; Information Regarding AmVestors;
                                                       Dissenters' Rights
      19.   Information if Proxies, Consents or
            Authorizations Are Not to be Solicited,
            or in an Exchange Offer.................   Not Applicable

                                                 AmVestors Financial Corporation
                                                          415 S.W. Eighth Avenue
                                                            Topeka, Kansas 66603
                                                       Telephone: (913) 295-4400

March 5, 1996

Dear Stockholder:

     The Board of Directors cordially invites you to attend a Special Meeting of Stockholders of AmVestors Financial Corporation ("AmVestors"), to be held at 9:00 a.m., local time, on April 8, 1996 at the Doubletree Hotel, (near Kansas City International Airport) 8801 N.W. 112th Street, Kansas City, Missouri 64153.

     At this meeting, you will be asked to consider three proposals. The first is a proposal to approve an Agreement and Plan of Merger dated as of September 8, 1995, as amended (the "Merger Agreement") by and among AmVestors, Financial Benefit Group, Inc. ("FBG") and AmVestors Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of AmVestors, and the transactions contemplated thereby, including the Merger (as defined below) and issuance of up to an aggregate of 5.1 million shares of AmVestors Common Stock to the stockholders and certain option and warrant holders of FBG. Pursuant to the Merger Agreement, AmVestors would acquire FBG through the merger of FBG with and into Acquisition Subsidiary (the "Merger"). Upon consummation of the Merger, each share of FBG Class A Common Stock (other than those held by AmVestors or stockholders exercising dissenters rights) will be converted into the right to receive a combination of (i) cash, (ii) a fraction of a share of AmVestors Common Stock, and (iii) a fraction of an AmVestors Class A Warrant ("AmVestors Warrant") (collectively, the "Merger Consideration"), valued in the aggregate at $5.31 per share as described in the accompanying Joint Proxy Statement/Prospectus if the AmVestors Stock Price (as defined below) is greater than or equal to $10.50 and less than or equal to $13.25 (with the fraction of the share of AmVestors Common Stock becoming fixed (and therefore the aggregate value of the Merger Consideration increasing or decreasing) as described below if the AmVestors Stock Price is outside of such range).

     The amount of cash payable per share of FBG Class A Common Stock in the Merger ("Cash Consideration Per Share") will be equal to (i) $10 million, less amounts paid by AmVestors to holders of certain FBG options and warrants (as described below) and an amount equal to $5.31 multiplied by the number of shares of FBG Common Stock ("Dissenting Shares") held by dissenting stockholders of FBG, divided by (ii) the number of shares of FBG Class A Common Stock outstanding immediately prior to the Merger less the number of Dissenting Shares. The Cash Consideration Per Share could theoretically vary from $0 to $1.18. If all outstanding options and warrants for FBG Common Stock which are eligible to be exchanged for cash (as described below) are so exchanged, all warrants for FBG Common Stock which are not eligible to be exchanged for cash are exercised prior to the Merger, and at least 5.3% of the outstanding shares of FBG Common Stock are Dissenting Shares, then the Cash Consideration Per Share will equal $0. If no options and warrants which are eligible to be exchanged for cash (as described below) are so exchanged (with 150,000 of such options and warrants being converted into options for AmVestors Common Stock (the maximum allowable pursuant to the terms of the Merger Agreement), with the remainder being exercised for FBG Common Stock), all warrants which are not eligible to be exchanged for cash are not exercised prior to the Merger, and there are no Dissenting Shares, then the Cash Consideration Per Share will equal $1.18. Certain officers and directors have indicated to FBG their current intention to take cash and/or exercise with respect to a number of their options; assuming such officers and directors do take cash and stock as currently indicated, the Cash Consideration Per Share could vary from $0 to $.55, based on the other assumptions described above.

     The fraction of a share of AmVestors Common Stock payable per share of FBG Class A Common Stock in the Merger will be equal to $5.00 minus the Cash Consideration Per Share, divided by (i) the AmVestors Stock Price if such price is greater than or equal to $10.50 and less than or equal to $13.25, (ii) $10.50 if the AmVestors Stock Price is less than $10.50, or (iii) $13.25 if the AmVestors Stock Price is greater than $13.25. Since the fraction of a share of AmVestors Common Stock to be received as part of the Merger

Consideration is fixed if the AmVestors Stock Price is below $10.50 or above $13.25, if such price were less than $10.50, the value of the AmVestors Common Stock to be received by FBG stockholders would decrease and the aggregate value of the Merger Consideration would be less than $5.31 per share of FBG Common Stock and, similarly, if such price were greater than $13.25, the value of the AmVestors Common Stock to be received by FBG stockholders would increase and the aggregate value of the Merger Consideration would be greater than $5.31 per share of FBG Common Stock. Finally, if the AmVestors Stock Price were within such range, the aggregate Merger Consideration would be valued at $5.31 per share of FBG Common Stock as described in the accompanying Joint Proxy Statement/Prospectus (although the Merger Consideration is valued as so described at a constant $5.31 within such range, the size of the fraction of a share of AmVestors Common Stock to be received as part of the Merger Consideration could vary within such range (in order to keep such value constant) by as much as 26%). The "AmVestors Stock Price" will be the average closing price of AmVestors Common Stock during the twenty consecutive trading days ending three trading days prior to the Merger.

     The fraction of an AmVestors Warrant payable per share of FBG Class A Common Stock in the Merger will be valued at $.31 (by application of a Black-Scholes model) on the third trading day prior to the Merger. Each AmVestors Warrant will be exercisable until six years following such date and will have an exercise price equal to 135% of the AmVestors Stock Price. A holder of an AmVestors Warrant can potentially realize value from such warrant, either by selling such warrant or by exercising such warrant for AmVestors Common Stock. While the Black-Scholes model is one recognized method of valuing warrants, there can be no assurance that the trading price of an AmVestors Warrant will equal or exceed such valuation and therefore whether a holder will be able to realize the estimated value upon sale of the AmVestors Warrant. In addition, any value realized upon the exercise of an AmVestors Warrant will depend upon the relationship between the price of AmVestors Common Stock at such time and the exercise price of the AmVestors Warrant. If, during the six-year term of the AmVestors Warrant, the price of AmVestors Common Stock does not exceed 135% of the AmVestors Stock Price (as determined three trading days prior to the Merger as described above), no holder of an AmVestors Warrant will be able to realize any value from such warrant upon exercise. (Notwithstanding the foregoing, the receipt of an AmVestors Warrant in the Merger will be taxable to the extent of any gain based upon such warrant's fair market value at the time of the Merger. See "Plan of Merger -- Certain Federal Income Tax Consequences.") For more information regarding the calculation of the Merger Consideration to be received by FBG stockholders in connection with the Merger, see "Plan of Merger -- General Description of the Merger" in the accompanying Joint Proxy Statement/Prospectus.

     Each holder of an option or warrant granted under the option or warrant plans of FBG and exercisable for shares of FBG Common Stock (an "FBG Option") would be entitled to receive either cash or options exercisable for AmVestors Common Stock, depending upon the plan under which such FBG Option was granted and the election or request, if applicable, of the holder. Certain other outstanding warrants to purchase FBG Common Stock will be exercisable for the Merger Consideration following the Merger.

     Management of AmVestors believes that the proposed Merger would provide stockholders of AmVestors with the opportunity to participate in the enhanced growth and other opportunities of the consolidated organization. For information concerning the reasons the Board of Directors determined to proceed with this transaction, see "Plan of Merger -- Reasons for the Merger; Board Recommendations" in the accompanying Joint Proxy Statement/Prospectus.

     The accompanying Joint Proxy Statement/Prospectus sets forth, or incorporates by reference, information, including financial data, relating to AmVestors and FBG and describes the terms and conditions of the proposed Merger. The Board of Directors urges that you carefully review these materials before completing the enclosed proxy card. AmVestors stockholders are not entitled to dissenters' or appraisal rights in connection with the Merger because AmVestors is not a constituent corporation in the Merger. See "Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus.

     The second proposal is to consider and vote upon an amendment to the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan (the "AmVestors Option Plan") in order to increase the number of shares of AmVestors Common Stock issuable under such plan by 275,000 shares and to otherwise modify the plan to accommodate the grant of AmVestors stock options in connection with the Merger as described in detail in the accompanying Joint Proxy Statement/Prospectus.

     The third proposal is to consider and vote upon such other business as may properly come before the Special Meeting (including adjournment of such Special Meeting) or any adjournments or postponements thereof.

     THE DIRECTORS OF AMVESTORS HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND "FOR" THE PROPOSAL TO AMEND THE AMVESTORS OPTION PLAN.

     Approval by AmVestors stockholders of the Merger Agreement, the transactions contemplated thereby and the amendment of the AmVestors Option Plan are conditions to the consummation of the Merger. Approval of the Merger by AmVestors stockholders is also a condition to the amendment of the AmVestors Option Plan. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. Any stockholder returning a blank executed proxy card will be authorizing the named proxies to vote the shares covered by the proxy (i) in favor of the Merger Agreement and the transactions contemplated thereby, including the issuance of AmVestors Common Stock in connection with the Merger, (ii) in favor of the proposal to amend the AmVestors Option Plan and (iii) in their discretion with respect to such other business as may properly come before the Special Meeting (including a vote to adjourn such Special Meeting) or any adjournments or postponements thereof.

     Should you require assistance in completing your proxy card or if you have questions about the voting procedure described in the accompanying Joint Proxy Statement/Prospectus, please feel free to contact AmVestors at 415 S.W. Eighth Avenue, Topeka, Kansas 66603, Attention: Mr. Mark V. Heitz (telephone (913) 295-4400).

                                          Ralph W. Laster, Jr.
                                          Chairman and Chief Executive Officer

                        AMVESTORS FINANCIAL CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD

                                 APRIL 8, 1996

TO THE STOCKHOLDERS OF AMVESTORS FINANCIAL CORPORATION:

     Notice is hereby given that a Special Meeting of Stockholders of AmVestors Financial Corporation ("AmVestors") will be held at the Doubletree Hotel, (near Kansas City International Airport) 8801 N.W. 112th Street, Kansas City, Missouri 64153 on April 8, 1996 at 9:00 a.m., local time, for the following purposes:

          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of September 8, 1995, as amended (the "Merger Agreement") by and among AmVestors, Financial Benefit Group, Inc. ("FBG") and AmVestors Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of AmVestors, and the transactions contemplated thereby as fully described in the accompanying Joint Proxy Statement/Prospectus, including the Merger (as defined below) and issuance of up to an aggregate of 5.1 million shares of AmVestors Common Stock to the stockholders and certain option and warrant holders of FBG. Pursuant to the Merger Agreement, AmVestors would acquire FBG through the merger of FBG with and into Acquisition Subsidiary (the "Merger");

          (2) To consider and to vote upon a proposal to amend the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan in order to increase the number of shares of AmVestors Common Stock issuable under such plan by 275,000 shares and to otherwise modify the plan to accommodate the grant of AmVestors stock options in connection with the Merger as described in detail in the accompanying Joint Proxy Statement/Prospectus; and

          (3) To transact such other business as may properly come before the Special Meeting (including adjournment of such Special Meeting) or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 5, 1996 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Each share of AmVestors Common Stock will entitle the holder to one vote at the Special Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE JOINT PROXY
STATEMENT/PROSPECTUS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

Topeka, Kansas                            Ralph W. Laster, Jr.
March 5, 1996                             Chairman and Chief Executive Officer

                                                   Financial Benefit Group, Inc.
                                                    7251 West Palmetto Park Road
                                                       Boca Raton, Florida 33433
                                                       Telephone: (407) 394-9400

March 5, 1996

Dear Stockholder:

     The Board of Directors cordially invites you to attend a Special Meeting of Stockholders of Financial Benefit Group, Inc. ("FBG"), to be held at 10:00 a.m., local time, on April 8, 1996 at the Radisson Suite Hotel, 7920 Glades Road, Boca Raton, Florida 33434.

     At this meeting, you will be asked to consider two proposals. The first proposal is to approve the Agreement and Plan of Merger dated as of September 8, 1995, as amended (the "Merger Agreement") by and among FBG, AmVestors Financial Corporation ("AmVestors") and AmVestors Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of AmVestors, and the transactions contemplated thereby. Pursuant to the Merger Agreement, AmVestors would acquire FBG through the merger of FBG with and into Acquisition Subsidiary (the "Merger"). Upon consummation of the Merger, each share of FBG Class A Common Stock (other than those held by AmVestors or stockholders exercising dissenters rights) will be converted into the right to receive a combination of
(i) cash, (ii) a fraction of a share of AmVestors Common Stock, and (iii) a fraction of an AmVestors Class A Warrant ("AmVestors Warrant") (collectively, the "Merger Consideration"), valued in the aggregate at $5.31 per share as described in the accompanying Joint Proxy Statement/Prospectus if the AmVestors Stock Price (as defined below) is greater than or equal to $10.50 and less than or equal to $13.25 (with the fraction of the share of AmVestors Common Stock becoming fixed (and therefore the aggregate value of the Merger Consideration increasing or decreasing) as described below if the AmVestors Stock Price is outside of such range). Prior to the Merger, each share of FBG Class B Common Stock will be converted into 1.35 shares of FBG Class A Common Stock in accordance with FBG's Restated Certificate of Incorporation.

     The amount of cash payable per share of FBG Class A Common Stock in the Merger ("Cash Consideration Per Share") will be equal to (i) $10 million, less amounts paid by AmVestors to holders of certain FBG options and warrants (as described below) and an amount equal to $5.31 multiplied by the number of shares of FBG Common Stock ("Dissenting Shares") held by dissenting stockholders of FBG, divided by (ii) the number of shares of FBG Class A Common Stock outstanding immediately prior to the Merger less the number of Dissenting Shares. The Cash Consideration Per Share could theoretically vary from $0 to $1.18. If all outstanding options and warrants for FBG Common Stock which are eligible to be exchanged for cash (as described below) are so exchanged, all warrants for FBG Common Stock which are not eligible to be exchanged for cash are exercised prior to the Merger, and at least 5.3% of the outstanding shares of FBG Common Stock are Dissenting Shares, then the Cash Consideration Per Share will equal $0. If no options and warrants which are eligible to be exchanged for cash (as described below) are so exchanged (with 150,000 of such options and warrants being converted into options for AmVestors Common Stock (the maximum allowable pursuant to the terms of the Merger Agreement), with the remainder being exercised for FBG Common Stock), all warrants which are not eligible to be exchanged for cash are not exercised prior to the Merger, and there are no Dissenting Shares, then the Cash Consideration Per Share will equal $1.18. Certain officers and directors have indicated to FBG their current intention to take cash and/or exercise with respect to a number of their options; assuming such officers and directors do take cash and stock as currently indicated, the Cash Consideration Per Share could vary from $0 to $.55, based on the other assumptions described above.

     The fraction of a share of AmVestors Common Stock payable per share of FBG Class A Common Stock in the Merger will be equal to $5.00 minus the Cash Consideration Per Share, divided by (i) the AmVestors Stock Price if such price is greater than or equal to $10.50 and less than or equal to $13.25, (ii) $10.50 if the AmVestors Stock Price is less than $10.50, or (iii) $13.25 if the AmVestors Stock Price is greater than $13.25. Since the fraction of a share of AmVestors Common Stock to be received as part of the Merger

Consideration is fixed if the AmVestors Stock Price is below $10.50 or above $13.25, if such price were less than $10.50, the value of the AmVestors Common Stock to be received by FBG Stockholders would decrease and the aggregate value of the Merger Consideration would be less than $5.31 per share of FBG Class A Common Stock and, similarly, if such price were greater than $13.25, the value of the AmVestors Common Stock to be received by FBG Stockholders would increase and the aggregate value of the Merger Consideration would be greater than $5.31 per share of FBG Class A Common Stock. Finally, if the AmVestors Stock Price were within such range, the aggregate Merger Consideration would be valued at $5.31 per share of FBG Common Stock as described in the accompanying Joint Proxy Statement/Prospectus (although the Merger Consideration is valued as so described at a constant $5.31 within such range, the size of the fraction of a share of AmVestors Common Stock to be received as part of the Merger Consideration could vary within such range (in order to keep such value constant) by as much as 26%). The "AmVestors Stock Price" will be the average closing price of AmVestors Common Stock during the twenty consecutive trading days ending three trading days prior to the Merger.

     The fraction of an AmVestors Warrant payable per share of FBG Class A Common Stock in the Merger will be valued at $.31 (by application of a Black-Scholes model) on the third trading day prior to the Merger. Each AmVestors Warrant will be exercisable until six years following such date and will have an exercise price equal to 135% of the AmVestors Stock Price. A holder of an AmVestors Warrant can potentially realize value from such warrant, either by selling such warrant or by exercising such warrant for AmVestors Common Stock. While the Black-Scholes model is one recognized method of valuing warrants, there can be no assurance that the trading price of an AmVestors Warrant will equal or exceed such valuation and therefore whether a holder will be able to realize the estimated value upon sale of the AmVestors Warrant. In addition, any value realized upon the exercise of an AmVestors Warrant will depend upon the relationship between the price of AmVestors Common Stock at such time and the exercise price of the AmVestors Warrant. If, during the six-year term of the AmVestors Warrant, the price of AmVestors Common Stock does not exceed 135% of the AmVestors Stock Price (as determined three trading days prior to the Merger as described above), no holder of AmVestors Warrant will be able to realize any value from such warrant upon exercise. (Notwithstanding the foregoing, the receipt of an AmVestors Warrant in the Merger will be taxable to the extent of any gain based upon such warrant's fair market value at the time of the Merger. See "Plan of Merger -- Certain Federal Income Tax Consequences.") For more information regarding the calculation of the Merger Consideration to be received by FBG stockholders in connection with the Merger, see "Plan of Merger -- General Description of the Merger" in the accompanying Joint Proxy Statement/Prospectus.

     Each holder of an option or warrant granted pursuant to the option or warrant plans of FBG and exercisable for shares of FBG Common Stock (an "FBG Option") would be entitled to receive either cash or options exercisable for AmVestors Common Stock depending upon the plan under which such FBG Option was granted and the election or request, if applicable, of the holder. Certain other outstanding warrants to purchase FBG Common Stock will be exercisable for the Merger Consideration following the Merger.

     Management of FBG believes that the proposed Merger would provide holders of FBG Common Stock with the opportunity to participate in the enhanced growth and other opportunities of the consolidated organization. For information concerning the reasons the Board of Directors determined to proceed with this transaction, see "Plan of Merger -- Reasons for the Merger; Board Recommendations" in the accompanying Joint Proxy Statement/Prospectus.

     The second proposal is to consider and vote upon such other business as may properly come before the Special Meeting (including adjournment of such Special Meeting) or any adjournments or postponements thereof.

     THE DIRECTORS OF FBG HAVE APPROVED THE TERMS OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The accompanying Joint Proxy Statement/Prospectus sets forth, or incorporates by reference, information, including financial data, relating to FBG and AmVestors and describes the terms and conditions of the proposed Merger. The Board of Directors urges that the stockholders carefully review these materials before completing the enclosed proxy card. Pursuant to Delaware General Corporation Law (the "DGCL"), any holder of FBG Common Stock (i) who files a demand for appraisal in writing prior to the vote taken at the FBG Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Section 262 of the DGCL. See "Dissenters' Rights" in the accompanying Joint Proxy Statement/ Prospectus.

     Approval of the Merger Agreement and the transactions contemplated thereby by FBG stockholders is a condition to the consummation of the Merger. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying envelope, which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. Any stockholder returning a blank executed proxy card will be authorizing the named proxies to vote the shares covered by the proxy in favor of the Merger Agreement and the transactions contemplated thereby and, in their discretion with respect to such other business that may properly come before the Special Meeting (including a vote to adjourn such Special Meeting) or any adjournments or postponements thereof.

     Please DO NOT send in your stock certificates with your proxy card. You should not send in your stock certificates until you receive a transmittal letter, which will only be sent after the effective time of the Merger.

     Should you require assistance in completing your proxy card or if you have questions about the voting procedure described in the accompanying Joint Proxy Statement/Prospectus, please feel free to contact Donna J. Rubertone, Executive Vice President, at FBG at 7251 West Palmetto Park Road, Boca Raton, Florida 33433 (telephone (407) 394-9400).

                                          Frank T. Crohn
                                          Chairman of the Board and Chief
                                          Executive Officer

                         FINANCIAL BENEFIT GROUP, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   To Be Held
                                 April 8, 1996

TO THE STOCKHOLDERS OF FINANCIAL BENEFIT GROUP, INC.:

     Notice is hereby given that a Special Meeting of Stockholders of Financial Benefit Group, Inc. ("FBG") will be held at the Radisson Suite Hotel, 7920 Glades Road, Boca Raton, Florida 33434 on April 8, 1996 at 10:00 a.m., local time, for the following purposes:

     (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 8, 1995, as amended (the "Merger Agreement"), by and among FBG, AmVestors Financial Corporation ("AmVestors") and AmVestors Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of AmVestors, and the transactions contemplated thereby as fully described in the accompanying Joint Proxy Statement/Prospectus. Pursuant to the Merger Agreement, AmVestors would acquire FBG through the merger of FBG with and into Acquisition Subsidiary (the "Merger"); and

     (2) To transact such other business as may properly come before the Special Meeting (including adjournment of such Special Meeting) or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 5, 1996, as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Each share of FBG Common Stock will entitle the holder to one vote at the Special Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE JOINT PROXY
STATEMENT/PROSPECTUS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

Boca Raton, Florida                       Frank T. Crohn
March 5, 1996                             Chairman of the Board and Chief
                                          Executive Officer

                        AMVESTORS FINANCIAL CORPORATION
                         FINANCIAL BENEFIT GROUP, INC.

                           JOINT PROXY STATEMENT FOR
                        SPECIAL MEETINGS OF STOCKHOLDERS
                          TO BE HELD ON APRIL 8, 1996.
                            ------------------------

                        AMVESTORS FINANCIAL CORPORATION

                                   PROSPECTUS
                            ------------------------

    This Joint Proxy Statement/Prospectus is being furnished to the holders of Class A and Class B common stock of Financial Benefit Group, Inc., a Delaware corporation ("FBG") and the holders of common stock of AmVestors Financial Corporation, a Kansas corporation ("AmVestors") in connection with the solicitation of proxies by the Boards of Directors of FBG and AmVestors for use at the respective special meetings of stockholders of FBG and AmVestors to be held on April 8, 1996, or at any adjournments or postponements thereof (the "FBG Special Meeting" and the "AmVestors Special Meeting," respectively or the "Special Meetings," collectively). At the Special Meetings the respective common stockholders will be asked to consider and vote upon proposals to (i) approve and adopt an Agreement and Plan of Merger dated as of September 8, 1995, as amended (the "Merger Agreement") by and among FBG, AmVestors, and AmVestors Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of AmVestors, and the transactions contemplated thereby, including the Merger (as defined below) (ii) the transaction of such other business as may properly come before the Special Meetings (including adjournment of such Special Meetings) or any adjournments or postponements thereof, and (iii) in the case of AmVestors, the issuance of up to an aggregate of 5.1 million shares of AmVestors Common Stock to the stockholders and certain option and warrant holders of FBG. Pursuant to the Merger Agreement, AmVestors would acquire FBG through the merger of FBG with and into Acquisition Subsidiary (the "Merger"). AmVestors stockholders will also be asked to consider and vote upon a proposal to approve an amendment to the AmVestors Financial Corporation Non-Qualified Stock Option Plan (the "AmVestors Option Plan") to increase the number of shares issuable under such plan and to otherwise modify such plan to allow the issuance of options to holders of FBG Options (as defined below) in connection with the Merger and to certain executive officers of FBG who will be employed by AmVestors after the Merger. See "The AmVestors Special Meeting" and "The FBG Special Meeting."

    AmVestors has filed a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering a maximum of (i) 5.1 million shares of AmVestors' common stock, no par value per share ("AmVestors Common Stock") that are proposed to be issued (x) pursuant to the Merger to the holders of FBG Class A Common Stock, $.01 par value per share ("FBG Class A Common Stock"), (y) pursuant to the exercise of AmVestors Class A Warrants ("AmVestors Warrants") which are to be issued to the holders of FBG Class A Common Stock pursuant to the Merger, (z) pursuant to the exercise of AmVestors Options (as defined below) which are to be issued to certain holders of FBG Options in connection with the Merger and to certain executive officers of FBG who will be employed by AmVestors after the Merger;
(ii) 1.4 million AmVestors Warrants to be issued to holders of FBG Class A Common Stock pursuant to the Merger; and (iii) 275,000 options exercisable for AmVestors Common Stock ("AmVestors Options") which may be issued to certain holders of FBG Options in connection with the Merger and to certain persons who will be employed by AmVestors after the Merger. The Registration Statement also covers a maximum of 250,000 shares of AmVestors Common Stock and 100,000 AmVestors
                                                        (Continued on next page)
                            ------------------------
STOCKHOLDERS OF FINANCIAL BENEFIT GROUP, INC. AND AMVESTORS FINANCIAL
       CORPORATION SHOULD CAREFULLY CONSIDER THIS JOINT PROXY
            STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE
            FACTORS DISCUSSED UNDER THE HEADING "RISK
                   FACTORS."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED BY AMVESTORS OR FBG TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER AMVESTORS OR FBG. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF AMVESTORS COMMON STOCK, AMVESTORS WARRANTS AND AMVESTORS OPTIONS TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMVESTORS OR FBG OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

    This Joint Proxy Statement/Prospectus, the Notices of Special Meeting and the accompanying forms of proxy were first mailed to the stockholders of AmVestors and FBG on or about March 5, 1996.
                            ------------------------

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MARCH 1, 1996.

(Continued from previous page)

Warrants issuable to certain holders of FBG Warrants (as defined below) following the Merger and a maximum of 100,000 shares of AmVestors Common Stock issuable upon exercise of such AmVestors Warrants. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of AmVestors filed as part of the Registration Statement.

     Upon consummation of the Merger, each share of FBG Class A Common Stock (other than Dissenting Shares (as defined in "Dissenter's Rights") and shares held by AmVestors) will be converted into the right to receive a combination of
(i) cash, (ii) a fraction of a share of AmVestors Common Stock, and (iii) a fraction of an AmVestors Warrant (collectively, the "Merger Consideration"), valued in the aggregate at $5.31 per share as described herein if the AmVestors Stock Price (as defined below) is greater than or equal to $10.50 and less than or equal to $13.25 (with the fraction of a share of AmVestors Common Stock being fixed (and therefore the aggregate value of the Merger Consideration increasing or decreasing) as described below if the AmVestors Stock Price is outside of such range).

     Prior to the conversion of FBG Class A Common Stock into the Merger Consideration as described above, each share of FBG Class B common stock, $.01 par value per share ("FBG Class B Common Stock" and together with the FBG Class A Common Stock, the "FBG Common Stock") will be converted into 1.35 shares of FBG Class A Common Stock in accordance with FBG's Restated Certificate of Incorporation. It will not be necessary for a holder of FBG Class B Common Stock to exchange the certificate representing such shares for a certificate representing FBG Class A Common Stock in order to receive the Merger Consideration.

     The amount of cash payable per share of FBG Class A Common Stock in the Merger ("Cash Consideration Per Share") will be equal to (i) $10 million, less amounts paid by AmVestors to holders of FBG Options and an amount equal to $5.31 multiplied by the number of Dissenting Shares, divided by (ii) the number of shares of FBG Class A Common Stock outstanding immediately prior to the Merger less the number of Dissenting Shares. The Cash Consideration Per Share could theoretically vary from $0 to $1.18. If all outstanding FBG Options which are eligible to be exchanged for cash (as described below) are so exchanged, all FBG Warrants which are not eligible to be exchanged for cash are exercised prior to the Merger, and at least 5.3% of the outstanding shares of FBG Common Stock are Dissenting Shares, then the Cash Consideration Per Share will equal $0. If FBG Options which are eligible to be exchanged for cash (as described below) are so exchanged (with 150,000 of such FBG Options being converted into options for AmVestors Common Stock (the maximum allowable pursuant to the terms of the Merger Agreement), with the remainder being exercised for FBG Common Stock), all FBG Warrants which are not eligible to be exchanged for cash are not exercised prior to the Merger, and there are no Dissenting Shares, then the Cash Consideration Per Share will equal $1.18. Certain officers and directors have indicated to FBG their current intention to take cash and/or exercise with respect to a number of their FBG Options; assuming such officers and directors do take cash and stock as currently indicated, the Cash Consideration Per Share could vary from $0 to $.55, based on the other assumptions described above.

     The fraction of a share of AmVestors Common Stock payable per share of FBG Class A Common Stock in the Merger will be equal to $5.00 minus the Cash Consideration Per Share, divided by (i) the AmVestors Stock Price if such price is greater than or equal to $10.50 and less than or equal to $13.25, (ii) $10.50 if the AmVestors Stock Price is less than $10.50, or (iii) $13.25 if the AmVestors Stock Price is greater than $13.25. Since the fraction of a share of AmVestors Common Stock to be received as part of the Merger Consideration is fixed if the AmVestors Stock Price is below $10.50 or above $13.25, if such price were less than $10.50, the value of the AmVestors Common Stock to be received by FBG stockholders would decrease and the aggregate value of the Merger Consideration would be less than $5.31 per share of FBG Class A Common Stock and, similarly, if such price were greater than $13.25, the value of the AmVestors Common Stock to be received by FBG stockholders would increase and the aggregate value of the Merger Consideration would be greater than $5.31 per share of FBG Class A Common Stock. Finally, if the AmVestors Stock Price were within such range, the aggregate Merger Consideration would be valued at $5.31 per share of FBG Common Stock as described herein (although the Merger Consideration is valued as so described at a constant $5.31 within such range, the size of the fraction of share of AmVestors Common Stock to be received as part of the Merger Consideration could vary within such range (in order to keep such value constant) by as much as 26%). The "AmVestors Stock Price" will be the average closing price of AmVestors Common Stock during the twenty consecutive trading days ending three trading days prior to the Merger.

     The fraction of an AmVestors Warrant payable per share of FBG Class A Common Stock in the Merger will be valued at $.31 (by application of a Black-Scholes model) on the third trading day prior to the Merger. Each AmVestors Warrant will be exercisable until six years following such date and will have an exercise price equal to 135% of the AmVestors Stock Price. A holder of an AmVestors Warrant can potentially realize value from such warrant either by selling such warrant or by exercising such warrant for AmVestors Common Stock. While the Black-Scholes model is one recognized method of valuing warrants, there can be no assurance that the trading price of an AmVestors Warrant will equal or exceed such valuation and therefore whether a holder will be able to realize the estimated value upon sale of the AmVestors Warrant. In addition, any value realized upon the exercise of an AmVestors Warrant will depend upon the relationship between the price of AmVestors Common Stock at such time and the exercise price of the AmVestors Warrant. If, during the six-year term of the AmVestors Warrant, the price of AmVestors Common Stock does not exceed 135% of the AmVestors Stock Price (as determined three trading days prior to the Merger as described above), no holder of an AmVestors Warrant will be able to realize any value from such warrant upon exercise. (Notwithstanding the foregoing, the receipt of an AmVestors Warrant in the Merger will be taxable to the extent of any gain based upon such warrant's fair market value at the time of the Merger. See "Plan of Merger -- Certain Federal Income Tax Consequences.") For more information regarding the calculation of the Merger Consideration to be received by FBG stockholders in connection with the Merger, see "Plan of Merger -- General Description of the Merger."

     The Merger Agreement provides that it may be terminated by either AmVestors or FBG if the AmVestors Stock Price is less than $9.50 or greater than $14.50. Neither AmVestors nor FBG has any present intention as to whether it would elect to terminate the Merger Agreement in such event. The decision with respect to such election would be made by the respective Boards of Directors of AmVestors and FBG following the determination of the AmVestors Stock Price as described in the preceding paragraph. See "Plan of Merger -- Terms and Conditions of the Proposed Merger -- Termination and Amendment of the Merger Agreement."

     Each holder of an option or warrant exercisable for shares of FBG Common Stock and granted under the option or warrant plans of FBG (an "FBG Option") will be entitled to receive either cash or AmVestors Options depending upon the option or warrant plan under which such FBG Option was granted and the election or request, if applicable, of the holder. Certain other outstanding warrants to purchase FBG Common Stock ("FBG Warrants") will be exercisable for the Merger Consideration following the Merger. See "Plan of Merger -- Terms and Conditions of Proposed Merger -- FBG Options and Warrants."

     The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended, such that no gain or loss would be recognized by FBG stockholders on the exchange of their shares of FBG Common Stock in the Merger except to the extent of cash payments and the fair market value of AmVestors Warrants received. See "Plan of Merger -- Certain Federal Income Tax Consequences."

     AmVestors Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "AMV." FBG Class A Common Stock is traded on the Nasdaq National Market under the symbol "FBGIA." FBG Class B Common Stock is not actively traded. On February 27, 1996, the closing sale prices for AmVestors Common Stock and FBG Class A Common Stock, as reported on the NYSE and Nasdaq National Market, were $11 per share and $5 per share, respectively.

                             AVAILABLE INFORMATION

     AmVestors and FBG are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by each of AmVestors and FBG with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     AmVestors has filed the Registration Statement with the Commission, with respect to the shares of AmVestors Common Stock, AmVestors Warrants and AmVestors Options which may be issued in connection with the transactions described herein. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.

     The AmVestors Common Stock began trading on the NYSE under the symbol "AMV" on November 30, 1994. Prior to that date, the AmVestors Common Stock traded on the Nasdaq National Market under the symbol "AVFC." Reports, proxy statements and other information regarding AmVestors which were filed after November 30, 1994 may be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

     As used in this Joint Proxy Statement/Prospectus, the term "FBG" means Financial Benefit Group, Inc. and its consolidated subsidiaries and the term "AmVestors" means AmVestors Financial Corporation and its consolidated subsidiaries. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to FBG was provided by the management and Board of Directors of FBG. AmVestors assumes no responsibility for the accuracy of such information. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to AmVestors was provided by the management and Board of Directors of AmVestors. FBG assumes no responsibility for the accuracy of such information.

                           INCORPORATION BY REFERENCE

     The following documents filed with the Commission by AmVestors under File No. 0-15330 and by FBG under File No. 0-13816 pursuant to the Exchange Act are incorporated herein by reference:

     (a) AmVestors' Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (filed March 31, 1995); AmVestors' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 (filed May 12, 1995), June 30, 1995 (filed August 11, 1995) and September 30, 1995
         (filed November 14, 1995); AmVestors' Current Report on Form 8-K dated September 22, 1995; AmVestors' Registration Statement on Form 8-A dated February 28, 1996; and the description of the AmVestors Common Stock contained in the registration statement on Form S-3 filed by AmVestors on November 4, 1993.

     (b) FBG's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (filed March 31, 1995); FBG's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 (filed May 13, 1995), June 30, 1995 (filed August 11, 1995) and September 30, 1995 (filed November 14,
         1995); FBG's Current Report on Form 8-K dated June 27, 1994 (filed July 19, 1994); and FBG's Current Report on 8-K dated September 21, 1995.

     All documents filed by AmVestors with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF AMVESTORS COMMON STOCK OR FBG COMMON STOCK, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON AS
FOLLOWS: WITH RESPECT TO AMVESTORS, TO AMVESTORS FINANCIAL CORPORATION, 415 S.W. EIGHTH AVENUE, TOPEKA, KANSAS 66603, ATTENTION: MR. MARK V. HEITZ (TELEPHONE:
(913) 295-4400); AND WITH RESPECT TO FBG, TO FINANCIAL BENEFIT GROUP, INC., 7251 WEST PALMETTO PARK ROAD, BOCA RATON, FLORIDA 33433, ATTENTION: DONNA J. RUBERTONE (TELEPHONE: (407) 394-9400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO THE DATE OF THE SPECIAL MEETINGS.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...............................................................       i
INCORPORATION BY REFERENCE..........................................................      ii
SUMMARY INFORMATION.................................................................       1
  Business of AmVestors.............................................................       1
  Business of FBG...................................................................       1
  The Proposed Merger...............................................................       1
  Accounting Treatment..............................................................       4
  Proposed Amendment of AmVestors Option Plan.......................................       4
  Certain Federal Income Tax Consequences...........................................       4
  AmVestors' Reasons for the Merger.................................................       5
  AmVestors' Recommendation.........................................................       5
  Opinion of AmVestors' Financial Advisor...........................................       6
  The AmVestors Special Meeting.....................................................       6
  FBG's Reasons for the Merger......................................................       7
  FBG's Recommendation..............................................................       7
  Opinion of FBG's Financial Advisor................................................       7
  The FBG Special Meeting...........................................................       7
  Adjournment of the Special Meeting................................................       8
  Management and Operations After the Merger........................................       8
  Financing for the Merger..........................................................       8
  Interests of Certain Persons in the Merger........................................       9
  Regulatory Filings and Approvals..................................................       9
  Dissenters' Rights................................................................       9
  Comparison of Stockholder Rights..................................................       9
  Market Prices.....................................................................      10
  Comparative Per Share Data........................................................      10
  Selected Pro Forma Financial Data.................................................      12
  Summary Selected Financial Data...................................................      12
     AmVestors......................................................................      12
     FBG............................................................................      13
  Recent Developments...............................................................      15
     AmVestors......................................................................      15
     FBG............................................................................      16
RISK FACTORS........................................................................      17
  Competition.......................................................................      17
  Interests of Certain Persons in the Merger........................................      17
  A.M. Best Company Ratings.........................................................      17
  Increase in Surrenders............................................................      18
  Lack of Product Diversification...................................................      18
  Federal Income Tax Law............................................................      18
  Holding Company Structure; Dividend Restrictions..................................      19
  Insurance Regulation..............................................................      19
  Investment Performance; Effects of Changes in Interest Rates; Non-Investment Grade
     Holdings.......................................................................      19
  Future Liquidity..................................................................      20
  Dependence upon Key Personnel.....................................................      20
  Anti-Takeover Provisions..........................................................      20
PLAN OF MERGER......................................................................      21
  General Description of the Merger.................................................      21
  Background of the Merger..........................................................      23
  Reasons for the Merger; Board Recommendations.....................................      27
     AmVestors' Reasons for the Merger..............................................      27
     Recommendation of AmVestors' Board of Directors................................      27
     FBG's Reasons for the Merger...................................................      27
     Recommendation of FBG's Board of Directors.....................................      29
  Projections.......................................................................      29
  Opinions of Financial Advisors....................................................      30
     AmVestors......................................................................      30

  Pro Forma Merger Analyses.........................................................      32
       Analyses Relating to FBG.....................................................      34
          Comparable Company Analysis...............................................      34
          Comparable Transaction Analysis...........................................      35
          Discounted Share Price Analysis...........................................      36
          Discounted Cash Flow Analysis.............................................      36
       Analyses Relating to AmVestors...............................................      36
          Comparable Company Analysis...............................................      36
          Discounted Share Price Analysis...........................................      37
          Discounted Cash Flow Analysis.............................................      37
       Stock Trading History of AmVestors and FBG...................................      38
     FBG............................................................................      38
       Transaction Analysis.........................................................      39
       Analysis of Certain Publicly Traded Companies................................      41
       Stock Trading History........................................................      42
       Pro Forma Merger Analysis....................................................      42
       Contribution Analysis........................................................      43
       Discounted Cash Flow Analysis................................................      43
  Management and Operations After the Merger........................................      44
     Director Nominees..............................................................      45
     Employment Agreements..........................................................      45
  Financing for the Merger..........................................................      46
  Terms and Conditions of the Proposed Merger.......................................      46
     Conditions of the Merger.......................................................      46
     Mutual Conditions..............................................................      46
     FBG's Conditions...............................................................      47
     AmVestors' Conditions..........................................................      47
     Certain Covenants..............................................................      47
     Conduct of Business Prior to Merger............................................      48
     Agreement Not To Solicit Other Offers..........................................      49
     Confidentiality................................................................      49
     Other Covenants................................................................      49
     Termination and Amendment of the Merger Agreement..............................      49
     Closing Date...................................................................      51
     Expenses.......................................................................      51
     FBG Options and Warrants.......................................................      51
  Interests of Certain Persons in the Merger........................................      52
     FBG Options....................................................................      52
     Indemnification of Officers and Directors......................................      53
     Officers' and Directors' Liability Insurance...................................      53
     Employment Arrangements........................................................      53
     Other..........................................................................      53
  Surrender of Stock Certificates and Receipt of Merger Consideration...............      53
  Fractional Shares.................................................................      54
  Certain Regulatory Filings and Approvals..........................................      54
  Accounting Treatment..............................................................      55
  Public Trading Market.............................................................      55
  Status Under Federal Securities Laws..............................................      55
  Certain Federal Income Tax Consequences...........................................      56
     Qualification as a Reorganization..............................................      57
     Exchange of FBG Class A Common Stock for the Merger Consideration..............      57
     Cash Received in Lieu of Fractional Shares of AmVestors Common Stock...........      58
     Avoiding Dividend Treatment Under Sections 302 and 356 of the Code.............      58
     FBG Option Holders.............................................................      59
     FBG Warrant Holders............................................................      59
     Backup Withholding.............................................................      60
THE AMVESTORS SPECIAL MEETING.......................................................      60
  General...........................................................................      60
  Date, Time and Place..............................................................      61
  Record Date; Vote Required........................................................      61

  Voting and Revocation of Proxies..................................................      62
  Solicitation of Proxies...........................................................      62
  Adjournment of the AmVestors Special Meeting......................................      63
THE FBG SPECIAL MEETING.............................................................      63
  General...........................................................................      63
  Date, Time and Place..............................................................      63
  Record Date; Vote Required........................................................      63
  Voting and Revocation of Proxies..................................................      64
  Solicitation of Proxies...........................................................      65
  Adjournment of the FBG Special Meeting............................................      65
DISSENTERS' RIGHTS..................................................................      65
INFORMATION REGARDING AMVESTORS.....................................................      68
  Business of AmVestors.............................................................      68
  Security Ownership of Certain Beneficial Owners and Management....................      69
     Principal Holders of Voting Securities.........................................      69
     Security Ownership of Management...............................................      69
  Executive Compensation............................................................      70
     Compensation of Directors......................................................      70
     Executive Compensation.........................................................      70
     Option Grants in Last Fiscal Year..............................................      71
     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values.......      71
     Compensation Committee Interlocks and Insider Participation....................      72
     Employment Agreements..........................................................      72
SELECTED HISTORICAL FINANCIAL INFORMATION OF AMVESTORS..............................      73
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF AMVESTORS...........................................................      76
  General...........................................................................      76
     Margin Analysis................................................................      77
  Results of Operations.............................................................      79
     Nine Months Ended September 30, 1995, and 1994.................................      79
     Years Ended December 31, 1994, 1993 and 1992...................................      80
  Liquidity and Capital Resources...................................................      82
  Reinsurance.......................................................................      83
  Effect of Inflation and Changes in Interest Rates.................................      84
  New Accounting Standards..........................................................      84
DESCRIPTION OF AMVESTORS CAPITAL STOCK..............................................      85
  AmVestors Common Stock............................................................      85
  AmVestors Warrants................................................................      85
  Anti-Takeover Provisions..........................................................      86
     Classification of the AmVestors Board..........................................      86
     Two-Thirds Majority Vote for Certain Corporate Actions.........................      86
     Effect of Issuance of Preferred Stock..........................................      87
     Amendment of Charter...........................................................      87
  Limitation on Liability of Directors..............................................      87
  Transfer Agent....................................................................      87
INFORMATION REGARDING FBG...........................................................      87
  Business of FBG...................................................................      87
     Financial Benefit Life.........................................................      88
     Annuity International Marketing Corporation....................................      88
     The Insurancemart, Inc. .......................................................      89
SELECTED HISTORICAL FINANCIAL INFORMATION OF FBG....................................      90
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF FBG.................................................................      92
  General...........................................................................      92
     Margin Analysis................................................................      93
  Results of Operations.............................................................      94
     Nine Months Ended September 30, 1995 and 1994..................................      94
     Years Ended December 31, 1994, 1993 and 1992...................................      95

  Liquidity and Capital Resources...................................................      98
  New Accounting Standards..........................................................      99
PRO FORMA COMBINED FINANCIAL INFORMATION............................................     100
REGULATION..........................................................................     107
  Insurance Holding Company Regulations; Restrictions on Dividends and
     Distributions..................................................................     107
  NAIC Regulatory Changes...........................................................     108
  Risk-Based Capital Requirements...................................................     108
  Assessments Against Insurers......................................................     109
  Federal Regulations...............................................................     109
COMPARATIVE RIGHTS OF STOCKHOLDERS..................................................     110
  Election of Directors.............................................................     110
  Removal of Directors..............................................................     110
  Amendments to Charter.............................................................     111
  Amendments to Bylaws..............................................................     111
  Special Meetings of Stockholders..................................................     111
  Vote on Extraordinary Corporate Transactions......................................     111
  Dividends.........................................................................     112
  Appraisal Rights of Dissenting Stockholders.......................................     112
  Indemnification and Limitation of Liability of Directors and Officers.............     113
  Preemptive Rights.................................................................     114
  Business Combination Restrictions.................................................     115
AMENDMENT OF THE 1989 AMVESTORS FINANCIAL CORPORATION
  NON-QUALIFIED STOCK OPTION PLAN...................................................     117
  Proposed Amendment of AmVestors Option Plan.......................................     117
  Vote Required to Approve the Amendment to the AmVestors Option Plan...............     117
  Description of the AmVestors Option Plan..........................................     117
     General........................................................................     117
     Eligibility, Grants of Nonqualified Options....................................     118
     Price..........................................................................     118
     Exercise of Options............................................................     118
     Nontransferability.............................................................     118
     Dilution, Amendment, and Termination of Plan...................................     118
     Termination of Options.........................................................     119
     Resales of AmVestors Common Stock by Participants..............................     119
LEGAL MATTERS.......................................................................     119
EXPERTS.............................................................................     120
INDEX TO FINANCIAL STATEMENTS.......................................................     F-1
APPENDIX I -- Merger Agreement, as amended..........................................     I-1
APPENDIX II -- Opinion of Furman Selz Incorporated..................................    II-1
APPENDIX III -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation......   III-1
APPENDIX IV -- Section 262 of the Delaware General Corporation Law..................    IV-1
APPENDIX V -- Warrant Agreement.....................................................     V-1
APPENDIX VI -- Amendment to AmVestors Option Plan...................................    VI-1
APPENDIX VII -- Restated AmVestors Financial Corporation 1989 Nonqualified Stock
  Option Plan.......................................................................   VII-1

                              SUMMARY INFORMATION

     The following is a summary of certain important terms of the proposed Merger and related information discussed elsewhere in this Joint Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information included in this Joint Proxy Statement/Prospectus and the appendices hereto, including, but not limited to, the Agreement and Plan of Merger set forth as Appendix I hereto. Special meetings (the "Special Meetings") of the respective stockholders of AmVestors and FBG have been called for April 8, 1996, for the purpose of voting on proposals to approve the Agreement and Plan of Merger dated September 8, 1995, as amended (the "Merger Agreement") by and among AmVestors, Acquisition Subsidiary and FBG, and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meetings (including an adjournment of such Special Meetings) or any adjournments or postponements thereof. AmVestors stockholders will also be asked to consider and vote upon a proposal to amend the AmVestors Option Plan. See "The AmVestors Special Meeting" and "The FBG Special Meeting." Stockholders of each of AmVestors and FBG are urged to read this Joint Proxy Statement/Prospectus and the appendices hereto in their entirety and to consider carefully the information set forth under the heading "Risk Factors."

BUSINESS OF AMVESTORS

     AmVestors, through its subsidiary American Investors Life Insurance Company, Inc. ("American"), specializes in the sale of annuity products throughout the United States. AmVestors focuses on the sale of deferred annuity products, which accounted for 97% of all premiums received by it in 1994 and 95% of all premiums received by it during the first nine months of 1995. AmVestors designs its products and directs its marketing efforts towards the savings and retirement market.

     AmVestors' principal executive offices are located at 415 S.W. Eighth Avenue, Topeka, Kansas 66603 and its telephone number is (913) 295-4400. See "Information Regarding AmVestors."

BUSINESS OF FBG

     FBG is a holding company specializing, through its subsidiaries, in the annuity market. FBG has three principal subsidiaries, Financial Benefit Life Insurance Company ("Financial Benefit Life"), Annuity International Marketing Corporation ("AIMCOR") and The Insurancemart, Inc. ("TIM"). Financial Benefit Life underwrites and issues annuity products, with deferred annuity products accounting for 95% of all premiums received by it in 1994 and 96% of all premiums received by it during the first nine months of 1995. AIMCOR designs, develops and distributes annuity products for Financial Benefit Life and other unaffiliated insurance companies and TIM acts as an annuity wholesaler for Financial Benefit Life, American and other unaffiliated insurance companies.

     FBG's principal executive offices are located at 7251 West Palmetto Park Road, Boca Raton, Florida 33433 and its telephone number is (407) 394-9400. See "Information Regarding FBG."

THE PROPOSED MERGER

     Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement described below, FBG will merge with and into Acquisition Subsidiary, a wholly owned subsidiary of AmVestors. Upon consummation of the Merger, FBG's corporate existence will terminate and Acquisition Subsidiary will continue as the surviving corporation (the "Surviving Corporation"), wholly owned by AmVestors.

     Prior to the conversion of the FBG Class A Common Stock into the Merger Consideration as described below, each share of FBG Class B Common Stock will be converted into 1.35 shares of FBG Class A Common Stock in accordance with FBG's Restated Certificate of Incorporation. It will not be necessary for a holder of FBG Class B Common Stock to exchange the certificate representing such shares for a certificate representing FBG Class A Common Stock in order the receive the Merger Consideration.

     Upon consummation of the Merger, each share of FBG Class A Common Stock outstanding immediately prior to the Merger (other than Dissenting Shares and shares held by AmVestors) will be converted into the right to receive a combination of (i) cash, (ii) a fraction of a share of AmVestors Common Stock, and (iii) a fraction of an AmVestors Warrant, valued in the aggregate at $5.31 per share as described herein if the AmVestors Stock Price is greater than or equal to $10.50 and less than or equal to $13.25 (with the fraction of a share of AmVestors Common Stock being fixed (and therefore the aggregate value of the Merger Consideration increasing or decreasing) as described below if the AmVestors Stock Price is outside of such range).

     The Cash Consideration Per Share to be received for each share of FBG Class A Common Stock outstanding immediately prior to the Merger will be equal to $10 million, less amounts paid by AmVestors to holders of FBG Options (as described below) and an amount equal to $5.31 multiplied by the number of Dissenting Shares, divided by the number of shares of FBG Class A Common Stock outstanding immediately prior to the Merger less the number of Dissenting Shares. The Cash Consideration Per Share could theoretically vary from $0 to $1.18. If all outstanding FBG Options are exchanged for cash (as described herein), all FBG Warrants which are not eligible to be exchanged for cash are exercised prior to the Merger, and at least 5.3% of the outstanding shares of FBG Common Stock are Dissenting Shares, then the Cash Consideration Per Share will equal $0. If no FBG Options are exchanged for cash (with 150,000 of such FBG Options being converted into options for AmVestors Common Stock (the maximum allowable pursuant to the terms of the Merger Agreement), with the remainder being exercised for FBG Common Stock), all FBG Warrants which are not eligible to be exchanged for cash are not exercised prior to the Merger, and there are no Dissenting Shares, then the Cash Consideration Per Share will equal $1.18. Certain officers and directors have indicated to FBG their current intention to take cash and/or exercise with respect to a number of their FBG Options; assuming such officers and directors do take cash and stock as currently indicated, the Cash Consideration Per Share could vary from $0 to $.55, based on the other assumptions described above.

     The fraction of a share of AmVestors Common Stock payable per share of FBG Class A Common Stock in the Merger will be equal to $5.00 minus the Cash Consideration Per Share, divided by (i) the AmVestors Stock Price if such price is greater than or equal to $10.50 and less than or equal to $13.25, (ii) $10.50 if the AmVestors Stock Price is less than $10.50, or (iii) $13.25 if the AmVestors Stock Price is greater than $13.25. Since the fraction of a share of AmVestors Common Stock to be received as part of the Merger Consideration is fixed if the AmVestors Stock Price is below $10.50 or above $13.25, if such price were less than $10.50, the value of the AmVestors Common Stock to be received by FBG stockholders would decrease and the aggregate value of the Merger Consideration would be less than $5.31 per share of FBG Class A Common Stock and, similarly, if such price were greater than $13.25, the value of the AmVestors Common Stock to be received by FBG stockholders would increase and the aggregate value of the Merger Consideration would be greater than $5.31 per share of FBG Class A Common Stock. Finally, if the AmVestors Stock Price were within such range, the aggregate Merger Consideration would be valued at $5.31 per share of FBG Common Stock as described herein (although the Merger Consideration is valued as so described at a constant $5.31 within such range, the size of the fraction of a share of AmVestors Common Stock to be received as part of the Merger Consideration could vary within such range (in order to keep such value constant) by as much as 26%). The "AmVestors Stock Price" will be the average closing price of AmVestors Common Stock during the twenty consecutive trading days ending three trading days prior to the Merger.

     The fraction of an AmVestors Warrant payable per share of FBG Class A Common Stock in the Merger will be valued at $.31 (by application of a Black-Scholes model) on the third trading day prior to the Merger. Each AmVestors Warrant will be exercisable until six years after such date and have an exercise price equal to 135% of the AmVestors Stock Price. A holder of an AmVestors Warrant can potentially realize value from such warrant, either by selling such warrant or by exercising such warrant for AmVestors Common Stock. While the Black-Scholes model is one recognized method of valuing warrants, there can be no assurance that the trading price of an AmVestors Warrant will equal or exceed such valuation and therefore whether a holder will be able to realize the estimated value upon sale of the AmVestors Warrant. In addition, any value realized upon the exercise of an AmVestors Warrant will depend upon the relationship between the price of AmVestors Common Stock at such time and the exercise price of the AmVestors Warrant. If, during the six-year term of the AmVestors Warrant, the price of AmVestors Common Stock does not exceed 135% of the AmVestors Stock Price (as determined three trading days prior to the Merger as described above), no holder of an AmVestors Warrant will be able to realize any value from such warrant upon exercise. (Notwithstanding the foregoing, the receipt of an AmVestors Warrant in the Merger will be taxable to the extent of any gain based upon such warrant's fair market value at the time of the Merger. See "Plan of Merger -- Certain Federal Income Tax Consequences.") See "Plan of Merger -- General Description of Merger" and "Description of AmVestors Capital Stock -- AmVestors Warrants."

     No fractional shares of AmVestors Common Stock or fractional AmVestors Warrants will be issued; instead, FBG stockholders who would otherwise be entitled to fractional shares of AmVestors Common Stock or fractional AmVestors Warrants will receive cash in lieu thereof. See "Plan of Merger -- General Description of the Merger" and "-- Fractional Shares."

     The Merger Agreement provides that it may be terminated by either AmVestors or FBG if the AmVestors Stock Price is less than $9.50 or greater than $14.50. Neither AmVestors nor FBG has any present intention as to whether it would elect to terminate the Merger Agreement in such event. The decision with respect to such election would be made by the respective Boards of Directors of AmVestors and FBG following the determination of the AmVestors Stock Price as described in the preceding paragraph. See "Plan of Merger -- Terms and Conditions of the Proposed Merger -- Termination and Amendment of the Merger Agreement."

     Each holder of an FBG Option will be entitled to receive either cash or options exercisable for AmVestors Common Stock depending upon the incentive plan under which such FBG Option was granted and the election or request, if applicable, of the holder. Pursuant to the terms of the Merger Agreement, no more than 150,000 shares of AmVestors Common Stock will be subject to AmVestors Options granted to former FBG Option holders (in addition to 125,000 options to be issued pursuant to certain employment agreements to be entered into by AmVestors with certain executive officers of FBG in connection with the Merger). The FBG Warrants will be exercisable for the Merger Consideration after the Merger. See "Plan of Merger -- Management and Operations After the Merger -- Employment Agreements" and "Plan of Merger -- FBG Options and Warrants."

     Based on the capitalization of AmVestors and FBG as of September 30, 1995, the stockholders and option holders of FBG immediately prior to the consummation of the Merger will own securities representing from approximately 19.7% to 24.3% of the outstanding AmVestors Common Stock on a fully diluted basis following consummation of the Merger, assuming, alternatively, that (i) the AmVestors Stock Price is $13.25, that each holder of an FBG Option receives cash rather than an AmVestors Option in exchange for such option, and the holders of FBG Warrants do not exercise any such warrants prior to the Merger, or (ii) the AmVestors Stock Price is $10.50 and that each holder of FBG Options and FBG Warrants exercise all such options or warrants prior to the Merger.

     The Merger Agreement provides that the consummation of the Merger is subject to certain terms and conditions, including: (i) receipt of approval of the Merger by the stockholders of AmVestors and FBG and the approval by the stockholders of AmVestors of the amendments to the AmVestors Option Plan; (ii) receipt of the written opinions of AmVestors' and FBG's respective counsel that, among other things, the receipt of AmVestors Common Stock in the Merger will not be taxable to the FBG stockholders; (iii) receipt of an unqualified opinion of independent actuarial firms that the reserves and assets held by FBG and AmVestors in their respective insurance subsidiaries are adequate and sufficient; (iv) receipt of all material consents or approvals of regulatory agencies or governmental agencies or bodies required in connection with the Merger; and (v) satisfaction of other conditions customary to transactions of this nature. These terms and conditions may be waived by the parties. Neither AmVestors nor FBG has any present intention to waive or modify any of the material conditions to the consummation of the Merger. In the event that a material condition to the consummation of the Merger Agreement is waived after the date of the Special Meetings, the party that waived such condition will hold a second special meeting of stockholders, with an amended Joint Proxy Statement/Prospectus, in order to resolicit approval of the Merger Agreement. The Merger will become effective at the time of the filing, after satisfaction or waiver of all of the conditions to the Merger, of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time"). The date on which the Effective Time occurs is referred to herein as the "Closing Date." See "Plan of Merger -- Terms and Conditions of the Proposed Merger -- Conditions of the Merger."

     Pursuant to the Merger Agreement, subject to the fiduciary duties of FBG's directors under applicable law as advised by counsel to FBG, FBG has agreed not to, nor to permit its officers, directors and other representatives to, directly or indirectly initiate, solicit, facilitate, assist or encourage any inquiry or proposal of, or provide any information or assistance to, any third party concerning (i) any liquidation, dissolution, recapitalization, merger or consolidation of FBG; (ii) the sale of a significant amount of assets of FBG or its subsidiaries outside the ordinary course of business; (iii) the purchase or sale of shares of capital stock of FBG or its subsidiaries; or (iv) any similar actions or transactions involving FBG or its subsidiaries other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement may be amended at any time prior to the Effective Time by the mutual written consent of the parties. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or, unilaterally by either party, (i) if the Effective Time has not occurred on or before April 8, 1996, (ii) if the AmVestors Stock Price is less than $9.50 or greater than $14.50, or (iii) in certain other circumstances. Termination by AmVestors or FBG under certain circumstances will require the terminating party to make a $250,000 payment to the other party as liquidated damages. Alternatively, if the Merger is not consummated after the occurrence of certain "triggering events," FBG may be required to pay a $1.0 million fee to AmVestors. See "Plan of Merger -- Terms and Conditions of the Proposed Merger -- Termination and Amendment of the Merger Agreement." In the event that the Merger Agreement is materially amended after the date of the Special Meetings, each of the Companies will hold a second special meeting of stockholders, with an amended Joint Proxy Statement/Prospectus, in order to solicit approval of the Merger Agreement as so amended.

ACCOUNTING TREATMENT

     AmVestors intends to account for the Merger using the purchase method. Accordingly, the aggregate Merger Consideration will be allocated to the assets and liabilities of FBG based on their estimated fair value. Any excess of cost over the fair value of net assets of FBG acquired, as of the Effective Time, will be recorded as goodwill and amortized over a period of time not to exceed 40 years. See "Plan of Merger -- Accounting Treatment."

PROPOSED AMENDMENT OF AMVESTORS OPTION PLAN

     The AmVestors Option Plan will be amended to increase the shares of AmVestors Common Stock that may be subject to AmVestors Options granted thereunder by 275,000 shares and to provide that in the event AmVestors enters into a transaction with another company which results in such company being a direct or indirect subsidiary of AmVestors, the AmVestors Board may grant, in substitution of options to purchase shares of such other company, or one of its affiliates, options to purchase AmVestors Common Stock upon such terms and conditions as the Board may determine. Such amendment will permit the granting of AmVestors Options in substitution for FBG Options as described herein and to those certain executive officers of FBG who will be employed by AmVestors after the consummation of the Merger. See "Plan of Merger -- FBG Options and Warrants" and "-- Management and Operations After the Merger -- Employment Agreements." Consummation of the Merger is a condition precedent to the effectiveness of the amendment to the AmVestors Option Plan. See "Amendment of the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Although no ruling will be requested from the Internal Revenue Service ("IRS") regarding the tax consequences of the Merger, FBG and AmVestors have received opinions from their respective legal counsel to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement and as described in this Joint Proxy Statement/Prospectus, for federal income tax purposes, the Merger should constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Such opinions are based upon customary representations and assumptions made to each such legal counsel by FBG and AmVestors with respect to certain factual matters required to qualify the Merger as a reorganization under the Code. It should be noted that an opinion of counsel is not binding upon the IRS. Thus, no assurance can be given that the IRS will not successfully challenge the conclusions set forth therein. Because the Merger is expected to qualify as a reorganization, holders of FBG Common Stock who exchange such stock for the Merger Consideration should recognize gain, if any, up to the sum of the amount of cash and the fair market value of the AmVestors Warrants received in the Merger. Except as otherwise described herein, no loss should be recognized as a result of the Merger. The cash and the fair market value of the AmVestors Warrants received in the exchange will be treated as having been received as a distribution in redemption of AmVestors Common Stock. This should result in a capital gain provided the exchange does not have the effect of the distribution of a dividend and the stockholder exchanging the FBG Common Stock held such shares as a capital asset at the time of the exchange. The capital gain will be a long-term capital gain if such stockholder held such shares for a period greater than one year as of the Effective Time of the Merger. Although the exchange will usually result in a capital gain, if the exchange has the effect of distribution of a dividend, then the amount of gain recognized that is not in excess of the stockholder's ratable share of undistributed earnings and profits of FBG will be treated as a dividend.

     Because the Merger is expected to qualify as a reorganization, the tax basis of the AmVestors Common Stock received by a holder of FBG Common Stock should be equal to the tax basis of the shares of FBG Common Stock surrendered in exchange therefor, decreased by the amount of cash and the fair market value of the AmVestors Warrants received and increased by the amount of gain, if any, recognized to the FBG stockholder on the exchange (including any portion of such gain that is treated as a dividend). When determining whether any gain or loss on the disposition of the AmVestors Common Stock received as a result of the Merger shall be long-term or short-term, the holding period of the shares of AmVestors Common Stock received by the stockholders of FBG pursuant to the Merger would include the holding period of the FBG Common Stock exchanged therefor, provided the FBG Common Stock shares were held by such stockholder as capital assets on the date of the Merger.

     A holder of FBG Options who receives the Option Cash Consideration (as defined in "Plan of Merger -- FBG Options and Warrants") in exchange for such options will be taxable at ordinary income rates on the amount of cash received. A holder of FBG Warrants who does not exercise such warrants prior to the Merger may recognize taxable gain in connection with the Merger to the extent the fair market value of the Merger Consideration that would be received by such holder upon the exercise of such FBG Warrants exceeds the tax basis of the FBG Warrants.

     The adoption of the proposed amendment to the AmVestors Option Plan will not result in the recognition of taxable income to any holder of AmVestors Options.

     For additional information regarding the federal income tax consequences of the Merger, see "Plan of Merger -- Certain Federal Income Tax Consequences."

     HOLDERS OF FBG COMMON STOCK, FBG OPTIONS OR FBG WARRANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER INCLUDING THE EFFECT OF ANY STATE, LOCAL, AND FOREIGN LAWS.

AMVESTORS' REASONS FOR THE MERGER

     The AmVestors Board believes the Merger fulfills part of AmVestors' objective of growth through acquisition. In particular, the AmVestors Board believes that there are several potential benefits of the transaction, including: (i) acquisition of a block of in-force annuity contracts; (ii) enhanced marketing capability through additional producing agency relationships;
(iii) additional sources of revenue from AIMCOR's and TIM's relationships with unaffiliated life insurance companies; and (iv) economies of scale through consolidation of administrative and operating functions. See "Plan of Merger -- Reasons for the Merger; Board Recommendations."

AMVESTORS' RECOMMENDATION

     The directors of AmVestors unanimously approved the terms of the Merger Agreement and the transactions contemplated thereby and believe the Merger is in the best interests of its stockholders. THE AMVESTORS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF AMVESTORS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER

AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE
ISSUANCE OF AMVESTORS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND "FOR" THE PROPOSAL TO AMEND THE AMVESTORS OPTION PLAN. For a discussion of the factors considered by the directors of AmVestors in reaching their decision, see "Plan of Merger -- Reasons for the Merger; Board Recommendations."

OPINION OF AMVESTORS' FINANCIAL ADVISOR

     On the date of this Joint Proxy/Prospectus, Furman Selz Incorporated ("Furman Selz"), financial advisor to AmVestors, rendered its written opinion to the Board of Directors of AmVestors to the effect that, based upon the facts and circumstances as they existed at that time and subject to the various assumptions and other considerations set forth in such opinion, as of the date of this Joint Proxy/Prospectus, the Merger was fair from a financial point of view to the stockholders of AmVestors. A copy of Furman Selz's opinion is attached as Appendix II to this Joint Proxy Statement/Prospectus and stockholders of AmVestors are urged to read the opinion in its entirety. See "Plan of Merger -- Opinions of Financial Advisors -- AmVestors."

THE AMVESTORS SPECIAL MEETING

     The AmVestors Special Meeting will be held on April 8, 1996 at 9:00 a.m., local time, at the Doubletree Hotel, (near Kansas City International Airport) 8801 N.W. 112th Street, Kansas City, Missouri 64153. At such meeting, AmVestors stockholders will be asked to (i) approve the Merger Agreement and the transactions contemplated thereby, including the issuance of AmVestors Common Stock in connection with the Merger, (ii) approve the proposal to amend the AmVestors Option Plan and (iii) vote upon such other business as may properly come before the AmVestors Special Meeting (including, without limitation, adjournment of the AmVestors Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement) or any adjournments or postponements thereof. See also "Amendment of the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan" for a discussion of the proposal to amend the AmVestors Option Plan. The Board of Directors of AmVestors knows of no business that will be presented for consideration at the AmVestors Special Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

     Only the holders of record of AmVestors Common Stock as of the close of business on March 5, 1996 (the "AmVestors Record Date") are entitled to notice of and to vote at the AmVestors Special Meeting. At the close of business on the AmVestors Record Date, there were 10,154,995 shares of AmVestors Common Stock outstanding.

     Holders of record of AmVestors Common Stock as of the close of business on the AmVestors Record Date are entitled to one vote per share on any matter voted on at the AmVestors Special Meeting. The affirmative vote of the holders of at least a majority of the total votes cast by the holders of the AmVestors Common Stock is required to approve the Merger Agreement and the transactions contemplated thereby and to approve the amendment to the AmVestors Option Plan.

     The presence, either in person or by proxy, of the holders of a majority of the votes entitled to be cast on the matters to be acted upon as of the AmVestors Record Date is necessary to constitute a quorum at the AmVestors Special Meeting. Broker non-votes, abstentions and withheld authority votes all count for the purpose of determining a quorum at the AmVestors Special Meeting. Shares as to which a stockholder abstains are considered shares entitled to vote at the AmVestors Special Meeting and are included in determining whether the proposals presented at the meeting are approved (i.e., an abstention would have the effect of a vote against the Merger Agreement and the transactions contemplated thereby, against the amendment of the AmVestors Option Plan, and against such other business as may have properly come before the AmVestors Special Meeting (including adjournment of such AmVestors Special Meeting) or any adjournments or postponements thereof). On the other hand, broker non-votes are not considered shares entitled to vote at the AmVestors Special Meeting and are not included in determining whether the proposals presented at the meeting are approved (i.e., a broker non-vote would have no effect on the outcome of a vote on the approval of the Merger Agreement and the transactions contemplated thereby, the amendment of the

AmVestors Option Plan and such other business as may have properly come before the AmVestors Special Meeting (including adjournment of such AmVestors Special Meeting) or any adjournments or postponements thereof).

     As of the AmVestors Record Date, directors and executive officers of AmVestors and their affiliates (as a group) were entitled to vote 221,158 shares of AmVestors Common Stock, or approximately 2.2% of the outstanding votes entitled to be cast at the AmVestors Special Meeting. All such persons have indicated their intention to vote their shares of AmVestors Common Stock for the approval of the Merger Agreement and the transactions contemplated thereby and in favor of the amendment to the AmVestors Option Plan.

FBG'S REASONS FOR THE MERGER

     The FBG Board has determined that a business combination to increase stockholder value and stock liquidity and to enhance FBG's growth opportunities would be in the best interest of the FBG stockholders. In reaching its decision to adopt and approve the Merger Agreement, the FBG Board considered many factors (including, without limitation, presentations made by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and FBG management, historical financial information regarding AmVestors, and the historical performance of the AmVestors Common Stock) and determined that consummation of the Merger was the alternative most likely to increase stockholder value and liquidity of shareholdings and to enhance growth opportunities. See "Plan of Merger -- Reasons for the Merger; Board Recommendations."

FBG'S RECOMMENDATION

     At the meetings of FBG's Board of Directors held to consider the Merger, the directors of FBG carefully considered and approved the terms of the Merger Agreement and the transactions contemplated thereby as being fair and in the best interests of FBG's stockholders. THE FBG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FBG VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. For a discussion of the factors considered by the directors of FBG in reaching their decision, see "Plan of Merger -- Reasons for the Merger; Board Recommendations."

OPINION OF FBG'S FINANCIAL ADVISOR

     On September 8, 1995, DLJ, financial advisor to FBG, rendered its written opinion to the Board of Directors of FBG that, on and as of the date of such opinion, based upon the procedures and subject to the assumptions described in such opinion, the consideration to be received by the holders of FBG Common Stock in the Merger is fair, from a financial point of view, to such holders. On February 26, 1996, DLJ reconfirmed its opinion based upon facts known to them on that date. A copy of DLJ's February 26, 1996 opinion is attached as Appendix III to this Joint Proxy Statement/Prospectus, and holders of FBG Common Stock are urged to read the opinion in its entirety. See "Plan of Merger -- Opinion of Financial Advisor -- FBG."

THE FBG SPECIAL MEETING

     The FBG Special Meeting will be held on April 8, 1996, at 10:00 a.m., local time, at the Radisson Suite Hotel, 7920 Glades Road, Boca Raton, Florida 33434. At such meeting, FBG stockholders will be asked to approve the Merger Agreement and the transactions contemplated thereby. The FBG Board knows of no business that will be presented for consideration at the FBG Special Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

     Only the holders of record of FBG Common Stock as of the close of business on March 5, 1996 (the "FBG Record Date") are entitled to notice of and to vote at the FBG Special Meeting. At the close of business on the FBG Record Date, there were 6,922,862 shares of FBG Common Stock outstanding and entitled to vote at the FBG Special Meeting. Each share of FBG Common Stock will entitle the holder to one vote at the FBG Special Meeting. The shares of FBG Class A Common Stock and FBG Class B Common Stock will vote together as a class. The affirmative vote of at least a majority of the outstanding shares of FBG Common Stock is required to approve the Merger Agreement and the transactions contemplated thereby and to vote upon such other business as may properly come before the FBG Special Meeting (including without limitation, adjournment of such FBG Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement) or any adjournments or postponements thereof.

     The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of FBG Common Stock as of the FBG Record Date is necessary to constitute a quorum at the FBG Special Meeting. The shares represented by proxies marked "abstain" will be counted toward the requirements for a quorum. Abstentions, however, will not constitute a vote "for" or "against" approval of the proposals presented at the FBG Special Meeting and thus have the practical effect of voting against the Merger Agreement and the transactions contemplated thereby as well as against such other business as may properly come before the FBG Special Meeting (including adjournment of such FBG Special Meeting) or any adjournment or postponement thereof. Shares of FBG Common Stock referred to as "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     As of the FBG Record Date, directors and executive officers of FBG and their affiliates (as a group) were entitled to vote 1,557,726 shares of FBG Common Stock, or approximately 22.5% of the outstanding shares entitled to vote at the FBG Special Meeting. All such persons, have indicated their intention to vote their shares for the approval of the Merger Agreement and the transactions contemplated thereby at the FBG Special Meeting.

ADJOURNMENT OF THE SPECIAL MEETINGS

     A vote (i) in person by a stockholder for adjournment of the relevant Special Meeting, or (ii) for the last proposal on the proxy card of AmVestors and FBG, respectively, authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to such other business as may properly come before the relevant Special Meeting, which would allow such named proxies in their discretion to vote to adjourn the relevant Special Meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement. Consequently, it is not likely to be in the interest of stockholders who intend to vote against the Merger Agreement to vote in person to adjourn the Special Meeting or to vote for the last proposal on the proxy card.

     The Boards of Directors of both AmVestors and FBG unanimously recommend that their respective stockholders vote in person in favor of any adjournment of the relevant Special Meeting so suggested by such Boards in order to solicit additional votes in order to obtain a quorum or to obtain more votes in favor of the Merger Agreement, or in favor of the last proposal on its respective proxy card.

     See "The AmVestors Special Meeting -- Record Date; Vote Required" and "The FBG Special Meeting -- Record Date; Vote Required" for the effect of abstentions and broker non-votes with respect to a vote on a proposal to adjourn either Special Meeting and on such other proposals.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     After the Merger, the Surviving Corporation will operate as a subsidiary of AmVestors. Following the Merger, the AmVestors Board will consist of the current directors of AmVestors and the three persons chosen by AmVestors from a group of nominees for director to be submitted by FBG immediately prior to the Closing Date (the "Nominees"). See "Plan of Merger -- Management and Operations after the Merger."

FINANCING FOR THE MERGER

     AmVestors has obtained a commitment from The First National Bank of Chicago ("First Chicago") for a revolving credit facility of up to $35 million (the "Credit Facility"). AmVestors intends to draw on the Credit Facility (i) to finance the cash portion of the Merger Consideration, cash payments required to be made in lieu of fractional shares and cash payments to dissenting FBG stockholders and certain FBG Option holders in connection with the Merger and for the expenses of consummating the Merger and the transactions contemplated thereby; (ii) to refinance any existing indebtedness of FBG and AmVestors; and (iii) for general corporate purposes. See "Plan of Merger -- Financing for the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of FBG's Board of Directors with respect to the Merger Agreement, FBG stockholders should be aware that FBG's management and its Board of Directors have interests in the Merger that are in addition to their interests as FBG stockholders. These interests include, among other matters, the interests of certain executive officers of FBG in their anticipated new employment arrangements with AmVestors; the interests of executive officers and directors of FBG in stock options or warrants with respect to which they may become entitled to a cash payment in connection with the Merger; and the obligation of AmVestors to honor any indemnification obligation FBG may have to its present and former officers and to maintain directors' and officers' liability insurance with respect to such persons for a period of three years. The FBG Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "Plan of Merger -- Interests of Certain Persons in the Merger."

REGULATORY FILINGS AND APPROVALS

     Consummation of the Merger is contingent upon the receipt of approval from all necessary state insurance regulators, including the Florida Insurance Department. In addition, the applicable waiting period under the Hart-Scott-Rodino Act has expired. See "Plan of Merger -- Certain Regulatory Filings and Approvals."

DISSENTERS' RIGHTS

     Pursuant to Delaware General Corporation Law (the "DGCL"), any holder of FBG Common Stock (i) who files a proper demand for appraisal in writing prior to the vote taken at the FBG Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Appendix IV to this Joint Proxy Statement/Prospectus. AmVestors' stockholders are not entitled to dissenters' or appraisal rights with respect to the Merger. See "Dissenters' Rights."

COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, the stockholders of FBG, whose rights are currently governed by the DGCL and FBG's Certificate of Incorporation (the "FBG Certificate") and bylaws, will become stockholders of AmVestors, whose rights are governed by Kansas law and AmVestors' Amended and Restated Articles of Incorporation (the "AmVestors Articles") and bylaws. The rights of FBG stockholders and AmVestors stockholders differ in certain respects. For instance, the FBG Certificate does not provide for cumulative voting in the election of directors, whereas the AmVestors Articles provide for cumulative voting in the election of directors. With respect to charter amendments, the FBG Certificate may be amended by a vote of a majority of the outstanding shares entitled to vote thereon, whereas the AmVestors Articles require a two-thirds vote of the outstanding shares. The FBG bylaws may be amended or repealed and new or additional bylaws adopted by a vote of the stockholders entitled to vote in the election of directors. The AmVestors Articles do not grant the power to amend the bylaws to the stockholders. With respect to the vote required on certain transactions, Delaware law provides that the affirmative vote of a majority of the outstanding shares entitled to vote thereon is required for certain extraordinary corporate transactions. While Kansas law is similar to Delaware law in this regard, the AmVestors Articles increase the required vote on certain extraordinary corporate transactions to the affirmative vote of two-thirds of the outstanding shares entitled to vote generally in the election of directors. Delaware and Kansas law contain similar restrictions on business combinations with "interested stockholders", although the ownership threshold to become an "interested stockholder" is 15% under Delaware law and 5% under Kansas law. See "Comparative Rights of Stockholders" for a more complete summary of certain differences between the rights of the holders of FBG Common Stock and AmVestors Common Stock, some of which may be considered material by FBG stockholders.

MARKET PRICES

     Since November 30, 1994, AmVestors Common Stock has been traded on the NYSE. Prior to that date, AmVestors Common Stock was traded on the Nasdaq National Market. FBG Class A Common Stock is traded on the Nasdaq National Market. The following table sets forth the high and low sales prices per share of AmVestors Common Stock and FBG Class A Common Stock as reported on the NYSE and the Nasdaq National Market, as applicable, in each case based on published financial sources, for the periods indicated. The per share information presented below and elsewhere in this Joint Proxy Statement/Prospectus has been adjusted to reflect all stock splits and stock dividends of AmVestors and FBG.

                                                                 AMVESTORS          FBG CLASS A
                                                                COMMON STOCK        COMMON STOCK
                                                              ----------------    ----------------
                                                               HIGH      LOW       HIGH      LOW
                                                              ------    ------    ------    ------
1993:
  First Quarter............................................   $16 7/8   $10       $2        $1 1/2
  Second Quarter...........................................    13 3/4     9 3/8    2 5/8     1 3/4
  Third Quarter............................................    11 3/4     9 3/4    3 1/4     2 1/8
  Fourth Quarter...........................................    11         9 3/8    3 7/8     3
1994:
  First Quarter............................................    12         9  5/8    4 3/4    3 3/8
  Second Quarter...........................................    10 1/4     8 3/4     4 1/4    3
  Third Quarter............................................    10         8         3 5/8    2 3/4
  Fourth Quarter...........................................    10         8 1/4     3 1/8    2 1/4
1995:
  First Quarter............................................     9 3/4     9 1/4     4        2 13/1
  Second Quarter...........................................    11 5/8    10         3 5/8    2 7/8
  Third Quarter............................................    12 7/8    10 7/8     4 9/16   3 1/4

     AmVestors and FBG entered into the Merger Agreement on September 8, 1995. The following table sets forth the closing prices for a share of AmVestors Common Stock and a share of FBG Class A Common Stock as reported by the NYSE and the Nasdaq National Market, respectively, on September 7, 1995, the last trading day preceding the public announcement of the execution of the Merger Agreement, and on February 27, 1996, the last practicable trading day before the printing of this Joint Proxy Statement/ Prospectus.

                                                   CLOSING PRICE OF       CLOSING PRICE OF FBG
                        DATE                    AMVESTORS COMMON STOCK    CLASS A COMMON STOCK
        -------------------------------------   ----------------------    --------------------
        September 7, 1995....................          $11 5/8                  $4 7/16
        February 27, 1996....................          $11                      $5

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AMVESTORS COMMON STOCK AND FBG CLASS A COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE AMVESTORS STOCK PRICE OR AS TO THE MARKET PRICES OF AMVESTORS COMMON STOCK OR FBG CLASS A COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER.

COMPARATIVE PER SHARE DATA

     The following table sets forth for the periods indicated selected historical per share data of AmVestors and FBG and the corresponding pro forma and pro forma equivalent per share amounts, giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of each of AmVestors and FBG appearing elsewhere herein, and the unaudited pro forma consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Joint Proxy Statement/Prospectus. See "Pro Forma Combined Financial Statements." These data are not necessarily indicative of the results of the future operations of the consolidated organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                                        AMVESTORS/FBG
                                      AMVESTORS            FBG            PRO FORMA       FBG PRO FORMA
                                      HISTORICAL        HISTORICAL       COMBINED(3)      EQUIVALENT(4)
                                   ----------------   --------------   ----------------   --------------
                                    NINE               NINE             NINE               NINE
                                   MONTHS     YEAR    MONTHS   YEAR    MONTHS     YEAR    MONTHS   YEAR
                                    ENDED    ENDED    ENDED    ENDED    ENDED    ENDED    ENDED    ENDED
                                    9/30     12/31     9/30    12/31    9/30     12/31     9/30    12/31
                                    1995      1994     1995    1994     1995      1994     1995    1994
                                   -------   ------   ------   -----   -------   ------   ------   -----
Fully diluted book value per
  share at end of period(1)......  $13.08    $10.16   $4.31    $3.22   $12.94    $10.67   $5.33    $4.40
Cash dividends declared per
  common share...................     .075       --      --       --      .075       --     .03       --
Earnings before extraordinary
  item per common share(2).......    1.05      1.32     .38      .30      .91      1.11     .37      .46

-------------------------
(1) Historical fully diluted book value per share is computed by dividing stockholders' equity, adjusted for the proceeds received from the assumed exercise of dilutive stock options and warrants, by the number of shares of AmVestors Common Stock and FBG Common Stock, as the case may be, outstanding at the balance sheet date, adjusted for the number of shares resulting from the exercise of dilutive stock options and warrants.

(2) Historical earnings before extraordinary item per common share amounts are computed by dividing earnings before extraordinary item by the sum of the weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants. Pro forma earnings before extraordinary item per common share amounts are computed by dividing pro forma earnings before extraordinary item by the pro forma weighted average shares of AmVestors Common Stock after the Merger. In addition to the historical weighted average shares of AmVestors Common Stock for each period presented, the pro forma weighted average includes an estimated 3,013,000 shares of AmVestors Common Stock to be issued in connection with the Merger, based on an assumed AmVestors Stock Price of $11.75 and the further assumption that all FBG Options are exchanged for cash in connection with the Merger.

(3) AmVestors/FBG Pro Forma Combined data is computed based on an assumed AmVestors Stock Price of $11.75 and the further assumption that all outstanding FBG Options are exchanged for cash in connection with the Merger. See "Pro Forma Combined Financial Information."

(4) FBG Pro Forma Equivalent data is computed by multiplying the respective AmVestors/FBG Pro Forma Combined data by an exchange multiple based on an assumed AmVestors Stock Price of $11.75 and further assumes that all outstanding FBG Options are exchanged for cash in connection with the Merger and that there are no Dissenting Shares. Under such assumptions, a share of FBG Class A Common Stock would be exchanged for $.16 in cash, .412 of a share of AmVestors Common Stock and a fraction of AmVestors Warrant, valued at $.31 as described herein. See "Plan of Merger -- General Description of the Merger." This calculation only reflects the issuance of .412 shares of AmVestors Common Stock per share of FBG Class A Common Stock and does not reflect the balance of the Merger Consideration to be received by FBG stockholders.

SELECTED PRO FORMA FINANCIAL DATA

     The following table sets forth certain unaudited pro forma operating and balance sheet data of AmVestors. The unaudited pro forma information gives effect to the Merger, using the purchase method of accounting assuming for purposes of the operating data that the Merger was consummated on January 1, 1994 and for purposes of the balance sheet data that the Merger was consummated on the dates indicated. This data should be read in conjunction with the selected historical data and the pro forma financial data included elsewhere in this Joint Proxy Statement/Prospectus and the separate historical consolidated financial statements of AmVestors and FBG which are included elsewhere in this Joint Proxy Statement/Prospectus.

     The pro forma financial data does not purport to represent what AmVestors' consolidated financial position or results of operations actually would have been had the Merger been completed on the dates for which the Merger is being given effect, nor is it necessarily indicative of the future financial position or operating results of AmVestors.

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,           YEAR ENDED
                                                                  1995             DECEMBER 31, 1994
                                                            -----------------      -----------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro Forma Operating Data:
  Total revenue..........................................      $   155,833             $ 191,764
  Operating earnings.....................................           19,757                22,693
  Earnings before extraordinary item.....................           12,131                14,848
  Earnings before extraordinary item per common share....              .91                  1.11
  Weighted average common and common equivalent shares
     outstanding.........................................           13,391                13,354

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  1995
                                                            -----------------
Pro Forma Balance Sheet Data:
  Total assets...........................................      $ 3,108,649
  Total debt.............................................           35,000
  Stockholders' equity...................................          174,832
  Fully diluted book value per share.....................            12.94

SUMMARY SELECTED FINANCIAL DATA

     AMVESTORS. The following table summarizes certain selected financial data of AmVestors derived from the historical consolidated financial statements of AmVestors and related notes thereto:

                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                               ----------------------   ---------------------------------------------------------
                                  1995        1994        1994        1993        1992        1991        1990
                               ----------   ---------   ---------   ---------   ---------   ---------   ---------
                                                          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue................  $  120,968     110,963     149,700     162,523     175,708     173,372     116,235
Operating earnings (loss)....      16,510      14,082      19,286      27,749      19,761      10,577     (10,401)
Net earnings (loss)..........      10,893       9,266      13,693      17,978      16,818      10,119     (17,719)
Earnings (loss) per share of
  common stock
  Primary....................        1.05        0.90        1.32        2.59        2.87        1.84       (3.22)
  Fully diluted..............        1.05        0.89        1.32        2.46        2.56        1.84       (3.22)
Dividends....................       0.075          --          --          --          --          --        0.50
Total assets.................  $2,368,137   2,238,745   2,260,021   2,114,696   2,090,136   1,959,071   1,773,042
Total debt...................           0           0           0           0      19,859      28,437      33,562
Stockholders' equity.........     137,348     107,592     104,196     100,345      49,463      30,936      17,264
Fully diluted book value per
  share......................       13.08       10.38       10.16        9.70        7.50        5.13        3.80

                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                               ----------------------   ---------------------------------------------------------
                                  1995        1994        1994        1993        1992        1991        1990
                               ----------   ---------   ---------   ---------   ---------   ---------   ---------
                                                          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER OPERATING DATA:
  Operating earnings (loss)
    excluding net investment
    gains (losses) and
    related amortization of
    deferred acquisition
    costs(1).................  $   17,260      13,832      18,687      15,491       7,887       2,871       6,279
  Net operating earnings
    (loss), excluding net
    investment gains (losses)
    and related amortization
    of deferred acquisition
    costs and associated
    income
    taxes(2).................      11,388       9,101      13,064      10,733       4,012       1,037       3,993
  Net operating earnings
    (loss), excluding net
    investment gains (losses)
    and related amortization
    of deferred acquisition
    costs and associated
    income taxes, per common
    share(3):
      Primary................        1.10         .88        1.26        1.54         .68         .19         .72
      Fully diluted..........        1.10         .88        1.26        1.47         .61         .19         .72

---------------
(1) Amounts shown reflect operating earnings (earnings before interest and taxes) adjusted to exclude net investment gains (losses) and accelerated (reduced) amortization of acquisition costs related to such investment gains (losses). Amortization of deferred acquisition costs related to net investment gains (losses) excluded were: ($.2) million and $.1 million for the nine months ended September 30, 1995 and 1994, respectively, and $.2 million, $4.8 million, $8.7 million, $8.8 million, and ($7.6) million for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively. Such other operating data is a non-GAAP measure, used by investment analysts to understand the nature of a company's recurring results of operations, and is not intended as an alternative to the GAAP measures of operating earnings or net earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmVestors -- Margin Analysis."

(2) Represents operating earnings after taxes adjusted to exclude net investment gains (losses) and accelerated (reduced) amortization of acquisition costs related to such investment gains (losses) and to exclude associated income tax expense. See Note 1 above.

(3) Related per share amounts are computed by dividing net operating earnings, as defined above, by the sum of weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants. See Notes 1 and 2 above.

     FBG. The following table summarizes certain selected financial data of FBG derived from the historical consolidated financial statements of FBG and related notes thereto.

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                 --------------------     -------------------------------------------------------
                                   1995        1994        1994        1993        1992        1991        1990
                                 --------     -------     -------     -------     -------     -------     -------
                                               (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue................... $ 40,899      38,780      51,063      79,969      81,204      73,954      41,060
Operating earnings
  (loss)........................    5,830       3,623       4,657      15,448      14,174       7,051      (5,379)
Net earnings (loss).............    3,266          34         726       9,118       9,966       6,129      (6,924)

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                 --------------------     -------------------------------------------------------
                                   1995        1994        1994        1993        1992        1991        1990
                                 --------     -------     -------     -------     -------     -------     -------
                                               (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Earnings (loss) per share of
  common stock
  Primary.......................     0.38        0.01        0.09        1.11        1.33        0.89       (1.06)
  Fully diluted.................      N/A        0.01         N/A        0.51        1.19        0.87       (1.06)
Dividends.......................       --          --          --          --          --          --          --
Total assets.................... $719,915     724,999     730,903     789,569     787,607     778,389     641,281
Total debt......................   15,500      16,000      16,000      15,000      15,000       1,627       9,500
Stockholders' equity............   37,387      27,924      27,276      29,476      20,020       9,587       3,063
Fully diluted book value per
  share.........................     4.31        3.29        3.22        3.47        2.51        1.32         .51
OTHER OPERATING DATA:
  Operating earnings (loss)
    excluding net investment
    gains (losses) and related
    amortization of deferred
    acquisition costs(1)........ $  5,115       2,830       3,657      (5,446)      1,073      (3,560)      2,687
  Net operating earnings (loss),
    excluding net investment
    gains (losses) and related
    amortization of deferred
    acquisition costs and
    associated income
    taxes(2)(3).................    3,580       1,845       2,841      (3,554)        792      (3,455)      3,129
  Net operating earnings (loss),
    excluding net investment
    gains (losses) and related
    amortization of deferred
    acquisition costs and
    associated income taxes, per
    common share(4):
      Primary...................      .42         .22         .34        (.43)        .11        (.50)        .48
      Fully diluted.............      .42         .22         .34        (.20)        .09        (.49)        .48

---------------
(1) Amounts shown reflect operating earnings (earnings before interest expense and reinsurance) adjusted to exclude net investment gains (losses) and accelerated amortization of deferred acquisition costs related to such investment gains (losses). Amortization of deferred acquisition costs related to net investment gains (losses) excluded were $1.2 million and $1.3 million for the nine months ended September 30, 1995 and 1994, respectively, and $1.7 million, $933,000, $-0-, $-0-, and $-0- for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 respectively. Such other operating data is a non-GAAP measure, used by investment analysts to understand the nature of a company's recurring results of operations, and is not intended as an alternative to the GAAP measures of operating earnings or net earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of FBG -- Margin Analysis."

(2) Represents operating earnings after taxes adjusted to exclude net investment gains (losses) and accelerated (reduced) amortization of acquisition costs related to such investment gains (losses) and to exclude associated income tax expense. See Note 1 above.

(3) Operating earnings for 1993 include a non-recurring charge ($7.0 million) related to the effect of a reinsurance transaction.

(4) Related per share amounts are computed by dividing net operating earnings, as defined above, by the sum of weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants. See Notes 1 and 2 above.

RECENT DEVELOPMENTS

     AMVESTORS. The following table summarizes certain selected financial data of AmVestors for the year ended December 31, 1995:

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1995
                                                                             ---------------------
                                                                             (IN THOUSANDS, EXCEPT
                                                                                PER SHARE DATA)
Total revenue.............................................................        $   166,651
Operating earnings........................................................             25,206
Net earnings..............................................................             16,599
Earnings per share of common stock
  Primary.................................................................               1.60
  Fully diluted...........................................................               1.60
Dividends.................................................................              0.075
Total assets..............................................................          2,476,204
Total liabilities.........................................................                  0
Stockholders' equity......................................................            174,445
Fully diluted book value per share........................................              16.43

OTHER OPERATING DATA:
  Operating earnings excluding net investment gains and related
     amortization of deferred acquisition costs(1)........................             24,335
  Net operating earnings, excluding net investment gains and related amortization of deferred acquisition costs and associated income
     taxes(2).............................................................             15,910
  Net operating earnings, excluding net investment gains and related amortization of deferred acquisition costs and associated income
     taxes, per common share(3)...........................................               1.53

---------------
(1) Amounts shown reflect operating earnings (earnings before interest and taxes) adjusted to exclude net investment gains and accelerated amortization of acquisition costs related to such investment gains. Such other operating data is a non-GAAP measure, used by investment analysts to understand the nature of a company's recurring results of operations, and is not intended as an alternative to the GAAP measures of operating earnings or net earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmVestors -- Margin Analysis."

(2) Represents operating earnings after taxes adjusted to exclude net investment gains and accelerated amortization of acquisition costs related to such investment gains and to exclude associated income tax expense. See Note 1 above.

(3) Related per share amount is computed by dividing net operating earnings, as defined above, by the sum of weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants. See Notes 1 and 2 above.

     FBG. The following table summarizes certain selected financial data of FBG for the year ended December 31, 1995:

                                                                              YEAR ENDED DECEMBER
                                                                                   31, 1995
                                                                             ---------------------
                                                                             (IN THOUSANDS, EXCEPT
                                                                                PER SHARE DATA)
Total revenue...............................................................       $  54,224
Operating earnings..........................................................           3,988
Net earnings................................................................           4,601
Earnings per share of common stock
  Primary...................................................................             .53
  Fully diluted.............................................................             .53
Dividends...................................................................              --
Total assets................................................................         719,945
Total debt..................................................................          15,500
Stockholders' equity........................................................          41,037
Fully diluted book value per share..........................................            4.56

OTHER OPERATING DATA:
  Operating earnings excluding net investment gains and related amortization
     of deferred acquisition costs(1).......................................           5,446
  Net operating earnings, excluding net investment gains and related amortization of deferred acquisition costs and associated income
     taxes(2)...............................................................           3,988
  Net operating earnings, excluding net investment gains and related amortization of deferred acquisition costs and associated income taxes,
     per common share(3)....................................................             .46

---------------
(1) Amounts shown reflect operating earnings (earnings before interest expense and reinsurance) adjusted to exclude net investment gains and accelerated amortization of deferred acquisition costs related to such investment gains. Such other operating data is a non-GAAP measure, used by investment analysts to understand the nature of a company's recurring results of operations, and is not intended as an alternative to the GAAP measures of operating earnings or net earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of FBG -- Margin Analysis."

(2) Represents operating earnings after taxes adjusted to exclude net investment gains and accelerated amortization of acquisition costs related to such investment gains and to exclude associated income tax expense. See Note 1 above.

(3) The related per share amount is computed by dividing net operating earnings, as defined above, by the sum of weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants. See Notes 1 and 2 above.

                                  RISK FACTORS

     In addition to the other information contained in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by the holders of AmVestors Common Stock and the holders of FBG Common Stock in connection with the proposals to approve certain matters relating to the Merger Agreement which will be voted upon at the Special Meetings.

COMPETITION

     The market for annuities and other savings and retirement products is highly competitive. AmVestors competes with individual companies and with groups of affiliated companies with substantially greater financial resources, higher A.M. Best or claims-paying ability ratings, greater market share, and larger and more widespread agency and brokerage relationships, and which may offer a greater variety of products. Competition in the industry is based on credited rate levels and other product features, the perceived quality and stability of the insurer generally as evidenced by industry ratings, commission structure, marketing and services. AmVestors depends on the recruitment and retention of productive independent agents for the sale of its products. AmVestors' ability to recruit and retain agents is substantially affected by perceptions of its financial condition and the ratings assigned to American by A.M. Best and other rating organizations. See "-- A.M. Best Company Ratings". AmVestors' agents also represent other insurance companies and may sell products which compete with those of AmVestors.

     In addition to competing with other life insurance companies, AmVestors also competes with financial institutions, including banks and mutual funds, which market annuities and other retirement savings products and have substantially greater resources than AmVestors. Competition from financial institutions may be increased as a result of a ruling by the United States Supreme Court on January 18, 1995 in the case of NationsBank v. VALIC in which the Court concluded that for purposes of Section 92 of the National Bank Act, annuities are investment products rather than insurance products and that federal banks can therefore serve as agents for their customers in the purchase and sale of both fixed and variable annuities.

     The foregoing competitive factors are equally applicable to FBG's business. Thus, the Merger is not expected to change the impact of the competitive factors described above on AmVestors' business.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of FBG's Board of Directors with respect to the Merger Agreement, FBG stockholders should be aware that FBG's management and its Board of Directors have interests in the Merger that are in addition to their interests as FBG stockholders. These interests include, among other matters, the interests of certain executive officers of FBG in their anticipated new employment arrangements with AmVestors; the interests of executive officers and directors of FBG in FBG Options with respect to which they may become entitled to a cash payment in connection with the Merger; and the obligations of AmVestors to honor any indemnification obligation FBG may have to its present and former officers and to maintain directors' and officers' liability insurance with respect to such persons for a period of three years. The FBG Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "Plan of Merger -- Interests of Certain Persons in the Merger."

A.M. BEST COMPANY RATINGS

     Ratings, particularly those issued by A.M. Best Company, are generally considered important to an insurance company's ability to compete in the insurance business, especially the annuity market. Insurance agents, others in the insurance industry, and consumers of insurance products generally view an insurance company's A.M. Best rating as an important factor when determining whether to distribute or purchase, as the case may be, that company's products.

     As of the date of mailing of this Joint Proxy Statement/Prospectus, American had an A.M. Best rating of 'A-' and Financial Benefit Life had an A.M. Best rating of 'B'. Such ratings are subject to review and can be withdrawn or changed at any time by A.M. Best Company. A downgrade by A.M. Best Company of American's or Financial Benefit Life's ratings, could have a material adverse effect on the business of AmVestors.

INCREASE IN SURRENDERS

     Surrenders of AmVestors' annuity products have increased in recent years. Total surrender and death benefits paid amounted to $246.6 million, $318.9 million and $203.1 million for the years ended December 31, 1994, 1993 and 1992, respectively, and $290.2 million for the nine months ended September 30, 1995. Management believes this increase was due to a general increase in the yield for alternative fixed investment products during 1994 and the first nine months of 1995, the existence of blocks of policies written in previous years which were no longer protected by surrender charges, and to a lesser extent for 1994 and 1995, to a reduction in credited rates on certain annuity policies which allow the policyholders to withdraw their funds without surrender charges for up to 60 days after the first time a credited rate is set below a prescribed rate (the "bailout rate").

     Surrenders of FBG annuity products have also increased in recent years. Total surrender and death benefits paid amounted to $134.1 million, $88.4 million and $165.8 million for the years ended December 31, 1994, 1993 and 1992, respectively, and $69.1 million for the nine months ended September 30, 1995. Management believes this increase was due to a reduction in credited rates on its annuity policies below the bailout rate, which allowed policyholders to withdraw their funds without surrender charges. The effort involved larger blocks during 1992 and 1994 than in 1993 and the first nine months of 1995.

     As of September 30, 1995, approximately $345.5 million, or 19.2% of AmVestors total annuity account value contains no surrender charges. In addition, approximately $205.9 million or 11% contained a "bailout" provision. Also, as of September 30, 1995, approximately $12.5 million, or 2.5% of the FBG total annuity account value contains no surrender charges and approximately $46.2 million or 9.1% contained a "bailout" provision.

     Management believes it will have adequate funds available to pay surrenders from the respective amounts of cash provided by operations and from premiums received. In the event that these funds are not adequate to pay withdrawals, it would be necessary to sell investments at their then current market price. Substantial future surrenders could have a material adverse effect on AmVestors' financial condition and results of operations. In general, withdrawal rates on annuity contracts increase as they approach maturity. Because surrenders of FBG's annuity products have also increased in recent years, the Merger is not expected to reduce the risk that future surrenders may have a material adverse affect on AmVestors' financial condition and results of operations.

LACK OF PRODUCT DIVERSIFICATION

     AmVestors' business is dependent on annuities, which account for substantially all premiums received by AmVestors. The same is true for FBG's business. If the demand for such products were to decrease significantly for any reason, AmVestors' operations and financial condition would be materially adversely affected.

FEDERAL INCOME TAX LAW

     Current federal income tax law generally permits the tax-deferred accumulation of earnings by the policyholder on deferred annuity premiums received by AmVestors. Taxes, if any, are payable by the policyowner on the accumulated tax-deferred earnings when annuity benefits are actually paid out or deemed to be paid. From time to time, there have been proposed changes to the federal income tax laws that would eliminate this tax deferral for certain types of annuity products. In addition, alternative federal income tax proposals have been considered recently, including a "flat tax." If the federal income tax laws are amended to eliminate or modify the existing tax treatment of deferred annuity products or to defer, lessen or eliminate taxes on investment products, demand for AmVestors' products would decline substantially. The operations and future business prospects of AmVestors would be materially and adversely affected by a material decrease in the demand for its annuity products. While AmVestors is unaware of any pending legislation to revise applicable federal income tax provisions, no assurance can be given that such a tax law change will not occur in the future. Since FBG is subject to the same federal income tax laws as AmVestors, the Merger is not expected to reduce the risk to AmVestors of a potential adverse tax law revision.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

     As an insurance holding company, AmVestors' ability to service debt and pay operating expenses and dividends on its capital stock depends largely on the receipt of funds from its subsidiary companies. AmVestors expects to borrow $35 million in connection with the Merger. See "Plan of Merger -- Financing for Merger." The inability of American or, following the Merger, Financial Benefit Life to pay dividends, commissions and fees in an amount sufficient to meet AmVestors' obligations would have a material adverse effect on AmVestors. AmVestors is subject to the insurance holding company regulations in Kansas and, following the Merger, will be subject to such regulations in Florida. The provisions of the applicable Kansas and Florida statutes contain restrictions with respect to the payment of dividends as well as with respect to certain intercompany transactions which could limit the amount of funds AmVestors may receive from American or, following the Merger, Financial Benefit Life. See "Comparative Rights of Stockholders."

INSURANCE REGULATION

     American and Financial Benefit Life are subject to significant regulation by the insurance regulatory authorities in the jurisdictions in which they transact business. The laws of the various states establish supervisory agencies with broad administrative powers relative to granting and revoking licenses to transact business, regulating trade practices, licensing agents, approving policy forms, setting reserve requirements, determining the form and content of required statutory financial statements, and prescribing the type and amount of investments. This regulation and supervision is designed primarily to insure the financial stability of insurance companies to protect policyowners, not stockholders. The insurance regulatory structure has been subjected to increased scrutiny in recent years by the National Association of Insurance Commissioners (the "NAIC") and federal and state legislative bodies and state regulatory authorities. Various new legislative and regulatory standards have been adopted or proposed. No assurance can be given as to the effect of future legislative or regulatory changes on AmVestors. See "Regulation."

INVESTMENT PERFORMANCE; EFFECTS OF CHANGES IN INTEREST RATES; NON-INVESTMENT GRADE HOLDINGS

     The results of operations and the financial condition of AmVestors are significantly affected by the performance of its investments and by changes in interest rates. During a period of declining interest rates, if its investments are prematurely sold, called, prepaid or redeemed, AmVestors would be unable to reinvest the proceeds in securities with comparable rates of return. Also, decreases in interest rates could result in reductions to credited rates, which in turn could cause increases in surrenders depending upon competitive market conditions. During a period of rising interest rates, surrender levels generally increase which in turn could cause AmVestors to be required to sell investments at prices and times when the market values of such investments are less than their book values. The Merger is not expected to lessen such risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmVestors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of FBG."

     Non-investment grade securities are subject to greater risk of default. As of September 30, 1995, approximately 7% of AmVestors' and 9% of FBG's fixed income portfolios consisted of non-investment grade securities and the remainder were investment grade. Also, as of that date approximately 22% of AmVestors and 23% of FBG's fixed income portfolios were rated "Baa" (the lowest generic investment grade category) by Moody's or its equivalent by the NAIC. If a "Baa" rated security, or any other security, is downgraded to non-investment grade, AmVestors could experience investment losses due to sales or write-downs and could be subject to additional scrutiny by both regulatory authorities and rating agencies.

     AmVestors owns bonds of 22 issuers in amounts which exceed 10% of stockholders' equity. All of these bonds, except one, are rated investment grade. FBG owns bonds of 31 issuers in amounts which exceed 10% of stockholders' equity. All of these bonds are rated investment grade. If any of the foregoing issuers fails to pay the principal or interest when due, AmVestors could sustain a loss that could materially adversely affect its results of operations and financial condition.

     Mortgage-backed securities are subject to certain prepayment risks. As of September 30, 1995, approximately 33% of AmVestors' and 37% of FBG's invested assets consisted of mortgage-backed securities. As of that date, approximately 22% of AmVestors' and 24% of FBG's mortgage-backed securities portfolios (and
  % of AmVestors' and 9.0% of FBG's invested assets) represented interests in sequential classes and pass-through securities which are subject to greater prepayment risks than planned amortization and targeted amortization classes. Such mortgage-backed securities are subject to substantial prepayment risks in a period of declining interest rates as the underlying mortgages are repaid and refinanced to take advantage of lower rates. During such periods, AmVestors generally will be unable to reinvest the proceeds of any such prepayment at comparable yields. Should prepayments slow as a result of rising interest rates the cash flows of sequential classes and pass-through securities would lengthen. This would result in reduced market values. Rising interest rates could also cause disintermediation and create the need for AmVestors to sell such securities at a loss.

FUTURE LIQUIDITY

     Given the historical cash flow of AmVestors and AmVestors' current financial results, management believes that AmVestors' cash flow over the next year will provide sufficient liquidity to meet AmVestors' cash requirements including cash needed to service the $35 million Credit Facility. Beyond the next twelve months, cash flow available to AmVestors may be influenced by a variety of factors, including changes in the annuity market, surrender experience, the insurance regulatory environment and general economic conditions. Consequently, although AmVestors presently anticipates that it will be able to meet its obligations over the long-term, no assurance can be given as to whether the net cash provided by its operations will provide sufficient funds for AmVestors to meet its long-term liquidity needs. In the event cash flow from operations is insufficient to meet its liquidity needs, AmVestors would need to sell securities at the then current market prices or seek external sources of financing. There can be no assurance that the market value of securities sold would exceed their book value or that AmVestors will be able to raise additional funds through external financing.

DEPENDENCE UPON KEY PERSONNEL

     AmVestors' business depends upon the efforts of its executive officers, including Mr. Ralph W. Laster, Jr., Chairman and Chief Executive Officer and Mr. Mark V. Heitz, President and General Counsel. The loss of any one of AmVestors' executive officers could have a material adverse effect upon AmVestors. AmVestors currently has employment agreements with Messrs. Laster and Heitz which expire on May 31, 1997 and December 31, 1998, respectively.

     FBG's business depends upon the efforts of its executive officers, including Mr. Frank T. Crohn, Chairman and Chief Executive Officer, and Ms. Donna J. Rubertone, Executive Vice President and Chief Operating Officer. The loss of any one of FBG's executive officers could have a material adverse affect upon FBG. AmVestors will enter into employment agreements with Mr. Crohn and Ms. Rubertone prior to the Merger. See "Plan of Merger -- Management and Operations After the Merger -- Employment Agreements."

ANTI-TAKEOVER PROVISIONS

     Certain provisions of AmVestors' Amended and Restated Articles of Incorporation and of Kansas law may render more difficult or have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. These provisions include "blank check" preferred stock, a classified board of directors and a two-thirds majority voting requirement to approve certain corporate actions. The holding company law of Kansas may also delay or impede an acquisition of, or business combination with, AmVestors. See "Description of AmVestors Capital Stock" and "Comparative Rights of Stockholders."

                                 PLAN OF MERGER

     The following is a summary of the material terms and conditions of the Merger Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The information regarding the Merger Agreement in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

GENERAL DESCRIPTION OF THE MERGER

     Pursuant to the Merger Agreement, at the Effective Time, AmVestors will acquire FBG through the merger of FBG with and into Acquisition Subsidiary. If the Merger Agreement and the transactions contemplated thereby are approved by the stockholders of AmVestors and FBG, and if the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing with the Secretary of State of the State of Delaware of a duly executed Certificate of Merger or at such later time as may be specified in the Certificate of Merger.

     Prior to the Merger, each share of FBG Class B Common Stock will be converted to 1.35 shares of FBG Class A Common Stock in accordance with FBG's Restated Certificate of Incorporation (the "FBG Certificate"). It will not be necessary for a holder of FBG Class B Common Stock to exchange the certificate representing such shares for a certificate representing FBG Class A Common Stock in order to receive the Merger Consideration. As a result of the Merger, each share of FBG Class A Common Stock outstanding immediately after such conversion (other than Dissenting Shares and shares held by AmVestors) will be converted into the right to receive the Merger Consideration which will consist of a combination of (i) cash, (ii) a fraction of a share of AmVestors Common Stock, and (iii) a fraction of an AmVestors Warrant, valued in the aggregate at $5.31 per share as described herein if the AmVestors Stock Price (as defined below) is greater than or equal to $10.50 and less than or equal to $13.25 (with the fraction of a share of AmVestors Common Stock being fixed (and therefore the aggregate value of the Merger Consideration increasing or decreasing) as described below if the AmVestors Stock Price is outside of such range).

     The Cash Consideration Per Share will be equal to $10 million, less amounts paid by AmVestors to holders of FBG Options (as described below) and an amount equal to $5.31 multiplied by the number of Dissenting Shares, divided by the number of shares of FBG Class A Common Stock outstanding immediately prior to the Merger less the number of Dissenting Shares. The Cash Consideration Per Share could theoretically vary from $0 to $1.18. If all outstanding FBG Options are exchanged for cash (as described in "-- Terms and Conditions of the Proposed Merger -- FBG Options and Warrants"), all FBG Warrants which are not eligible to be exchanged for cash are exercised prior to the Merger, and at least 5.3% of the outstanding shares of FBG Common Stock are Dissenting Shares, then the Cash Consideration Per Share will equal $0. If no FBG Options are exchanged for cash (with 150,000 of such FBG Options being converted into options for AmVestors Common Stock (the maximum allowable pursuant to the terms of the Merger Agreement), with the remainder being exercised for FBG Common Stock), all FBG Warrants which are not eligible to be exchanged for cash are not exercised prior to the Merger, and there are no Dissenting Shares, then the Cash Consideration Per Share will equal $1.18. Certain officers and directors have indicated to FBG their current intention to take cash and/or exercise with respect to a number of their FBG Options; assuming such officers and directors do take cash and stock as currently indicated, the Cash Consideration Per Share could vary from $0 to $.55, based on the other assumptions described above.

     The fraction of a share of AmVestors Common Stock payable per share of FBG Class A Common Stock in the Merger will be equal to $5.00 minus the Cash Consideration Per Share, divided by (i) the AmVestors Stock Price if such price is greater than or equal to $10.50 and less than or equal to $13.25, (ii) $10.50 if the AmVestors Stock Price is less than $10.50, or (iii) $13.25 if the AmVestors Stock Price is greater than $13.25. Since the fraction of a share of AmVestors Common Stock to be received as part of the Merger Consideration is fixed if the AmVestors Stock Price is below $10.50 or above $13.25, if such price were less than $10.50, the value of the AmVestors Common Stock to be received by FBG stockholders would decrease and the aggregate value of the Merger Consideration would be less than $5.31 per share of FBG Class A Common Stock and, similarly, if such price were greater than $13.25, the value of the AmVestors Common

Stock to be received by FBG stockholders would increase and the aggregate value of the Merger Consideration would be greater than $5.31 per share of FBG Class A Common Stock. Finally, if the AmVestors Stock Price were within such range, the aggregate Merger Consideration would be valued at $5.31 per share of FBG Common Stock as described herein (although the Merger Consideration is valued as so described at a constant $5.31 within such range, the size of the fraction of share of AmVestors Common Stock to be received as part of the Merger Consideration could vary within such range (in order to keep such value constant) by as much as 26%). The "AmVestors Stock Price" will be the average closing price of AmVestors Common Stock during the twenty consecutive trading days ending three trading days prior to the Merger.

     The fraction of an AmVestors Warrant payable per share of FBG Class A Common Stock in the Merger will be valued at $.31 (by application of a Black-Scholes model) on the third trading day prior to the Merger. Each AmVestors Warrant will be exercisable until six years after such date and have an exercise price equal to 135% of the AmVestors Stock Price. A holder of an AmVestors Warrant can potentially realize value from such warrant, either by selling such warrant or by exercising such warrant for AmVestors Common Stock. While the Black-Scholes model is one recognized method of valuing warrants, there can be no assurance that the trading price of an AmVestors Warrant will equal or exceed such valuation and therefore whether a holder will be able to realize the estimated value upon sale of the AmVestors Warrant. In addition, any value realized upon the exercise of an AmVestors Warrant will depend upon the relationship between the price of AmVestors Common Stock at such time and the exercise price of the AmVestors Warrant. If, during the six-year term of the AmVestors Warrant, the price of AmVestors Common Stock does not exceed 135% of the AmVestors Stock Price (as determined three trading days prior to the Merger as described above), no holder of an AmVestors Warrant will be able to realize any value from such warrant upon exercise. (Notwithstanding the foregoing, the receipt of an AmVestors Warrant in the Merger will be taxable to the extent of any gain based upon such warrant's fair market value at the time of the Merger. See "Plan of Merger -- Certain Federal Income Tax Consequences.") For a full description of the terms of the AmVestors Warrants, see "Description of AmVestors Capital Stock -- AmVestors Warrants."

     The Merger Agreement provides that it may be terminated by either AmVestors or FBG if the AmVestors Stock Price is less than $9.50 or greater than $14.50. Neither AmVestors nor FBG has any present intention as to whether it would elect to terminate the Merger Agreement in such event. The decision with respect to such election would be made by the respective Boards of Directors of AmVestors and FBG following the determination of the AmVestors Stock Price as described in the preceding paragraph. See "-- Terms and Conditions of the Proposed Merger -- Termination and Amendment of the Merger Agreement."

     Based on the capitalization of AmVestors and FBG as of September 30, 1995, the stockholders and option holders of FBG immediately prior to the consummation of the Merger will own securities representing from approximately 19.7% to approximately 24.3% of the outstanding AmVestors Common Stock on a fully diluted basis following consummation of the Merger, assuming, alternatively, that (i) the AmVestors Stock Price is $13.25, that each holder of an FBG Option receives cash in exchange for such option, and the holders of FBG Warrants do not exercise any such warrants, or that (ii) the AmVestors Stock Price is $10.50 and that each holder of FBG Options and FBG Warrants exercise all such options or warrants prior to the Merger.

     Each holder of an FBG Option will be entitled to receive either cash or AmVestors Options depending upon the option or warrant plan under which such FBG Option was granted and the election or request, if applicable, of the holder. Pursuant to the terms of the Merger Agreement, no more than 150,000 shares of AmVestors Common Stock are to be subject to AmVestors Options granted to former FBG Option holders. In addition, outstanding FBG Warrants will be exercisable for the Merger Consideration. See "-- FBG Options and Warrants."

     Following the Effective Time, each stockholder of FBG will be required to surrender the certificates which theretofore represented shares of FBG Common Stock to The Boatmen's Trust Company or such other agent as may be designated by AmVestors (the "Exchange Agent"), together with a duly completed and executed transmittal letter provided by the Exchange Agent. See " -- Surrender of Stock Certificates and Receipt of Merger Consideration." No fractional shares of AmVestors Common Stock or fractional AmVestors Warrants will be issued in the Merger, but cash will be paid in lieu of such fractional shares and warrants. See " -- Fractional Shares." The shares of AmVestors Common Stock and AmVestors Warrants to be issued pursuant to the Merger will be freely transferable except by certain stockholders of FBG who are deemed to be "affiliates" of FBG or AmVestors under the rules and regulations promulgated by the Commission. The shares of AmVestors Common Stock issued to such affiliates will be restricted in their transferability in accordance with rules and regulations promulgated by the Commission. See " -- Status Under Federal Securities Laws."

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of FBG Common Stock (including the holders of certificates formerly representing shares of FBG Class B Common Stock) notification of the consummation of the Merger and instructions as to the procedure for the surrender of the stock certificates. The Exchange Agent will accept documentation acceptable to it in lieu of lost or destroyed certificates and may also require the holder of a lost or destroyed certificate to post an insurance bond acceptable to the Exchange Agent. Each holder of FBG Common Stock (including the holders of certificates formerly representing shares of FBG Class B Common Stock), upon surrender of a stock certificate or certificates representing such stock, together with the transmittal letter provided by the Exchange Agent duly completed and executed by such holder, will be entitled to receive a stock certificate or certificates representing the number of whole shares of AmVestors Common Stock (together with cash in lieu of fractional shares) and such cash consideration and AmVestors Warrants (together with cash in lieu of fractional warrants) to which such holder is entitled. Holders of certificates formerly representing shares of FBG Class B Common Stock shall be entitled to receive the number of whole shares of AmVestors Common Stock (together with cash in lieu of fractional shares) and such cash consideration and AmVestors Warrants (together with cash in lieu of fractional shares) based on the number of shares of FBG Class A Common Stock into which such shares of FBG Class B Common Stock will have been converted prior to the Merger.

     FBG STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

BACKGROUND OF THE MERGER

     The AmVestors Board has from time to time considered various corporate strategies designed to increase long-term stockholder value and in 1993 set a goal to double assets under management during the next three years -- to $4.0 billion by December 31, 1996. In connection therewith, AmVestors embarked on a strategy of growth which includes the acquisition of existing companies or blocks of insurance contracts, as well as continued emphasis on selling the full range of current products through existing agency relationships.

     In 1984, AmVestors commenced sales of deferred annuity products under a marketing arrangement with FBG. From 1984 through mid-1986, American ceded to Financial Benefit Life 50% of each policy written by American under the terms of a coinsurance treaty. From mid-1986 through 1988, only policies written through FBG were reinsured. By working together during this time, the two companies assisted each other in entering the annuity business.

     During 1988, American recaptured all annuity business previously ceded to Financial Benefit Life under the reinsurance arrangement. Since then, FBG has served as a national marketing organization for AmVestors' products through FBG's subsidiary, TIM, on the same basis as AmVestors' other national marketing organizations. The amount of this production has not been material to FBG or AmVestors.

     AmVestors currently owns 126,055 shares of FBG Class A Common Stock which it has accumulated over several years. The last purchase of FBG Class A Common Stock by AmVestors occurred during 1994.

     At various times, the FBG Board and FBG's senior management have discussed generally the possibility of entering into a business combination in order to, among other things, increase stockholder value and liquidity of stockholdings and enhance FBG's growth opportunities in an increasingly competitive environment (by, for example, expanding the company's capital base and enhancing its administrative and sales capacities).

     As a result of the continued relationship and similarities between AmVestors and FBG, a potential merger had previously been considered by the two companies. The first formal proposal by AmVestors was made in a letter of intent to FBG dated December 5, 1994, in which AmVestors offered to acquire 100% of the common stock and common stock equivalents of FBG in a stock-for-stock exchange. The pricing represented an approximate multiple of three (3) shares of FBG Common Stock for one (1) share of AmVestors

Common Stock, based on respective market prices at that time and amounted to approximately $3.05 per share of FBG Class A Common Stock. The parties could not reach agreement at that time.

     On February 9, 1995, FBG formally engaged DLJ to explore a merger or other business combination. Over the years, FBG has worked with DLJ on financing and other matters. FBG prepared a memorandum (the "FBG Memorandum") containing key financial and other data pertaining to FBG to be given to interested parties.

     Beginning in early April 1995, DLJ contacted numerous parties which it believed might have an interest in pursuing a transaction with FBG. The companies contacted included insurance companies, insurance holding companies, banks, financial services companies and investment firms. All parties who received the FBG Memorandum signed confidentiality agreements with FBG.

     DLJ then received indications of interest from eight parties (including AmVestors) on May 16, 1995, one of which was determined by FBG to be unlikely to have the financial ability to complete the transaction. The seven remaining parties each spent at least one day performing due diligence at FBG's headquarters, whereupon DLJ requested that those parties with continuing interest in FBG submit final written proposals. On July 27, 1995, three such proposals were submitted, each of which set forth the terms and conditions of the transaction proposed. FBG determined that the transactions proposed by each of these three companies might be potentially advantageous to FBG and its stockholders. Thus, following receipt of these proposals, FBG and DLJ conducted discussions with each of these companies and their respective financial advisers regarding various matters including proposed valuations of FBG, conditions to consummation of each proposed transaction and the feasibility of, and other issues related to, each proposed transaction.

     At a special meeting on August 11, 1995, the FBG Board reviewed the terms of the three proposals that had been made and the respective businesses, reputations and characteristics of the three parties making the proposals. Two of these proposals (including the proposal from AmVestors) contemplated a stock merger between FBG and the other company. The other proposal contemplated a cash transaction. After detailed discussion of each proposal, the FBG Board directed management to further investigate each of the companies and their respective proposals and negotiate each of the three proposals in an effort to determine which of the proposals appeared to be most likely to provide a particularly advantageous opportunity to FBG stockholders. In particular, the FBG Board directed FBG management to pursue negotiations with, and continue its investigation of, the two companies that had made the stock merger proposals (AmVestors and "Company A"). In addition, because the FBG Board was concerned about the ability of the third company ("Company B") to finance and receive regulatory approval for its proposed cash Merger with FBG, the Board instructed FBG management to consider further the ability of Company B to obtain financing for, and regulatory approval of, such proposed merger with FBG. Following the August 11 FBG Board meeting, FBG sent preliminary forms of proposed merger agreements to each of these three companies for their review and comment and management of FBG further negotiated various aspects of the respective proposals from AmVestors and Company A, including exchange ratios, collars, termination and topping fees, pre-closing covenants, conditions to closing and post-closing operations of the combined entity (including board representation by FBG nominees). During this period, FBG management, with the assistance of representatives of DLJ, FBG's legal counsel (Harnett Lesnick Ripps & Kahn, P.A. and Lord, Bissell & Brook), independent auditors (Deloitte & Touche LLP) and consulting actuaries (Milliman & Robertson), continued to review the three companies. Also during this period, after numerous discussions among FBG management, DLJ and representatives of Company B regarding Company B's ability to obtain financing for its proposed cash merger, it was believed that it was unlikely that a transaction with Company B could be successfully negotiated and consummated.

     At a special meeting on August 21, 1995, the FBG Board considered in detail the proposals that had been made by AmVestors, Company A and Company B, including consultation with and presentations by FBG's management and financial and legal advisors regarding the proposals. At the time of such meeting, the AmVestors proposal valued each FBG share at $5.00 payable in cash and stock, Company A's proposed transaction valued each FBG share at $5.50 payable in stock, and Company B's proposal valued each FBG share at $5.19 payable in cash. In both the AmVestors proposal and that of Company A, each share of FBG Common Stock was assigned a range of values to be paid in the form of stock of the acquiring party and, in the case of AmVestors, some cash. If such stock traded during a defined measuring period within a prescribed range, the value remained fixed, i.e. shares of the acquiring party would be issued in the merger in the ratio that such value would bear to the stock price of the acquiring party during such period. If the trading price of the acquiring party fell outside the prescribed price ranges set forth in each proposal, each proposal contemplated the exchange ratios would become fixed. At certain trading prices, either party to the proposed mergers could elect to terminate the merger agreement. The AmVestors proposal provided that a portion of the merger consideration would be paid in cash; there was no cash component to the merger consideration proposed by Company A.

     The respective proposals differed with respect to the treatment of FBG Options. Certain of such plans either require a cash payment to be made or provide the option or warrant holder an election to receive a cash payment with respect to such options or warrants in the event of a change of control transaction. (The options issued under FBG's incentive stock option plan (the "ISOs") are not subject to such a change of control provision.) The AmVestors proposal included a condition that, following the transaction, the number of shares of AmVestors Common Stock subject to AmVestors Options issuable in exchange for FBG Options (including ISOs) not exceed 150,000. The AmVestors proposal also required that, prior to the Merger, key officers of FBG either exercise all FBG Options held by them or receive a cash payment for such instruments and included a provision pursuant to which AmVestors would offer cash to holders of ISOs. Company A's proposal did not include any restriction or limitation on the number of its shares that could be subject to options issuable in exchange for FBG Options. The Company A proposal also did not require the holders of FBG Options, including officers of FBG, to exercise or receive cash for such FBG Options held by them. Although Company A's proposal contemplated honoring the change of control provisions in FBG's option and warrant plans, it did not provide for any cash payments to holders of FBG ISOs.

     Finally, both proposals provided for the acquirors entering into employment agreements with certain FBG executive officers at the time of the merger. Such agreements would provide for minimum salary guarantees. The employment agreements proposed by AmVestors provided for the granting of new AmVestors Options. The proposed Company A employment agreements did not provide for the granting of options for Company A stock, but did provide that, in the event of termination of employment for any reason other than "cause" as defined in such agreements, each such executive would receive cash for all unexercised options for Company A stock held by him or her and issued in exchange for FBG Options.

     It was the consensus and direction of the FBG Board, based on the presentations by FBG's management and its advisors and then available information, that management and DLJ should continue to negotiate further with AmVestors and Company A, particularly with respect to issues of valuation of FBG. The FBG Board directed management to suspend discussions with Company B due to its inability to demonstrate that it could obtain financing for its offer and uncertainty relating to its ability to obtain regulatory approval for the proposed transaction. The FBG Board instructed its management that its objective was the attainment of a definitive merger agreement that was the most advantageous to FBG's stockholders. This entailed not only the receipt of optimal merger consideration but also the selection of a substantial merger partner with attractive business prospects, capable management and an apparent ability to obtain Florida Insurance Department approval. Following the August 21 meeting, FBG, through DLJ, indicated to each of AmVestors and Company A that the FBG Board was likely to decide on a course of action, whether to execute a definitive merger agreement with one of them or to discontinue discussions, at a meeting to be scheduled in the near future. Each of the companies was advised that, accordingly, any further proposals or revisions would need to be received promptly by FBG.

     Following the August 21 meeting, FBG senior management, representatives of DLJ and counsel for FBG negotiated forms of definitive merger agreements with each of AmVestors and Company A, seeking to obtain the best terms that each offeror might offer, for presentation to the FBG Board at a meeting scheduled for September 5.

     During this period, negotiations with both AmVestors and Company A centered primarily on issues of valuation (level of the exchange ratio and nature of the price collars). In addition, negotiations with AmVestors focused on the termination and topping fees, especially the conditions under which the topping fee would be payable to AmVestors. Between August 21 and September 5, numerous conversations took place between AmVestors and FBG relating to various topping fee proposals and counter proposals. These negotiations resulted in topping fee conditions that were more favorable to FBG than those originally proposed by AmVestors. See "-- Terms and Conditions of the Proposed Merger -- Termination and Amendment of the Merger Agreement."

     During this period, a prime subject, which the FBG Board carefully considered and insisted upon, was affording FBG representation on the AmVestors Board or the Company A board, as the case may be, for a specified period to safeguard the interests of FBG stockholders following the merger. Because FBG stockholders would have owned approximately 67% of the combined entity upon consummation of the proposed transaction with Company A, FBG believed that it would be particularly important for FBG nominees to have a significant role on the board and in the management of the combined entity, particularly in light of Company A's history of losses, immaterial earnings and smaller size relative to AmVestors and FBG. After negotiations, AmVestors and FBG agreed to FBG representation on the AmVestors Board commensurate with the pro forma ownership by FBG stockholders of AmVestors. In contrast, after extensive negotiations, Company A would not agree to FBG representation on the Company A Board or other protections commensurate, in FBG's view, with the pro forma ownership by FBG stockholders of Company A. See "-- Reasons for the Merger; Board Recommendations."

     The FBG Board met on September 5 to consider the two respective proposed definitive merger agreements with AmVestors and Company A. At this meeting, the FBG Board consulted with, and considered presentations by, FBG's management and financial and legal advisors regarding the alternative merger proposals. Management summarized its analysis of the relative strengths and advantages each of these companies would bring to a combination with FBG. The FBG Board also reviewed analyses by DLJ and by FBG management of the financial aspects of the two proposals. The FBG Board also considered the respective terms of the proposed merger agreements, including provisions providing representatives of FBG with an opportunity to participate in the direction of the respective post-merger companies to safeguard the interests of FBG's former stockholders following the merger. In particular, FBG management and legal counsel reviewed the negotiations that had resulted in the respective closing conditions and the topping fee proposed by AmVestors which had been subject to a number of proposals and counter proposals.

     After detailed discussion regarding the two proposals, the September 5 meeting was recessed until the afternoon of September 6. On September 6, Company A communicated to FBG a revised proposal which valued each FBG share at $5.75 payable in stock, and AmVestors amended its proposal to provide that, in the proposed merger, each share of FBG Common Stock would be converted into total consideration of $5.31, consisting of a fractional warrant for AmVestors Common Stock to be valued near the Effective Time at $.31, in addition to AmVestors Common Stock and cash valued at $5.00 per share.

     At the September 5-6 meeting, the FBG Board also heard a presentation by DLJ of its analysis of the financial terms of the Merger, and representatives of DLJ delivered its opinion to the FBG Board that, as of such date, the consideration to be received by the FBG stockholders pursuant to the Merger, taken as a whole, was fair to such stockholders from a financial point of view. After further deliberations, the FBG Board approved the execution and delivery of the Merger Agreement (in substantially the form presented to the Board) as being in the best interests of FBG's stockholders and as more likely to generate greater value and stock liquidity than the proposal from Company A. The FBG Board also was wary of the price stability of Company A's common stock which had traded at a significant discount to its initial offering price since it was first offered to the public in 1993. The FBG Board was also concerned about Company A's unwillingness during the negotiations to afford FBG stockholders, or their representatives, representation on the Company A board or other protections commensurate with the pro forma ownership of FBG stockholders in Company A. For a description of the factors considered by the FBG Board in reaching this decision, see "-- Reasons For The Merger; Board Recommendations" below. The Merger Agreement was executed and delivered, and the parties publicly announced the execution of the Merger Agreement, on September 8, 1995.

     On September 20, Company A sent to FBG a letter indicating its willingness to enter into a stock merger with FBG in which FBG stockholders would receive Company A stock valued at $6.00 per share and suggesting a face-to-face meeting to discuss the proposed transaction. FBG senior management conferred with its financial and legal advisors regarding this proposal. The FBG Board unanimously determined at a meeting of the full FBG Board on September 28, 1995, after presentations by FBG management and FBG's legal advisors, not to enter into negotiations with Company A regarding such proposal. In reaching such decision, the FBG Board determined that the proposed transaction with AmVestors was in the best interests of the FBG stockholders and was more likely than a transaction with Company A to generate greater value and stockholder liquidity for such stockholders in the future. It reached this decision for the same reasons that it reached such a determination on September
6. See "-- Reasons for the Merger; Board Recommendations." For such reasons, the FBG Board determined that the increase of the face amount of the Company A proposal by $.25 per share would not compensate the FBG stockholders for what it perceived as the greater uncertainty of the future performance of the Company A common stock relative to that of the AmVestors Common Stock.

     As set forth in Factor 9 of FBG's Reasons For the Merger (below), subject to the terms of the Merger Agreement, the FBG Board is not precluded from considering further alternative proposals to the Merger. At its September 28 meeting, the FBG Board noted that the Merger Agreement provides that FBG may not facilitate, assist or encourage, or take various actions (including negotiations) with respect to any extraordinary transaction unless it determines that its fiduciary obligations require FBG to do so. The FBG Board did not reach such a determination with respect to the revised Company A proposal. At such meeting, the FBG Board also noted the possibility that a topping fee of $1,000,000 would be payable to AmVestors under certain conditions if the Merger with AmVestors were not consummated.

REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

     In reaching their decision to approve the Merger Agreement, the Boards of Directors of each of AmVestors and FBG consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement, including the material factors described below. Based upon their respective independent reviews of such factors and the business and operations of the other party, the Boards of Directors of AmVestors and FBG each approved the Merger Agreement and the transactions contemplated thereby. There can be no assurance, however, that any of the efficiencies or opportunities described in the following reasons for the Merger will be achieved through the consummation of the Merger.

     AMVESTORS' REASONS FOR THE MERGER. The AmVestors Board believes that the Merger fulfills part of AmVestors' objective of growth through acquisition. In particular, the AmVestors Board believes that there are several potential benefits of the transaction, including: (i) acquiring a block of in-force annuity contracts; (ii) enhanced marketing capability through additional producing agency relationships; (iii) additional sources of revenue from AIMCOR and TIM relationships with unaffiliated life insurance companies; and (iv) economies of scale through consolidation of administrative and operating functions. The Merger, if approved, will result in a combined enterprise that will have consolidated assets in excess of $3.0 billion.

     RECOMMENDATION OF AMVESTORS' BOARD OF DIRECTORS. FOR THE REASONS DISCUSSED ABOVE, THE DIRECTORS OF AMVESTORS HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMEND THAT AMVESTORS' STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

     FBG'S REASONS FOR THE MERGER. The FBG Board decided to enter into a business combination in order to increase stockholder value and liquidity of shareholdings and to enhance growth opportunities (by, for example, expanding the company's capital base and enhancing its administrative and sales capabilities). In evaluating the proposals of AmVestors and Company A, the FBG Board considered the extent to which each proposed transaction was likely to provide such benefits. In reaching its decision to adopt and approve the Merger Agreement on September 6, 1995, and its decision on September 28, 1995 not to negotiate further with Company A, the FBG Board consulted with FBG's management and financial and legal advisors and considered DLJ's analysis of the financial aspects of each proposal. In each such decision, the FBG Board considered many factors, including, but not limited to, the following:

          1. The presentation made by DLJ comparing the proposals and its opinion that the proposed consideration to be received by the FBG stockholders pursuant to the Merger is fair to the FBG stockholders from a financial point of view (see "-- Opinion of Financial Advisors -- FBG");

          2. Historical financial information regarding AmVestors and presentations by FBG's representatives as to their review of AmVestors' business and financial statements, in particular with regard to AmVestors' record of substantial operating profits, its low expense structure, and its depth of management in the administrative, financial and investment areas; in contrast, the FBG Board noted Company A's history of losses and immaterial earnings and its high expense structure relative to the amount of insurance business in force;

          3. Presentations by FBG management regarding the proposed Merger and its advantages to the business of FBG, including FBG's long-term relationship with AmVestors and its management, the substantially similar nature of the respective businesses and operations of FBG and AmVestors, American's 'A-' A.M. Best rating, AmVestors' and FBG's large agent bases which will provide an opportunity for cross-contracting with AmVestors' and FBG's subsidiaries, the opportunities for growth in the business of FBG resulting from the greater capital resources of the combined organization and possible economies of scale, including potential operating efficiencies and other synergies which could result from combining AmVestors and FBG; in contrast, the FBG Board noted the lower amounts of insurance business in force in Company A relative to AmVestors and FBG, the "B" A.M. Best rating of Company A's insurance subsidiary and the uncertainty relating to the sources of future revenue or earnings growth of Company A;

          4. The relative performance of AmVestors Common Stock compared to the Company A common stock (which indicated that AmVestors Common Stock had, over the preceding two years, performed with its peer group while the common stock of Company A had not);

          5. The relative size of AmVestors compared to Company A which indicated that AmVestors had significantly more assets and capital than Company A, resulting in the prospects of greater stability and future access to capital. In addition, a merger with AmVestors would provide FBG stockholders with ownership in a substantial company while a merger with Company A would not meaningfully increase the size of the company in which FBG stockholders were investors. This is reflected by the fact that a merger with AmVestors would result in pro forma ownership by FBG stockholders of approximately 20-24% (excluding the value of cash and AmVestors Warrants to be received), while a merger with Company A would result in pro forma ownership by FBG stockholders of approximately 67%;

          6. The expectation that stockholder liquidity will be enhanced because the AmVestors Common Stock to be issued as part of the Merger Consideration will be listed on the NYSE while the Company A common stock does not trade on the NYSE;

          7. The expectation that the Merger will be tax-free for federal income tax purposes to FBG and its stockholders, in the latter case to the extent they receive AmVestors Common Stock (but not cash or AmVestors Warrants);

          8. AmVestors resumed paying a cash dividend in 1995, while Company A has never paid a cash dividend; and

          9. The FBG Board's review with its legal and financial advisors of the provisions of the Merger Agreement, including provisions which would not prevent FBG from considering or the FBG Board from approving an alternative business combination proposal from a third party, under certain conditions. See "-- Terms and Conditions of the Proposal Merger -- Agreement Not to Solicit Other Offers".

     The interests of the FBG Board and senior management in the Merger and in the Company A proposal were discussed by the FBG Board and the FBG Board concluded that such interests were not significantly different in the two transactions except with respect to the treatment of FBG Options. See
"-- Background of the Merger" and "-- Interests of Certain Persons in the
Merger."

     The negative factor relating to the Merger discussed by the FBG Board in determining to approve the Merger Agreement was that the value of the Merger Consideration under the Merger Agreement was less than the face value of the Company A proposal.

     The FBG Board determined, based on many factors including the positive and negative factors discussed above, that the proposed merger with AmVestors was more likely than the Company A proposal to provide the FBG stockholders with greater value and liquidity in the future and to enhance growth opportunities and to be in the best interests of the FBG stockholders. In reaching such determination, the FBG Board did not assign any specific or relative weight to the factors discussed above.

     RECOMMENDATION OF FBG'S BOARD OF DIRECTORS. FOR THE REASONS DISCUSSED ABOVE, THE DIRECTORS OF FBG HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMEND THAT FBG'S STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

PROJECTIONS

     AmVestors provided projections concerning AmVestors and FBG, and FBG provided projections concerning FBG, to Furman Selz and DLJ, which were used in connection with the rendering of their fairness opinions as described herein. See "-- Opinions of Financial Advisors -- AmVestors" and "-- FBG".

     AmVestors' projections concerning itself were prepared by projecting (i) expected future cash flows from annuity policies, (ii) investment income, (iii) deferred acquisition costs and (iv) general income and expenses.

     Expected future cash flows from annuity policies were projected both for policies currently in-force and for policies estimated to be sold in the future, and were computed separately for each type of policy sold by AmVestors, and for each year in which such policy has previously been sold or is expected to be sold. Such cash flows were estimated using assumptions regarding mortality, lapse rates, surrender charges, crediting rates, and direct costs to administer each policy. For such assumptions AmVestors used actuarial data, historical experience and practice, expected future practice and the current interest rate environment. New premium generation also affects cash flows, and was projected based upon current production, an analysis of AmVestors' distribution network and management's estimate of future activity.

     Investment income was projected based upon current portfolio rates and the current interest rate environment.

     Deferred acquisition costs were projected based on historical experience and expected future experience, and the expected gross profitability of each policy for each year of issue (which in turn was based on expected future cash flows and investment income).

     General income and expenses were projected based upon assumptions regarding interest income on surplus, interest expense on outstanding debt, general and administrative expenses, inflation and income taxes. Such assumptions were based upon historical experience and practice, and the results of the other analyses described above.

     AmVestors prepared its projections concerning FBG in substantially the same manner as described above, incorporating where indicated herein, assumptions regarding expected cost savings, incremental interest expense and amortization of goodwill resulting from the Merger. AmVestors' management estimates the expected cost savings following the Merger to be approximately $2.4 million in the first year and an additional approximately $1.0 million in the second year after the Merger ("Cost Savings"). These Cost Savings are expected to result primarily from the anticipated elimination of similar functions currently being performed at both companies including investment management services, policy administration and management information systems and professional services.

     FBG prepared its projections concerning FBG in substantially the same manner described above, on a stand-alone basis without any analysis for the effects of the Merger.

     Management of AmVestors and FBG have represented to Furman Selz and DLJ that the projections described above have been reasonably prepared based on their best current judgments. The projections, however, were not prepared with a view to public disclosure or to compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial projections. AmVestors and FBG do not as a matter of course make public their internal projections. As indicated above, the projections were of necessity based upon numerous complex assumptions which are inherently subject to significant economic, regulatory, and competitive uncertainties and contingencies, which are difficult to predict and, in many cases, which are beyond AmVestors' and FBG's control. Some or all of such assumptions may not be realized. Given the uncertainties inherent in the process of making projections, there can be no assurance that any of the projected results would be achieved. Actual results for the projection periods may be materially higher or lower than the projected results. The fact that the projections were provided by AmVestors and FBG to Furman Selz and DLJ should not be regarded as an indication that AmVestors, FBG, Furman Selz or DLJ considers the projections to be an accurate prediction of future events.

     None of the independent auditors referred to under "Experts" has reviewed or compiled any part of the projections or expressed any conclusion or provided any other form of assurance with respect to such projections or assumptions.

OPINIONS OF FINANCIAL ADVISORS

     AMVESTORS. The AmVestors Board retained Furman Selz to render an opinion to AmVestors as to whether the Merger Consideration to be offered in the Merger to the holders of FBG Class A Common Stock is fair, from a financial point of view, to AmVestors' stockholders.

     Furman Selz has delivered to AmVestors a written opinion, dated the date of this Joint Proxy Statement/ Prospectus, that the Merger Consideration offered to the holders of FBG Class A Common Stock is fair, from a financial point of view, to AmVestors' stockholders. The full text of the Furman Selz opinion, which sets forth the assumptions made, matters considered and scope and limitations of the review undertaken and procedures followed by Furman Selz in rendering its opinion, is attached to this Proxy Statement/Prospectus as Appendix II. The following description of the Furman Selz opinion is qualified in its entirety by reference to the full text of the opinion. AmVestors' stockholders are urged to read carefully the opinion of Furman Selz in its entirety.

     No restrictions or limitations were imposed by the AmVestors Board upon Furman Selz with respect to the investigations made or the procedures followed by Furman Selz in rendering its opinion.

     Furman Selz's opinion is directed to the AmVestors Board and addresses, as of the date of this Joint Proxy Statement/Prospectus, only the fairness, from a financial point of view, to AmVestors' stockholders of the Merger Consideration offered to the holders of FBG Class A Common Stock. Such opinion does not constitute a recommendation to any AmVestors stockholder as to how such stockholder should vote at the AmVestors Special Meeting. Furman Selz did not participate in any negotiations or structuring of the Merger and was engaged subsequent to the execution of the Merger Agreement. However, a condition of the Merger Agreement does require an opinion from Furman Selz. Furman Selz was not requested to opine as to, and its opinion does not in any manner address, AmVestors' underlying business decision to proceed with or effect the Merger, the relative merits of the Merger as compared to any alternative business strategies which might exist for AmVestors or the effect of any other transaction in which AmVestors might engage or any agreements or arrangements which might be concluded between AmVestors and FBG after the date of its opinion.

     In connection with its opinion, Furman Selz reviewed, among other things, the following: (i) the Merger Agreement and the financial terms of the Merger set forth therein; (ii) publicly available information concerning AmVestors and FBG, including 1994 Annual Reports, Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995. Proxy Statements for the 1995 Annual Meeting of Stockholders, stock prices, news releases and research reports as well as financial and other information that was furnished to it by AmVestors or FBG, including unaudited December 31, 1995 financial data and information provided during discussions with their respective managements; (iii) financial and operating information with respect to the business, operations and prospects of FBG, including but not limited to an actuarial opinion as to the adequacy of FBG's reserves, all furnished to Furman Selz by AmVestors and FBG; (iv) financial and operating information with respect to the business, operations and prospects of AmVestors furnished to Furman Selz by AmVestors; (v) the historical stock prices and trading histories of FBG Class A Common Stock and AmVestors Common Stock; (vi) a comparison of the financial positions and operating results of FBG and AmVestors with those of publicly traded companies that Furman Selz deemed relevant; (vii) a comparison of certain financial terms of the Merger to certain financial terms of selected other business combinations that Furman Selz deemed relevant; (viii) analyses of the respective contributions in terms of assets and earnings of AmVestors and FBG to the combined companies and the relative ownership of the combined companies by the current stockholders of AmVestors and FBG; (ix) analyses of other potential financial effects of the Merger; (x) certain internal information relating to AmVestors and/or FBG, including various financial forecasts and projections based upon differing assumptions provided to Furman Selz by the managements of AmVestors and/or FBG; and (xi) possible synergies and other potential benefits arising from the Merger.

     In addition, Furman Selz held discussions with various members of senior management of AmVestors and FBG concerning their respective businesses, operations, assets, present condition and future prospects to the extent deemed appropriate by Furman Selz. Furman Selz also held discussions with various members of the senior management of AmVestors concerning the strategic and operating benefits anticipated from the Merger, and conducted such other financial studies, analyses and investigations as it deemed appropriate for the purposes of rendering its opinion.

     In arriving at its opinion, Furman Selz assumed and relied upon the accuracy and completeness of the financial and other information that was available to it from public sources, that was provided to it by AmVestors or FBG or their respective representatives or that was otherwise reviewed by it in arriving at its opinion and did not attempt to independently verify, or undertake an obligation to verify, such information.

     Furman Selz also relied on the opinion of an independent actuary as to the adequacy of the FBG reserves provided to it by AmVestors' management and prepared by Milliman & Robertson, Inc. The opinion of Milliman & Robertson, Inc., as well as the accompanying report (collectively, the "M&R Work"), contain numerous explanations, limitations and assumptions. All of these explanations, limitations and assumptions -- which relate to the adequacy of the reserves -- must be taken into consideration to understand the M&R Work. Therefore, in order to understand or rely on the M&R Work, it is necessary to read the M&R Work in its entirety. A copy of the M&R Work has been filed with the Commission as an exhibit to the Registration Statement and can be inspected and copied at the public reference facilities maintained by the Commission. See "Available Information."

     Furman Selz did not visit or conduct a physical inspection of the properties or facilities of AmVestors or FBG (although representatives of Furman Selz visited both AmVestors' and FBG's headquarters) nor did it make, obtain or assume any responsibility for any independent evaluation or appraisal of such properties and facilities or of the assets, liabilities or reserves of AmVestors or FBG, or conduct any independent actuarial evaluations. In addition, Furman Selz assumed that forecasts and projections prepared by the managements of AmVestors and FBG represented the best current judgment of their managements as to the future financial condition and results of operations of AmVestors and FBG, respectively. Managements of AmVestors and FBG represented to Furman Selz that such forecasts and projections had been reasonably prepared based on their best current judgments.

     Furman Selz also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Its opinion necessarily is based upon conditions as they existed at the time of the opinion and could be evaluated on that date and on the information made available to it as of that date. It should be understood that, although subsequent developments may affect its opinion, Furman Selz does not have any obligation to update, revise or reaffirm the opinion.

     In addition, upon the advice of AmVestors, Furman Selz assumed that the Merger would be accounted for as a purchase for generally accepted accounting principles ("GAAP") reporting purposes. Furman Selz assumed that, in the course of obtaining necessary regulatory approvals for the Merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Merger. AmVestors management has represented to Furman Selz that it does not believe that consummation of the Merger will cause a downgrading of American by A.M. Best, and Furman Selz's opinion relies on such representation. Furman Selz expressed no opinion as to the price at which AmVestors Common Stock will trade subsequent to the Merger.

     Furman Selz believes that its analyses must be considered in the aggregate, and that selecting portions of its analyses or the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In performing its analyses, Furman Selz made numerous implicit assumptions about the industry and general economic conditions, and other matters, many of which are beyond the control of AmVestors and FBG, including, but not limited to, the interest rate environment, the regulatory environment, tax laws, competition and level of merger and acquisition activity. Any forecasts, projections or estimates as to future results relied upon by Furman Selz in performing the analyses described herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such forecasts, projections or estimates. Because such forecasts, projections or estimates are inherently subject to uncertainty, none of AmVestors, FBG or Furman Selz assumes responsibility for their accuracy. However, the managements of AmVestors and FBG have represented to Furman Selz that they believe that such forecasts and projections were reasonably prepared based on their best current judgments.

     The following is a brief summary of the material aspects of the analyses utilized by Furman Selz in rendering its opinion. Such summary does not purport to be a complete description of all of the analyses performed by Furman Selz in connection with its opinion.

     All income statement data analyzed excludes capital gains and losses (and deferred acquisition costs related to such capital gains and losses) and other nonrecurring items.

PRO FORMA MERGER ANALYSES

     Furman Selz performed a series of analyses based on pro forma historical information and projected information for the combined companies, including the Cost Savings, incremental interest expense and amortization of goodwill resulting from the Merger ("Combined AmVestors/FBG"). See "-- Projections." For the purpose of its analyses of Combined AmVestors/FBG, Furman Selz assumed that the holders of FBG Options exercised such FBG Options, that the new AmVestors Warrant holders did not exercise such warrants and that the Cash Consideration Per Share equalled $1.06 (the "Options/Warrants Exercise and Cash Assumptions"). The $1.06 is derived by dividing $10 million in cash consideration by approximately 9.4 million shares of FBG Common Stock, consisting of shares of FBG Common Stock currently outstanding plus approximately 2.5 million additional shares issuable upon the assumed conversion of FBG Options but excluding shares of FBG Common Stock owned by AmVestors.

     Furman Selz analyzed AmVestors' and FBG's relative contribution to Combined AmVestors/FBG with respect to operating earnings, pre-tax income, net income, total assets and book value and compared this with the relative ownership of AmVestors' and FBG's stockholders of Combined AmVestors/FBG. Such analyses were considered on a percentage contribution basis and were made for 1994, 1995, 1996 and 1997 under three scenarios assuming the AmVestors Stock Price was $11.625, $14.50 and $9.50 per share, respectively, and, utilizing the Options/Warrants Exercise and Cash Assumptions.

     Furman Selz also conducted a similar set of analyses assuming an AmVestors and FBG merger without the Cost Savings, incremental interest expense and amortization of goodwill. In other words, both companies were combined on a historical and projected basis assuming that both AmVestors and FBG continued to be stand-alone entities ("No Savings Combined AmVestors/FBG"). Furman Selz analyzed FBG's and AmVestors' relative contribution to No Savings Combined AmVestors/FBG with respect to operating earnings, pre-tax income, net income, total assets and book value and compared this with the relative ownership of FBG stockholders and AmVestors stockholders of No Savings Combined AmVestors/FBG. Such analyses were considered on a percentage contribution basis and were made for 1994, 1995, 1996 and 1997 under three scenarios assuming the AmVestors' Stock Price was $11.625, $14.50 and $9.50 per share, respectively, and utilizing the Options/Warrants Exercise and Cash Assumptions.

     Assuming an AmVestors Stock Price of $11.625 and utilizing the Options/Warrants Exercise and Cash Assumptions (which includes the assumption that the AmVestors Warrants are not exercised), FBG stockholders would receive 23.5% of the common stock in both the Combined AmVestors/FBG and the No Savings Combined AmVestors/FBG cases. In 1994, FBG would have contributed 33.6%, 28.4%, 30.5%, 25.3% and 27.9% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 14.7%, 8.9%, 9.8%, 24.4% and 20.7% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1995, FBG would have contributed 29.0%, 24.6%, 25.7%, 22.8% and 18.7% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 22.3%, 18.4%, 19.4%, 22.6% and 18.9% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1996, FBG would have contributed 25.6%, 21.3%, 20.5%, 23.5% and 18.5% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 26.2%, 23.9%, 23.4%, 20.3% and 17.8% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1997, assuming both the Combined AmVestors/FBG and No Savings Combined AmVestors/FBG cases, FBG would have contributed at least 23.5% in operating earnings, pre-tax income and net income as a percentage of total operating earnings, pre-tax income and net income to both Combined AmVestors/FBG and No Savings Combined AmVestors/FBG. FBG's contribution to book value and total assets in 1997 falls below 23.5% in both cases.

     Assuming an AmVestors Stock Price of $14.50 and utilizing the Options/Warrants Exercise and Cash Assumptions (which includes the assumption that the AmVestors Warrants are not exercised) FBG stockholders would receive 21.2% of the common stock in both the Combined AmVestors/FBG and the No Savings Combined AmVestors/FBG cases. In 1994, FBG would have contributed 33.3%, 28.0%, 30.0%, 25.3% and 29.3% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 14.7%, 8.9%, 9.8%, 24.4% and 20.7% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1995, FBG would have contributed 28.8%, 24.3%, 25.3%, 22.7% and 16.8% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 22.3%, 18.4%, 19.4%, 22.6% and 18.9% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1996, FBG would have contributed 25.4%, 21.1%, 20.0%, 23.7% and 20.6% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 26.2%, 23.9%, 23.4%, 20.3% and 17.8% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1997, FBG would have contributed 28.8%, 25.5%, 24.5%, 23.3% and 21.1% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 26.4%, 24.9%, 24.3%, 20.3% and 18.5% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG.

     Assuming an AmVestors Stock Price of $9.50 and utilizing the Options/Warrants Exercise and Cash Assumptions (which includes the assumption that the AmVestors Warrants are not exercised) FBG stockholders would receive 25.4% of the common stock in both the Combined AmVestors/FBG and No Savings Combined AmVestors/FBG cases. In 1994, FBG would have contributed 33.9%, 28.7%, 30.9%, 25.1% and 25.5% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 14.7%, 8.9%, 9.8%, 24.4% and 20.7% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1995, FBG would have contributed 29.3%, 24.9%, 26.1%, 22.6% and 15.5% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 22.3%, 18.4%, 19.4%,

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

22.6% and 18.9% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1996, FBG would have contributed 25.9%, 21.6%, 20.8%, 23.4% and 16.4% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 26.2%, 23.9%, 23.4%, 20.3% and 17.8% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG. In 1997, FBG would have contributed 29.2%, 25.9%, 25.1%, 23.1% and 17.4% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to Combined AmVestors/FBG and 26.4%, 24.9%, 24.3%, 20.3% and 18.5% of operating earnings, pre-tax income, net income, total assets and book value, respectively, to No Savings Combined AmVestors/FBG.

     Furman Selz also analyzed the pro forma accretive/dilutive effect on operating earnings, pre-tax income and net income to AmVestors' stockholders for 1994, 1995, 1996 and 1997 assuming an AmVestors Stock Price of $11.625, $14.50 and $9.50 per share, respectively, and based on the Options/Warrants Exercise and Cash Assumptions (which do not assume the exercise of the AmVestors Warrants). Such analyses were based on the pro forma historical information and projections for Combined AmVestors/FBG provided by AmVestors' management. In 1994, assuming an AmVestors Stock Price of $11.625, accretion would have been 15.0%, 6.7% and 9.6% for operating earnings, pre-tax income and net income, respectively. In 1994, assuming an AmVestors Stock Price of $14.50, accretion would have been 17.8%, 8.9% and 12.8% for operating earnings, pre-tax income and net income, respectively. In 1994, assuming an AmVestors Stock Price of $9.50, accretion would have been 12.8%, 4.4% and 8.0% for operating earnings, pre-tax income and net income, respectively. In 1995, assuming an AmVestors Stock Price of $11.625, accretion would have been 7.7%, 1.3% and 3.3% for operating earnings, pre-tax income and net income, respectively; assuming an AmVestors Stock Price of $14.50, accretion would have been 10.2%, 3.8% and 5.2% for operating earnings, pre-tax income and net income, respectively; and assuming an AmVestors Stock Price of $9.50, accretion/(dilution) would have been 5.1%, (0.9)% and 1.3% for operating earnings, pre-tax income and net income, respectively. In 1996, assuming an AmVestors Stock Price of $11.625, accretion/(dilution) would have been 3.4%, (2.3%) and (3.0%) for operating earnings, pre-tax income and net income, respectively; assuming an AmVestors Stock Price of $14.50, accretion/(dilution) would have been 6.4%, 0.4% and (0.6%) for operating earnings, pre-tax income and net income, respectively; and assuming an AmVestors Stock Price of $9.50, accretion/(dilution) would have been 1.1%, (4.2%) and (4.7%) for operating earnings, pre-tax income and net income, respectively. The Merger would have an accretive effect in 1997 on operating earnings, pre-tax income and net income of Combined AmVestors/FBG assuming an AmVestors Stock Price of $11.625, $14.50 and $9.50 per share, respectively.

     THE RESULTS OF THESE PRO FORMA MERGER ANALYSES ARE BASED ON ESTIMATES PROVIDED BY THE MANAGEMENTS OF AMVESTORS AND/OR FBG AND ARE NOT NECESSARILY INDICATIVE OF WHAT THE FINANCIAL RESULTS FOR THE COMBINED COMPANIES WOULD HAVE BEEN HISTORICALLY OR WILL BE IN THE FUTURE.

ANALYSES RELATING TO FBG

     Furman Selz performed analyses relating to FBG based on two separate projection scenarios for FBG: (i) pro forma projections for FBG provided by AmVestors' management, pro forma for the Merger as if it had occurred on January 1, 1994, assuming Cost Savings, incremental interest expense and goodwill associated with purchase accounting are allocated to FBG ("FBG Projections Scenario I"); and (ii) FBG projections provided by FBG's management as of January 1996 for FBG on a stand-alone basis ("FBG Projections Scenario II).

Comparable Company Analysis

     In its comparable company analysis of FBG, Furman Selz compared selected historical, current and projected financial and operating results of FBG with the financial and operating results of selected publicly traded life and annuity insurance companies that, in Furman Selz's judgment, were most closely comparable to FBG (the "FBG Comparable Companies"). The FBG Comparable Companies were chosen by Furman Selz as companies whose general business, operating and financial characteristics are representative of companies in the life and annuity segment of the insurance industry in which FBG operates, although Furman Selz recognized that each of the FBG Comparable Companies is distinguishable from FBG in certain respects, including, without limitation, "Equity Market Capitalization" (total common shares outstanding multiplied by the closing price per share) and A.M. Best rating category. The Equity Market Capitalizations of the FBG Comparable Companies are generally greater than that of FBG, ranging from $116.5 million to $1.5 billion in contrast to $48.3 million for FBG as of the date of the opinion, and the A.M. Best rating of the FBG Comparable companies are generally in the A- or better categories in contrast to a rating of B for FBG as of the date of the opinion. Such FBG Comparable Companies included American Annuity Group, Equitable of Iowa Companies, First Colony Corporation, Presidential Life Corporation, Western National Corporation and AmVestors. Furman Selz considered, among other things:
(i) operating statement data, including unaudited December 31, 1995 year end net income excluding realized gains (and associated deferred acquisition costs);
(ii) selected balance sheet data (both on a statutory and GAAP accounting basis); (iii) 1996 earnings per share estimates for the FBG Comparable Companies made by research analysts; and (iv) historical trading ranges of the FBG Comparable Companies' stocks.

     Furman Selz calculated a range of multiples for the FBG Comparable Companies by dividing each of the FBG Comparable Companies' Equity Market Capitalizations by each such company's estimated unaudited December 31, 1995 year end net income, estimated 1996 net income, book value and book value adjusted for a mark-to-market of its investment portfolio ("Adjusted Book Value") unaudited as of December 31, 1995. Since net income and book value already reflect the cost of a company's debt or preferred stock, multiples of net income and book value are typically based on Equity Market Capitalization which excludes debt or preferred stock. Multiples of Equity Market Capitalization to unaudited December 31, 1995 year end net income ranged from 7.3x to 12.2x with a median of 10.9x. Assuming the Merger Consideration of $5.31 per share, the implied multiples of Equity Market Capitalization to unaudited December 31, 1995 year end net income was 11.3x, which was within the range of multiples of the FBG Comparable Companies. Multiples of Equity Market Capitalization to estimated 1996 net income ranged from 6.4x to 10.7x with a median of 9.5x. Assuming the Merger Consideration of $5.31 per share, implied multiples of Equity Market Capitalization to estimated 1996 net income based on FBG Projections Scenarios I and II were 10.2x and 9.0x, which were within the range of multiples of the FBG Comparable Companies. Multiples of Equity Market Capitalization to book value ranged from 0.67x to 1.37x with a median of 1.10x and multiples of Adjusted Book Value ranged from 0.67x to 1.37x with a median of 0.99x. Assuming the Merger Consideration of $5.31 per share, implied multiples of Equity Market Capitalization to book value and adjusted book value unaudited as of December 31, 1995 were 1.17x and 1.17x which were within the range of multiples of the FBG Comparable Companies.

     Furman Selz also looked at "Total Market Capitalization" (Equity Market Capitalization plus debt) to Statutory Capital for the FBG Comparable Companies. Since Statutory Capital does not reflect the cost of a company's debt or preferred stock, which is usually at the holding company rather than the life insurance company level, multiples of Statutory Capital are typically based on Total Market Capitalization which includes the cost of such debt or preferred stock. Multiples of Total Market Capitalization to December 31, 1994 Statutory Capital ranged from 1.01x to 2.43x with a median of 1.69x. Assuming the Merger Consideration and the assumption of FBG debt, the implied multiple of Total Market Capitalization to Statutory Capital was 1.36x which was within the range of multiples of the FBG Comparable Companies.

Comparable Transaction Analysis

     Furman Selz also evaluated selected acquisitions currently pending or completed during the last five years of U.S. life and annuity insurance companies (the "Acquired Life and Annuity Insurance Companies"). None of such acquisitions took place under market conditions or competitive conditions or circumstances that are directly comparable to the Merger as of the date of this Joint Proxy Statement/Prospectus, and each of the Acquired Life and Annuity Insurance Companies is distinguishable from FBG in certain respects, including, without limitation the significantly larger size of a majority of the transactions. Acquisitions used in Furman Selz's analysis included Conseco, Inc.'s acquisition of CCP Insurance, Inc., American General Corp.'s partial acquisition of Western National Corp., Conseco Capital Partner II's acquisition of Statesman Group, Protective Life's acquisition of Wisconsin National Life, GECC's acquisition of United Pacific Life and American Annuity Group's acquisition of GALIC. Furman Selz also reviewed certain other transactions of life and annuity insurance companies which it determined not to include in the analysis described above because the principal line of business of such companies was not annuities or because they targeted markets different from those targeted by AmVestors or FBG. The selected transactions did not represent the complete list of life and annuity insurance company transactions which have occurred because Furman Selz does not have access to the data of certain non-public transactions.

     Furman Selz calculated a range of multiples based on the ratio of equity purchase price to net income for the latest twelve months prior to the announcement of the selected transactions, equity purchase price to the latest reported stated book value prior to the announcement of the selected transactions, and equity purchase price plus assumed debt to Statutory Capital for the latest fiscal year end prior to the announcement of the selected transactions. Multiples of equity purchase price to such latest twelve months net income ranged from 7.2x to 15.4x with a median of 9.9x, multiples of equity purchase price to such latest reported stated book value ranged from 0.79x to 1.98x with a median of 1.23x. Assuming the Merger Consideration of $5.31 per share, implied multiples for FBG of unaudited December 31, 1995 year end net income and book value were 11.3x and 1.17x which were within the range of multiples of the Acquired Life Insurance Companies. Multiples of equity purchase price plus assumed debt to such latest available fiscal year end Statutory Capital ranged from 1.30x to 1.85x with a median of 1.68x. Assuming the Merger Consideration and the assumption of FBG debt, the implied multiple of adjusted 1995 Statutory Capital was 1.41x which was within the range of multiples of the Acquired Life and Annuity Insurance Companies.

Discounted Share Price Analysis

     Furman Selz performed a discounted share price analysis of FBG based on the FBG Projections Scenario I and FBG Projections Scenario III. In conducting this analysis, Furman Selz discounted projected earnings per share and dividends per share generated by FBG through the year 2000 plus a derived terminal value for FBG based on a multiple range of 6.0x to 12.0x year 2000 net income. These values were discounted to present value using discount rates ranging from 10.0% to 14.0% and the FBG Projections Scenario I analysis assumed an AmVestors Stock Price of $11.625, $14.50 and $9.50. The discounted share price analysis of Scenarios I and II above derived an implied range of values of $3.51 to $9.15 per FBG share. The Merger Consideration of $5.31 per share of FBG Common Stock falls within such range.

Discounted Cash Flow Analysis

     Furman Selz also performed a discounted cash flow analysis of FBG based on the FBG Projections Scenario I and FBG Projections Scenario II. In conducting this analysis, Furman Selz discounted the projected after-tax cash flows generated by FBG through the year 2000 in the form of the level of statutory dividends permissible by the Florida Insurance Department without prior approval and other unlevered net income generated by non-insurance operations. These cash flows were discounted to present value using discount rates ranging from 10.0% to 14.0%. In addition, Furman Selz derived terminal values for FBG at the end of the year 2000 by multiplying FBG's projected 2000 net income by net income multiples ranging from 6.0x to 10.0x and discounting them to present value using the same range of discount rates. Furman Selz derived an implied range of values based on this analysis of $4.95 to $9.66 per FBG share. The Merger Consideration of $5.31 per share of FBG Common Stock falls within such range.

ANALYSES RELATING TO AMVESTORS

Comparable Company Analysis

     In its comparable company analysis of AmVestors, Furman Selz compared selected historical, current and projected financial and operating results of AmVestors with the financial and operating results of selected publicly traded life and annuity insurance companies that, in Furman Selz's judgment, were most closely comparable to AmVestors (the "AmVestors Comparable Companies"). The AmVestors Comparable Companies were chosen by Furman Selz as companies that possess general business, operating and financial characteristics representative of companies in the life and annuity segment of the insurance industry in which AmVestors operates, although Furman Selz recognized that each of the AmVestors Comparable Companies is distinguishable from AmVestors in certain respects, including, without limitation, Equity Market Capitalization and A.M Best rating category. The Equity Market Capitalizations of the AmVestors Comparable Companies ranged from $48.3 million to $1.5 billion in contrast to $116.5 for AmVestors as of the date of the opinion, and the A.M. Best rating of the AmVestors Comparable Companies ranged from B to A++ in

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

contrast to a rating A- for AmVestors as of the date of the opinion. Such AmVestors Comparable Companies included AmVestors, American Annuity Group, Equitable of Iowa Companies, First Colony Corporation, Presidential Life Corporation, Western National Corporation and FBG. Furman Selz considered, among other things: (i) selected balance sheet data (both on a statutory and GAAP accounting basis); (ii) operating statement data, including unaudited December 31, 1995 year end net income excluding realized gains (and associated deferred acquisition costs); (iii) 1996 earnings per share estimates for the AmVestors Comparable Companies made by research analysts; and (iv) historical trading ranges of the AmVestors Comparable Companies' stocks.

     Furman Selz calculated a range of multiples for the AmVestors Comparable Companies by dividing each of the AmVestors Comparable Companies' Equity Market Capitalizations by each such company's unaudited December 31, 1995 year end net income and estimated 1996 net income. Multiples of Equity Market Capitalization to unaudited December 31, 1995 year end net income ranged from 7.3x to 12.2x with a median of 11.2x and multiples of estimated 1996 net income ranged from 6.4x to 10.7x with a median of 9.0x. Furman Selz calculated a range of market multiples by dividing each of the AmVestors Comparable Companies Equity Market Capitalizations by its book value and Adjusted Book Value unaudited as of December 31, 1995. Multiples of Equity Market Capitalization to book value ranged from 0.67x to 1.37x with a median of 1.18x and multiples of Equity Market Capitalization to Adjusted Book Value ranged from 0.67x to 1.37x with a median of 1.18x. Based upon Equity Market Capitalization multiples of AmVestors' unaudited December 31, 1995 year end net income and 1996 net income, book value and Adjusted Book Value, Furman Selz derived an implied range of values for AmVestors of $10.97 to $22.58 per share of AmVestors Common Stock. As of February 23, 1996 the price of AmVestors Common Stock of $11.25 falls within such range.

     Furman Selz also looked at Total Market Capitalization to Statutory Capital for the AmVestors Comparable Companies. Multiples of Total Market Capitalization to December 31, 1994 Statutory Capital ranged from 1.01x to 2.43x with a median of 1.52x. Based upon Total Market Capitalization multiples of AmVestors' Statutory Capital, Furman Selz derived an implied range of values for AmVestors of $11.49 to $28.46 per share of AmVestors Common Stock. As of February 23, 1996 the price of AmVestors Common Stock of $11.25 falls below such range.

Discounted Share Price Analysis

     Furman Selz performed a discounted share price analysis of AmVestors. Furman Selz performed this analysis based on two separate projection scenarios for AmVestors: (i) Earnings Per Share Projections for AmVestors on a stand-alone basis based on Wall Street research analyst estimates and (ii) projections provided by AmVestors' management as of December 1995 for AmVestors on a stand-alone basis ("AmVestors Projections"). In conducting this analysis, Furman Selz discounted projected earnings per share and dividends per share generated by AmVestors through the year 2000 plus a derived terminal value for AmVestors based on a multiple range of 4.0x to 10.0x year 2000 net income. These values were discounted to present value using rates ranging from 10.0% to 14.0%. Such discounted share price analysis derived an implied range of values of $5.20 to $18.70 per share of AmVestors Common Stock. As of February 23, 1996 the price of AmVestors Common Stock of $11.25 falls within such range.

Discounted Cash Flow Analysis

     Furman Selz also performed a discounted cash flow analysis of AmVestors based on the AmVestors Projections. In conducting this analysis, Furman Selz discounted the projected after-tax cash flows generated by AmVestors through the year 2000 in the form of statutory dividends and other unlevered net income generated by non-insurance operations. These cash flows were discounted to present value using discount rates ranging from 10.0% to 14.0%. In addition, Furman Selz derived terminal values for AmVestors at the end of the year 2000 by multiplying GAAP net income by net income multiples ranging from 4.0x to 10.0x, and discounting them to present value using the same range of discount rates. Furman Selz derived an implied range of values based on this analysis of $10.56 to $23.43 per share of AmVestors Common Stock. As of February 23, 1996 the price of AmVestors Common Stock of $11.25 falls within such range.

Stock Trading History of AmVestors and FBG

     Furman Selz reviewed the stock price performances of AmVestors and FBG, and AmVestors and FBG indices versus the "Comparable Companies Index" (the companies included in both AmVestors' and FBG's Comparable Company Analyses excluding both AmVestors and FBG) during the one-year period ending February 15, 1996 and the five-year period ending February 15, 1996. Furman Selz reviewed such stock trading histories to provide relative and comparative historical market data for AmVestors and FBG in contrast to current trading levels.

     Furman Selz noted that the Merger Consideration offered of $5.31 per share to holders of FBG Class A Common Stock represented a 16.4% premium to the 52-week high of FBG's stock price and a 19.7% premium to the stock price the last trading day prior to the announcement of the Merger. Over the one year period, FBG's Class A Common Stock price generally traded above the Comparable Companies Index and over a five year period, FBG's stock price traded below the Comparable Companies Index.

     Furman Selz also noted that price of AmVestors Common Stock prior to the announcement of the Merger was $11.625, which represented a 40.9% premium to the 52-week low of AmVestors' stock price and a 9.1% discount to the 52-week high stock price. Furman Selz also assumed that the price of AmVestors Common Stock upon mailing of the Joint Proxy Statement/Prospectus was $11.00, 12.8% above the 52-week low and 14.6% below the 52-week high. Over the one year period, AmVestors Common Stock generally traded comparably to the Comparable Companies Index and over a five year period, AmVestors traded below the Comparable Companies Index.

     Furman Selz is a nationally recognized investment banking firm engaged in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Furman Selz has substantial experience in merger and acquisition transactions and is familiar with AmVestors. In the ordinary course of its business, Furman Selz actively trades in the equity securities of AmVestors for its own account and the accounts of its customers and certain officers of Furman Selz and, accordingly, may at any time hold a long or short position in such securities. Based on Furman Selz's qualifications and familiarity with AmVestors' business, AmVestors did not interview any other financial advisor candidates. Furman Selz acted as underwriter to AmVestors in its November 1993 public offering of 4.025 million common shares. In connection with such services, AmVestors paid Furman Selz fees totaling $2,485,438. In addition, through various funds, Furman Selz manages a portion of AmVestors' investment portfolio aggregating approximately $3.5 million of committed investments. Furman Selz, may, in the future, act as underwriter and/or financial advisor to AmVestors.

     For its services in rendering the Fairness Opinion to the AmVestors Board and pursuant to the terms of an engagement letter, AmVestors has paid Furman Selz a $250,000 non-refundable fee. Such fee was payable regardless of whether or not Furman Selz found the Merger Consideration offered to the holders of FBG Class A Common Stock to be fair from a financial point of view to the AmVestors stockholders and whether or not the Merger was consummated. AmVestors agreed to reimburse Furman Selz for out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) not to exceed $20,000 without AmVestors' consent, incurred by Furman Selz in connection with its services, and to indemnify Furman Selz and certain related persons against certain liabilities in connection with its services.

     FBG. In its role as financial advisor to FBG, DLJ was asked by FBG to render its opinion to the FBG Board as to the fairness, from a financial point of view, to the stockholders of FBG of the Merger Consideration to be paid by AmVestors pursuant to the Merger Agreement. On September 8, 1996 and February 26, 1996, DLJ delivered its written opinions (the February 26, 1996 opinion herein referred to as the "DLJ Opinion") to the FBG Board that the Merger Consideration is fair, from a financial point of view, to the stockholders of FBG.

     A copy of the DLJ Opinion is attached hereto as Appendix III. FBG stockholders are urged to read the opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by DLJ. The summary of the opinion of DLJ set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The DLJ Opinion was prepared for the FBG Board and is directed only to the fairness to the holders of FBG Common Stock as of February 26, 1996 from a financial point of view, of the Merger Consideration and does not constitute a recommendation to any stockholder as to how to vote at the FBG Special Meeting.

     No restrictions or limitations were imposed by the FBG Board upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by FBG and AmVestors, including information provided during discussions with their respective managements. In addition, DLJ (i) reviewed prices and premiums paid in certain other selected business combinations in the life insurance and annuity industries; (ii) compared certain financial and securities data of FBG and AmVestors with such data of selected companies whose securities are traded in public markets; (iii) reviewed the historical stock prices and trading volumes of FBG Common Stock and AmVestors Common Stock; (iv) analyzed the pro forma financial impact of the Merger on AmVestors' and FBG's stockholders; (v) compared the relative contribution of FBG to the combined company's net operating income, stockholders' equity and total assets with the relative ownership of FBG stockholders in the combined company after giving effect to the Merger; and (vi) performed a discounted cash flow analysis of FBG. DLJ also discussed the past and current operations, financial condition and prospects of FBG and AmVestors with the respective managements of FBG and AmVestors, received financial projections for FBG and AmVestors from their respective managements, and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by FBG and AmVestors or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ has assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of FBG and AmVestors as to the future operating and financial performance of FBG and AmVestors. DLJ did not assume any responsibility for making and did not make any independent evaluation of FBG's or AmVestors' assets or liabilities or any independent verification of any of the information reviewed by DLJ. DLJ did not express any opinion with respect to legal matters relating to the Merger and relied as to all legal matters relating to the Merger on advice of counsel.

     The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of the DLJ Opinion and on the information made available to DLJ as of such date and on the review and analyses conducted by DLJ as of such date. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

     The following is a summary of the material factors considered and principal financial analyses performed by DLJ to arrive at the DLJ Opinion. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of FBG and AmVestors the assumptions on which such analyses were based and other factors.

          TRANSACTION ANALYSIS. DLJ reviewed publicly available information for selected transactions involving the acquisition of life insurance and annuity companies since January 1, 1993 (the "Selected Transactions"). In reviewing these transactions, several factors were considered including:
     (i) the lack of public information for subsidiary and private company transactions which represent a significant portion of the merger and acquisition activity; (ii) the lack of directly comparable transactions; and (iii) the generally larger size of several of the transactions. The Selected Transactions were not intended to represent the complete list of life insurance and annuity company transactions which have occurred.

     Rather, such transactions included only selected recent transactions involving life insurance and annuity companies. Such transactions were used in this analysis because the companies involved were deemed by DLJ to operate in similar businesses or have similar financial characteristics to FBG and AmVestors.

          DLJ reviewed the consideration paid in such transactions in terms of the price paid for the common stock plus the amount of debt and preferred stock assumed, repaid or redeemed in such transactions (the "Transaction Value") as a multiple of statutory net operating income for the latest twelve months ("LTM") or last fiscal year ended prior to the announcement of such transactions and as a multiple of adjusted statutory capital and surplus as of the end of the last fiscal quarter ended or last fiscal year ended prior to the announcement of such transactions. In acquisitions of life insurance and annuity companies, the purchase price paid may be expressed as multiplies of the Transaction Value to statutory net operating earnings and to adjusted capital and surplus. Variances in multiples for different transactions may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on surplus. Since statutory net operating earnings and adjusted statutory capital and surplus do not reflect the cost of a company's debt or preferred stock financing, which are usually at the holding company rather than the life insurance company level, multiples of statutory net operating earnings and adjusted capital and surplus are appropriately based on Transaction Value which includes the cost of assuming, repaying or redeeming such debt or preferred stock financing. Comparing the multiples of Transaction Value to be paid for FBG by AmVestors to the statutory net operating earnings and adjusted statutory capital and surplus of FBG with the multiples paid by acquirors in other transactions indicates whether the valuation being placed on FBG is within the range of values paid for other life insurance and annuity companies.

          The average and low multiples of Transaction Value to statutory net operating income for the last fiscal year ended prior to the announcement of the Selected Transactions were 15.6x and 5.1x, respectively. Based on an offer price of $5.31 per share, the implied multiple of Transaction Value to FBG's 1994 statutory net operating income was 37.6x. This multiple is greater than the low and greater than the average multiples of the Selected Transactions. The average and low multiples of Transaction Value to adjusted statutory capital and surplus as of the end of the last fiscal year ended prior to the announcement of the Selected Transactions were 1.8x and 1.2x, respectively. Based on the same offer price per share, the implied multiple of Transaction Value to FBG's 1994 year end adjusted statutory capital and surplus was 1.6x. This multiple is greater than the low and less than the average multiples of the Selected Transactions.

          Additionally, DLJ reviewed the consideration paid in such transactions in terms of the price paid for the common stock in such transactions as a multiple of net operating income prepared in accordance with GAAP for the LTM prior to the announcement of such transactions and as a multiple of stockholders' equity as of the last fiscal quarter ended prior to the announcement of such transactions. In acquisitions of life insurance and annuity companies, the purchase price paid may be expressed as multiples of the price paid for common stock to GAAP net operating earnings and to stockholders' equity. Variances in multiples for different transactions may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP net operating earnings and stockholders' equity already reflect the cost of a company's debt or preferred stock financing, multiples of GAAP net operating earnings or stockholders' equity are appropriately based on the price paid for the company's common stock which excludes the cost of assuming, repaying or redeeming such debt or preferred stock financing. Comparing the multiples of price offered to be paid for the FBG Common Stock by AmVestors to the GAAP net operating earnings and stockholders' equity of FBG with the multiples paid by acquirors in other transactions indicates whether the valuation being placed on FBG is within the range of values paid for other life insurance and annuity companies.

          The average and low multiples of price paid for common stock to LTM GAAP net operating earnings for the Selected Transactions were 15.6x and 5.2x, respectively. Based on an offer price of $5.31 per share, the implied multiple of price paid for common stock to FBG's GAAP net operating earnings for the LTM ended September 30, 1995 was 11.2x. This multiple is greater than the low and less than the average multiples of the Selected Transactions. The average and low multiples of price paid for common

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

     stock to stockholders' equity for the last fiscal quarter ended prior to the announcement of the Selected Transactions were 1.5x and 0.8x, respectively. Based on an offer price of $5.31 per share, the implied multiple of price paid for common stock to FBG's stockholders' equity as of September 30, 1995 was 1.3x. This multiple is greater than the low and less than the average multiples of the Selected Transactions.

          DLJ also determined the percentage premium of the offer prices (represented by the purchase price per share in cash transactions and the price of the constituent securities times the exchange ratio in the case of stock-for-stock mergers) over the public market trading prices one day, one week and one month prior to the announcement date of selected life insurance and annuity company transactions where the acquired company's stock was publicly traded (the "Selected Public Transactions"). The average premiums of offer prices to public market trading prices one day, one week and one month prior to the announcement date for the Selected Public Transactions were 8.5%, 15.5% and 18.9%, respectively. An offer price of $5.31 per FBG share represents premiums to FBG public market trading prices one day, one week and one month prior to announcement of the Merger of 19.7%, 18.0%, and 24.9%, respectively. These premiums are greater than the average premiums of the Selected Public Transactions.

          ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide comparative market information, DLJ compared selected historical share price and operating and financial ratios for FBG to the corresponding data and ratios of the following companies whose securities are publicly traded: (i) First Colony Corporation; (ii) AmVestors Financial Corporation; (iii) Equitable of Iowa Companies; (iv) Presidential Life Corporation; (v) SunAmerica Inc.; and (vi) American Annuity Group, Inc. (together, the "Selected Companies").

          Such analysis included, among other things, the ratios of stock price to GAAP net operating earnings per share ("EPS") for the LTM ended September 30, 1995, fiscal year 1995 and fiscal year 1996 estimated net operating EPS (as estimated by research analysts and compiled by Institutional Brokers Estimating Service for the Selected Companies and management's projections for FBG) and stockholders' equity per share as of September 30, 1995 as well as the ratios of the aggregate equity market capitalization plus the amount of debt and preferred stock outstanding ("Enterprise Value") to statutory net operating earnings and year end 1994 statutory capital and surplus. Closing prices as of February 22, 1996 were used in this analysis. The ratios described in this paragraph have been designed to reflect the value attributable in the public equity markets to various valuation measures of life insurance and annuity companies. In determining whether to buy or sell shares of stock of publicly traded companies in the life insurance and annuity industries, investors look at a company's historical and projected GAAP net operating earnings, historical statutory net operating earnings, stockholders' equity and statutory capital and surplus. The multiples of stock price to GAAP net operating earnings per share and Enterprise Value to statutory net operating earnings reflect the value attributed to a company by public equity market investors based on the company's historical and projected earnings. The multiples of stock price to stockholders' equity per share and Enterprise Value to statutory capital and surplus reflect the value attributed to a company by public equity market investors based on the company's net worth. Variances in multiples for different companies may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP net operating earnings and stockholders' equity already reflect the cost of a company's debt or preferred stock financing, multiples of GAAP net operating earnings or stockholders' equity are appropriately based on the price paid for the company's common stock which excludes debt or preferred stock financing. Since statutory net operating earnings and capital and surplus do not reflect the cost of a company's debt or preferred stock financing, which are usually at the holding company rather than the life insurance company level, multiples of statutory net operating earnings and statutory capital and surplus are appropriately based on Enterprise Value which includes debt or preferred stock financing. Comparing the multiples of price offered to be paid by AmVestors to the GAAP net operating earnings per share, stockholders' equity, statutory net operating earnings and statutory capital and surplus of FBG with the multiples at which the Selected Companies trade indicates whether the valuation being placed on FBG is within the range of values at which the Selected Companies trade.

          The average and low ratios of public stock price to GAAP net operating EPS for the LTM ended September 30, 1995 were 10.7x and 7.3x, respectively for the Selected Companies. Based on an offer price of $5.31 per share, the implied multiple of offer price to FBG's GAAP net operating EPS for the LTM ended September 30, 1995 was 11.2x. This multiple is greater than the low and greater than the average multiples of the Selected Companies. The average and low ratios of public stock price to estimated 1995 GAAP net operating EPS were 10.9x and 5.5x, respectively, for the Selected Companies. Based on the same offer price, the implied multiple of offer price to FBG's estimated 1995 GAAP net operating EPS was 12.8x. This multiple is greater than the low and greater than the average multiples of the Selected Companies. The average and low ratios of public stock price to estimated 1996 GAAP operating EPS were 10.3x and 6.3x, respectively for the Selected Companies. Based on the same offer price, the implied multiple of offer price to FBG's estimated 1996 GAAP net operating EPS was 8.8x. This multiple is greater than the low and less than the average multiples of the Selected Companies. The average and low ratios of public stock price to stockholders' equity of September 30, 1995 were 1.5x and 0.9x, respectively, for the Selected Companies. Based on the same offer price, the implied multiple of offer price to FBG's stockholders' equity as of September 30, 1995 was 1.1x. This multiple is greater than the low and less than the average multiples of the Selected Companies. The average and low ratios of Enterprise Value to 1994 statutory net operating earnings for the Selected Companies were 23.7x and 12.3x, respectively. Based on the same offer price, the implied ratio of Enterprise Value to FBG's 1994 statutory net operating earnings was 37.6x. This multiple is greater than the low and greater than the average multiples of the Selected Companies. The average and low ratios of Enterprise Value to 1994 year end statutory capital and surplus for the Selected Companies were 3.1x and 1.3x, respectively. Based on the same offer price, the implied ratio of the Enterprise Value to FBG's 1994 year end statutory capital and surplus was 1.7x. This multiple is greater than the low and less than the average multiples of the Selected Companies.

          No company or transaction used in the Transaction Analysis or the Analysis of Certain Publicly Traded Companies described above was directly comparable to FBG, AmVestors or the Proposed Merger. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor necessarily precise; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the transaction values and trading prices. For example, many qualitative factors are involved in valuing a company or analyzing a transaction in the life insurance and annuity industries including assessments of the quality of management, the attractiveness of the company's target market, the economics of the products being sold and the company's market position relative to its competitors. Other factors that could affect the transaction values or trading prices include differences in distribution, products, geographic or demographic customer concentration, size, accounting practices, asset portfolio quality, interest rate sensitivity and other factors. These factors may affect transaction values or trading prices in each case by affecting in varying degrees investors' expectations of such factors as the company's risk and future operating profitability.

          STOCK TRADING HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both FBG Common Stock and AmVestors Common Stock for the periods ending one year, two years and ten years prior to the announcement of the Merger. DLJ also reviewed the daily closing prices of FBG Common Stock and AmVestors Common Stock and compared the FBG and AmVestors closing stock prices with the S&P 400 Index and an index of the Selected Companies. DLJ reviewed the one year, two year and ten year trading history of FBG Common Stock and AmVestors Common Stock to determine whether trading levels immediately prior to announcement of the Merger were reflective of longer term trading levels or were affected by recent unusual or event specific trading activity. In addition, DLJ reviewed the trading history of FBG Common Stock and AmVestors Common Stock relative to an index of the Selected Companies in order to assess the relative stock price performance of FBG, AmVestors and the index.

          PRO FORMA MERGER ANALYSIS. DLJ analyzed certain pro forma financial effects resulting from the Merger. In conducting its analysis, DLJ relied upon certain assumptions described above and financial projections provided by the managements of both FBG and AmVestors. DLJ analyzed the pro forma

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

     effect of combining FBG and AmVestors on the earnings, book value and leverage ratios of the combined companies. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position. Certain holders of FBG Options who do not exercise such options prior to the Merger, may, depending upon the plan under which such FBG Options were granted, choose to receive either cash or AmVestors Options in exchange for such FBG Options. The number of shares of AmVestors Common Stock issued in the Merger will be affected by which alternative such holders of FBG Options choose. Assuming that all such holders of FBG Options choose to receive cash, AmVestors' stockholders would realize earnings per share dilution of 2.0% in 1996 and 1.0% in 1997 on a pro forma basis. On a share equivalent basis, assuming an all stock transaction, FBG stockholders would realize earnings per share pickup of 27.2% in 1996 and 23.2% in 1997 on a pro forma basis. The effect of the Merger on AmVestors' ratio of debt to total capitalization would be to increase such ratio from 0% before the Merger to 13.6% after the Merger.

          CONTRIBUTION ANALYSIS. DLJ analyzed FBG's and AmVestors' relative contributions to the combined company with respect to GAAP net operating earnings, stockholders' equity and total assets and compared this with the relative ownership of FBG stockholders in the combined company after the Merger. Such analysis was considered on a percentage contribution basis and was made, where appropriate, (i) for the twelve months ended September 30, 1995 based on AmVestors' and FBG's reported financial results; and (ii) for the twelve month periods ended December 31, 1995, 1996 and 1997 as projected by FBG's and AmVestors' managements.

          For the LTM ended September 30, 1995, FBG's relative contribution to the combined company with respect to GAAP net operating earnings was 21.4% of total. FBG's relative contribution to the combined company with respect to stockholders' equity was 21.4% of total. FBG's relative contribution to the combined company with respect to total assets was 23.3% of total. For the projected twelve months ended December 31, 1995, FBG's relative contribution to the combined company with respect to GAAP net operating earnings was 18.6% of total. For the projected twelve months ended December 31, 1996, FBG's relative contribution to the combined company with respect to net operating earnings was 23.4% of total. For the projected twelve months ended December 31, 1997, FBG's relative contribution to the combined company with respect to net GAAP operating earnings was 24.3% of total.

          Assuming a 100% stock transaction and an AmVestors Stock Price of $11.00, FBG stockholders would own approximately 29.9% of the combined company after the Merger. The results of these contribution analyses are not necessarily indicative of the contributions that the respective businesses may actually make in the future.

          DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis of FBG. In conducting this analysis, DLJ calculated the present value per share of the cash flows projected by FBG's management for FBG on a stand-alone basis. The discounted cash flow analysis was based on discount rates ranging from 12% to 14%. The terminal value for this analysis was computed by multiplying FBG's projected terminal capital and surplus by a range of multiples. DLJ relied on its understanding of required equity returns in the life insurance and annuity business to derive discount rates and the public equity market analysis of selected life insurance and annuity companies and selected merger market transactions to derive the multiples of statutory capital and surplus used to calculate terminal values. At a multiple of statutory capital and surplus of 1.4x, the present value per share of FBG's projected cash flows ranged from $4.88 to $4.37 at discount rates ranging from 12% to 14%. At a multiple of statutory capital and surplus of 2.2x, the present value per share of FBG's projected cash flows ranged from $7.96 to $7.19 at discount rates ranging from 12% to 14%.

          The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires DLJ to exercise its professional judgment -- based on its experience and expertise -- in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. These assumptions include but are not limited to assumptions regarding: (i) macro-economic business conditions, (ii) competitive dynamics and general trends in the life insurance and annuity industries, (iii) competition from other industries including the banking and mutual fund industries, (iv) current and projected interest rates, and (v) industry regulatory environment. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

          The FBG Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with FBG, its businesses and the annuity industry. Based on DLJ's qualifications and familiarity with FBG's business, FBG did not interview any other financial advisor candidates. Pursuant to the terms of an engagement letter dated February 9, 1995 between FBG and DLJ, FBG paid DLJ a $25,000 retainer fee and an additional $275,000 for the DLJ Opinion. Pursuant to the terms of the engagement letter, FBG will pay DLJ, on the Closing Date, cash compensation equal to 2% of the aggregate amount of the Merger Consideration received by the stockholders of FBG including the assumption or repayment of debt by AmVestors, less the retainer fee and $275,000 paid to date. Based on the closing price of AmVestors Common Stock on February 22, 1996, DLJ's total fee including amounts already paid by FBG would be approximately $1.26 million. FBG also agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and FBG believe are customary in transactions of this nature, were negotiated at arms' length between FBG and DLJ, and the FBG Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. Firemark Capital, Inc., an investment banking and research firm with expertise in the insurance industry, assisted FBG in its earlier discussions with AmVestors (see "-- Background of the Merger") and will receive a fee of $50,000 from DLJ upon completion of the Merger.

          In the ordinary course of business, DLJ may actively trade the securities of both FBG and AmVestors for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     After the Merger, Acquisition Subsidiary will operate as a subsidiary of AmVestors. Following the Merger, it is anticipated that the AmVestors Board will consist of the current directors of AmVestors and the three new directors to be chosen as described below. In addition, AmVestors will enter into employment agreements with each of Frank T. Crohn, currently Chairman of the Board, Chief Executive Officer and a

Director of FBG and Donna J. Rubertone, currently Executive Vice President, Chief Operating Officer and a Director of FBG.

     DIRECTOR NOMINEES. The Merger Agreement provides that the Board of Directors of AmVestors will appoint to the Board three individuals from a group of qualified nominees recommended by FBG and acceptable to AmVestors, with one individual to be appointed to each of the Board's three classes of directors. If any Nominee so appointed is unable to serve the entirety of the remaining term of the class to which such Nominee is appointed, the AmVestors Board will appoint another person from such group to the AmVestors Board as successor thereto. The Nominees have not been identified as of this time, and are not expected to be identified until immediately prior to the Effective Time.

     EMPLOYMENT AGREEMENTS. In connection with the Merger, Frank T. Crohn, currently Chairman of the Board, Chief Executive Officer and a Director of FBG and Donna J. Rubertone, currently Executive Vice President, Chief Operating Officer and a Director of FBG, will enter into employment agreements with AmVestors and certain of its subsidiaries. These employment agreements are summarized below.

     Frank T. Crohn. Pursuant to an Employment Agreement to be entered into in connection with the Merger, AmVestors will agree to cause Mr. Crohn to be elected and maintained for a period of two years from the Closing Date as Chairman of the Board of FBG's current subsidiaries, Financial Benefit Life, AIMCOR and TIM. In addition, during the term of his Employment Agreement, AmVestors may reasonably request that Mr. Crohn serve as Chairman of other subsidiaries of AmVestors. Pursuant to his Employment Agreement, Mr. Crohn is required to devote no more than 500 hours per calendar year to his duties thereunder and is entitled to (i) a salary of $200,000 per year; (ii) at the inception of the Employment Agreement, 75,000 non-qualified options to purchase AmVestors Common Stock under the AmVestors Option Plan at an exercise price equal to the market price of the AmVestors Common Stock on the date of issue;
(iii) participate in all fringe benefit, stock option and retirement plans available to employees of Financial Benefit Life generally; (iv) reimbursement of business expenses; and (v) continued salary payments for up to six months after any disability (as defined therein) of Mr. Crohn. Mr. Crohn's employment may be terminated prior to its expiration only for cause, which includes conviction of certain crimes, gross negligence or willful misconduct in the performance of his duties or a material breach of his Employment Agreement which is unremedied for more than 30 days. Mr. Crohn has also agreed that during his employment and for a period of one year thereafter, he will not compete directly or indirectly with AmVestors or attempt to entice away or employ any employee of AmVestors or its subsidiaries.

     Donna J. Rubertone. Pursuant to an Employment Agreement to be entered into in connection with the Merger, AmVestors will agree to employ Ms. Rubertone for a period of three years from the Closing Date as President of Financial Benefit Life, AIMCOR and TIM. In addition, during the term of her Employment Agreement, AmVestors may reasonably request that Ms. Rubertone serve as President of other subsidiaries of AmVestors. Pursuant to her Employment Agreement, Ms. Rubertone is required to devote her full working time to the business of such subsidiaries and is entitled to, among other things (i) a salary of $175,000 per year; (ii) participate in the Incentive Compensation Plan and Bonus Compensation Agreements as the Board of Directors of AmVestors shall, in its discretion, determine;
(iii) at the inception of the Employment Agreement, 50,000 non-qualified options to purchase AmVestors Common Stock under the AmVestors Option Plan at an exercise price equal to the market price of the AmVestors Common Stock on the date of issue; (iv) participate in all fringe benefit, stock option and retirement plans available to employees of Financial Benefit Life generally; (v) reimbursement of business expenses; and (vi) continued salary payments for up to six months after any disability (as defined therein) of Ms. Rubertone. Ms. Rubertone's employment may be terminated prior to its expiration either (i) for cause, which includes conviction of certain crimes, gross negligence or willful misconduct in the performance of her duties or a material breach of her Employment Agreement which is unremedied for more than 30 days; or (ii) without cause upon payment of a severance amount equal to a full year's salary plus a sum equal to any bonus payments received by Ms. Rubertone in the previous twelve months. Ms. Rubertone has also agreed that during her employment, she will not compete directly or indirectly with AmVestors and that she will at no time disclose any confidential information regarding AmVestors or its subsidiaries.

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

FINANCING FOR THE MERGER

     AmVestors has obtained a commitment from First Chicago for an unsecured revolving Credit Facility of up to $35 million. AmVestors intends to draw on the Credit Facility (i) to finance the cash payments required to be made to FBG stockholders and certain FBG Option holders in connection with the Merger and for the expenses of consummating the Merger and the transactions contemplated thereby; (ii) to refinance any existing indebtedness of FBG and AmVestors; and
(iii) for general corporate purposes.

     The Credit Facility may be utilized by AmVestors for a period of six years after the Closing Date, provided that the $35 million credit limit will be reduced by $1.5 million in each of the third and fourth quarters of the second year of the Credit Facility and by $2 million each quarter thereafter. At the election of AmVestors on the date of each drawdown of the Credit Facility, interest is payable at either (i) a fluctuating interest rate equal to the higher of (a) the corporate base rate of interest announced by First Chicago, or
(b) the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published by the Federal Reserve Bank of New York, plus 1/2% per annum; or (ii) the Eurodollar Rate plus 1.75% (which percentage will decrease throughout the term of the Credit Facility at a rate yet to be determined).

TERMS AND CONDITIONS OF THE PROPOSED MERGER

     Set forth below is a description of the primary terms and conditions of the Merger Agreement, which description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix I.

     CONDITIONS OF THE MERGER. Set forth below is a description of the principal conditions to the obligations of FBG, AmVestors and Acquisition Subsidiary to consummate the Merger.

     MUTUAL CONDITIONS. The respective obligations of FBG, AmVestors and Acquisition Subsidiary to consummate the Merger are subject to the satisfaction or waiver of certain mutual conditions, including, without limitation, the following: (i) the Merger Agreement, the Merger and the other transactions contemplated thereby shall have been approved by the requisite vote of the stockholders of FBG and the stockholders of AmVestors; (ii) all approvals, waivers or authorizations of, notices to or filings with of any governmental or regulatory authority required for the consummation of the Merger (including without limitation the Florida Insurance Department and Kansas Commissioner of Insurance, if required) shall have been obtained except where the failure to obtain such consents would not have a material adverse effect on the business of FBG, AmVestors or the Surviving Corporation; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger and no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of any of the parties or their respective subsidiaries after the Effective Time; (iv) the legal opinion of counsel to AmVestors shall have been received by FBG regarding certain legal matters; (v) the legal opinion of counsel to FBG shall have been received by AmVestors regarding certain legal matters; (vi) the shares of AmVestors Common Stock to be issued in the Merger shall have been approved for listing on the NYSE; (vii) AmVestors and the Surviving Corporation shall have executed and delivered the Employment Agreements with each of Frank T. Crohn and Donna J. Rubertone; and (viii) there shall not have been a downgrading or threatened downgrading of American by A.M. Best; provided, that, in the event of a threatened downgrading, the companies have agreed that (a) AmVestors will promptly notify FBG of such threatened downgrading, and (b) neither AmVestors nor FBG may terminate the Merger because of such threatened downgrading unless such threat has not been withdrawn by A.M. Best within ten calendar days from the date it was received, and (1) AmVestors shall have used its reasonable best efforts to have such threat withdrawn prior to such time, and (2) if permitted by A.M. Best, AmVestors and FBG shall have made a joint presentation to A.M. Best with a request that it withdraw such threatened downgrading.

     FBG and AmVestors have filed the appropriate applications for the governmental and regulatory approvals required as a condition to the respective obligations of the parties to consummate the Merger, and

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

the parties presently anticipate that all regulatory matters will be successfully completed in a timely manner. See "-- Certain Regulatory Filings and Approvals."

     FBG'S CONDITIONS. FBG's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including, without limitation, the following: (i) the representations and warranties of AmVestors made in the Merger Agreement must be true and correct in all material respects, all obligations required to be performed by AmVestors prior to the Effective Time have been performed in all material respects, and AmVestors shall have delivered an officer's certificate stating the foregoing; (ii) no material adverse change in the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of AmVestors shall have occurred; (iii) FBG shall have received from its counsel a legal opinion regarding certain tax matters; and (iv) FBG shall have received an unqualified opinion of an independent actuarial firm, satisfactory to FBG and accompanied by an Actuarial Memorandum, that the reserves and assets held by AmVestors and American are adequate and sufficient to fund the legal and contractual obligations to American's policy holders as of June 30, 1995.

     AMVESTORS' CONDITIONS. AmVestors' obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including, without limitation, the following: (i) the representations and warranties of FBG made in the Merger Agreement must be true and correct in all material respects, all obligations required to be performed by FBG prior to the Effective Time have been performed in all material respects, and FBG shall have delivered an officer's certificate stating the foregoing; (ii) no material adverse change in the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of FBG shall have occurred including, without limitation, a downgrading or threatened downgrading of Financial Benefit Life by A.M. Best; (iii) AmVestors shall have received reasonably satisfactory comfort letters from Deloitte & Touche, LLP, independent auditors to FBG, dated the date of this Joint Proxy Statement/Prospectus and updated as of the Closing Date, with respect to certain financial information regarding FBG and its subsidiaries; (iv) AmVestors shall have received from its counsel a legal opinion regarding certain tax matters; (v) AmVestors shall have received an unqualified opinion of an independent actuarial firm, satisfactory to AmVestors and accompanied by an Actuarial Memorandum, that the reserves and assets held by FBG and Financial Benefit Life are adequate and sufficient to fund the legal and contractual obligations to Financial Benefit Life's policy holders as of June 30, 1995; (vi) AmVestors shall have received all state securities or "blue sky" authorizations necessary to issue AmVestors Common Stock and AmVestors Warrants pursuant to the Merger; (vii) AmVestors shall have received a signed letter from each person who is an "affiliate" of FBG within the meaning of the Securities Act restricting the sale of AmVestors Common Stock received by such person pursuant to the Merger for certain purposes (see "-- Status Under Federal Securities Laws"); (viii) AmVestors stockholders shall have approved the proposed amendment to the AmVestors Option Plan; and (ix) shares of FBG Class A Common Stock held by FBG stockholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for appraisal of such shares in the manner provided in the DGCL and who shall not have withdrawn such objection or waived such rights prior to the Closing Date shall not constitute more than 10% of the outstanding FBG Class A Common Stock as of the Closing Date. See "Dissenters Rights."

     Neither AmVestors nor FBG has any present intention to waive any of the material conditions to the consummation of the Merger. In the event that a material condition to the consummation of the Merger Agreement is waived after the date of the Special Meetings, then the company that waived such condition will hold a second special meeting of stockholders, with an amended Joint Proxy Statement/ Prospectus, in order to resolicit approval of the Merger Agreement.

     CERTAIN COVENANTS. AmVestors and FBG have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

     AmVestors has agreed to appoint to its Board the three Nominees from a group of individuals recommended by FBG and reasonably acceptable to AmVestors, with one individual to be appointed to each of the Board's three classes of directors. If any Nominee so appointed is unable to serve the entirety of the remaining term of the class to which such Nominee is appointed, the Board will appoint another person from such group to the Board as successor thereto. See "Management and Operations After the Merger -- Director Nominees."

     FBG and AmVestors have agreed to give the other party prompt notice of the following: (i) the receipt of any notice or other communication from a third party alleging that its consent is required in connection with the Merger; (ii) the receipt of any notice or other communication from any regulatory body in connection with the Merger; or (iii) the commencement or threat of any action, suit, claim, investigation or proceeding involving or affecting that party, which, if pending on the date of the Merger Agreement would have been required to have been disclosed to the other party or which relates to the consummation of the Merger.

     FBG and AmVestors have agreed to give the other full access to its offices, properties, books and records and to furnish the other party with such financial and operating data as may be reasonably requested.

     FBG and AmVestors have each agreed to give notice of and hold a meeting of its stockholders for the purpose of obtaining any necessary adoption and approval of certain matters relating to the Merger and, subject to directors' fiduciary obligations under applicable law as advised by counsel, the Board of Directors of each party will recommend to their respective stockholders that they vote in favor of such approval. In addition, AmVestors has agreed to vote all shares of FBG Common Stock held by it in favor of the Merger.

     CONDUCT OF BUSINESS PRIOR TO MERGER. Except as otherwise provided in the Merger Agreement, AmVestors has agreed to use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. FBG has agreed, unless the prior written consent of AmVestors is obtained, to (i) carry on its business diligently and substantially in the same manner as prior to the execution of the Merger Agreement and to not make or institute any unusual method of management, accounting or operation except in a manner consistent with prior practice or enter into any transaction other than in the ordinary course of business; (ii) not make loans or discounts or any commitments to loan or discount in an aggregate amount greater than $25,000; (iii) not enter into any management, maintenance, servicing or similar contracts having a term of more than one year or providing for fees in excess of a rate of $25,000 per year other than the renewal of certain data processing and computer servicing contracts; (iv) maintain in force all insurance policies in effect on the date of the Merger Agreement; (v) make investments in the usual course of business consistent with past practice and investment policy (and promptly inform AmVestors in writing of the relevant details of all such investments); (vi) not grant any increase in the rates of pay of its employees or any increase in the compensation payable or to become payable, if any, to any of its directors, officers, employees or agents, or increase in any amount the benefits or compensation, if any, of any such directors, officers, employees or agents under any pension plan or other contract or commitment; and not pay nor agree to pay any bonus or commission to any of its directors, officers, employees or agents and not otherwise enter into or amend any employment or severance agreement with any such directors, officers, employees or agents, provided that the foregoing will not prevent (a) increases in rates of pay to employees who are not officers or directors in amounts and at times consistent with past practice, (b) annual bonus payments to up to 10 employees of FBG who are not officers or directors and who customarily receive an annual bonus, at such times and in such individual amounts as are consistent with past practice, provided that, in no event may such bonus payments exceed $25,000 in the aggregate, and (c) bonuses to officers which FBG is obligated to pay pursuant to the terms of a currently existing bonus plan; (vii) not enter into any material contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with past practice; (viii) not sell or dispose of any of its material assets out of the ordinary course of business and maintain its assets in their present condition, reasonable wear and tear excepted; (ix) not make any expenditure for fixed assets and not purchase any data processing equipment for any single item in excess of $25,000 or enter into any leases of fixed assets providing for an annual rental of $25,000; (x) not declare or pay any dividend or make any other distribution, directly or indirectly, in respect of any capital stock of FBG or its subsidiaries (other than distributions from FBG's subsidiaries to FBG in an amount necessary to support FBG's debt service or operations) nor directly or indirectly redeem, purchase or otherwise acquire or issue any such capital stock, or grant or issue any capital stock of FBG or its subsidiaries or stock options, warrants or other rights therefor (other than issuances of FBG Class A Common Stock and FBG Class B Common Stock pursuant to the exercise of currently outstanding FBG Options or pursuant to the conversion of FBG Class B Common Stock to FBG Class A

Common Stock); (xi) not amend the restated Certificate of Incorporation or Bylaws of FBG or any of its subsidiaries, or make any change in the authorized or issued capital stock of FBG or such subsidiaries; (xii) not do any act or omit to do any act which will cause or permit a material breach by FBG of any contract, commitment or obligation, including without limitation the Merger Agreement; (xiii) not charge off any loans prior to Closing except in accordance with past policies and procedures consistently applied; (xiv) not acquire, purchase any assets of, or make any investment in any entity, (other than, in the case of normal investing activity, as allowed in (v) above); (xv) not agree or commit to do any of the foregoing; (xvi) not take or agree or commit to take any action that would make any representation or warranty of FBG in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, and (xvii) not omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     AGREEMENT NOT TO SOLICIT OTHER OFFERS. Pursuant to the Merger Agreement, subject to the fiduciary duties of FBG's directors under applicable law as advised by counsel to FBG, FBG has agreed not to, nor to permit its officers, directors and other representatives to, directly or indirectly, initiate, solicit, facilitate, assist or encourage any inquiry or proposal of, or provide any information or assistance to, any third party concerning (i) any liquidation, dissolution, recapitalization, merger or consolidation of FBG; (ii) outside the ordinary course of business, the sale of a significant amount of assets of FBG or its subsidiaries; (iii) the purchase or sale of shares of capital stock of FBG or its subsidiaries; or (iv) any similar actions or transactions involving FBG or its subsidiaries other than the transactions contemplated by the Merger Agreement ("Extraordinary Transactions"). FBG has agreed to immediately notify AmVestors if any proposal with respect to an Extraordinary Transaction is made.

     CONFIDENTIALITY. Subject to certain limitations, during the period prior to the Effective Time and in the event the Merger Agreement is terminated, AmVestors and FBG have each agreed to hold, and use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all non-public documents and information concerning the other party furnished to such party in connection with the transactions contemplated by the Merger Agreement unless such party is compelled to disclose such information by judicial or administrative process or by other requirements of law.

     OTHER COVENANTS. In addition to the foregoing, FBG has agreed to deliver to AmVestors (i) within 60 days of the execution of the Merger Agreement, a preliminary report of title with respect to all real property owned by FBG; and
(ii) within 20 days of the last day of each calendar month until the Closing Date, financial reports for such month certified by the Chief Financial Officer of FBG. AmVestors has also agreed to (i) cause the Surviving Corporation to provide the eligible employees of the Surviving Corporation and its subsidiaries with benefits that are in the aggregate generally as favorable as the benefits provided to the eligible employees of AmVestors, provided that, AmVestors, in its sole discretion, may elect to continue the health care coverage currently maintained by FBG for such eligible employees and that the foregoing does not limit AmVestors' or the Surviving Corporation's ability to make any staffing decisions they deem appropriate; (ii) honor any obligation of FBG to indemnify and hold harmless the present and former officers and directors of FBG (the "Indemnitees") in respect of acts or omissions occurring prior to the Effective Time to the extent required by FBG's Certificate and bylaws, or any indemnification agreement to which FBG and any Indemnitee are parties; and (iii) provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnitee on terms with respect to coverage and amounts roughly comparable to the coverage and amounts currently provided by FBG's policy, which provides for coverage in the amount of $2.0 million, so long as such coverage may be obtained by AmVestors at a reasonable cost.

     TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of FBG and AmVestors. In addition, either of the parties may terminate the Merger Agreement in the event: (i) the Merger is not consummated on or before April 8, 1996; (ii) the requisite approvals of the respective stockholders of either FBG or AmVestors are not obtained at the Special Meetings; (iii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, order or decree enjoins or otherwise prohibits the

Merger; (iv) any of the conditions to such party's obligations has not occurred or been waived; or (v) the AmVestors Stock Price is less than $9.50 or greater than $14.50. In addition, AmVestors may terminate the Merger Agreement in the event that FBG receives an acquisition proposal from a third party that the Board of Directors of FBG determines is more favorable to FBG's stockholders than the transactions contemplated by the Merger Agreement, or the FBG Board otherwise declines to make, withdraws or modifies its recommendation that its stockholders approve the Merger.

     The Merger Agreement provides that, in the event that the Merger Agreement is terminated and the Merger has not been consummated (other than as a result of the material breach by AmVestors of its representations, warranties or covenants contained therein or the exercise by either party of its right to terminate the Merger Agreement due to the AmVestors Stock Price being less than $9.50 or greater than $14.50 as described above), and if no Triggering Event (as defined below) has occurred, FBG will reimburse AmVestors for its time and expenses in pursuing and structuring the Merger in an amount equal to $250,000. In the event that the Merger Agreement is terminated and the Merger has not been consummated as a result of the material breach by AmVestors of its representations, warranties or covenants and there has been no material breach by FBG of its representations, warranties or covenants, and if no Triggering Event has occurred, AmVestors will be required to reimburse FBG for its time and expenses in pursuing and structuring the Merger in an amount equal to $250,000.

     FBG will be required to pay a $1.0 million fee to AmVestors (the "Break-up Fee") in the event the Merger is not consummated and any of the following "Triggering Events" has occurred:

          (i) any other party has in any manner proposed (whether to management, the directors or the stockholders of FBG or otherwise) or communicated or announced its interest in pursuing an Extraordinary Transaction, such proposal or interest is publicly communicated or announced by any party, and the stockholders of FBG disapprove the Merger;

          (ii) more than 25% of the shares of FBG Common Stock held by the directors of FBG are voted against, or abstain from voting on, the Merger;

          (iii) FBG enters into an agreement (or reaches an agreement in principle) providing for an Extraordinary Transaction or the directors or stockholders of FBG authorize or approve the entering into of any of such agreement or agreement in principle by FBG or any application, notification or filing seeking regulatory approval or clearance of any such agreement, agreement in principle or Extraordinary Transaction shall have been filed;

          (iv) the consummation of an Extraordinary Transaction by FBG;

          (v) any other party has commenced, or publicly communicated an intention to commence, a solicitation of proxies in opposition to approval by FBG's stockholders of the Merger and the stockholders of FBG disapprove the Merger; or

          (vi) the Board of Directors of FBG declines to make, withdraws or amends its recommendation to its stockholders to approve the Merger.

     The Merger Agreement provides that the Break-up Fee will not be payable in the event that FBG has terminated the Merger Agreement prior to the occurrence of a Triggering Event. Further, the Break-up Fee will also not be payable in the event that AmVestors terminates the Merger Agreement (i) due to the AmVestors Stock Price being less than $9.50 or greater than $14.50 as described above,
(ii) because it has been advised in writing that the Merger will be accounted for as a pooling, or (iii) because of a downgrading or threatened downgrading of American or Financial Benefit Life by A.M. Best which is not primarily the result of a Triggering Event or actions taken in connection with a Triggering Event.

     The Merger Agreement, including the provision setting forth an outside date for consummation of the Merger of April 8, 1996 and all other material terms thereof, may be amended, waived or modified in writing by the parties provided that no such amendment or waiver shall, after the approval by FBG's stockholders, without the further approval of such stockholders, alter or change
(i) the amount or kind of consideration to be received in exchange for any shares of FBG Common Stock; (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the stockholders of FBG. In the event that the Merger Agreement is materially amended after the date of the Special Meetings, then each of the Companies will hold a second special meeting of Stockholders, with an amended Joint Proxy Statement/Prospectus, in order to solicit approval of the Merger Agreement as so amended.

     CLOSING DATE. The closing of the Merger will occur on such date as AmVestors notifies FBG in writing no less than five days prior thereto, which date will not be more than ten days after each of the conditions to the effectiveness of the Merger Agreement has been waived or satisfied (the "Closing Date"). On the Closing Date, the parties will file a Certificate of Merger in the office of the Secretary of State of Delaware. The Effective Time will occur upon the filing of such Certificate of Merger.

     EXPENSES. All fees, costs and expenses required or incurred in connection with the Merger Agreement will be paid by the party incurring such costs or expenses, subject to the provisions described in "-- Termination and Amendment of the Merger Agreement."

     FBG OPTIONS AND WARRANTS. Each holder of an option or warrant issued pursuant to one of FBG's incentive plans who does not exercise such option or warrant prior to the Merger, will be entitled to receive either cash or AmVestors Options as described below.

     If the FBG Option was granted pursuant to the Financial Benefit Group, Inc. Non-Qualified Option Plan, such option will terminate upon the consummation of the Merger (as specified by the terms of such plan) and its holder will be entitled to receive an amount of cash equal to the product of (i) the excess of the Merger Consideration (valuing the fraction of AmVestors Common Stock receivable at the AmVestors Stock Price and valuing the fraction of the AmVestors Warrant at $.31) over the exercise price of such option, multiplied by
(ii) the number of shares subject to such FBG Option (the "Option Cash Consideration").

     If such FBG Option was granted pursuant to the Financial Benefit Group, Inc. Equity Incentive Non-Qualified Warrant/Option Program, such option will be exchangeable, at the election of its holder, as specified by the terms of such plan, for either the Option Cash Consideration or a non-qualified option exercisable for AmVestors Common Stock having substantially the same terms and conditions as such FBG Option except that, in order to reflect the terms of the Merger, the exercise price per share of such FBG Option will be determined by dividing the exercise price of the FBG Option by the Exchange Ratio (as defined in the next sentence) and the number of shares of AmVestors Common Stock issuable upon exercise will be determined by multiplying the number of shares of FBG Common Stock subject to the FBG Option by the Exchange Ratio. The "Exchange Ratio" will be equal to the sum of (i) the number of shares of AmVestors Common Stock receivable for each share of FBG Class A Common Stock in the Merger, (ii) a number of shares equal to the Cash Portion Per Share divided by the AmVestors Stock Price, and (iii) a number of shares equal to $.31 divided by the AmVestors Stock Price.

     If such FBG Option was granted pursuant to the Financial Benefit Group, Inc. Employee Incentive Stock Option Plan, such option will be exchangeable for either the Option Cash Consideration (at the request of the option holder and with the consent of FBG) or an incentive stock option exercisable for AmVestors Common Stock having substantially the same terms and conditions as such FBG Option except that, in order to reflect the terms of the Merger, the exercise price per share of such FBG Option will be determined by dividing the exercise price of the FBG Option by the Exchange Ratio and number of shares of AmVestors Common Stock issuable upon exercise will be determined by multiplying the number of Shares of FBG Common Stock subject to the FBG Option by the Exchange Ratio.

     Upon conversion of the FBG Class B Common Stock into FBG Class A Common Stock in connection with the Merger, each FBG Option to purchase one share of FBG Class B Common Stock will be converted into an FBG Option to purchase 1.35 shares of Class A Common Stock. Each holder of an FBG Option after such conversion will then be treated as described above depending upon the plan under which such FBG Option was granted.

     Pursuant to the terms of the Merger Agreement, no more than 150,000 shares of AmVestors Common Stock are to be subject to AmVestors Options granted to former FBG Option holders (in addition to 125,000 options to be issued pursuant to certain employment agreements to be entered into by AmVestors in connection with the Merger). Certain officers of FBG who hold FBG Options have indicated their willingness to either exercise such options prior to the Merger or to elect to receive cash in exchange for such options in order to enable the condition to the consummation of the Merger that conversions of FBG Options result in no more than 150,000 shares of AmVestors Common Stock to be subject to former FBG Options to be satisfied. The decision of such officers to exercise such options prior to the Merger or to elect to receive cash in exchange for such options is a personal decision of each officer subject to change up until no later than 4 days before the Effective Time. If conversion of FBG Options after such elections have been made would cause more than 150,000 shares of AmVestors Common Stock to be subject to former FBG Options, such event would cause a failure of a condition to AmVestors' obligation to consummate the Merger, and would constitute a breach by FBG of the Merger Agreement. AmVestors currently has no intentions as to what course of action it would take in such event.

     All elections or requests to receive cash rather than AmVestors Options (if applicable) must be made no later than four days before the Effective Time or such FBG Options will be converted into AmVestors Options. Each holder of an FBG Option entitled to elect or request cash will be mailed an election or a request form, along with a copy of this Joint Proxy Statement/Prospectus at about the same time as the stockholders of AmVestors and FBG will be mailed this Joint Proxy Statement/Prospectus.

     FBG also has outstanding FBG Warrants to purchase 643,781 shares of FBG Class A Common Stock which were not issued pursuant to any FBG benefit plan, all of which are currently exercisable. Pursuant to the terms of the FBG Warrants, upon exercise and payment of the exercise price thereof following the Closing Date, the holders of the FBG Warrants will be entitled to receive the Merger Consideration they would have been entitled to receive had they exercised the FBG Warrants immediately prior to the Closing Date. None of the FBG Warrants terminates pursuant to its terms, or is cancelable, following or in connection with the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of FBG's Board with respect to the Merger Agreement, FBG stockholders should be aware that FBG's management and its Board have interests in the Merger that are in addition to their interests as FBG stockholders. Each of the members of FBG's Board of Directors was aware of those interests in effect on the date of approval and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Such interests are as follows:

     FBG OPTIONS. As of February 23, 1996 executive officers and directors of FBG held FBG Options to purchase an aggregate of 1,443,897 shares of FBG Class A Common Stock (taking into account the conversion of each option to purchase one share of FBG Class B Common Stock into an option to purchase 1.35 shares of FBG Class A Common Stock), at various exercise prices and subject to various vesting schedules. Such outstanding FBG Options were granted under the Financial Benefit Group, Inc. Non-Qualified Option Plan, the Financial Benefit Group, Inc. Equity Incentive Non-Qualified Warrant/Option Program, and the Financial Benefit Group, Inc. Employee Incentive Stock Option Plan. Certain FBG executive officers and directors have indicated that they intend to either exercise their FBG Options prior to the Closing Date or exchange such FBG Options for cash in order to enable the condition to the consummation of the Merger that conversions of FBG Options result in no more than 150,000 shares of AmVestors Common Stock be subject to FBG Options to be satisfied. See "-- FBG Options and Warrants." As indicated in the following table, all of the FBG Options held by directors and executive officers will entitle or enable, as the case may be, the holders to receive payment in cash by virtue of the Merger for such FBG Options as of the Effective Time:

                                        AMOUNT OF AGGREGATE    AMOUNT OF AGGREGATE
                                           CASH PAYABLE           CASH PAYABLE
                                         FROM FBG OPTIONS       FROM FBG OPTIONS        AGGREGATE
                                          NOT EXERCISABLE       EXERCISABLE ON OR     CASH PAYABLE
                                         ON OR BEFORE THE          BEFORE THE           BY VIRTUE
                OPTION HOLDER             EFFECTIVE TIME         EFFECTIVE TIME       OF THE MERGER
        -----------------------------   -------------------    -------------------    -------------
        Frank T. Crohn...............       $ 87,717.35           $2,248,183.32       $2,335,900.67
        Donna J. Rubertone...........         93,270.69            1,401,002.24        1,494,272.93
        Jerald R. Hoeft..............         56,400.91              688,197.75          744,598.66
        Mark A. Simon................         77,185.76            1,018,871.93        1,096,057.69
        Other Directors..............         63,096.81              512,657.79          575,754.60
                                            -----------           -------------       -------------
             Total...................       $377,671.52           $5,868,913.03       $6,246,584.55
                                            ===========           =============       =============

     The terms of FBG's Non-Qualified Option Plan require that the holders of all FBG Options issued thereunder, whether exercisable or not, receive a cash payment upon the consummation of the Merger. FBG's Equity Incentive Non-Qualified Warrant/Option Program provides that the holders of FBG Options issued thereunder (whether exercisable or not) are entitled to elect whether to receive a cash payment or to have such FBG Options converted into AmVestors Options upon the consummation of the Merger. The terms of FBG's Employee Incentive Stock Option Plan do not provide for a cash payment to the holders of FBG Options issued thereunder by virtue of the Merger; however, pursuant to the Merger Agreement, the holders of FBG Options (whether exercisable or not) issued under such plan will be given the opportunity to request, at least 10 days prior to the Closing, that FBG allow such holder to receive a cash payment from the Surviving Corporation upon consummation of the Merger in lieu of the AmVestors Options they would otherwise be entitled to receive according to the terms of such plan. The figures in the foregoing table are based on the assumption that the holders of all FBG Options for which a cash election is available elect to receive cash for all such FBG Options, and, in the case of the Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan, that the holders of all FBG Options issued thereunder request a cash payment. FBG intends to accept all such requests.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that the Surviving Corporation will honor the obligations of FBG to indemnify its present and former officers and directors in respect of acts and omissions occurring prior to the Effective Time to the extent required by FBG's certificate of incorporation, bylaws or any indemnification agreement to which FBG is a party.

     OFFICERS' AND DIRECTORS' LIABILITY INSURANCE. The Merger Agreement provides that, for a period of three years after the Effective Time, AmVestors will cause the Surviving Corporation to maintain officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each present and former officer and director of FBG on terms with respect to coverage and amounts roughly comparable to the coverage and amounts currently provided by FBG so long as such coverage may be obtained by AmVestors at a reasonable cost, the current cost of FBG's insurance being deemed reasonable for this purpose.

     EMPLOYMENT ARRANGEMENTS. If the Merger is consummated, Frank T. Crohn and Donna J. Rubertone will have entered into employment agreements with AmVestors, and certain other executive officers are anticipated to be employed by AmVestors and/or one of its subsidiaries. See "-- Management and Operations after the Merger -- Employment Agreements."

     OTHER. As of September 30, 1995, Frank T. Crohn owned 62,506 shares of AmVestors Common Stock which he acquired prior to July, 1994.

SURRENDER OF STOCK CERTIFICATES AND RECEIPT OF MERGER CONSIDERATION

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of FBG Common Stock (including the holders of certificates formerly representing shares of FBG Class B Common Stock) notification of the consummation of the Merger and instructions as to the procedure for the surrender of the stock certificates. The Exchange Agent will accept documentation acceptable to it in lieu of lost or destroyed certificates and may also require the holder of a lost or destroyed certificate to post an insurance bond acceptable to the Exchange Agent. Each holder of FBG Common Stock (including the holders of certificates formerly representing shares of FBG Class B Common Stock), upon surrender of a stock certificate or certificates representing such stock, together with the transmittal letter provided by the Exchange Agent duly completed and executed by such holder, will be entitled to receive a stock certificate or certificates representing the number of the whole shares of AmVestors Common Stock (together with cash in lieu of fractional shares) and such cash consideration and AmVestors Warrants (together with cash in lieu of fractional warrants) to which such holder is entitled. Holders of certificates formerly representing shares of FBG Class B Common Stock shall be entitled to receive the number of whole shares of AmVestors Common Stock (together with cash in lieu of fractional shares) and such cash consideration and AmVestors Warrants (together with cash in lieu of fractional warrants) based on the number of shares of FBG Class A Common Stock into which such shares of FBG Class B Common Stock will have been converted prior to the Merger.

     FBG STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

     From and after the Effective Time, there shall be no further transfers on the stock transfer books of FBG of any FBG Common Stock.

     No dividends or other distributions will be paid to a former stockholder of FBG with respect to shares of AmVestors Common Stock until such stockholder's stock certificate(s) representing FBG Common Stock are remitted to the Exchange Agent. Any dividends declared between the Effective Time and the date of the surrender of the FBG stock certificate(s) will be paid to the holder, without interest thereon, upon the surrender of such stock certificate(s). Holders of any unsurrendered certificates representing FBG Common Stock will not be entitled to vote the AmVestors Common Stock to which they are entitled until such certificates are exchanged for certificates representing AmVestors Common Stock.

FRACTIONAL SHARES

     No fractional shares of AmVestors Common Stock or fractional AmVestors Warrants will be issued in connection with the Merger. Where the Merger Consideration would otherwise require the issuance of a fractional share, cash equal to the value of such fractional interest will be paid to the holder of such interest in lieu of such fractional share (with the AmVestors Common Stock being valued at the AmVestors Stock Price). Where the Merger Consideration would otherwise result in the payment of a fraction of a AmVestors Warrant, the cash equal to the value of such fractional interest (with the AmVestors Warrant being valued at $.31 divided by the fraction of an AmVestors Warrant being issued as part of the Merger Consideration, will be paid to such stockholder.

CERTAIN REGULATORY FILINGS AND APPROVALS

     Consummation of the Merger is contingent upon the receipt of an approval from the Florida Insurance Department with respect to the transfer of control of FBG to AmVestors. The controlling Florida statute states that an acquisition of voting securities shall be deemed approved unless the Department disapproves the proposed acquisition within ninety days following the filing of the required acquisition of control statement. The acquisition of control statement was filed with the Florida Insurance Department on September 13, 1995. At the time of filing, FBG and AmVestors filed a written notice waiving their rights to have a hearing on this matter. On November 29, 1995, the Florida Department of Insurance issued a Notice of Hearing for Case No. 12174-95-C (JPF) for a hearing to be held on January 5, 1996, at 1:30 p.m. E.S.T. in Tallahassee, Florida for the purpose of reviewing the proposed Merger. The Department of Insurance may approve the Merger without this hearing, but sent the required Notice to accommodate the companies' time requirements in the event a hearing is held.

     Other states require approval of or notification of the change of control of a licensed insurer such as Financial Benefit Life. While such approvals or notices could affect Financial Benefit Life's certificate of authority in each such state, such approvals are not a condition to the consummation of the Merger. Nevertheless, it is anticipated that all such approvals will be secured prior to the consummation of the Merger.

     Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. AmVestors and FBG filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on October 17, 1995. The latest required waiting periods for such filings under the Hart-Scott-Rodino Act expired on November 17, 1995. On October 30, 1995, the companies received a notice of early termination of the waiting period from the FTC. However, at any time before or after the Effective Time of the Merger, and notwithstanding that the Hart-Scott-Rodino Act waiting period has expired, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of FBG or businesses of AmVestors or FBG acquired as a result of the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles. For purposes of preparing AmVestors' consolidated financial statements, AmVestors will establish a new accounting basis for FBG's assets and liabilities based upon the fair values thereof, the Merger Consideration and the costs of the Merger. Any excess of cost over the fair value of the net assets of FBG will be recorded as goodwill and amortized over a period not to exceed 40 years. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information appearing elsewhere in this Joint Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information. AmVestors will undertake a study to determine the fair value of certain of FBG's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of FBG will be included in the AmVestors consolidated statement of income following the Effective Time. The AmVestors financial statements for prior periods will not be restated as a result of the Merger or related transactions. See "Pro Forma Combining Financial Statements."

PUBLIC TRADING MARKET

     AmVestors and FBG anticipate that the shares of AmVestors Common Stock to be issued and reserved for issuance (i) in connection with the Merger, (ii) upon exercise of the AmVestors Options and (iii) upon exercise of the AmVestors Warrants, will be traded on the NYSE and approval of such trading by the NYSE is a condition precedent to the effectiveness of the Merger. AmVestors and FBG anticipate that the AmVestors Warrants to be issued in connection with the Merger will also be listed on the NYSE.

STATUS UNDER FEDERAL SECURITIES LAWS

     The shares of AmVestors Common Stock to be issued to stockholders of FBG pursuant to the Merger Agreement or upon exercise of AmVestors Warrants and AmVestors Options have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of AmVestors after the Merger or who were not "affiliates" of FBG on the date of the FBG Special Meeting. All directors and certain officers and stockholders of FBG may be deemed to have been "affiliates" of FBG within the meaning of such rules. Any such person may resell the AmVestors Common Stock received by him or her in the Merger only if such shares are registered under the Securities Act or an exemption from registration under the Securities Act is available. Such persons may be able to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become "affiliates" of AmVestors) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of FBG or AmVestors generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal stockholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.

     The Merger Agreement requires, as a condition to closing, that each of FBG's "affiliates" execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the AmVestors Common Stock received in the Merger in violation of the Securities Act or the rules and regulations thereunder.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discusses only certain federal income tax consequences of the Merger to United States citizens or residents who hold shares of FBG Common Stock. It does not discuss all the tax consequences that might be relevant to stockholders entitled to special treatment under the Code or to holders who acquired their shares of FBG Common Stock through the exercise of employee stock options or otherwise as compensation. It also does not address the tax consequences of the Merger under state, local, or foreign tax laws.

     Although no ruling will be requested from the IRS regarding the tax consequences of the Merger, FBG and AmVestors have received opinions from their respective legal counsel Lord, Bissell & Brook and Bryan Cave LLP to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement and as described in this Joint Proxy Statement/Prospectus, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Such opinions are based upon customary representations and assumptions made to each such legal counsel by FBG and AmVestors with respect to certain factual matters required to qualify the Merger as a reorganization under the Code, including that:

          (i) there is no current plan or intention by the holders of 5% or more of FBG Common Stock, and to the best of the knowledge of the management of FBG, there is no plan or intention on the part of the remaining holders of FBG Common Stock, to sell, exchange, or otherwise dispose of a number of shares of AmVestors Common Stock received in the Merger that would reduce the FBG stockholders' ownership of AmVestor Common Stock to a number having a value as of the date of the Merger of less than 50% of the value of all of the formerly outstanding FBG Common Stock as of that same date; (ii) Acquisition Subsidiary will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by FBG immediately prior to the Merger; (iii) prior to the Merger, AmVestors will be in control of Acquisition Subsidiary (for these purposes, the term "control" is defined as the direct ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of such corporation); (iv) following the Merger, AmVestors intends to cause Acquisition Subsidiary, as the survivor of the Merger, to continue the historic and customary business activities of FBG or use a significant portion of FBG's historic business assets in a business; (v) AmVestors, Acquisition Subsidiary, FBG, and the stockholders of FBG will pay only their respective expenses, if any, incurred in connection with the Merger; (vi) none of AmVestors, Acquisition Subsidiary, and FBG are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code; (vii) no stock of Acquisition Subsidiary will be issued in the Merger; (viii) any cash paid by AmVestors to holders of FBG Common Stock in lieu of fractional shares is not separately bargained for consideration and is being distributed solely to avoid the expense and inconvenience of issuing fractional shares; and
     (ix) the total cash consideration that will be paid in the Merger to the FBG stockholders instead of issuing fractional shares of AmVestors Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the FBG stockholders in exchange for their shares of FBG Common Stock and the fractional share interests of each FBG stockholder will be aggregated and no FBG stockholder will receive cash in an amount equal to or greater than the value of one full share of AmVestors Common Stock.

It should be noted that an opinion of counsel is not binding upon the IRS. Thus, no assurance can be given that the IRS will not successfully challenge the conclusions set forth therein.

     QUALIFICATION AS A REORGANIZATION. Although AmVestors and FBG each intend to take the position that the Merger qualifies as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (an "A" reorganization), the IRS may take a contrary position. The discussion below describes certain of the material factors that may be relevant in determining whether the Merger is likely to qualify as an "A" reorganization.

     In general, a corporate reorganization under section 368(a)(1)(A) of the Code means a statutory merger or consolidation. A statutory merger or consolidation is a merger or consolidation effected pursuant to the corporation laws of the United States or a State or territory, or the District of Columbia. The transaction will be effected pursuant to the corporation law of Delaware. Thus, the transaction will be a statutory merger.

     In order for a transaction to qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(D), one corporation (the acquiring corporation) must acquire substantially all of the properties of another corporation (the acquired corporation) partly or entirely in exchange for stock of a corporation which is in control of the acquiring corporation (the controlling corporation), provided that (i) the transaction would have qualified under section 368(a)(1)(A) if the merger had been into the controlling corporation, and (ii) no stock of the acquiring corporation is used in the transaction. The IRS has defined "substantially all" for purposes of issuing private letter rulings as 90 percent of the fair market value of the acquired corporation's net assets and 70 percent of the fair market value of the acquired corporation's gross assets. If Acquisition Subsidiary acquires 90 percent of the fair market value of FBG's net assets and 70 percent of FBG's gross assets in a statutory merger under the laws of Delaware and uses only stock of AmVestors (which is in control of Acquisition Subsidiary) then the IRS private letter ruling requirements should be met. Assuming the IRS ruling requirements are met, the statutory requirements of sections 368(a)(1)(A) and 368(a)(2)(D) should also be met.

     In addition to the statutory requirements described above, the Merger may qualify as an "A" reorganization only if certain judicial doctrines relating to "continuity of shareholder interest" and "continuity of business enterprise" are also met. To satisfy the continuity of shareholder interest requirement, stockholders of FBG must not, pursuant to a plan or intent existing at or prior to the consummation of the Merger, dispose of or transfer the AmVestors Common Stock to be received pursuant to the Merger such that the stockholders of FBG, in the aggregate, would no longer have a material equity interest in FBG (through their ownership of AmVestors Common Stock) in relation to the value of FBG determined prior to the consummation of the Merger. Based on representations of the management of FBG that there is no plan or intention by any holder of five percent (5%) or more of FBG Common Stock, and to the best of the knowledge of the management of FBG, there is no plan or intention on the part of the remaining holders of FBG Common Stock, to sell, exchange, or otherwise dispose of a number of shares of AmVestors Common Stock received in the transaction that would reduce the FBG stockholders' ownership of AmVestors Common Stock to a number having a value as of the date of the transaction, of less than 50 percent (50%) of the value of all of the formerly outstanding FBG Common Stock as of that same date, the continuity of shareholder interest test should be met.

     To satisfy the continuity of business enterprise requirement, Acquisition Subsidiary must either (i) continue the historic business of FBG or (ii) use a significant portion of FBG's historic business assets in a business. Based on AmVestors' representation that it intends to cause Acquisition Subsidiary, as the survivor of the Merger, to continue the historic and customary business activities of FBG or use a significant portion of FBG's historic business assets in a business, the continuity of business enterprise test should be met.

     In the event that the Merger Agreement is materially amended after the date of the Special Meetings, each of the companies will hold a second Special Meeting in order to solicit the approval of its stockholders to the Merger Agreement as so amended. An amendment of the Merger Agreement in such a manner as to cause the Merger to fail to qualify as an "A" reorganization would be a material amendment requiring second Special Meetings.

     EXCHANGE OF FBG CLASS A COMMON STOCK FOR THE MERGER CONSIDERATION. A stockholder's gain or loss is equal to the Merger Consideration received by such stockholder less such stockholder's tax basis in the surrendered shares. If the Merger were to fail to qualify as a reorganization, each FBG stockholder would fully recognize such gain or loss. However, based upon the opinions of Bryan Cave LLP and Lord, Bissell & Brook that the Merger constitutes a reorganization under sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, each holder of FBG Common Stock who exchanges such stock for the Merger Consideration should recognize gain, if any, in an amount equal to the lesser of (i) the excess of the fair market value of the Merger Consideration (excluding any cash received in lieu of a fractional share of AmVestors Common Stock) over the holder's tax basis in the FBG Common Stock exchanged therefore, or (ii) the fair market value of the AmVestors Warrants and the amount of cash received in the Merger (excluding any cash received in lieu of a fractional share of AmVestors Common Stock). Except as otherwise described herein, no loss should be recognized as a result of the Merger. The Cash Consideration Per Share and the fair market value of the AmVestors Warrants (and any cash received in lieu of a fractional AmVestors Warrant) received in the exchange will be treated as having been received as a distribution in redemption of AmVestors Common Stock. This should result in a capital gain provided the exchange does not have the effect of the distribution of a dividend and the stockholder exchanging the FBG Common Stock held such shares as a capital asset at the time of the exchange. The capital gain will be a long-term capital gain if such stockholder held such shares for a period greater than one year as of the Effective Time of the Merger. Although the exchange will usually result in a capital gain, if the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of the stockholder's ratable share of the undistributed earnings and profits of FBG will be treated as a dividend. See "-- Avoiding Dividend Treatment Under Sections 302 and 356 of the Code."

     Because the Merger is expected to qualify as a reorganization, the tax basis of the AmVestors Common Stock received by an FBG stockholder should be equal to the tax basis of the shares of FBG Common Stock surrendered in exchange therefor, decreased by the amount of cash and the fair market value of the AmVestors Warrants received and increased by the amount of gain, if any, recognized to the stockholder on the exchange (including any portion of such gain that is treated as a dividend). The tax basis of the AmVestors Warrants received by an FBG stockholder will be equal to the fair market value of the AmVestors Warrants on the date of the Merger. The value of the fraction of an AmVestors Warrant which constitutes part of the Merger consideration is estimated at $0.31 by application of a Black-Scholes model. For purposes of determining whether the gain or loss on a subsequent disposition of AmVestors Common Stock is long-term or short-term, the holding period of the AmVestors Common Stock received pursuant to the Merger by FBG stockholders will include the holding period of the shares of FBG Common Stock exchanged therefor, provided such shares of FBG Common Stock were held as a capital asset on the date of the Merger.

     CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF AMVESTORS COMMON STOCK. No fractional shares of AmVestors Common Stock will be issued in the Merger. An FBG stockholder who receives cash in the Merger in lieu of a fractional share of AmVestors Common Stock will be treated as having received that fractional share in the Merger in exchange for all or part of a share of FBG Common Stock and then immediately having that fractional share redeemed by AmVestors for cash. The FBG stockholder will recognize capital gain or loss with respect to the fractional share of AmVestors Common Stock (provided the shares of FBG Common Stock are held as capital assets at the Effective Time) equal to the difference between (i) the tax basis allocable to the "hypothetically redeemed" fractional share of AmVestors Common Stock and (ii) the cash received in lieu thereof provided that the "hypothetical redemption" described in the preceding sentence is not characterized as a dividend. See below "-- Avoiding Dividend Treatment Under Sections 302 and 356 of the Code".

     AVOIDING DIVIDEND TREATMENT UNDER SECTIONS 302 AND 356 OF THE CODE. The principles of Section 302 of the Code apply to determine whether AmVestors Warrants and cash received by an FBG stockholder in the Merger have the effect of a dividend distribution under section 356 of the Code and are taxable to the extent of the FBG stockholder's ratable share of FBG's undistributed accumulated tax earnings and profits. For purposes of applying Section 302 of the Code to the Merger, an FBG stockholder who receives in the Merger (i) AmVestors Warrants and cash or (ii) cash in lieu of a fractional share of AmVestors Common Stock will be treated as (A) having received shares of AmVestors Common Stock ("Hypothetical AmVestors Shares") and (B) immediately having the Hypothetical AmVestors Shares redeemed by AmVestors in exchange for AmVestors Warrants and/or cash. Pursuant to Section 302 of the Code, an FBG stockholder will recognize capital gain rather than dividend income with respect to the AmVestors Warrants and cash received in the Merger (provided the shares of FBG Common Stock are held as capital assets at the Effective Time) only if the "hypothetical redemption" described in the preceding sentence is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the FBG stockholder or (iii) completely terminates the FBG stockholder's interest in AmVestors. The constructive ownership rules of Section 318 of the Code apply in comparing an FBG stockholder's percentage interest in AmVestors both immediately after the Merger (but before the hypothetical redemption) and after the hypothetical redemption. Generally, the Section 318 constructive ownership rules treat a stockholder as owning (i) shares owned by certain relatives, related corporations, partnerships, estates or trusts, or (ii) shares the stockholder has an option to acquire.

     A hypothetical redemption by AmVestors of Hypothetical AmVestors Shares for cash is "not essentially equivalent to a dividend" where it results in a "meaningful reduction" in an FBG stockholder's percentage ownership of AmVestors Common Stock. In determining whether the hypothetical redemption by AmVestors results in a meaningful reduction in an FBG stockholder's percentage ownership of AmVestors Common Stock, an FBG stockholder must compare the holder's share interest in AmVestors (including any actual, hypothetical and constructive ownership) immediately after the Merger (but before the hypothetical redemption) to the holder's share interest in AmVestors (including any actual, hypothetical and constructive ownership) after the hypothetical redemption. The IRS has held in Revenue Ruling 76-385 that a minority stockholder in a widely-held public corporation (i.e., a holder whose relative stock interest in AmVestors and FBG is minimal in relation to the respective shares outstanding and who exercises no "control" over corporate affairs) had a meaningful reduction in the holder's share interest after a redemption transaction where the holder's actual and constructive percentage stock ownership in the corporation was reduced from
0.0001118 percent to 0.0001081 percent (an approximate 3.31% reduction in relative interest).

     A hypothetical redemption transaction would be "substantially disproportionate" with respect to an FBG stockholder if the holder's percentage ownership of AmVestors Common Stock (including any actual, hypothetical and constructive ownership) immediately after the hypothetical redemption by AmVestors is less than 80% of the holder's percentage ownership of AmVestors Common Stock (including any actual, hypothetical and constructive ownership) immediately before the hypothetical redemption by AmVestors.

     A holder of FBG Common Stock "completely terminates" the holder's interest in AmVestors if the holder does not own any actual or constructive AmVestors Common Stock after the hypothetical redemption.

     Based on the aggregate consideration to be received in the Merger and assuming a stockholder holds its shares as a capital asset, any gain recognized in the Merger should qualify for capital gain treatment.

     FBG OPTION HOLDERS. Each holder of an FBG Option who receives the Option Cash Consideration in exchange for an FBG Option that was granted pursuant to the Financial Benefit Group, Inc. Non-Qualified Plan, the Financial Benefit Group, Inc. Equity Incentive Non-Qualified Warrant/Option Program, or the Financial Benefit Group, Inc. Employee Incentive Stock Option Plan will have ordinary income to the extent of the cash received. Each holder of an FBG Option that was granted pursuant to the Financial Benefit Group, Inc. Equity Incentive Non-Qualified Warrant/Option Program and who elects to exchange such FBG Option for an AmVestors Option as described herein, will recognize no taxable income at the time of the Merger. Each holder of an FBG Option that was granted pursuant to the Financial Benefit Group, Inc. Employee Incentive Stock Option Plan and who elects (with FBG's consent) to exchange such option for an AmVestors's Option as described herein, will recognize no taxable income at the time of the Merger.

     FBG WARRANT HOLDERS. Each holder of FBG Warrants who exercises such FBG Warrants prior to the Merger will recognize no gain on the receipt of FBG Class A Common Stock upon exercise of such FBG Warrants. In such case, the holder's basis in the shares of FBG Class A Common Stock received will be the sum of the holder's basis in such FBG Warrants plus the exercise price paid to exercise such FBG Warrants. The subsequent exchange of such FBG Class A Common Stock for the Merger Consideration will generally result in the same tax consequences to such holder as described in " -- Exchange of FBG Class A Common Stock for the Merger Consideration" above, except that the holding period of the FBG Common Stock will begin on the date on which the FBG Warrants are exercised under section 1223(6) of the Code. Therefore, FBG Warrant holders who exercise their FBG Warrants one year or less than one year before the Effective

Time of the Merger and recognize capital gain on the exchange of FBG Stock for the Merger Consideration should receive short-term capital gain treatment under section 1222(1) of the Code because the holding period of the FBG Stock will not be for more than one year.

     The tax consequences to holders of FBG Warrants who do not exercise such FBG Warrants prior to the Merger are unclear. See "Plan of Merger -- Terms and Conditions; FBG Options and Warrants" for a description of the FBG Warrants. The IRS has taken the position that the automatic conversion of warrants to purchase stock in a target corporation into warrants to purchase stock in an acquiring corporation in a reorganization under sections 368(a)(1)(A) and 368(a)(2)(D) of the Code constitutes an exchange within the meaning of section 1001 of the Code. If the IRS were to take the position that the conversion of the right to receive FBG Common Stock into the right to receive the Merger Consideration pursuant to the Merger was a conversion of FBG Warrants into AmVestors Warrants ("Substituted Warrants") and this position were sustained by a court, a holder of FBG Warrants would recognize gain to the extent the fair market value of the Merger Consideration that would be received by such holder upon exercise of such FBG Warrants exceeds the holder's tax basis in the FBG Warrants. Any resulting gain would be a capital gain provided the holder of the FBG Warrant held such warrant as a capital asset at the time of the Merger. The holding period for tax purposes of the Substituted Warrants would begin on the day after the deemed exchange of warrants, i.e. the date after the Effective Time of the Merger. The holding period of the AmVestors Common Stock and AmVestors Warrants received upon subsequent exercise of the Substituted Warrants will begin with the date on which the Substituted Warrant is exercised under section 1223(6) of the Code.

     HOLDERS OF FBG WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF EXERCISING OR NOT EXERCISING THEIR FBG WARRANTS PRIOR TO THE MERGER.

     BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to a stockholder or other payee in the Merger unless the stockholder or other payee provides his tax identification number (social security number or employee identification number) and certifies that the number is correct. Each stockholder or other payee should complete and sign the Substitute Form W-9 enclosed herewith so as to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is proved in a manner satisfactory to AmVestors and the Exchange Agent.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER, OR THE TAX CONSEQUENCES TO FBG STOCKHOLDERS WHO PERFECT APPRAISAL RIGHTS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, IT IS RECOMMENDED THAT EACH STOCKHOLDER, OPTION HOLDER AND WARRANT HOLDER CONSULT HIS OR HER PERSONAL TAX ADVISOR CONCERNING THE APPLICABLE FOREIGN AND UNITED STATES FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

                         THE AMVESTORS SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to holders of AmVestors Common Stock in connection with the solicitation of proxies by the Board of Directors of AmVestors for use at the AmVestors Special Meeting and any adjournments or postponements thereof. At the AmVestors Special Meeting, the stockholders of AmVestors will consider and vote upon (1) a proposal to approve the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger and the issuance of AmVestors

Common Stock in connection with the Merger, (2) a proposal to amend the AmVestors Option Plan, and (3) any other business which may properly be brought before the AmVestors Special Meeting (including without limitation, adjournment of such AmVestors Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement) or any adjournments or postponements thereof. Each copy of this Joint Proxy Statement/Prospectus which is being mailed or delivered to AmVestors stockholders is accompanied by an AmVestors proxy card and a Notice of Special Meeting. See "Approval of the amendment to the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan" for a discussion of the proposal to amend the AmVestors Option Plan.

     THE AMVESTORS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE AMVESTORS BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY APPROVED THE AMENDMENT TO THE AMVESTORS OPTION PLAN AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" APPROVAL OF SUCH AMENDMENT.

DATE, TIME AND PLACE

     The AmVestors Special Meeting will be held at the Doubletree Hotel, (near Kansas City International Airport) 8801 N.W. 112th Street, Kansas City, Missouri 64153 on April 8, 1996 at 9:00 a.m., local time.

RECORD DATE; VOTE REQUIRED

     The Board of Directors of AmVestors has fixed the close of business on March 5, 1996, as the AmVestors Record Date. Only holders of record of shares of AmVestors Common Stock at the close of business on the AmVestors Record Date will be entitled to notice of and to vote at the AmVestors Special Meeting or any adjournment or postponement thereof. On the AmVestors Record Date 10,154,995 shares of AmVestors Common Stock were outstanding and entitled to vote at the AmVestors Special Meeting. Holders of record of AmVestors Common Stock as of the close of business on the AmVestors Record Date are entitled to one vote per share on any matter voted on at the AmVestors Special Meeting. The affirmative vote of the holders of at least a majority of the total votes cast by the holders of the AmVestors Common Stock is required to approve the Merger Agreement and the transactions contemplated thereby and to approve the amendment to the AmVestors Option Plan.

     The presence, either in person or by proxy, of the holders of a majority of the votes entitled to be cast on the above matters as of the AmVestors Record Date is necessary to constitute a quorum at the AmVestors Special Meeting. Broker non-votes, abstentions and withheld authority votes all count for the purpose of determining a quorum at the AmVestors Special Meeting. Shares as to which a stockholder abstains are considered shares entitled to vote at the AmVestors Special Meeting and are included in determining whether the proposals presented at the meeting are approved (i.e., an abstention would have the effect of a vote against the Merger Agreement and the transactions contemplated thereby, against the amendment of the AmVestors Option Plan, and against such other business as may have properly come before the AmVestors Special Meeting (including adjournment of such AmVestors Special Meeting) or any adjournments or postponements thereof). On the other hand, broker non-votes are not considered shares entitled to vote at the AmVestors Special Meeting and are not included in determining whether the proposals presented at the meeting are approved (i.e., a broker non-vote would have no effect on the outcome of a vote on the Merger Agreement and the transactions contemplated thereby, on the amendment of the AmVestors Option Plan and on such other business as may have properly come before the AmVestors Special Meeting (including adjournment of such AmVestors Special Meeting) or any adjournments or postponements thereof).

     As of the AmVestors Record Date for the AmVestors Special Meeting, directors and executive officers of AmVestors and their affiliates (as a group) were entitled to vote an aggregate of 221,158 shares of AmVestors Common Stock, or approximately 2.2% of the outstanding votes entitled to be cast at the AmVestors Special

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

Meeting. All such persons have indicated their intention to vote their shares of AmVestors Common Stock for the approval of the Merger Agreement and the transactions contemplated thereby and in favor of the Amendment to the AmVestors Option Plan.

VOTING AND REVOCATION OF PROXIES

     Shares of AmVestors Common Stock which are represented by a proxy properly executed and received prior to the vote at the AmVestors Special Meeting will be voted at the AmVestors Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. ANY EXECUTED PROXY CARD ON WHICH DIRECTIONS TO VOTE ARE NOT GIVEN, WILL BE DEEMED TO AUTHORIZE THE NAMED PROXIES TO VOTE THE SHARES COVERED BY THE PROXY CARD (I) IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, (II) IN FAVOR OF THE PROPOSAL TO AMEND THE AMVESTORS OPTION PLAN AND (III) IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE AMVESTORS SPECIAL MEETING (INCLUDING ADJOURNMENT OF SUCH AMVESTORS SPECIAL MEETING) OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

     Any stockholder of AmVestors giving a proxy may revoke it at any time prior to the vote at the AmVestors Special Meeting. Stockholders of AmVestors wishing to revoke a proxy prior to the time it is voted may do so by delivering to the Secretary of AmVestors at 415 S.W. Eighth Avenue, Topeka, Kansas 66603, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares or by attending the AmVestors Special Meeting and voting in person. Attendance at the AmVestors Special Meeting will not in itself constitute the revocation of a proxy.

     The Board of Directors of AmVestors is not currently aware of any business to be brought before the AmVestors Special Meeting other than that described herein. If, however, other matters are properly brought before the AmVestors Special Meeting (including without limitation, adjournment of such AmVestors Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement), or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of AmVestors.

     A stockholder may not have the ability to challenge the fairness of the Merger Agreement outside of the dissenter's rights mechanism provided by state law (which are not available to AmVestors stockholders. See "Dissenter's Rights"). However, it should be noted that a stockholder who votes in favor of the Merger (or who abstains or does not vote with respect to the Merger) may be deemed to have ratified the terms of the Merger Agreement, including the fairness thereof, and, accordingly, be precluded from challenging the fairness of the Merger Agreement in any available subsequent legal proceeding.

SOLICITATION OF PROXIES

     AmVestors will bear the costs of soliciting proxies. Proxies will initially be solicited by AmVestors by mail, but directors, officers and selected other employees of AmVestors may also solicit proxies in person or by telephone or telegraph. Directors, executive officers and any other employees of AmVestors who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. AmVestors has also engaged Beacon Hill Partners, Inc., a professional soliciting organization, to aid in the solicitation of proxies. AmVestors estimates that the fee for such services will be approximately $5,000 plus reimbursable out-of-pocket expenses.

HOLDERS OF AMVESTORS COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING AMVESTORS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

ADJOURNMENT OF THE AMVESTORS SPECIAL MEETING

     A vote (i) in person by a stockholder for adjournment of the AmVestors Special Meeting, or (ii) for the last proposal on the proxy card of AmVestors authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to such other business as may properly come before the AmVestors Special Meeting which would allow such named proxies in their discretion to vote to adjourn the AmVestors Special Meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement. Consequently, it is not likely to be in the interest of stockholders who intend to vote against the Merger Agreement to vote in person to adjourn the AmVestors Special Meeting or to vote for the last proposal on the proxy card.

     The Board of Directors of AmVestors unanimously recommends that the AmVestors stockholders vote in person in favor of any adjournment of the AmVestors Special Meeting suggested by the Board in order to solicit additional votes in order to obtain a quorum or to obtain more votes in favor of the Merger Agreement, or in favor of the last proposal on its respective proxy card.

                            THE FBG SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to holders of FBG Common Stock in connection with the solicitation of proxies by the Board of Directors of FBG for use at the FBG Special Meeting and any adjournments or postponements thereof. At the FBG Special Meeting, the stockholders of FBG will consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and vote upon any other business which may properly be brought before the FBG Special Meeting (including without limitation, adjournment of such FBG Special Meeting in order to allow for additional solicitation of shareholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement) or any adjournments or postponements thereof. Each copy of this Joint Proxy Statement/Prospectus which is being mailed or delivered to FBG stockholders is accompanied by an FBG proxy card and a Notice of Special Meeting.

     THE FBG BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

DATE, TIME AND PLACE

     The FBG Special Meeting will be held at the Radisson Suite Hotel, 7920 Glades Road, Boca Raton, Florida 33434 on April 8, 1996 at 10:00 a.m., local time.

RECORD DATE; VOTE REQUIRED

     The Board of Directors of FBG has fixed the close of business on March 5, 1996 as the FBG Record Date. Only holders of record of shares of FBG Common Stock at the close of business on the FBG Record Date will be entitled to notice of and to vote at the FBG Special Meeting or any adjournment or postponement thereof. On the FBG Record Date, there were 6,549,195 shares of FBG Class A Common Stock and 373,667 shares of FBG Class B Common Stock outstanding and entitled to vote at the FBG Special Meeting and no shares of FBG preferred stock outstanding. The FBG Class A Common Stock and the FBG Class B Common Stock vote together as a class. Each share of FBG Common Stock will entitle the holder to one vote at the FBG Special Meeting, in person or by properly executed proxy. A majority of shares of FBG Common Stock outstanding on the FBG Record Date represented at the FBG Special Meeting in person or by proxy will constitute a quorum for purposes of the FBG Special Meeting. The shares represented by proxies marked "abstain" will be counted toward the requirements for a quorum. Abstentions, however, will not constitute a vote "for" or "against" the proposals presented at the FBG Special Meeting and thus have the practical effect of voting against the proposal to approve the Merger Agreement and the transactions contemplated thereby as well as against such other business as may properly come before the FBG Special Meeting (including adjournment of such FBG Special Meeting) or any adjournment or postponement thereof, because an abstention as to each share of FBG Common Stock is one less vote for approval of such proposals. Shares of FBG Common Stock referred to as "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will be treated as not present and not entitled to vote with respect to approval of the Merger Agreement and the transactions contemplated thereby as well as any other business as may properly come before the FBG Special Meeting (including adjournment of such FBG Special Meeting) or any adjournments or postponements thereof. Each outstanding share of FBG Common Stock is entitled to one vote on each matter properly brought before the FBG Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of FBG Common Stock is required to approve the Merger Agreement and the transactions contemplated thereby. Any holder of FBG Common Stock (i) who files a proper demand for appraisal in writing prior to the vote taken at the FBG Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Delaware law. See "Dissenter's Rights." A stockholder may not have the ability to challenge the fairness of the Merger Agreement outside of the dissenter's rights mechanism provided by State law. However, it should be noted that stockholder who votes in favor of the Merger (or who abstains or does not vote with respect to the Merger) may be deemed to have ratified the terms of the Merger Agreement, including the fairness thereof, and, accordingly, be precluded from challenging the fairness of the Merger Agreement in any available subsequent legal proceeding.

     As of the FBG Record Date for the FBG Special Meeting, directors and executive officers of FBG and their affiliates (as a group) were entitled to vote an aggregate of 1,557,726 shares of FBG Common Stock. Such persons are entitled to vote approximately 22.5% of the outstanding shares of FBG Common Stock entitled to vote at the FBG Special Meeting. All FBG directors and executive officers, who collectively are entitled to vote such shares of FBG Common Stock, have indicated their intention to vote their shares for the approval of the Merger Agreement and the transactions contemplated thereby at the FBG Special Meeting.

VOTING AND REVOCATION OF PROXIES

     Shares of FBG Common Stock which are represented by a proxy properly executed and received prior to the vote at the FBG Special Meeting will be voted at the FBG Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. ANY FBG STOCKHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE AUTHORIZED THE NAMED PROXIES TO VOTE THE SHARES COVERED BY THE PROXY CARD (I) IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND (II) IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE FBG SPECIAL MEETING (INCLUDING ADJOURNMENT OF THE FBG SPECIAL MEETING) OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Failure to return a properly executed proxy card or to vote in person at the FBG Special Meeting will have the practical effect of a vote against the proposal under consideration.

     Any stockholder of FBG giving a proxy may revoke it at any time prior to the vote at the FBG Special Meeting. Stockholders of FBG wishing to revoke a proxy prior to the time it is voted may do so by delivering to the Secretary of FBG at 7251 West Palmetto Park Road, Boca Raton, Florida 33433, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares or by attending the FBG Special Meeting and voting in person. Attendance at the FBG Special Meeting will not in itself constitute the revocation of a proxy.

     The Board of Directors of FBG is not currently aware of any business to be brought before the FBG Special Meeting other than that described herein. If, however, other matters are properly brought before the FBG Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of FBG.

SOLICITATION OF PROXIES

     FBG will bear the costs of soliciting proxies. Proxies will initially be solicited by FBG by mail, but directors, officers and selected other employees of FBG may also solicit proxies in person or by telephone or telegraph. Directors, executive officers and any other employees of FBG who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. FBG has also engaged Beacon Hill Partners, Inc., a professional soliciting organization, to aid in the solicitation of proxies. FBG estimates that the fee for such services will not exceed $2,500 plus reimbursable out-of-pocket expenses.

HOLDERS OF FBG COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FBG PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

ADJOURNMENT OF THE FBG SPECIAL MEETING

     A vote (i) in person by a stockholder for adjournment of the FBG Special Meeting, or (ii) for the last proposal on the proxy card of FBG authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to such other business as may properly come before the FBG Special Meeting which would allow such named proxies in their discretion to vote to adjourn the FBG Special Meeting, would allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement. Consequently, it is not likely to be in the interest of stockholders who intend to vote against the Merger Agreement to vote in person to adjourn the FBG Special Meeting or to vote for the last proposal on the proxy card.

     The Board of Directors of FBG unanimously recommends that the FBG stockholders vote in person in favor of any adjournment of the FBG Special Meeting suggested by the Board in order to solicit additional votes in order to obtain a quorum or to obtain more votes in favor of the Merger Agreement, or in favor of the last proposal on its respective proxy card.

                               DISSENTERS' RIGHTS

     Pursuant to the DGCL, any holder of FBG Common Stock (i) who properly files a demand for appraisal in writing prior to the vote taken at the FBG Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Section 262 of the DGCL.

     SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. THIS DISCUSSION AND APPENDIX D SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     A holder of record of FBG Common Stock as of the FBG Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock ("Dissenting Shares").

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the FBG Special Meeting, not less than 20 days prior to the meeting each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Joint Proxy Statement-Prospectus shall constitute such notice to the record holders of FBG Common Stock.

     FBG voting stockholders who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to FBG prior to the vote by the stockholders of FBG on the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of FBG Common Stock be voted against the proposal or that an abstention be registered with respect to his or her shares of FBG Common Stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of FBG Common Stock because, in the absence of express contrary instructions, such shares of FBG Common Stock will be voted in favor of the proposal. (See "The FBG Special Meeting -- Voting and Revocation of Proxies -- FBG.") Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of FBG Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform FBG of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the FBG Common Stock. A person having a beneficial interest in shares of FBG Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of FBG Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of FBG Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of FBG Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of FBG Common Stock outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: Financial Benefit Group, 7251 West Palmetto Park Road, Boca Raton, Florida 33433, Attention: Donna J. Rubertone, Executive Vice President.

     The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of FBG Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

     Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, FBG stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. AmVestors does not have any present intentions as to whether it would file any such petition in the event a stockholder makes a written demand. If appraisal rights are available, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of FBG Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by FBG and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

     If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of FBG Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court's appraisal may be more than, less than, or equal to the Merger Consideration. In determining fair value, the Delaware Court is to take into account all relevant factors. In relevant case-law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of FBG, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of FBG Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     AmVestors stockholders are not entitled to dissenters' or appraisal rights with respect to the Merger. See "Comparative Rights of Stockholders -- Appraisal Rights of Dissenting Stockholders."

                        INFORMATION REGARDING AMVESTORS

     The following briefly describes the business of AmVestors. Additional information regarding AmVestors is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation by Reference."

BUSINESS OF AMVESTORS

     AmVestors is an insurance holding company whose subsidiaries are American, American Investors Sales Group, Inc. ("American Sales"), AmVestors Investment Group, Inc. ("AVIG") and Omni-Tech Medical, Inc. ("Omni-Tech"). AmVestors was incorporated in 1986 to serve as a holding company for all of the common stock of American.

     American specializes in the sale of annuity products throughout the United States. Deferred annuities accounted for approximately 97% of all premiums received by AmVestors in 1994 and 95% for the nine months ended September 30, 1995. American also offers single premium immediate annuities ("SPIAs") and flexible premium universal life ("FPULs") insurance. As of September 30, 1995, AmVestors had total annuity contracts in force of $2.0 billion. Historically, the 50 and older age group has accounted for over 80% of all annuity premiums received by American and, to date, the average premium received by it per annuity contract has been approximately $22,000. American continues to target this age group because management believes that as this group ages, it will have an increasing interest in saving for retirement, nursing home care and unanticipated medical costs. American seeks to make sales in the market for retirement savings products by offering annuity products that meet the demands of agents and the pre-retirement population. American markets its annuity products through independent agents licensed in 47 states and the District of Columbia. Agents are recruited through AmVestors' wholly-owned subsidiary, American Sales, as well as through various other marketing organizations. As of September 30, 1995, American had approximately 6,700 independent agents licensed to sell its products. American does not market its annuity products through stockbrokers but rather endeavors to attract agents to sell its products by offering a broad selection of fixed annuity products, by providing timely, comprehensive services to agents and customers and by continuing to specialize in annuity products. Since 1990, over 34% of annuity premiums received by American have been produced by agents recruited by American Sales, resulting in commission savings for AmVestors as compared with business produced by agents recruited through other marketing organizations. American's strategy is to expand sales in a growing market, attract quality agents, sell products with profit potential and maintain a high quality investment portfolio.

     American incorporates certain features in its annuity contracts that are designed to reduce the occurrence and effect of premature contract terminations and significant withdrawals. Such features include surrender charges which decline over time and which apply, subject to certain exceptions, to premature terminations during the first five to fourteen years of an annuity contract. In addition, annual withdrawals free of surrender charges are generally limited to 10% of an annuity's accumulated cash value. Certain of American's annuities also provide for deferred payments of the surrender value of the annuity over a five year period or market value adjustments of surrender value which reflect changes in interest rates. Certain annuity policies incorporate a 'bailout' feature which generally allows policyowners to withdraw their account balances for a limited period of time, free of surrender charges, if credited rates fall below a specified level. American experienced significant surrenders following the reduction of credited rates below specified 'bailout' levels during 1992 and 1993. Founded in 1965, American has focused on the sale of single premium annuity products since 1984. On May 9, 1995, A.M. Best, which rates insurance companies based on factors of concern to policyowners, reaffirmed American's "A-" (Excellent) rating. On October 24, 1994, Duff & Phelps reaffirmed American's claims paying ability rating of "A+" (Single-A-Plus).

     Beginning in 1988, management restructured AmVestors' investment portfolio, reducing the holdings of non-investment grade securities from approximately 59% of its total bond portfolio as of the end of 1987 to approximately 7% as of each of December 31, 1994 and September 30, 1995. During the same period, AmVestors has expanded internal investment management capabilities through the addition of new personnel, and has augmented its capabilities for agent recruitment through American Sales and the establishment of relationships with additional marketing organizations.

     As of September 30, 1995 there were 10,135,175 shares of AmVestors Common Stock and no shares of preferred stock outstanding. For the fiscal year ended December 31, 1994, AmVestors reported revenues of $149.7 million and net income of $13.7 million. For the nine months ended September 30, 1995, AmVestors reported revenues of $121.0 million and net income of $10.9 million.

     AmVestors' principal executive offices are located at 415 S.W. Eighth Avenue, Topeka, Kansas 66603 and its telephone number is (913) 295-4400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     PRINCIPAL HOLDERS OF VOTING SECURITIES. Based upon the records of AmVestors and filings with the Commission as of June 30, 1995 (the "Determination Date"), there are no persons, individually or as a group, who were known to AmVestors to be deemed to be the beneficial owners of more than five percent of the issued and outstanding AmVestors Common Stock.

     SECURITY OWNERSHIP OF MANAGEMENT. The following table sets forth, as of the Determination Date, the beneficial ownership of AmVestors Common Stock by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of AmVestors, in each case as of the Determination Date, except as otherwise indicated in the footnotes hereto. Each director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                                                  AMOUNT AND NATURE OF     PERCENT OF
                    NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)     CLASS
---------------------------------------------------------------- -----------------------   ----------
Janis L. Andersen, Director.....................................          24,944(2)           *
Robert G. Billings, Director....................................          12,024(3)           *
Jack H. Brier, Director.........................................          10,278(4)           *
Thomas M. Fogt, Executive Vice President of AmVestors...........          52,004(5)           *
Lynn F. Hammes, Secretary & Treasurer of AmVestors..............          69,206(6)           *
Mark V. Heitz, President, General Counsel and Director of
  AmVestors.....................................................         175,767(7)            1.7%
Ralph W. Laster, Jr., Chairman, Chief Executive Officer and
  Director of AmVestors.........................................         220,574(8)            2.1%
R. Rex Lee, M.D., Director......................................         108,018(9)            1.0%
Robert R. Lee, II, Director.....................................          12,263(10)          *
Robert T. McElroy, M.D., Director...............................          52,430(11)          *
James V. O'Donnell, Director....................................           4,500(12)          *
Timothy S. Reimer, Chief Investment Officer of AmVestors........          63,601(13)          *
All officers and directors as a group (12 persons)..............         805,609               7.5%

-------------------------
 (1) Directors and officers have sole voting and investment powers of the shares shown unless held under options or otherwise indicated below.

 (2) Includes 7,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (3) Includes 7,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (4) Includes 1,600 shares owned by Brier Development Company, Inc. Mr. Brier is the president and sole stockholder of Brier Development Company, Inc. Includes 3,500 shares which may be acquired upon the exercise of options which are currently exercisable.

 (5) Includes 50,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (6) Includes 4,506 shares allocated and held in trust under AmVestors' Employee Stock Ownership Plans ("ESOPs"). Includes 64,000 shares which may be acquired upon the exercise of options which are currently exercisable.

 (7) Includes 8,077 shares allocated and held in trust under AmVestors' ESOPs. Includes 158,240 shares which may be acquired upon the exercise of options which are currently exercisable.

 (8) Includes 9,615 shares allocated and held in trust under AmVestors' ESOPs. Includes 169,562 shares which may be acquired upon exercise of options which are currently exercisable.

 (9) Includes 562 shares allocated and held in trust under AmVestors' ESOPs. Includes 42,271 shares which may be acquired upon the exercise of options which are currently exercisable.

(10) Includes 7,000 shares which may be acquired upon the exercise of options which are currently exercisable.

(11) Includes 1,339 shares owned by Dr. McElroy's spouse. Includes 3,500 shares which may be acquired upon exercise of options which are currently exercisable.

(12) Includes 3,500 shares which may be acquired upon the exercise of options which are currently exercisable.

(13) Includes 5,444 shares allocated and held in trust under AmVestors' ESOPs. Includes 58,157 shares which may be acquired upon the exercise of options which are currently exercisable.

EXECUTIVE COMPENSATION

     COMPENSATION OF DIRECTORS. Outside directors were compensated for their service on AmVestors' Board at the rate of $750 per month plus $1,500 for each meeting attended. For committee meetings held on days other than the regular Board meeting, each outside Board member in attendance is compensated $500 for such attendance. Directors who are employees of AmVestors are not compensated for service as members of the Board or of any Committee of the Board. In addition, the Chairman of the Compensation Committee is paid $1,000 per month.

     On May 19, 1994 the stockholders approved the 1994 Stock Deferral Plan for Non-Employee Directors ("Director Deferral Plan"). Under the Director Deferral Plan, each non-employee director may elect to defer the receipt of fees for services to the Board and its Committees, which are then credited in stock units payable in an equal number of shares of AmVestors' Common Stock and held by AmVestors in an account for the benefit of such director. In the event of such an election, AmVestors will apply the amount of director fees specified by the director to determine the number of shares of AmVestors Common Stock that are payable to such director based on a price equal to the average closing price of AmVestors Common Stock for the quarter in which such election applies.

     On March 26, 1992, AmVestors adopted the AmVestors Financial Corporation Directors Retirement Plan ("Directors Retirement Plan"). The Directors Retirement Plan provides a monthly retirement benefit to eligible retired directors in the amount of $750. In addition, AmVestors will continue to pay premiums for life insurance coverage for each eligible director for the amount of coverage provided while they were a director of AmVestors. Directors who attain age 60 and have completed five years of service for AmVestors are eligible to receive benefits under the Directors Retirement Plan.

     EXECUTIVE COMPENSATION. The following table sets forth summary compensation for the last three fiscal years of Mr. Laster, AmVestors' Chief Executive Officer, and Messrs. Heitz, Hammes and Reimer, the three executive officers, for services rendered in all capacities to AmVestors and its subsidiaries for the years ended December 31, 1994, 1993 and 1992:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                            COMPENSATION
                                           ANNUAL COMPENSATION(1)(2)      AWARDS SECURITIES       ALL OTHER
                                           --------------------------        UNDERLYING          COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR     SALARY($)         BONUS($)      OPTION/SAR'S(#)          ($)(3)
-------------------------------   ----     ---------         --------     -----------------      ------------
Mr. Ralph W. Laster, Jr. ......   1994      370,000          370,000                  --            26,134
Chairman and CEO of               1993      370,000          162,500         95,000 shrs            28,710
AmVestors                         1992      325,000          255,000              26,562            23,029
Mr. Mark V. Heitz..............   1994      235,000          236,788                  --            26,134
President and General Counsel     1993      235,000          105,000              81,000            28,710
of AmVestors                      1992      210,000          170,000              29,241            23,029
Mr. Lynn F. Hammes.............   1994      142,500           50,000                  --            25,688
Secretary and Treasurer of        1993      123,632           25,000              37,500            22,556
AmVestors                         1992       94,000           15,000               2,500            11,001
Mr. Timothy S. Reimer..........   1994      141,010           70,144                  --            22,051
Chief Investment Officer          1993      173,813           50,000              24,500            28,498
of AmVestors                      1992      150,000           25,000                  --            17,621

-------------------------
(1) Excludes perquisites which did not exceed the lesser of $50,000 or 10% of the combined salary and bonus of any executive officer for the year.

(2) The salary and bonus compensation of AmVestors' executive officers is determined by the AmVestors Board based on both corporate and individual performance for the prior year. Corporate factors relevant to 1992, 1993 and 1994 compensation levels were earnings, return on stockholders' equity, increased premiums, asset growth, reduction in bank debt, increased capitalization in American and performance of American's investment portfolio. Individual factors include business planning skills, leadership abilities, creativity, experience, assumption of additional duties in connection with promotions or changes, and individual performance in any special projects or situations. In addition, Mr. Laster has entered into a three year employment contract with AmVestors which expires May 31, 1995 pursuant to which his base salary may not be decreased below $370,000.

(3) Amounts reported in this column consist of contributions allocated by AmVestors to each officer under AmVestors' tax qualified ESOPs and the AmVestors Financial Corporation Money Purchase Pension Plan. These allocations are held in trust pending the officer's termination or retirement. All full-time employees with more than one year of service participate in these plans.

     OPTION GRANTS IN LAST FISCAL YEAR. There were no stock options or stock appreciation rights granted to the four executive officers of AmVestors in 1994.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION
VALUES. The following table sets forth information concerning the number and value realized as to options exercised during 1994 and options held at December 31, 1994, by the individuals named in the preceding Summary Compensation Table and the value of those options held at such date. All options had exercise prices lower than the fair market value of the

AmVestors Common Stock on December 31, 1994 ("in-the-money" options). All unexercised options listed are currently exercisable.

                                                                     NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED        IN-THE-MONEY
                               SHARES ACQUIRED                         OPTIONS/SARS AT          OPTIONS/SARS AT
            NAME               ON EXERCISE(#)     VALUE REALIZED       1994 YEAR END(#)       1994 YEAR END($)(1)
----------------------------   ---------------    --------------    ----------------------    --------------------
Mr. Laster..................           --                --                 169,562                  211,524
Mr. Heitz...................           --                --                 158,240                  218,136
Mr. Hammes..................           --                --                  64,000                   75,421
Mr. Reimer..................           --                --                  58,157                   99,064

-------------------------
(1) Value of unexercised In-The-Money Options is calculated by subtracting the exercise price from the market value of the underlying stock at 1994 year end and multiplying the result times the number of shares subject to exercise. The 1994 year end market value of the AmVestors Common Stock was $9.50.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION. Recommendations on executive compensation are made to the Board by the three-member Compensation Committee of the Board ("Committee"). The Committee is composed of Mr. O'Donnell, Dr. Lee and Dr. McElroy. Each member of the Committee is a non-employee director of AmVestors. Dr. Lee was employed by American during 1992 and 1993 as Senior Medical Director.

     On January 22, 1991, AmVestors made a 30 year, $504,000 first mortgage loan on the personal residence of Dr. Lee, a director of AmVestors. At the time the loan was made, it represented a loan to estimated value of approximately 80%. The largest outstanding balance on the loan during 1994 was $205,059 on January 1, 1994. This loan originally provided for interest at the rate equal to the cost of funds of the Eleventh District of the Federal Reserve, plus 2% and had a final payment due February 1, 2021. On December 10, 1992, the terms of the loan were renegotiated to provide for interest to be fixed at a rate of 7.5% and a final payment due January 10, 2008. The outstanding principal balance on this loan was $11,815 as of December 31, 1994. This loan has since been paid in full.

     EMPLOYMENT AGREEMENTS. Pursuant to an employment agreement by and between AmVestors, American, AmVestors Investment Group, Inc. and American Investors Sales Group, Inc. (the "Companies") and Mr. Laster, the Companies have agreed to provide Mr. Laster a base salary, health benefits, insurance benefits and other perquisites through May 31, 1997. Mr. Laster's salary is reviewed annually based upon certain subjective and objective performance factors discussed in the Compensation Committee Report on Executive Compensation. The agreement also provides that if Mr. Laster is discharged without cause prior to the end of the contract term, he is entitled to receive contract compensation throughout the remaining term of the contract.

     Pursuant to an employment agreement by and between AmVestors, American and Mr. Heitz, AmVestors and American have agreed to provide Mr. Heitz a base salary, health benefits, insurance benefits and other perquisites through December 31, 1998. Mr. Heitz's salary is reviewed annually based upon certain subjective and objective performance factors. The agreement also provides that AmVestors and American will pay Mr. Heitz severance pay, if he is discharged without cause, in an amount equal to the salary and other compensation and benefits due for the remainder of the calendar year in which such termination of employment occurs. Mr. Heitz is also entitled to receive a continuation of his monthly base salary for a period not to exceed the difference between 12 months and the number of months after such termination in which salary and benefits were payable in the calendar year in which such discharge occurred.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF AMVESTORS

     The following table sets forth the periods and dates indicated, selected historical financial data of AmVestors. The selected consolidated income statement and balance sheet data for the five years in the period ended December 31, 1994, is derived from AmVestors' audited consolidated financial statements. The selected consolidated financial data for the nine month periods ended September 30, 1995 and 1994 is derived from the unaudited consolidated financial statements of AmVestors and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations and financial condition. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period. The following should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere herein and with "Management's Decision and Analysis of Financial Condition and Results of Operations of AmVestors."

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                        ----------------------    -------------------------------------------------------------
                                          1995         1994         1994         1993         1992         1991         1990
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT AND OTHER DATA:
Revenue:
  Insurance premiums and policy
    charges(1).......................     $ 6,554        4,831        6,331        6,594        7,545       11,798        8,614
  Net investment income(2)...........     114,724      105,361      142,009      138,539      141,155      144,940      131,745
  Net investment gains (losses)......        (993)         328          803       17,049       20,521       16,477      (24,297)
  Income from disposal of private
    placement securities(3)..........          --           --           --           --        5,821           --           --
  Other revenues.....................         683          443          557          341          666          157          173
Total Revenue........................    $120,968      110,963      149,700      162,523      175,708      173,372      116,235
BENEFIT AND EXPENSES:
  Benefits, claims and interest
    credited to policyholders........     $88,588       83,198      112,310      113,848      128,049      135,209      119,950
  Amortization of deferred policy
    acquisition costs................       8,085        7,524        9,026        9,436       16,409       14,967          324
  General insurance expenses.........       6,315        5,301        7,587        8,830        8,694        9,447        5,369
  Premium and other taxes, licenses
    and fees.........................       1,470          858        1,491        2,660        2,795        3,172          993
  Total benefits and expenses........    $104,458       96,881      130,414      134,774      155,947      162,795      126,636
  Operating earnings (loss)..........     $16,510       14,082       19,286       27,749       19,761       10,577      (10,401)
  Interest expense...................          --           --           --          994        2,443        4,273        3,700
  Earnings (loss) before income tax
    expense (benefit) and
    extraordinary item...............     $16,510       14,082       19,286       26,755       17,318        6,304      (14,101)
  Income tax expense (benefit).......       5,617        4,816        5,593        8,564          118       (3,815)       3,618
  Earnings (loss) before
    extraordinary item...............     $10,893        9,266       13,693       18,191       17,200       10,119      (17,719)
  Extraordinary item(4)..............          --           --           --         (213)        (382)          --           --
  Net earnings (loss)................     $10,893        9,266       13,693       17,978       16,818       10,119      (17,719)
  Earnings (loss) before
    extraordinary item per share of
    common stock
    Primary..........................       $1.05         0.90         1.32         2.62         2.94         1.84        (3.22)
    Fully diluted....................        1.05         0.89         1.32         2.49         2.62         1.84        (3.22)
  Earnings (loss) per share of common
    stock
    Primary..........................        1.05         0.90         1.32         2.59         2.87         1.84        (3.22)
    Fully diluted....................        1.05         0.89         1.32         2.46         2.56         1.84        (3.22)
  Dividends..........................       0.075           --           --           --           --           --         0.50
OTHER OPERATING DATA:
    Operating earnings (loss)
      excluding net investment gains
      (losses) and related
      amortization of deferred
      acquisition costs(5)...........   $  17,260       13,832       18,687       15,491        7,887        2,871        6,279
    Net operating earnings (loss)
      excluding net investment gains
      (losses) and related
      amortization of deferred
      acquisition costs and income
      taxes(6).......................   $  11,388        9,101       13,064       10,733        4,012        1,037        3,993

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                        ----------------------    -------------------------------------------------------------
                                          1995         1994         1994         1993         1992         1991         1990
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Net operating earnings (loss)
    excluding net investment gains
    (losses) and related amortization
    of deferred acquisition costs and
    income taxes per common share(7):
    Primary..........................   $    1.10          .88         1.26         1.54          .68          .19          .72
    Fully diluted....................   $    1.10          .88         1.26         1.47          .61          .19          .72
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets(8)......................   2,368,137    2,238,745    2,260,021    2,114,696    2,090,136    1,959,071    1,773,042
Total debt...........................           0            0            0            0       19,859       28,437       33,562
Stockholders' equity(9)..............     137,348      107,592      104,196      100,345       49,463       30,936       17,264
Fully diluted book value per
  share(10)..........................       13.08        10.38        10.16         9.70         7.50         5.13         3.80
STATUTORY DATA:(11)
  Net statutory premiums(1)..........     255,236      209,104      269,448      219,455      169,235      219,222      332,894
  Statutory capital and
    surplus(12)......................      86,853       91,000       87,521       87,146       74,461       68,571       73,857
  Total AVR/MSVR(13).................      26,017       25,070       23,633       24,376       17,452       17,507           --
  Total IMR(13)......................       8,118       10,664       10,595       11,961        6,971          N/A          N/A

-------------------------
 (1) For generally accepted accounting principles ("GAAP") reporting, premiums received from single premium immediate annuities without life contingencies and single premium deferred annuities are not reported as premium revenue. Net statutory premiums as presented for statutory reporting purposes include such premium received.

 (2) Net investment income is presented net of investment expense.

 (3) The income from disposal of private placement securities represents the amount received in excess of market value when the securities were sold to an affiliate of the placement agent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmVestors -- Years Ended December 31, 1994, 1993, and 1992" and Note 10 of Notes to Consolidated Financial Statements of AmVestors.

 (4) As a result of the restructuring of AmVestors' bank debt on April 24, 1992, the remainder of the expenses initially incurred and capitalized under the original debt agreements was written off, resulting in an extraordinary loss on early extinguishment of debt in the amount of $.6 million and $.4 million as of September 30, 1992 and December 31, 1992, respectively.

 (5) Amounts shown reflect operating earnings (earnings before interest and taxes) adjusted to exclude net investment gains (losses) and accelerated (reduced) amortization of acquisition costs related to such investment gains (losses). Amortization of deferred acquisition costs related to net investment gains (losses) excluded were: ($.2) million and $.1 million for the nine months ended September 30, 1995 and 1994, respectively, and $.2 million, $4.8 million, $8.7 million, $8.8 million, and ($7.6) million for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively. Such other operating data is a non-GAAP measure, used by investment analysts to understand the nature of a company's recurring results of operations, and is not intended as an alternative to the GAAP measures of operating earnings or net earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmVestors -- Margin Analysis."

 (6) Represents operating earnings after taxes adjusted to exclude net investment gains (losses) and accelerated (reduced) amortization of acquisition costs related to such investment gains (losses) and to exclude associated income tax expense. See Note 5 above.

 (7) Related per share amounts are computed by dividing net operating earnings, as defined above, by the sum of weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants. See Notes 5 and 6 above.

 (8) Effective January 1, 1993, AmVestors adopted the provisions of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" and has restated assets to present the effects of reinsurance contracts on a gross basis for all balance sheet data presented above.

 (9) Effective January 1, 1994, AmVestors adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the effect of which was an increase in stockholders' equity of $19.6 million. This represented the aggregate excess fair value over cost for securities included in the available-for-sale category, net of associated amortization of deferred policy acquisition costs and deferred income taxes. See Note 1(k) of Notes to Consolidated Financial Statements of AmVestors.

(10) Fully diluted book value per share is computed by dividing stockholders' equity, adjusted for the proceeds received from the assumed exercise of dilutive stock options and warrants, by the number of AmVestors shares of Common Stock outstanding at the balance sheet date, adjusted for the number of shares resulting from the assumed conversion of the outstanding convertible Preferred Stock and the exercise of dilutive stock options and warrants.

(11) Statutory data has been derived from the annual and quarterly statements of American as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

(12) Statutory capital and surplus does not include AVR/MSVR or IMR. During 1986, 1988, 1989 and 1990, American entered into certain modified coinsurance treaties with ERC, commonly referred to as "surplus relief" or "MODCO" reinsurance, pursuant to which it ceded certain risks related to $407.1 million of annuity business to ERC and received ceded commissions of $28.2 million. These transactions are not reflected in financial statements prepared in accordance with GAAP, American paid ERC annual fees ranging from 3% to 3.5% of the outstanding coding commissions which in 1992 amounted to $.4 million.

(13) IMR and AVR were required to be included in reports filed on or after December 31, 1992. Prior to that date American was required to post a MSVR. The adoption of the rules replacing MSVR with AVR and IMR had no material adverse effect on American.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF AMVESTORS

GENERAL

     AmVestors specializes in the sale of deferred annuity products as a retirement savings vehicle for individuals. During each of the past three years, sales of deferred annuities have accounted for at least 96% of AmVestors' premiums received, while sales of SPIAs and FPULs have accounted for virtually all remaining premiums received. AmVestors' operating earnings are derived primarily from its investment results, including realized gains (losses), less interest credited to annuity contracts and expenses. Under generally accepted accounting principles ("GAAP"), premiums received on deferred annuities, SPIAs without life contingencies and FPULs are not recognized as revenue at the time of sale. Similarly, policy acquisition costs (principally commissions) related to such sales are not recognized as expenses but are capitalized as deferred acquisition costs, or "DAC." As a result of this deferral of costs and the lack of revenue recognition for premiums received, no profit or loss is realized on these contracts at the time of sale. Premiums received on deferred annuities, SPIAs without life contingencies and FPULs are reflected on AmVestors' balance sheet by an increase in assets equal to the premiums received and by a corresponding increase in future policy liabilities.

     AmVestors' earnings depend, in significant part, upon the persistency of its annuities. Over the life of the annuity, net investment income, net investment gains and policy charges are realized as revenue, and DAC is amortized as an expense. The timing of DAC amortization is based on the projected realization of profits including realized gains (losses) for each type of annuity contract and is periodically adjusted for actual experience. If a policy is terminated prior to its expected maturity, any remaining related DAC is expended in the current period. Most of American's annuity policies in force have surrender charges which are designed to discourage and mitigate the effect of premature withdrawals. As a result, the impact on earnings from surrenders will depend upon the extent to which available surrender charges offset the associated amortization of DAC. For the years ended 1994, 1993 and 1992, AmVestors' weighted average expected surrender levels were 9.0%, 13.0% and 9.9%, compared to the weighted average actual surrenders of 9.8%, 14.7% and 9.6%. For the first nine months of 1995, AmVestors' weighted average expected surrender level was 8.8%, compared to the weighted average actual surrenders of 17.2% for such period. Actual surrenders reflect the effects of the decrease in interest rates experienced in 1995 along with the leveling of the yield curve, which resulted in interest rates on bank certificates of deposit and other investment alternatives exceeding the renewal interest rates being paid on AmVestors' annuity policies. In addition, surrenders have been impacted by the significant equity returns experienced in 1995. Historically, the negative impact on earnings of any difference between the actual surrender levels and expected surrender levels has been more than offset by the realization of gains on the sale of securities and the change in future expected gross profits as the result of AmVestors' reduction in credited rates.

     Recent periods of low interest rates have reduced AmVestors' investment yields. As a result of the lower investment yields, AmVestors elected to reduce credited interest rates on certain of its annuity products. Certain annuities issued by AmVestors include a 'bailout' feature. This feature generally allows policyowners to withdraw their entire account balance without surrender charge for a period of 45 to 60 days following the initial determination of a renewal crediting rate below a predetermined level. If a policyowner elects not to withdraw funds during this period, surrender charges are reinstated. On policies including a 'bailout' feature, AmVestors announces its renewal crediting rates on January 14 of each year. In January 1994, 1993 and 1992, due to the general decline in interest rates and the yield on its investment portfolio, AmVestors reduced credited interest rates on certain annuity contracts below the 'bailout' level. The aggregate account values of annuity contracts on which the crediting rate was reduced below the 'bailout' level totalled $109.8 million, $326.2 million, and $160.4 million during 1994, 1993 and 1992, respectively. As a result, $18.3 million, or 17%, $139.6 million, or 43%, and $34.6 million, or 22%, of such policies were surrendered during 1994, 1993, and 1992, respectively.

     AmVestors was able to offset the negative impact of 'bailout' surrenders on its earnings through the realization of gains on the sale of its securities. Excluding surrenders from 'bailout' products, American's annuity withdrawal rates were 9% for 1994, 7% for 1993 and 7% for 1992. The following table reflects annuity account values for policies containing a "bailout" provision with current credited rates above the "bailout" rate:

                                                                            PERCENT     BAILOUT RATE OF
                                                                  AMOUNT    OF TOTAL      6% OR LESS
                                                                  ------    --------    ---------------
                                                                          (DOLLARS IN MILLIONS)
September 30, 1995.............................................   $205.9       11%          $ 203.8
December 31, 1994..............................................    180.9       14             180.5
December 31, 1993..............................................    269.1       16             159.4
December 31, 1992..............................................    538.0       31              92.5

     The decreases experienced during 1993 and 1994 reflect the reduction of crediting rates below the "bailout" rate previously discussed. The increase experienced in 1995 results from the sale of new policies with a "bailout."

     The decision to reduce crediting rates below the "bailout" rate is under management's control and is largely determined by AmVestors' need to maintain its desired interest margin, which is primarily dependent upon the Company's investment returns and credited rates to its policyholders. If AmVestors reduces credited rates below the 'bailout' rates on policies containing 'bailout' provisions in the future, it intends to pay any resulting surrenders from cash provided by operations and premiums received. In the event such sources are not sufficient to pay surrenders, AmVestors would have to sell securities at the then current market prices. American expects that withdrawals on its annuity contracts will increase as such contracts approach maturity and surrender charges are reduced or expire. AmVestors may not be able to realize investment gains in the future to offset the adverse impact on earnings, should future 'bailout' surrenders occur.

     MARGIN ANALYSIS. AmVestors' earnings are impacted by realized investment gains and losses and by the associated amortization of DAC. The actual timing and pattern of such amortization is determined by the actual profitability to date (which includes realized investment gains and losses) and the expected future profitability on a particular annuity contract. To the extent investment income is accelerated through realization of investment gains, the corresponding amortization of DAC is also accelerated as the stream of profitability on the underlying annuities is effectively accelerated. When investment losses are realized, the corresponding amortization of DAC is reduced as the stream of profitability on the underlying annuities is effectively reduced. The following margin analysis depicts the effects of realized gains (losses) on AmVestors' operating earnings (loss):

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                       -------------------    ---------------------------------------------------
                                         1995       1994       1994       1993       1992       1991       1990
                                       --------    -------    -------    -------    -------    -------    -------
                                       (DOLLARS IN MILLIONS)
Average invested assets(1)...........  $1,962.5    1,850.6    1,862.3    1,770.9    1,689.7    1,546.5    1,315.0
                                       ========    ========   ========   ========   ========   ========   ========
Insurance premiums and policy
  charges............................       6.6        4.8        6.3        6.6        7.5       11.8        8.6
Net investment income (2)............     114.7      105.4      142.0      138.5      141.2      144.9      131.7
Income from disposal of private
  placement securities...............        --         --         --         --        5.8         --         --
Policyholder benefits................     (88.6)     (83.2)    (112.3)    (113.8)    (128.0)    (135.2)    (120.0)
                                       --------    --------   --------   --------   --------   --------   --------
Gross interest margin................      32.7       27.0       36.0       31.3       26.5       21.5       20.3
Associated amortization of DAC.......      (8.3)      (7.4)      (8.8)      (4.7)      (7.7)      (6.2)      (7.9)
                                       --------    --------   --------   --------   --------   --------   --------
Net interest margin..................      24.4       19.6       27.2       26.6       18.8       15.3       12.4
                                       --------    --------   --------   --------   --------   --------   --------
Net investment gains (losses)........      (1.0)       0.3        0.8       17.0       20.5       16.5      (24.3)
Associated amortization of DAC.......       0.2       (0.1)      (0.2)      (4.8)      (8.7)      (8.8)       7.6
                                       --------    --------   --------   --------   --------   --------   --------
Net margin (loss) from investment
  gains (losses).....................      (0.8)       0.2        0.6       12.2       11.8        7.7      (16.7)
                                       --------    --------   --------   --------   --------   --------   --------
Total net margin (loss)..............      23.6       19.8       27.8       38.8       30.6       23.0       (4.3)
Expenses, net........................      (7.1)      (5.7)      (8.5)     (11.1)     (10.9)     (12.4)      (6.1)
                                       --------    --------   --------   --------   --------   --------   --------
Operating earnings (loss)............      16.5       14.1       19.3       27.7       19.7       10.6      (10.4)
Interest expense.....................        --         --         --       (1.0)      (2.4)      (4.3)      (3.7)
                                       --------    --------   --------   --------   --------   --------   --------
Earnings before income taxes.........      16.5       14.1       19.3       26.7       17.3        6.3      (14.1)
Income tax expense (benefit).........       5.6        4.8        5.6        8.5        0.1       (3.8)       3.6
                                       --------    --------   --------   --------   --------   --------   --------
Net earnings (loss) before
  extraordinary loss.................      10.9        9.3       13.7       18.2       17.2       10.1      (17.7)
Extraordinary loss on early
  extinguishment of debt.............        --         --         --       (0.2)      (0.4)        --         --
                                       --------    --------   --------   --------   --------   --------   --------
Net earnings.........................  $   10.9        9.3       13.7       18.0       16.8       10.1      (17.7)
                                       ========    ========   ========   ========   ========   ========   ========
Operating earnings (loss)............  $   16.5       14.1       19.3       27.7       19.7       10.6      (10.4)
Less: Net margin (loss) from
  investment gains (losses)..........      (0.8)       0.2        0.6       12.2       11.8        7.7      (16.7)
                                       --------    --------   --------   --------   --------   --------   --------
Operating earnings excluding net
  investment gains (losses) and
  related amortization of deferred
  acquisition costs(3)...............  $   17.3       13.9       18.7       15.5        7.9        2.9        6.3
                                       ========    ========   ========   ========   ========   ========   ========

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                         -----------------     --------------------------------------------------
                                          1995       1994       1994       1993       1992       1991       1990
                                         ------     ------     ------     ------     ------     ------     ------
                                           (ANNUALIZED)  (PERCENTAGE OF AVERAGE INVESTED ASSETS)
Average invested assets(1).............  100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
                                         ======     ======     ======     ======     ======     ======     ======
Insurance premiums and policy
  charges..............................    0.45%      0.34%      0.34%      0.37%      0.44%      0.76%      0.65%
Net investment income(2)...............    7.79       7.45       7.63       7.82       8.36       9.37      10.02
Income from disposal of private
  placement securities.................      --         --         --         --       0.34         --         --
Policyholder benefits..................   (6.02)     (5.88)     (6.03)     (6.43)     (7.58)     (8.74)     (9.13)
                                         ------     ------     ------     ------     ------     ------     ------
Gross interest margin..................    2.22       1.91       1.93       1.77       1.57       1.39       1.54
Associated amortization of DAC.........   (0.56)     (0.53)     (0.47)     (0.27)     (0.46)     (0.40)     (0.60)
                                         ------     ------     ------     ------     ------     ------     ------
Net interest margin....................    1.66       1.38       1.46       1.50       1.11       0.99       0.94
                                         ------     ------     ------     ------     ------     ------     ------
Net investment gains (losses)..........   (0.07)      0.02       0.04       0.96       1.21       1.07      (1.85)
Associated amortization of DAC.........    0.02      (0.01)     (0.01)     (0.27)     (0.51)     (0.57)      0.58
                                         ------     ------     ------     ------     ------     ------     ------
Net margin (loss) from investment gains
  (losses).............................   (0.05)      0.01       0.03       0.69      (0.70)      0.50      (1.27)
                                         ------     ------     ------     ------     ------     ------     ------
Total net margin (loss)................    1.60       1.39       1.49       2.19       1.81       1.49      (0.33)
Expenses, net..........................   (0.48)     (0.41)     (0.46)     (0.63)     (0.65)     (0.80)     (0.46)
                                         ------     ------     ------     ------     ------     ------     ------
Operating earnings (loss)..............    1.12       0.98       1.04       1.56       1.17       0.69      (0.79)
Interest expense.......................      --         --         --      (0.06)     (0.14)     (0.28)     (0.28)
                                         ------     ------     ------     ------     ------     ------     ------
Earnings before income taxes...........    1.12       0.98       1.04       1.51       1.02       0.41      (1.07)
Income tax expense (benefit)...........    0.38       0.31       0.30       0.48       0.01      (0.25)      0.27
                                         ------     ------     ------     ------     ------     ------     ------
Net earnings (loss) before
  extraordinary
  loss.................................    0.74       0.67       0.74       1.03       1.02       0.65      (1.35)
Extraordinary loss on early
  extinguishment of debt...............      --         --         --      (0.01)     (0.02)        --         --
                                         ------     ------     ------     ------     ------     ------     ------
Net earnings...........................    0.74%      0.67%      0.74%      1.02%      0.99%      0.65%     (1.35)%
                                         ======     ======     ======     ======     ======     ======     ======
Operating earnings (loss)..............    1.12%      0.98%      1.04%      1.56%      1.17%      0.69%     (0.79)%
Less: Net margin (loss) from investment
  gains (losses).......................   (0.05)      0.01       0.03       0.69       0.70       0.50      (1.27)
                                         ------     ------     ------     ------     ------     ------     ------
Operating earnings excluding net
  investment gains (losses) and related
  amortization of deferred acquisition
  costs(3).............................    1.17%      0.97%      1.00%      0.88%      0.47%      0.19%      0.48%
                                         ======     ======     ======     ======     ======     ======     ======

-------------------------
(1) Average of cash, invested assets (before SFAS 115 adjustment) and net amounts due to or from brokers on unsettled security trades at the beginning and end of period.

(2) Net investment income is presented net of investment expense.

(3) The Company believes that disclosure of operating earnings excluding net investment gains (losses) and related amortization of deferred acquisition costs provides a supplemental measure, which may be useful to investors, of the Company's earnings from its operations separated from the impact of net investment gains (losses) whose timing may be influenced by investment and other considerations unrelated to operations.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1995, AND 1994. Insurance premiums and policy charges increased $1.8 million or 38%, to $6.6 million in 1995 from $4.8 million in 1994, due primarily to a $1.8 million increase in surrender charges received on increased surrenders of annuity policies.

     Net investment income increased $9.3 million, or 9%, to $114.7 million from $105.4 million in 1994. This increase reflects both an increase in average invested assets from $1,850.6 million in 1994 to $1,962.5 million in 1995 and an increase in the average yield on invested assets from 7.5% for the nine months ended September 30, 1994 to 7.8% for the same period in 1995. The 1994 yield was impacted by losses generated by an investment in limited partnerships. These partnerships form a fund of funds totalling $22.4 million on September 30, 1995, which is structured with a goal toward obtaining returns in excess of the Standard & Poor's ("S&P") 500 over time without regard to the general direction of financial markets. The individual investments employ differing investment strategies for return. These strategies include capital appreciation through long and short investing in United States (U.S.) equities and options, purchase and sale of equities or instruments convertible into equities, purchase of securities affected by "event driven situations" (such as public announcements or industry news), and purchase and sale of other financial instruments such as puts, calls, warrants, rights, preferred stocks, commodity contracts or futures. These investment partnerships utilize hedging and leverage, however as a limited partner AmVestors' maximum loss exposure is limited to the amount of its investment. This fund generated pre-tax income of $3.0 million during the first nine months of 1995 compared with a loss of $1.5 million in calendar year 1994.

     Net investment gains (losses) decreased $1.3 million, to a $1.0 million loss in 1995, from a $.3 million gain in 1994. Gains and losses may be realized upon securities which are disposed of for various reasons. The gains realized during 1994 are the result of general portfolio management. The losses realized during 1995 reflect writedowns of $1.0 million taken on securities deemed to have an other than temporary diminution in value offset in part by gains and losses realized as a result of general portfolio management.

     Other revenue increased by $.3 million, or 75%, to $.7 million for the 1995 nine months from $.4 million for the same period in 1994. This increase is due primarily to an increase in Omni-Tech sales.

     Benefits, claims and interest credited to policyholders increased $5.4 million, or 6% to $88.6 million in 1995 from $83.2 million in 1994. This increase results primarily from an increase in the average interest rate credited on AmVestors' annuity liabilities, from 5.8% as of September 30, 1994, to 6.0% as of September 30, 1995, along with an increase in annuity liabilities to $2,033.2 million on September 30, 1995, from $1,844.1 million on September 30, 1994.

     Amortization of deferred policy acquisition costs increased $.6 million, or 8%, to $8.1 million in 1995 from $7.5 million in 1994. Amortization of deferred policy acquisition costs ("DAC") associated with investment gains decreased $.3 million to a benefit of $.3 million in 1995 on $1.0 million of losses, from $.1 million in 1994 on $.3 million of gains. Amortization of DAC associated with gross interest margin increased $.9 million to $8.3 million in 1995 from $7.4 million in 1994. Acquisition costs incurred during 1995 and deferred into future policy periods were $25.1 million, compared with $19.5 million in 1994.

     General insurance expenses increased $1.0 million or 19% to $6.3 million for the 1995 nine months from $5.3 million for the same period in 1994. Management believes this increase can be attributed to increases in business activity and assets under management.

     Premium and other taxes, licenses and fees increased $.6 million to $1.3 million in 1995 from $.7 million in 1994. This increase results from state guaranty association assessments covering policies issued by insolvent insurers. See Note 12 of Notes to Consolidated Financial Statements.

     Income tax expense increased $.8 million to $5.6 million in 1995 from $4.8 million in 1994. Taxes were provided at an effective rate of 34.0% on 1995 and 1994 income.

     YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992. Insurance premiums and policy charges decreased $.3 million, or 5%, to $6.3 million in 1994 from $6.6 million in 1993 due primarily to a $.5 million decrease in insurance premiums from SPIAs with life contingencies. This decrease was partially offset by a $.3 million increase in the amount of surrender charges collected on the surrender of deferred annuity policies. Insurance premiums and policy charges decreased $.9 million, or 12%, to $6.6 million in 1993 from $7.5 million in 1992 due primarily to a $.6 million decrease in the amount of surrender charges collected on the surrender of deferred annuity policies and a $.2 million decrease in premiums on ordinary life insurance policies.

     Net investment income increased $3.5 million, or 3%, to $142.0 million from $138.5 million in 1993. This increase resulted from an increase in average invested assets from $1,770.9 million in 1993 to $1,862.3 million in 1994, offset in part by a reduction in the average yield on invested assets from 7.8% for the year ended December 31, 1993, to 7.6% for the year ended December 31, 1994. Net investment income decreased $2.7 million, or 2%, to $138.5 million in 1993 from $141.2 million in 1992. This decrease resulted from the reduction in the average yield on invested assets from 8.4% for the year ended December 31, 1992, to 7.8% for the year ended December 31, 1993, offset in part by an increase in average invested assets from $1,689.6 million in 1992 to $1,770.9 million for 1993. Average yields have been impacted by declining interest rates throughout 1992 and 1993 and the reinvestment at lower yields of proceeds from securities disposed of to realize investment gains. The 1994 yields were negatively affected by an investment in investment partnerships. These partnerships form a fund of funds totalling $23.1 million on December 31, 1994 which is structured in an attempt to consistently provide returns in excess of the Standard & Poor's (S&P) 500 over time without regard to the general direction of financial markets. This fund generated a loss of $1.9 million in 1994 compared with income of $1.2 million in 1993. Since the date of original investment this investment has experienced a loss of 2.2%, compared to a cash flow equivalent loss of 9.4% had the same amounts been invested at the same time in 10 year treasury bonds, or a .6% gain had the funds been invested in the Standard & Poor's 500.

     Net investment gains decreased $16.2 million, or 95%, to $.8 million for the year ended December 31, 1994, from $17.0 million for the year ended December 31, 1993. This follows a $3.5 million decrease in 1993 from $20.5 million for the year ended December 31, 1992. Gains and losses may be realized upon securities which are disposed of for various reasons. The gains realized in 1994 are the result of general portfolio management while those taken in 1993 were to reduce the effects of the statutory losses resulting from surrenders following the reduction of interest crediting rates on certain annuity policies below the 'bailout' rate. The gains realized during 1992 were primarily to utilize the tax benefit of capital loss carryforwards. The decision to realize gains or losses lies to a great degree in management's discretion.

     Income from disposal of private placement securities was $5.8 million in 1992. During 1988, 1989 and 1990, American purchased private placement securities believed to have a quality rating equivalent to "BBB" by Standard & Poor's. In 1992 AmVestors engaged an independent firm to review the private placement securities portfolio. That review determined those securities would have been rated "BB" -- "B" if they had been rated by S&P when issued and that the total market value of the securities at the time of the report was approximately $5.8 million less than the par value of these securities. On September 21, 1992, an affiliate of the placement agent agreed to purchase the bonds at their par value, which approximated AmVestors' cost. Several of these bonds had been written down in an amount totalling $2.1 million during 1990, 1991 and 1992 when declines in value were considered to be other than temporary. The effect on 1992 operations of this transaction was a net investment loss of $4.3 million representing the difference between the market value at the time of sale and the GAAP book carrying value of the securities, and $5.8 million of income from disposal of private placement securities representing the amount received in excess of market value. There are no similar transactions in 1994 or 1993.

     Other revenue increased by $.3 million, or 100%, to $.6 million in 1994 from $.3 million in 1993 due primarily to a $.3 million increase in Omni-Tech sales. Other revenue decreased $.3 million, or 50%, to $.3 million in 1993 from $.6 million in 1992 due primarily to a decrease of $.4 million in the recovery of amounts paid as a result of the settlement of legal claims which had resulted from agent fraud. This decrease was partially offset by a $.1 million increase in Omni-Tech sales.

     Benefits, claims and interest credited to policyholders decreased $1.5 million, to $112.3 million in 1994 from $113.8 million in 1993. This decrease results primarily from a reduction in the average interest rate credited on AmVestors' annuity liabilities, from 6.2% as of December 31, 1993 to 5.8% as of December 31, 1994. This decrease was partially offset by an increase in annuity liabilities to $1,971.6 million on December 31, 1994. In 1993, this amount decreased $14.2 million, or 11%, to $113.8 million from $128.0 million in 1992. This decrease resulted primarily from a reduction in the average interest rate credited on annuity liabilities, from 7.1% as of December 31, 1992 to 6.2% as of December 31, 1993. This decrease was partially offset by an increase in annuity liabilities to $1,826.9 million on December 31, 1993, from $1,806.2 million on December 31, 1992.

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

     Amortization of deferred policy acquisition costs decreased $.4 million, to $9.0 million in 1994, from $9.4 million in 1993. Amortization of DAC associated with gross interest margins increased $4.1 million, to $8.8 million in 1994, from $4.7 million in 1993. Amortization associated with investment gains decreased $4.6 million, to $.2 million in 1994, from $4.8 million in 1993. The 1993 amortization amounts reflect the lowering of interest crediting rates and the resulting increase in the estimates of future expected gross profits and the realization of $17.0 million of investments gains. This follows a decrease of $7.0 million, or 43%, in 1993 from $16.4 million in 1992, primarily due to decreased investment gains, the inclusion of income from disposal of private placement securities in the 1992 period and the increase in the estimates of future expected gross profits previously discussed. Acquisition costs incurred in 1994 and deferred into future policy periods were $25.8 million, compared with $18.2 million in 1993 and $14.1 million in 1992.

     General insurance expenses decreased $1.2 million, or 14%, to $7.6 million in 1994 from $8.8 million in 1993. This decrease is primarily attributable to the deferral of additional expenses related to the acquisition of annuity contacts in 1994. This follows an increase in general insurance expenses of $.1 million in 1993 from $8.7 million in 1992.

     Premium and other taxes, licenses and fees decreased $1.1 million, or 46%, to $1.3 million in 1994 from $2.4 million in 1993 following a decrease of $.1 million, or 4%, in 1993 from $2.5 million in 1992. The above amounts include charges (credits) of approximately ($.4) million, $1.6 million and $1.8 million for the years 1994, 1993 and 1992, respectively, for nonrecoverable guaranty fund assessments resulting from a significant number of insolvencies that occurred in recent years.

     Interest expense decreased $1.0 million in 1994 following the repayment of all debt in November, 1993, with proceeds from AmVestors' Common Stock offering. This follows a decrease of $1.4 million to $1.0 million in 1993 from $2.4 million in 1992. This decrease reflects the repayment of debt in 1993.

     Income tax expense decreased $2.9 million to $5.6 million in 1994 from $8.5 million in 1993. During 1993, income tax expense increased $8.4 million to $8.5 million from $.1 million in 1992. A large portion of the tax on net investment gains realized in 1992 was offset by tax benefits from capital loss carryforwards from 1989 and 1990. These capital loss carryforwards were fully utilized during 1992 resulting in the taxation of the net investment gains realized in 1993 and 1994.

     Extraordinary loss on early extinguishment of debt represents the write-off of costs capitalized under AmVestors' debt agreement that was paid in full on November 19, 1993. The 1992 amount represents the write-off of costs capitalized under debt agreements that were restructured on April 24, 1992.

LIQUIDITY AND CAPITAL RESOURCES

     AmVestors is an insurance holding company whose principal asset is the common stock of American. AmVestors' primary cash requirements are to pay operating expenses.

     As a holding company, AmVestors relies on funds received from American to meet its cash requirements at the holding company level. AmVestors receives funds from American in the form of commissions paid to American Sales, investment fees paid to AIG, rent, administrative, printing and data processing charges and dividends. The insurance laws of Kansas generally limit the ability of American to pay cash dividends in excess of certain amounts without prior regulatory approval and also require that certain agreements relating to the payment of fees and charges to AmVestors by American be approved by the Kansas Insurance Commissioner.

     The liquidity requirements of American are met by premiums received from annuity sales, net investment income received, and proceeds from investments upon maturity, sale or redemption. The primary uses of funds by American are the payment of surrenders, policy benefits, operating expenses and commissions, as well as the purchase of assets for investment. For purposes of AmVestors' consolidated statements of cash flows, financing activities include premiums received from sales of deferred annuities, surrenders and death benefits paid, and surrender and policy charges collected on these contracts. The net cash provided by (used in) these particular financing activities for the nine months ended September 30, 1995, and 1994, was ($91.7) million

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

and ($143.8) million, respectively, and for the years ended December 31, 1994, 1993 and 1992, was $26.6 million, ($91.5) million and ($27.7) million.

     The decrease in net cash provided by annuity contracts without life contingencies in the first nine months of 1995 resulted primarily from a $109.0 million increase in surrender and death benefits paid, from $181.2 million to $290.2 million offset by a $49.9 million increase in premiums received from $206.9 million to $256.8 million. The increase in net cash provided by annuity contracts without life contingencies in 1994 resulted primarily from a $72.3 million decrease in surrender and death benefits paid from $318.9 million (approximately 16.1% of beginning reserves for future policy benefits) to $246.6 million (approximately 12.3% of beginning reserves for future policy benefits) along with a $45.6 million increase in premiums received from $222.2 million to $267.8 million. The decline in net cash provided by annuity contracts without life contingencies in 1993 resulted primarily from a $115.8 million increase in surrender and death benefits paid from $203.1 million (approximately 11.1% of beginning reserves for future policy benefits) to $318.9 million (approximately 16.1% of beginning reserves for future policy benefits) offset by a $53.5 million increase in premiums received from $168.7 million to $222.2 million. The decline in net cash provided by annuity contracts without life contingencies in 1992 resulted primarily from a $50.5 million decline in premiums received from $219.2 million to $168.7 million, and a $5.8 million increase in surrender and death benefits paid from $197.3 million (approximately 12.6% of beginning reserves for future policy benefits) to $203.1 million (approximately 11.1% of beginning reserves for future policy benefits).

     Net cash provided by AmVestors' operating activities was $117.4 million and $97.1 million for the nine months ended September 30, 1995 and 1994, respectively, and $130.5 million, $129.7 million and $142.9 million for the years ended December 31, 1994, 1993 and 1992, respectively. Cash provided by financing and operating activities and by the sale and maturity of portfolio investments is used primarily to purchase portfolio investments and for the payment of acquisition costs (commissions and expenses associated with the sale and issue of policies). To meet its anticipated liquidity requirements, AmVestors purchases investments taking into account the anticipated future cash flow requirements of its underlying liabilities. In addition, AmVestors invests a portion of its assets in short-term investments and maturities of less than one year (2%, 2%, 3% and 7% as of September 30, 1995, and December 31, 1994, 1993 and 1992, respectively). The weighted average duration of AmVestors' investment portfolio was 4.4 years as of September 30, 1995.

     AmVestors continually assesses its capital requirements in light of business developments and various capital and surplus adequacy ratios which affect insurance companies. During the past five years, AmVestors has met its capital needs and those of American through several different sources including bank borrowing and the sale of both preferred and common stock. On December 31, 1991, AmVestors issued 172,000 shares of its $2.00 Series B Convertible Preferred Stock with a total stated value of $4.3 million. The Preferred Stock was convertible at $7.50 per share into 573,332 shares of AmVestors' Common Stock. On December 30, 1992, AmVestors issued and sold 235,294 shares of Common Stock at $10.625 per share to AmVestors' Leveraged Employee Stock Ownership Plan ("LESOP"). This purchase was financed with the proceeds of a $2.5 million loan from American. For additional information regarding the LESOP, see Note 7 of Notes to Consolidated Financial Statements of AmVestors. In 1993, AmVestors raised $29.4 million through the sale of 3,451,668 shares of Common Stock. In December 31, 1994, AmVestors entered into a credit agreement with First Chicago and Boatmen's First National Bank of Kansas City, as Lenders. Under the terms of this agreement, the Lenders have committed to lend up to $15,000,000 in the form of a 5-year revolving credit facility. For additional information regarding this credit agreement, see Note 5 of Notes to Consolidated Financial Statements of AmVestors.

     Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted the various state guaranty associations to begin assessing life insurance companies for the resulting losses. For further information regarding the effects of guaranty fund assessments, see Note 11 of Notes to Consolidated Financial Statements of AmVestors.

     REINSURANCE. AmVestors had amounts receivable under reinsurance agreements of $146.2 million and $149.7 million as of September 30, 1995, and December 31, 1994, respectively. Of the amounts, $144.5 million and $147.9 million, respectively, were associated with a single insurer, ERC. In 1989, AmVestors

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

entered into a coinsurance agreement which ceded 90% of the risk on AmVestors' block of Single Premium Whole Life (SPWL) policies written prior to 1989 to ERC. The agreement provides that ERC assumes 90% of all risks associated with each policy in the block. Under the terms of the contract, the company continues to administer the policies and is reimbursed for all payments made under the terms of those policies. AmVestors also receives a fee from the reinsurer for administering such policies. Cash settlements under the contract are made with ERC on a monthly basis. If ERC were to become insolvent, American would remain responsible for the payment of all policy liabilities.

     In addition, the Company is a party two assumption reinsurance agreements with other reinsurers.

     EFFECT OF INFLATION AND CHANGES IN INTEREST RATES. AmVestors does not believe that inflation has had a material effect on its consolidated results of operations during the past three years. AmVestors seeks to manage its investment portfolio, in part, to reduce its exposure to interest rate fluctuations. In general, the market value of AmVestors' fixed income securities increases or decreases directly with interest rate changes. For example, if interest rates decline (as was the case in 1992, 1993 and 1995), AmVestors' fixed income investments generally will increase in market value, while net investment income will decrease. Conversely, if interest rates rise (as was the case in 1994), fixed income investments generally will decrease in market value, while net investment income will increase. The impact of changing interest rates on AmVestors' bond portfolio resulted in unrealized gains (losses) of $50.8 million, $(105.6) million, $81.4 million and $41.5 million as of September 30, 1995, December 31, 1994, 1993 and 1992, respectively.

     In a rising interest rate environment (such as that experienced in 1994), AmVestors' average cost of funds would increase over time as it prices its new and renewing annuities to attempt to maintain a generally competitive market rate. During such a rise in interest rates, new funds would be invested in bonds with higher yields than the liabilities assumed. In a declining interest rate environment, AmVestors' cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities.

     In addition to the increase in AmVestors' average cost of funds caused by a rising interest rate environment, surrenders of annuities that are no longer protected by surrender charges increase. While AmVestors experienced a decrease in total surrenders during 1994, the decrease was primarily due to the large number of bailout surrenders in 1993. Throughout 1994, AmVestors saw an increase in surrenders of policies which no longer were covered by surrender charges. Management believes the increased surrenders experienced in 1994 were due to the increasing interest rates throughout 1994. This trend has continued into 1995. Management believes that surrenders are lower during periods of declining interest rates.

NEW ACCOUNTING STANDARDS

     In accordance with a Special Report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board during November, 1995, AmVestors chose to classify all securities as available-for-sale. If all securities had been classified as available-for-sale at September 30, 1995, stockholders' equity would have increased by $10,633,000.

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

                     DESCRIPTION OF AMVESTORS CAPITAL STOCK

     The authorized capital stock of AmVestors consists of 25,000,000 shares of AmVestors Common Stock, no par value, and 2,000,000 shares of Preferred Stock, par value $1 per share. There are no shares of Preferred Stock outstanding.

AMVESTORS COMMON STOCK

     All of the outstanding shares of AmVestors Common Stock are fully paid and non-assessable. The holders of shares of AmVestors Common Stock are entitled to receive such dividends as may be declared by the AmVestors Board.

     Each holder of AmVestors Common Stock is entitled to cumulative voting in the election of directors, to one vote per share on all other matters submitted to a vote of stockholders and to share ratably in all assets available for distribution to holders of AmVestors Common Stock upon liquidation or dissolution and after satisfaction of any liquidation preference attributable to any outstanding preferred stock. No holder of AmVestors Common Stock has any preemptive right to subscribe for any security of AmVestors. There are no conversion rights or redemption or sinking fund provisions applicable to the AmVestors Common Stock.

AMVESTORS WARRANTS

     The AmVestors Warrants will be issued to holders of FBG Class A Common Stock pursuant to the terms of the Merger Agreement. The fraction of an AmVestors Warrant payable per share of FBG Class A Common Stock in the Merger will be valued at $.31 as determined by the Black-Scholes model in the Equity Option Calculator licensed by Bloomberg L.P. on the third trading day prior to the Merger. The Black-Scholes model will utilize the following assumptions: (i) an AmVestors Warrant will be exercisable for a period of six years following the date which is three trading days prior to the Closing Date; (ii) the exercise price shall be equal to 135% of the AmVestors Stock Price (the average closing price of the AmVestors Common Stock during the twenty consecutive trading days ending three trading days prior to the Merger); (iii) the option type will be American; (iv) the options will be "dilutive" (i.e., it is assumed that the shares of AmVestors Common Stock issued upon exercise of the AmVestors Warrants will be newly issued shares and not shares purchased in the market); (v) the volatility rate will be the rate prescribed by the Bloomberg model as of the date which is three trading days prior to the Closing Date; (vi) the semi-annual, risk-free interest rate, as prescribed by the Bloomberg model, as of the date the AmVestors Stock Price will be used; (vii) a cash dividend of $.075 per share of AmVestors Common Stock on April 13 of each year; and (viii) the number of shares of AmVestors Common Stock outstanding following the Merger.

     The AmVestors Warrants will be issued in registered form under, governed by, and pursuant to the terms of a warrant agreement between AmVestors and Boatmen's Trust Company, as Warrant Agent (the "Warrant Agreement").

     The following statements are brief summaries of certain provisions of the Warrant Agreement. A copy of a form of Warrant Agreement is attached hereto as Appendix V and the information regarding the AmVestors Agreement in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement.

     Each AmVestors Warrant entitles the holder thereof to purchase one share of AmVestors Common Stock at a price of 135% of the AmVestors Stock Price. However, the AmVestors Warrants are exercisable only for whole shares; no fractional shares will be issued. The right to exercise the AmVestors Warrant will commence immediately upon consummation of the Merger and will be exercisable for a period of six years following the date on which the AmVestors Stock Price is determined. The purchase price can be paid only in lawful money of the United States.

     The Warrant Agreement contains provisions that protect the AmVestors Warrant holders against dilution by adjustment of the exercise price and/or the number of shares of AmVestors Common Stock exercisable pursuant to the AmVestors Warrant in certain events including, but not limited to, stock dividends, stock

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

splits, reclassifications, mergers or issuance of rights or options to subscribe to AmVestors Common Stock at a lower price than pursuant to the AmVestors Warrant.

     An AmVestors Warrant holder will not possess any rights as a stockholder of AmVestors in connection with the AmVestors Warrant. However, an AmVestors Warrant holder will be entitled to receive merger or other consolidation consideration and extraordinary dividends as if the AmVestors Warrant holder had exercised the AmVestors Warrant prior to the transaction causing such a distribution. Furthermore, upon the occurrence of an event triggering an anti-dilution adjustment, or in certain events including, but not limited to, a merger, sale of substantially all the assets, consolidation, extraordinary dividend declaration and other special distributions, liquidation, and dissolution, AmVestors will provide each holder of an AmVestors Warrant with notice of such an event.

     At any time when the AmVestors Warrants are exercisable and as a condition to redemption of the AmVestors Warrants, AmVestors is required to have a current registration statement on file with the Commission and to register or qualify under the laws and regulations of the states in which the holders of the AmVestors Warrants reside in order to comply with the applicable laws in connection with the exercise of the AmVestors Warrants. So long as the AmVestors Warrants are outstanding, AmVestors will use its best efforts to file all required post-effective amendments and supplements to the registration statement in accordance with applicable federal securities laws, and to take appropriate action under federal and state securities laws to permit the issuance of AmVestors Common Stock issuable upon exercise of the AmVestors Warrants.

     AmVestors will, at all times, reserve and keep available out of its authorized AmVestors Common Stock the number of shares of AmVestors Common Stock that are issuable upon the exercise of all outstanding AmVestors Warrants. All such shares of AmVestors Common Stock, when issued upon such exercise, will be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

ANTI-TAKEOVER PROVISIONS

     CLASSIFICATION OF THE AMVESTORS BOARD. Article Seven of AmVestors' Articles provides that the AmVestors Board shall be divided into three classes, effective as of the Annual Meeting of Stockholders in 1987. Each class shall have a term of three years. Class I consists of three directors, each to hold office for one year until the 1997 Annual Meeting of Stockholders; Class II consists of three directors, each to hold office for two years until the 1998 Annual Meeting of Stockholders; and Class III consists of three directors, each to hold office for three years until the 1996 Annual Meeting of Stockholders.

     The staggered Board makes it more difficult for stockholders, including those holding a majority of the AmVestors Common Stock, to force an immediate change in the composition of a majority of the AmVestors Board. Since the terms of only approximately one-third of the incumbent directors would expire each year, assuming no resignations by or removal of directors, the time required to change a majority of the AmVestors Board is two years. Assuming no resignations by or removal of directors, a two-thirds stockholder vote is required under the AmVestors Articles to amend Article Seven in order for stockholders to change a majority of the directors at any annual meeting should they consider such a change desirable.

     TWO-THIRDS MAJORITY VOTE FOR CERTAIN CORPORATE ACTIONS. Under Article Eight of the AmVestors Articles, any merger or certain other business combinations to be effected between AmVestors and an entity or affiliate of such entity that owns 5% or more of AmVestors' outstanding stock ("acquiring entity") must be approved by the holders of not less than two-thirds of the outstanding shares of AmVestors' stock entitled to vote in the election of directors or must be approved by a majority of AmVestors' directors who are not affiliated with the acquiring entity or must be in compliance with certain fair price provisions. This provision of the Articles of Incorporation cannot be amended except by a vote of two-thirds of AmVestors' outstanding stock entitled to vote in the election of directors.

     The primary purpose of this provision is to discourage other corporations or groups from attempting to acquire control of AmVestors through the acquisition of a substantial number of shares of AmVestors Common Stock followed by a forced merger or sale of assets without negotiation with management. This

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

provision also may serve to reduce the danger of possible conflicts of interest between a substantial stockholder on the one hand and AmVestors and its other stockholders on the other. It should be noted that the foregoing provisions could enable a minority of AmVestors' stockholders to prevent a transaction favored by the majority of the stockholders. Also, in some circumstances, the AmVestors Board could cause a two-thirds vote of management to retain control over the affairs of AmVestors and their positions with AmVestors.

     EFFECT OF ISSUANCE OF PREFERRED STOCK. The shares of authorized but unissued preferred stock are issuable in series with such rights, preference, privileges and restrictions as the AmVestors Board may determine without any further stockholder approval, including voting rights, redemption provisions, dividend rates, liquidation preferences and conversion rights. The issuance of such shares may adversely affect the voting power of the holders of AmVestors Common Stock. Certain terms and conditions of AmVestors' Preferred Stock could have the effect of discouraging a takeover attempt of AmVestors.

     AMENDMENT OF CHARTER. Amendments to AmVestors' Articles require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company stock entitled to vote thereon.

LIMITATION ON LIABILITY OF DIRECTORS

     Section 1 of Article Seven of AmVestors' Articles provides that any director of AmVestors shall not be personally liable to AmVestors, its stockholders or policy holders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director's duty of loyalty to AmVestors or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under the Kansas statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers directors protection against awards of monetary damages for negligence in the performance of their duties. It does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of the duty of care or gross negligence.

TRANSFER AGENT

     The transfer agent and registrar for the AmVestors Common Stock is, and for the AmVestors Warrants will be, Boatmen's Trust Company, Corporate Trust Division, 510 Locust Street, 2nd Floor, St. Louis, Missouri.

                           INFORMATION REGARDING FBG

     The following briefly describes the business of FBG. Additional information regarding FBG is contained in its filings with the Commission pursuant to the Exchange Act. See "Additional Information" and "Incorporation by Reference."

BUSINESS OF FBG

     FBG is a holding company specializing through subsidiaries in the annuity market. FBG was incorporated in Delaware in September, 1982 as First Women's Financial Corporation. It changed its name to Financial Benefit Group, Inc. on June 9, 1986.

     FBG, through its wholly-owned subsidiaries, each of which is fully described below, operates in three distinct capacities in the annuity market.

     - Through Financial Benefit Life, it acts principally as a manufacturer, or issuer, of annuity products;

     - Through Annuity International Marketing Corporation ("AIMCOR"), it acts as a designer, developer and distributor of annuities for Financial Benefit Life and other unaffiliated insurance companies with which it has long term marketing agreements on a royalty basis; and

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

     - Through The Insurancemart, Inc. ("TIM"), it functions as a wholesaler for all of the life companies with which AIMCOR has marketing agreements, including Financial Benefit Life and American, as well as for other carriers.

     A fourth subsidiary, Financial Benefit Management Corporation ("FBMC"), manages the bond and equity portfolios as well as the real estate holdings and mortgages of Financial Benefit Life.

     FBG also owns another subsidiary, Rainbow Card Pack Publications, Inc., which specializes in the sales and production of card pack advertising. Card pack advertising is a form of direct mail advertising which, in the case of FBG, is targeted to insurance agents.

     FBG's executive offices are located in a building which Financial Benefit Life owns at 7251 West Palmetto Park Road, Boca Raton, Florida 33433. Its telephone number is (407) 394-9400.

     FINANCIAL BENEFIT LIFE. Financial Benefit Life, FBG's principal subsidiary, is a legal reserve life insurance company specializing in annuity products. Financial Benefit Life was initially licensed in Florida, its home state, on March 23, 1983 and is now admitted to do business in 38 other states, the U.S. Virgin Islands and the District of Columbia. Since January 1984, when Financial Benefit Life's single premium annuity sales commenced, FBG has offered a variety of single and flexible premium deferred annuity and single premium immediate annuity plans. Deferred annuity products accounted for 95% of all premiums received by Financial Benefit Life in 1994 and 96% of all premiums received by it during the first nine months of 1995.

     Approximately 80% of sales of annuities this year by Financial Benefit Life through September 30, 1995 were from the following ten states: Florida, Ohio, Michigan, Wisconsin, Indiana, Missouri, Tennessee, Nebraska, Iowa and Arizona.

     All of Financial Benefit Life's annuity sales have been made by independent agents contracted to Financial Benefit Life and recruited through National Marketing Organizations ("NMOs"), primarily TIM which has produced over 70% of the premium through September 30, 1995. Agents recruited through one independent NMO produced over 28% of Financial Benefit Life's premium volume through September 30, 1995. Financial Benefit Life's direct premium written was $57.8 million in 1993, $76.5 million in 1994, and $46.0 million through September 30, 1995.

     ANNUITY INTERNATIONAL MARKETING CORPORATION. AIMCOR was incorporated in Florida in November 1983 and in July 1984 began designing and marketing annuities and recruiting agents for American Investors Life Insurance Company. In 1986, it began performing these same functions for Fidelity Bankers Life Insurance Company. A portion of the premium written under these agreements was reinsured to Financial Benefit Life. These agreements are no longer in force and all reinsurance formerly held has been retroceded to the respective carriers.

     In April, 1990, AIMCOR entered into seven year agreements with two subsidiaries of Life Partners Group, Inc. -- Massachusetts General Life Insurance Company ("Mass General") and Philadelphia Life Insurance Company ("Philadelphia Life") to develop and market a line of annuity products. Both companies are rated 'A' ("Excellent") by A.M. Best and 'A+' by Duff & Phelps with total assets in excess of $5.0 billion. These programs commenced in September, 1990 and to date over $338 million of premium has been written under these agreements.

     In 1993, AIMCOR entered into similar agreements to design and market annuity products with Fort Dearborn Life Insurance Company, Chicago, Illinois ("Fort Dearborn") and Columbian Mutual Life Insurance Company ("Columbian Mutual").

     Fort Dearborn is a subsidiary of Blue Cross/Blue Shield of Illinois. For over 10 years, Fort Dearborn has maintained an 'A' ("Excellent") rating by A.M. Best. They are currently licensed in 49 states, the District of Columbia and the U.S. Virgin Islands and have over $345 million in assets. Columbian Mutual is a New York domiciled mutual life insurer and was founded in 1882. Columbian Mutual has a 'B++' ("Very Good") rating by A.M. Best and is licensed in 50 states, Puerto Rico, the District of Columbia and the U.S. Virgin Islands.

     As compensation for its services, Mass General, Philadelphia Life, Columbian Mutual and Fort Dearborn each pay AIMCOR a quarterly fee based on the accumulated account value of all such policies in force on the books of the respective carrier on the last day of each quarter. These payments will continue for a period of fifteen years from the date of issue of each policy or such shorter time as the business remains in force. As of September 30, 1995, the total accumulated account value of all outside carriers noted above was $405.3 million. Through September 30, 1995, AIMCOR has received $731,104 in marketing fees on this business.

     In late 1994, AIMCOR entered into a marketing agreement with Business Men's Assurance Company of America ("BMA") located in Kansas City, Missouri. BMA has been in business since 1909 and has an 'A' ("Excellent") rating by A.M. Best, 'AA' rating by S & P, 'AA' rating by Duff & Phelps, and is a member of the Generali Group. The marketing program commenced in early 1995 and has proven to be a successful endeavor. Through September 30, 1995, over $197 million of premium has been written under this agreement and AIMCOR has received over $981,580 in marketing fees.

     THE INSURANCEMART, INC. TIM is an NMO, or wholesaler, which recruits agents to sell annuities and in some cases, life insurance, for Financial Benefit Life, American, all insurers with which AIMCOR has marketing agreements and other unaffiliated carriers. TIM was acquired by FBG in November, 1987. Agents under contract through TIM now exceed 5,500. These agents have generated $93.4 million of annuity premium in 1995 through September 30th. TIM receives an override on all annuity and life insurance premiums sold through TIM recruited agents.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF FBG

     The following table sets forth for the periods and dates indicated, selected historical financial data of FBG. The selected consolidated income statement and balance sheet data for the five years in the period ended December 31, 1994, is derived from FBG's audited consolidated financial statements. The selected consolidated financial data for the nine month periods ended September 30, 1995, and 1994 is derived from the unaudited consolidated financial statements of FBG and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations and financial condition. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period. The following should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of FBG."

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                        -------------------    ----------------------------------------------------
                                          1995       1994        1994       1993       1992       1991       1990
                                        --------   --------    --------   --------   --------   --------   --------
                                                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement and Other Data:
Revenue:
  Net investment income(1)............. $ 32,300   $ 32,757    $ 43,126   $ 53,006   $ 61,954   $ 57,608   $ 46,038
  Realized gains on investments........    1,907      2,115       2,668     21,827     13,101     10,611     (8,066)
  Commissions and marketing fees.......    2,344      1,109       1,423      1,062      1,209        876        916
  Other Income.........................    4,348      2,799       3,846      4,074      4,940      4,859      2,172
                                        --------   --------    --------   --------   --------   --------   --------
Total revenue..........................   40,899     38,780      51,063     79,969     81,204     73,954     41,060
Benefits and expenses:
  Increase in future policy benefits...   20,900     20,463      28,067     41,468     63,700     51,675     39,512
  General and administrative
    expenses...........................    3,712      2,969       3,333      4,176      2,742      3,699      3,198
  Payroll and related expenses.........    2,083      2,209       2,860      2,447      2,317      2,492      2,106
  Amortization of deferred acquisition
    costs..............................    8,223      9,375      11,952     16,168     (2,008)     8,749      1,391
  Interest expense.....................    1,165      1,060       1,406      1,476        677        736        566
  Depreciation and amortization........      151        141         194        262        279        288        232
                                        --------   --------    --------   --------   --------   --------   --------
Total benefits and expenses............   36,234     36,217      47,812     65,997     67,707     67,639     47,005
                                        --------   --------    --------   --------   --------   --------   --------
Income (loss) before income tax expense
  and extraordinary charge.............    4,665      2,563       3,251     13,972     13,497      6,315     (5,945)
Income tax expense.....................    1,400        892         725      4,854      3,531        186        979
                                        --------   --------    --------   --------   --------   --------   --------
Income (loss) before extraordinary
  charge...............................    3,265      1,671       2,526      9,118      9,966      6,129     (6,924)
Extraordinary charge on extinguishment
  of debt, net of tax(2)...............       --     (1,637)     (1,800)        --         --         --         --
                                        --------   --------    --------   --------   --------   --------   --------
Net income (loss)...................... $  3,265   $     34    $    726   $  9,118   $  9,966   $  6,129   $ (6,924)
                                        ========   ========    ========   ========   ========   ========   ========
Earnings (loss) before extraordinary
  item per share of common stock
    Primary............................ $   0.38   $   0.20    $   0.30   $   1.11   $   1.33   $   0.89   $  (1.06)
    Fully diluted......................      N/A   $   0.20         N/A   $   0.51   $   1.19   $   0.87   $  (1.06)
Earnings (loss) per share of common
  stock
    Primary............................ $   0.38   $   0.01    $   0.09   $   1.11   $   1.33   $   0.89   $  (1.06)
    Fully diluted......................      N/A   $   0.01         N/A   $    .51   $   1.19   $   0.87   $  (1.06)
OTHER OPERATING DATA:
  Operating earnings (loss) excluding
    net investment gains (losses) and
    related amortization of deferred
    acquisition costs(3)............... $  5,115      2,830       3,657     (5,446)     1,073     (3,560)     2,687
  Net operating earnings (loss)
    excluding net investment gains
    (losses) and related amortization
    of deferred acquisition costs and
    associated income taxes(4)......... $  3,580      1,845       2,841     (3,554)       792     (3,455)     3,129
  Net operating earnings (loss)
    excluding net investment gains
    (losses) and related amortization
    of deferred acquisition costs and
    associated income taxes per common
    share(5):
    Primary............................ $    .42        .22         .34       (.43)       .11       (.50)       .48
    Fully diluted...................... $    .42        .22         .34       (.20)       .09       (.49)       .48

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                          1995       1994        1994       1993       1992       1991       1990
                                        --------   --------    --------   --------   --------   --------   --------
                                                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance sheet data (at end of period):
  Total assets(6)...................... $719,915   $724,999    $730,903   $789,569   $787,607   $778,389   $641,281
  Total debt...........................   15,500     16,000      16,000     15,000     15,000      1,627      9,500
  Shareholders' equity.................   37,387     27,924      27,276     29,476     20,020      9,597      3,063
  Fully diluted book value per
    share(7)...........................     4.31       3.29        3.22       3.47       2.51       1.32       0.51
Statutory data:(8)
  Net statutory premiums............... $ 46,005   $ 59,684    $ 76,533   $ 57,777   $110,476   $143,407   $227,745
  Statutory capital and surplus(9).....   31,188     29,952      30,258     31,092     27,282     23,910     18,222
  Total AVR/MSVR(10)...................    9,551      8,825       8,728      8,741      8,236      7,609         72
  Total IMR(10)........................    7,695      7,558       7,861      7,006      3,612          0          0

-------------------------
 (1) Net investment income is presented net of investment expense.

 (2) As a result of restructuring FBG's outstanding long term debt on June 27, 1994, a $2.0 million charge was incurred for the early extinguishment of the former obligation. The estimated tax benefit was $200,000 and $363,000 as of December 31, 1994 and September 30, 1994, respectively.

 (3) Amounts shown reflect operating earnings (earnings before interest expense and reinsurance) adjusted to exclude net investment gains (losses) and accelerated amortization of deferred acquisition costs related to such investment gains (losses). Amortization of deferred acquisition costs related to net investment gains (losses) excluded were $1.2 million and $1.3 million for the nine months ended September 30, 1995 and 1994, respectively, and $1.7 million, $933,000, $-0-, $-0-, and $-0- for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 respectively. Such other operating data is a non-GAAP measure, used by investment analysts to understand the nature of a company's recurring results of operations, and is not intended as an alternative to the GAAP measures of operating earnings or net earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of FBG -- Margin Analysis."

 (4) Represents operating earnings after taxes adjusted to exclude net investment gains (losses) and accelerated (reduced) amortization of acquisition costs related to such investment gains (losses) and to exclude associated income tax expense.

 (5) Related per share amounts are computed by dividing net operating earnings, as defined above, by the sum of weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants.

 (6) Effective January 1, 1993, FBG and adopted the provisions of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" and has restated assets to present the effects of reinsurance contracts on a gross basis for all balance sheet data presented above.

 (7) Fully diluted book value per share is computed by dividing stockholders' equity, adjusted for the proceeds received from the assumed exercise of dilutive stock options and warrants, by the number of FBG shares of Common Stock outstanding at the balance sheet date, adjusted for the number of shares resulting from the assumed exercise of the dilutive stock options and warrants.

 (8) Statutory data has been derived from the annual and quarterly statements of FBG as filed with insurance regulatory authorizes and prepared in accordance with statutory accounting practices.

 (9) Statutory capital and surplus does not include AVR/MSVR or IMR. During 1991, FBG entered into a modified coinsurance treaty with a reinsurer, commonly referred to as "surplus relief" or "MODCO" reinsurance, pursuant to which it ceded certain risks related to $138.9 million of deferred annuity business to the reinsurer and received ceded commissions of $10.0 million. These transactions are not reflected in statements prepared in accordance with GAAP. FBG paid the reinsurer a risk charge of 3.0% of the outstanding ceded commission, or $300,000, which is included in General and Administrative Expenses under GAAP.

(10) IMR and AVR are required to be included in reports filed on or after December 31, 1992. Prior to the date FBG was required to post a MSVR. The adoption of the rules replacing MSVR with AVR and IMR had no material adverse effect on FBG.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                              OF OPERATIONS OF FBG

GENERAL

     FBG specializes in the sale of deferred annuity products as a retirement savings vehicle for individuals. During each of the past three years, sales of deferred annuities have accounted for at least 93% of FBG's premiums received, while sales of SPIAs have accounted for the remainder. FBG also markets and sells deferred annuities for unaffiliated insurers and is paid marketing fees and commission for such sales and services.

     FBG's operating earnings are derived primarily from its investment results, including realized gains (losses), less interest credited to annuity contracts and expenses. Under GAAP, premiums received are not recognized as revenue at the time of sale. Similarly, policy acquisition costs (principally commissions) related to such sales are not recognized as expenses but are capitalized as deferred acquisition costs, or "DAC." As a result of this deferral of costs and the absence of revenue recognition for premiums received, no profit or loss is realized on these contracts at the time of sale. Premiums received are reflected on FBG's balance sheet by an increase in assets equal to the premiums received and by a corresponding increase in future policy liabilities.

     FBG's earnings depend, in large part, upon the persistency of its annuities. Over the life of the annuity, net investment income and net investment gains are realized as revenue, and DAC is amortized as an expense. The timing of DAC amortization is based on the projected realization of profits including realized gains (losses) for each type of annuity contract and is periodically adjusted for actual experience. If a policy is terminated prior to its expected maturity, any remaining related DAC is expended in the current period. Most of Financial Benefit Life's annuity policies in force have surrender charges which are designed to discourage and mitigate the effects of premature withdrawals. As a result, the impact on earnings from surrenders will depend upon the extent to which available surrender charges offset the associated amortization of DAC. Historically, the negative impact on earnings of any difference between the actual surrender levels and expected surrenders levels has been offset by the realization of gains on the sale of securities and the change in future expected gross profits as a result of FBG's reduction in credited rates.

     Recent periods of low interest rates have reduced FBG's investment yields. As a result of the lower investment yields, FBG elected to reduce credited interest rates on certain of its annuity products. Certain annuities issued by FBG include a 'bailout' feature. This feature generally allows policyowners to withdraw their entire account balance without surrender charge for a period of 30 days following the initial determination of a renewal crediting rate below a predetermined level. If a policyowner elects not to withdraw funds during this period, surrender charges are reinstated. The aggregate account values of annuity contracts on which the crediting rate was reduced below the 'bailout' level totalled $182.5 million, $74.7 million, and $289.7 million during 1994, 1993 and 1992, respectively. As a result, $73.1 million, or 40%, $25.3 million or 34%, and $81.9 million, or 28%, of such policies were surrendered during 1994, 1993, and 1992, respectively. FBG was able to offset the negative impact of 'bailout' surrenders on its earnings through the realization of gains on the sale of its securities. Excluding surrenders from 'bailout' products, FBG's annuity withdrawal rates were 11.6% for 1994, 9.6% for 1993 and 7.5% for 1992, which management believes is consistent with industry experience for comparable product durations. Annuity account values that contained a "bailout provision" were $66.4 million or 12.7%, $250.2 million or 44.6% and $326.2 million or 45.7% as of December 31, 1994, 1993 and 1992, respectively. The current credited rates on the remaining policies with "bailout provisions" is 6.25% or less. FBG is now less disposed to reduce credited interest rates below current "bailout" rate levels because the current earnings rate on its investment portfolios is 8.3% and the reinvestment rate is approximately 6.75%. Furthermore, FBG no longer markets products with "bailout" interest rates, hence it has been a matter of diminishing concern. If FBG reduces credited rates below the 'bailout' rates on policies containing 'bailout' provisions in the future, it intends to pay any resulting surrenders from cash provided by operations and premiums received. In the event such sources are not sufficient to pay surrenders, FBG would have to sell securities at the then current market prices. FBG expects the withdrawals on its annuity contracts will increase as such contracts approach maturity because as the surrender charges

"wear off," the policies because more susceptible to disintermediation. FBG may not be able to realize investment gains in the future to offset the adverse impact on earnings, should future "bailout" surrenders occur.

     MARGIN ANALYSIS. FBG's earnings are impacted by realized investment gains and losses and by the associated amortization of DAC. The actual timing and pattern of such amortization is determined by the actual profitability to date (which includes realized investment gains and losses) and the expected future profitability on a particular annuity contract. To the extent investment income is accelerated through realization of investment gains, the corresponding amortization of DAC is also accelerated as the stream of profitability on the underlying annuities is effectively accelerated. When investment losses are realized, the reverse is true. The following margin analysis depicts the effects of realized gains (losses) on FBG's operating earnings (loss):

                                               NINE MONTHS
                                             ENDED SEPTEMBER
                                                   30,                      YEARS ENDED DECEMBER 31,
                                             ----------------    ----------------------------------------------
                                              1995      1994      1994      1993      1992      1991      1990
                                             ------    ------    ------    ------    ------    ------    ------
                                                                   (DOLLARS IN MILLIONS)
Average invested assets(1).................. $527.4    $540.4    $546.7    $625.3    $681.0    $618.4    $452.5
                                             =======   =======   =======   =======   =======   =======   =======
Net investment income(2).................... $ 32.3    $ 32.7    $ 43.1    $ 53.0    $ 61.9    $ 57.6    $ 46.0
                                                                           -------
Policyholder benefits....................... $ 20.9      20.4      28.1      41.5      63.7      51.6      39.5
                                             -------   -------   -------   -------   -------   -------   -------
Gross interest margin.......................   11.4      12.3      15.0      11.5      (1.8)      6.0       6.5
Associated amortization of DAC..............    8.0       8.4      10.7      15.3      (2.0)      8.7       1.4
                                             -------   -------   -------   -------   -------   -------   -------
Net interest margin.........................    3.4       3.9       4.3      (3.8)      0.2      (2.7)      5.1
                                             -------   -------   -------   -------   -------   -------   -------
Net investment gains........................    1.9       2.1       2.7      21.9      13.1      10.6      (8.1)
Associated amortization of DAC..............    0.2       1.0       1.3       0.9        --        --        --
                                             -------   -------   -------   -------   -------   -------   -------
Net margin from investment gains............    1.7       1.1       1.4      21.0      13.1      10.6      (8.1)
                                             -------   -------   -------   -------   -------   -------   -------
Total net margin............................    5.1        .5       5.7      17.2      13.3       7.9      (3.0)
Expenses, net of other income and
  commissions & marketing fees..............   (0.8)      1.3       1.1       1.7      (0.8)      0.9       2.5
                                             -------   -------   -------   -------   -------   -------   -------
Operating earnings..........................    5.9       3.7       4.6      15.5      14.1       7.0      (5.5)
Interest expense............................    1.2       1.1       1.4       1.5       0.7       0.7       0.5
                                             -------   -------   -------   -------   -------   -------   -------
Earnings before income taxes................    4.7       2.6       3.2      14.0      13.4       6.3      (6.0)
Income tax expense..........................    1.4       0.9       0.7       4.9       3.5       0.2       0.9
                                             -------   -------   -------   -------   -------   -------   -------
Earnings before extraordinary loss..........    3.3       1.7       2.5       9.1       9.9       6.1      (6.9)
Extraordinary loss on early extinguishment
  of debt...................................     --       1.6       1.8        --        --        --        --
                                             -------   -------   -------   -------   -------   -------   -------
Net earnings................................ $  3.3    $  0.1    $  0.7    $  9.1    $  9.9    $  6.1    $ (6.9)
                                             =======   =======   =======   =======   =======   =======   =======
Operating earnings (loss)................... $  5.9    $  3.7    $  4.6    $ 15.5    $ 14.1    $  7.0    $ (5.5)
Less: Net margin from investment gains......    1.7       1.1       1.4      21.0      13.1      10.6      (8.1)
                                             -------   -------   -------   -------   -------   -------   -------
Operating earnings excluding net investment
  gains and associated DAC.................. $  4.2    $  2.6    $  3.2    $ (5.5)   $  1.0    $ (3.6)   $  2.6
                                             =======   =======   =======   =======   =======   =======   =======

                                               NINE MONTHS
                                             ENDED SEPTEMBER
                                                   30,                      YEARS ENDED DECEMBER 31,
                                             ----------------    ----------------------------------------------
                                              1995      1994      1994      1993      1992      1991      1990
                                             ------    ------    ------    ------    ------    ------    ------
                                                          (PERCENTAGE OF AVERAGE INVESTED ASSETS)
Average invested assets(1).................. 100.00%   100.00%   100.00%   100.00%   100.00%   100.00%   100.00%
                                              =====     =====     =====     =====     =====     =====     =====
Net investment income(2)....................   8.16%     8.07%     7.88%     8.48%     9.09%     9.31%    10.17%
Policyholder benefits.......................   5.28      5.03      5.14      6.64      9.35      8.34      8.73
                                              -----     -----     -----     -----     -----     -----     -----
Gross interest margin.......................   2.88      3.03      2.74      1.84     (0.26)     0.97      1.44
Associated amortization of DAC..............   2.02      2.07      1.96      2.45     (0.29)     1.41      0.31
                                              -----     -----     -----     -----     -----     -----     -----
Net interest margin.........................   0.86      0.96      0.79     (0.61)     0.03     (0.44)     1.13
                                              -----     -----     -----     -----     -----     -----     -----

                                               NINE MONTHS
                                             ENDED SEPTEMBER
                                                   30,                      YEARS ENDED DECEMBER 31,
                                             ----------------    ----------------------------------------------
                                              1995      1994      1994      1993      1992      1991      1990
                                             ------    ------    ------    ------    ------    ------    ------
                                                          (PERCENTAGE OF AVERAGE INVESTED ASSETS)
Net investment gains........................   0.48      0.52      0.49      3.50      1.92      1.71     (1.79)
Associated amortization of DAC..............   0.05      0.25      0.24      0.14      0.00      0.00      0.00
                                              -----     -----     -----     -----     -----     -----     -----
Net margin from investment gains............   0.43      0.27      0.26      3.36      1.92      1.71     (1.79)
                                              -----     -----     -----     -----     -----     -----     -----
Total net margin............................   1.29      1.23      1.04      2.75      1.95      1.28     (0.66)
Expenses, net of other income and
  commissions & marketing fees..............  (0.20)     0.32      0.20      0.27     (0.12)     0.15      0.55
                                              -----     -----     -----     -----     -----     -----     -----
Operating earnings..........................   1.49      0.91      0.84      2.48      2.07      1.13     (1.22)
Interest expense............................   0.30      0.27      0.26      0.24      0.10      0.11      0.11
                                              -----     -----     -----     -----     -----     -----     -----
Earnings before income taxes................   1.19      0.64      0.59      2.24      1.97      1.02     (1.33)
Income tax expense..........................   0.35      0.22      0.13      0.78      0.51      0.03      0.20
                                              -----     -----     -----     -----     -----     -----     -----
Earnings before extraordinary loss..........   0.83      0.42      0.46      1.46      1.45      0.99     (1.52)
Extraordinary loss on early extinguishment
  of debt...................................     --      0.39      0.33        --        --        --        --
                                              -----     -----     -----     -----     -----     -----     -----
Net earnings................................   0.83%    0.02%      0.13%     1.46%     1.45%     0.99%    (1.52)%
                                              =====     =====     =====     =====     =====     =====     =====
Operating earnings..........................   1.49%     0.91%     0.84%     2.48%     2.07%     1.13%    (1.22)%
Less: Net margin from investment gains......   0.43      0.27      0.26      3.36      1.92      1.71     (1.79)
                                              -----     -----     -----     -----     -----     -----     -----
Operating earnings excluding net investment
  gains and associated DAC..................   1.06%     0.64%     0.59%    (0.88)%    0.15%    (0.58)%    0.57%
                                              =====     =====     =====     =====     =====     =====     =====

-------------------------
(1) Average of cash and invested assets (before SFAS 115 adjustment) at the beginning and end of period.

(2) Net investment income is presented net of investment expense.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994. For the nine months ended September 30, 1995, net income was $3.3 million or $.38 per share, compared to $1.7 million or $.20 per share, before an extraordinary charge, for the nine months ended September 30, 1994. The increase was attributed to improvements in operations which included less surrender-related amortization of deferred acquisition costs ("DAC"), net of surrender charges and increased commissions and marketing fees resulting from new marketing initiatives. Earnings during the 1994 period were less due to management's conscious decision to lower credited interest rates on certain of its inforce business which in some cases allowed policyholders to surrender their policies without penalty. The greater surrenders in the year earlier period resulted in greater amortization of DAC.

     After tax earnings from operations before realized gains on investments and interest expense was $2.9 million for the nine months ended September 30, 1995 compared to a gain of $1.6 million for the nine months ended September 30, 1994. The experience in the year earlier nine months included increased amortization of DAC related to a greater level of surrenders. The current nine months included the benefits of increased marketing fees.

     The extraordinary charge of $2.0 million before an expected tax benefit of $.4 million related to the early extinguishment of the $10.0 million subordinated convertible debenture owed to Southwestern Life Insurance Company of Dallas, Texas, a subsidiary of Southwestern Life Corporation.

     Investment income, in both the available-for-sale and the held-to-maturity portfolios, for the nine months ended September 30, 1995, was $32.3 million compared to $32.8 million for the nine months ended September 30, 1994. The decrease in investment income for the current nine months resulted primarily from a reduction in assets under management caused by the excess of surrenders over new premium written for Financial Benefit Life. Investment income as a percentage of invested assets was unchanged at 8.5% for the nine months ended September 30, 1995 and for the nine months ended September 30, 1994.

     Realized gains on the sale of available-for-sale securities for the nine months ended September 30, 1995 were $1.9 as compared to $2.1 million for the nine months ended September 30, 1994. Included in realized gains for the nine months ended September 30, 1995 was $.3 million from the sale of FBG's Causeway manufactured home community.

     Commission and marketing fees were $2.3 million for the nine months ended September 30, 1995 compared to $1.1 million for the nine months ended September 30, 1994. The increase related primarily to commissions and marketing fees received from a new client company for both AIMCOR and TIM.

     Other income which includes surrender charges and rental income on the home office building was $4.3 million for the nine months ended September 30, 1995 compared to $2.8 million for the nine months ended September 30, 1994. During 1994, FBG credited renewal interest rates on existing policies at levels which, in some cases, entitled policyowners to surrender their policies without surrender charges for a limited period after notice was given of the new rate. During the nine months of 1995, this option was available on a significantly more limited basis.

     For the nine months ended September 30, the increase in future policy benefits was $20.9 million in 1995 compared to $20.5 million in the 1994 period. The increase related to the effects of crediting higher interest rates on new business as compared to conditions in the year earlier period.

     General and administrative expenses were $3.7 million for the nine months ended September 30, 1995 compared to $3.0 million for the nine months ended September 30, 1994. The increase for the nine months related to increased spending for non-recurring professional fees relating to the pending merger with AmVestors Financial Corporation.

     Payroll and related expenses were $2.1 million for the nine months ended September 30, 1995 compared to $2.2 million for the nine months ended September 30, 1994. The slight reduction during the current period relates to reductions in executive staff and deferred compensation which was partially offset by increases in compensation for merit.

     Amortization of DAC was $8.2 million for the nine months ended September 30, 1995 compared to $9.4 million for the nine months ended September 30, 1994. Amortization is less during the current period primarily because policy surrenders and withdrawals for Financial Benefit Life are less when compared to year earlier levels.

     Interest expense increased to $1.2 million for the nine months ended September 30, 1995 from $1.1 million for the nine months ended September 30, 1994. The slight increase primarily reflects a greater rate of interest on the amount of debt outstanding during the current nine months when compared to the year earlier period.

     YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992. After tax earnings from operations before realized gains on investments, interest and reinsurance effects increased to $2.5 million or $.30 per share for the year ended December 31, 1994 from $1.0 million or $.13 per share for the year ended December 31, 1993. This improvement was attributed to FBG's increased spread between the earned rate on its investments and the credited rates on annuity policies issued by Financial Benefit Life. After tax earnings from operations before realized gains on investments, interest expense and reinsurance effects increased to $1.0 million or $.13 per share for the year ended December 31, 1993 from $.8 million or $.04 per share for the year ended December 31, 1992. This improvement was attributed to FBG's increased spread between the earned rate on its investments and the credited rates on annuity policies issued by Financial Benefit Life.

     Net income, before a non-recurring extraordinary charge related to the early extinguishment of debt and including capital gains, interest expense and the effects of reinsurance, decreased to $2.5 million in 1994 from $9.1 million in 1993. Primary earnings per share, before the extraordinary charge, decreased to $.30 per share from $1.11 in 1993. The decline in net income was attributable to the fact that 1993 earnings included net realized capital gains on investments (after taxes and amortization of capital gains related DAC) of $13.6 million while 1994 earnings included only $1.2 million of net realized gains on investments. Net income decreased to $9.1 million in 1993 from $9.9 million in 1992. Primary earnings per share decreased to $1.11 in

1993 from $1.33 in 1992. On a fully diluted basis, earnings per share decreased to $.51 per share in 1993 from $1.19 in 1992. The decrease for the year was attributed primarily to an increase in the effective GAAP tax rate (from 26% to 35%) due to a change in deferred taxes and also to an increase in the equivalent common shares outstanding resulting from the excess of the market price of the FBG Common Stock over the exercise price of outstanding FBG Options, and, for the fully diluted calculation, the dilutive effects of an outstanding subordinated convertible debenture.

     The extraordinary charge in 1994 of $2.0 million before a tax benefit of $.2 million related to the early extinguishment of both a $10.0 million subordinated convertible debenture owed to Southwestern Life Insurance Company of Dallas, Texas, a subsidiary of Southwestern Life Corporation, and a $5.0 million term note owed to Southwestern Life Corporation (formerly I.C.H. Corporation), as well as the cancellation of a contract entitling Southwestern Life Insurance Company to purchase 51% of the FBG Common Stock on a fully-diluted basis. These debts were refinanced through a $16.0 million borrowing from Shawmut Bank ("Shawmut").

     Total insurance premiums received increased 32% to $76.5 million in 1994 from $57.8 million in 1993. The increase is believed to have resulted from an upgrade in FBG's A.M. Best Company rating (B- to B) and also to higher prevailing market interest rates which favor the sale of interest sensitive products. Total insurance premiums received were $57.8 million for 1993 compared to $110.5 million for 1992. The decline for the year was attributable by management to lower, less competitive interest rates which FBG offered for both new and renewing business in addition to a downgrade (B to B-) in Financial Benefit Life's rating from the A.M. Best Company.

     Effective January 1, 1994, FBG adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 expands the use of fair value accounting for certain investments in debt and equity securities and requires that securities be classified as either held-to-maturity, available-for-sale or held-for-trading, if applicable. The effect of adopting SFAS No. 115 on January 1, 1994 caused stockholders' equity to be increased by $1.7 million (net of $4.0 million deferred policy acquisition costs amortization and of deferred taxes of $1.0 million that would have been recorded if those securities had been sold at their fair value on January 1, 1994.) During 1994, FBG transferred available-for-sale securities with a fair value of $82.7 million to securities held-to-maturity. For the year ended December 31, 1994, FBG classified certain bonds having an amortized cost of $302.3 million, and a fair value of $289.8 million as available for sale. The related unrealized loss of $12.8 million was partially offset by $7.6 million for DAC and $1.8 million of deferred taxes which resulted in a decrease in stockholders' equity of $3.4 million. The remainder of FBG's fixed maturity securities were classified as held-to-maturity.

     Effective June 30, 1993, Financial Benefit Life entered into a reinsurance arrangement with Philadelphia Life Insurance Company ("Philadelphia Life") under which Financial Benefit Life ceded $140.1 million of statutory annuity reserves on 6,000 policies to Philadelphia Life on a coinsurance basis. The account value relating to this block of business totaled $154.6 million and the deferred acquisition costs ("DAC") totaled $21.5 million as of the June 30, 1993 transaction date. As of December 31, 1994, the reserves totaled $133.9 million and the DAC totaled $10.8 million.

     Investment income decreased to $43.1 million in 1994 from $53.0 million in 1993. The $43.1 million consists of $27.4 million from the available-for-sale portfolio and $15.7 million from the held-to-maturity portfolio. The decrease resulted primarily from the smaller asset base under management following the $140.1 million transfer of reserves to Philadelphia Life effective June 30, 1993. Secondarily, lower prevailing reinvestment interest rates and the excess of surrenders over new premium written contributed to the decrease. Investment income as a percentage of invested assets declined to 8.3% in 1994 from 8.9% in 1993. This reduction was attributed to lower average effective interest rates in 1994 compared to 1993. Investment income decreased to $53.0 million in 1993 from $61.9 million in 1992. The decrease resulted primarily from the smaller asset base under management following the $140.1 million transfer of reserves to Philadelphia Life effective June 30, 1993. Investment income as a percentage of invested assets declined to 8.9% in 1993 from 9.5% in 1992. This reduction was attributed to the lower interest rate environment during 1993 compared to 1992.

     Realized gains on investments decreased to $2.7 million in 1994 from $21.8 million in 1993. Net capital gains during 1993 related principally to Financial Benefit Life's sale of corporate bonds to effect the Philadelphia Life reinsurance treaty. Realized gains on investments increased to $21.8 million in 1993 from $13.1 million in 1992. During 1993, FBG realized $19.3 million of capital gains relating to the sale of bonds to raise cash necessary for the transfer of reserves to Philadelphia Life on July 12, 1993. Another $5.8 million of net capital gains were realized in the management of FBG's portfolio and disposal of bonds in selected industries where it recognized potential deterioration of financial performance fundamentals. Net realized losses of $3.8 million were realized relating to the sales of four manufactured home communities and to the disposition of another real estate property that was severely damaged by Hurricane Andrew.

     Commissions and marketing fees increased to $1.4 million in 1994 from $1.1 million in 1993. The increase relates to both the commission income of TIM and to the growth in AIMCOR's account value over which the marketing fees are based. FBG has marketing arrangements with Massachusetts General Life Insurance Company, Philadelphia Life Insurance Company, Fort Dearborn Life Insurance Company, and Columbian Mutual Life Insurance Company. FBG receives quarterly payments based on the policyholders' account value on business produced for these four carriers. The aggregate policyholders account value increased from $316.0 million as of December 31, 1993 to $366.0 million as of December 31, 1994. Commissions and marketing fees decreased to $1.1 million in 1993 from $1.2 million in 1992. However, marketing fees in 1992 included a non-recurring payment of $.3 million from a marketing arrangement FBG formerly had with Fidelity Bankers Life Insurance Company ("Fidelity"), a company in receivership in Virginia. Marketing fees due from Fidelity for 1991, 1992 and for future periods were the subject of a dispute which was settled on May 13, 1992 at which time FBG received $.3 million. Without the settlement, 1992 commissions and marketing fees would have been $.9 million.

     Other income, which consists principally of surrender charges and rental income on the home office building decreased to $3.8 million in 1994 from $4.1 million in 1993. Surrender charge income was greater in 1993 because more surrenders were subject to surrender charges. Other income decreased to $4.1 million in 1993 from $4.9 million in 1992. In 1992, FBG received $1.0 million as consideration for the release of FBG's interest in a reinsurance agreement with Fidelity. Surrender charge income increased slightly to $3.5 million in 1993 from $3.4 million in 1992.

     The increase in the liability for future policy benefits decreased to $28.1 million in 1994 from $41.4 million in 1993. The decrease is attributed to lower credited interest rates in 1994. The increase in the liability for future policy benefits decreased to $41.4 million in 1993 from $63.7 million in 1992. The decrease results from the reduction in credited rates to policyholders' reserves reflecting declines in market interest rates and also the reduced reserve requirements following the mid-year Philadelphia Life reinsurance transaction.

     General and administrative expenses decreased to $3.3 million in 1994 from $4.2 million in 1993. The decrease is attributed to reduced marketing expenses for non-life company operations. In addition expenses were offset by the settlement of a lawsuit against a former money manager of Financial Benefit Life. General and administrative expenses increased to $4.2 million in 1993 from $2.7 million in 1992. The increase reflects additional marketing expenses for AIMCOR and TIM. AIMCOR developed an annuity line for two new carriers during 1993 which required an initial investment in start-up costs. In addition, auditing costs for two market conduct examinations and one triennial examination, actuarial fees, legal expenses and state guaranty fund assessments contributed to the increase in expenses.

     Payroll and related expenses increased to $2.9 million in 1994 from $2.4 million in 1993. The increase related to merit pay increases, temporary help utilized to process an increase in policyowner surrenders and added management staff in non-life company operations. Payroll and related expenses increased to $2.4 million in 1993 from $2.3 million in 1992. The slight increase for the year reflects pay increases for merit and inflation.

     Amortization of DAC decreased to $11.9 million in 1994 from $16.2 million in 1993. The decrease is primarily attributed to prior year amortization relating to the Philadelphia Life reinsurance treaty. Current year amortization would have been slightly higher due to the effect of surrenders and capital gains. Amortization of DAC increased to $16.2 million in 1993 from negative amortization of $2.0 million in 1992.

The increase reflects amortization relating to the Philadelphia Life reinsurance treaty, surrenders for the year, and, to a lesser extent, realized capital gains.

     Interest expense decreased to $1.4 million in 1994 from $1.5 million in 1993. The slight decrease reflects the effects of a lower interest rate on outstanding debt following a refinancing which occurred in June, 1994. Interest expense increased to $1.5 million in 1993 from $.7 million in 1992. The increase reflects the additional interest incurred on the $10.0 million subordinated convertible debenture which was executed in October, 1992.

     Depreciation and amortization expense decreased to $.2 million in 1994 from $.3 million in 1993. The decrease was due to certain office furniture and computer equipment that became fully depreciated during the year. Depreciation and amortization expense decreased slightly to $279,000 in 1993 from $288,000 in 1992.

LIQUIDITY AND CAPITAL RESOURCES

     FBG is an insurance holding company whose principal asset is the common stock of Financial Benefit Life. FBG's primary cash requirements are to service long-term debt and to pay operating expenses.

     As a holding company, FBG is dependent upon cash flows from its subsidiaries to meet its cash requirements. FBG receives funds from Financial Benefit Life for commissions and marketing fees paid to AIMCOR and TIM and for investment management fees paid to Financial Benefit Management Corporation. FBG receives funds from AIMCOR as a result of marketing fees received from its client companies. FBG receives funds from TIM as a result of the commissions received for being a wholesaler for other life insurance carriers. FBG also receives funds from each of the subsidiaries for an intercompany expense sharing agreement, an intercompany tax-sharing agreement and cash dividends. The liquidity and cash requirements of Financial Benefit Life are met by premiums received from annuity sales, net investment income received and proceeds from investments upon maturity, sales or redemption. The primary uses of funds by Financial Benefit Life are the payment of surrenders, policy benefits, operating expenses and commissions, as well as the purchase of securities for investment.

     Financial Benefit Life must maintain capital and surplus levels, determined on the statutory accounting basis, in order to conduct business in the jurisdictions in which it is licensed. Financial Benefit Life is required under Florida statutes to maintain capital and surplus of at least 4.0% of policyowner liabilities exclusive of the Asset Valuation Reserve ("AVR") and Interest Maintenance Reserve ("IMR"). At September 30, 1995, Financial Benefit Life's capital and surplus/liabilities ratio computed in accordance with the Florida Department of Insurance practices was 6.3%; including the AVR the ratio was 8.3%; including the AVR and IMR the ratio was 9.9%.

     Florida's insurance statutes and regulations restrict the flow of funds, including dividends, from Financial Benefit Life to FBG. Florida insurance regulations limit the aggregate dividends that Florida domiciled life insurance companies, including Financial Benefit Life, can pay without prior regulatory approval to the greater of its statutory net operating profits and realized net capital gains for the preceding year (provided there is available surplus from net operating profits and net realized capital gains) or 10% of its available and accumulated statutory surplus derived from net operating profits and net realized capital gains. After payment of a dividend, Financial Benefit Life must have 115% of required statutory surplus. Aggregate dividends exceeding these mandated limits require special permission from the Florida Insurance Department. FBG does not intend to rely on dividends in excess of those not requiring special permission. Approximately $2.0 million is available in 1995 for the payment of dividends by Financial Benefit Life without regulatory approval.

     Financial Benefit Life can generate cash by the sale of securities from its available-for-sale portfolio. As of September 30, 1995, FBG's available-for-sale portfolio had a carrying value of $341.2 million. Approximately 9.0% of FBG's fixed maturity portfolio was invested in less than investment grade securities at September 30, 1995 and December 31, 1994. As of September 30, 1995, Financial Benefit Life did not own any bonds that were in default or issued by entities in bankruptcy.

     On February 18, 1992, FBG executed a $5.0 million Term Note with Wabash Life Insurance Company ("Wabash"), maturing February 18, 1994 and carrying interest at the lesser of the prime rate plus 1.5% or the maximum non-usurious rate permitted by law. From the proceeds, $4.0 million was contributed to the paid-in surplus of Financial Benefit Life. On November 16, 1993, FBG paid the Wabash Term Note in full by borrowing $5.0 million from Southwestern Life Corporation (formerly I.C.H. Corporation) under a term loan arrangement that required quarterly payments of $250,000 until maturity in 1998. Interest accrued at the lesser of the prime rate plus 2.0% or the maximum non-usurious rate permitted by law. The common stock of Financial Benefit Life was pledged as collateral for the loan.

     In connection with the Wabash Term Note, FBG granted five and ten-year detachable warrants to purchase 1,000,000 shares of FBG Class A Common Stock, exercisable at $.75 and $1.00 per share. At the November 16, 1993 repayment date, 500,000 warrants had been granted and all rights to the remaining 500,000 were extinguished.

     On October 28, 1992, FBG issued a $10.0 million convertible subordinated debenture to Southwestern Life Insurance Company ("SWL") of Dallas, Texas, a subsidiary of Southwestern Life Corporation (formerly I.C.H. Corporation) pursuant to a Debenture Purchase Agreement dated October 27, 1992. From the proceeds, $7.0 million was contributed to the paid-in surplus of Financial Benefit Life. Under the terms of the Debenture Purchase Agreement, SWL purchased a ten year 10% debenture convertible into FBG Class A Common Stock at a price of $2.50 per share, with annual increases in the conversion price beginning in 1993, subject to anti-dilution provisions. In addition, under a Stockholders' Agreement among FBG, SWL and certain of FBG's stockholders, SWL was granted an option, exercisable after conversion of the debenture, to enable it to acquire, in the aggregate, 51% of all of FBG's Stock on a fully diluted basis.

     On June 27, 1994, FBG entered into a revolving credit agreement with Shawmut whereby Shawmut provided $16.0 million of proceeds to FBG. The proceeds were used to retire the Southwestern Life Corporation term loan, the SWL subordinated convertible debenture and to provide $1.0 million towards a $2.0 million charge for early extinguishment of the debt, and the surrender of contractual option rights. A $1.0 million dividend from Financial Benefit Life was made to FBG for the balance of the $2.0 million charge.

     The term of the Shawmut credit agreement is 5.5 years with interest indexed to either the prime rate or LIBOR (London Interbank Offered Rate) plus a specified number of basis points based on the A.M. Best rating for Financial Benefit Life. As the A.M. Best rating increases, the number of basis points in excess of either the prime rate or LIBOR declines. The agreement also provides for specified reductions in principal each year.

     In connection with the Shawmut credit agreement, FBG granted detachable warrants to purchase 75,000 shares of FBG Class A Common Stock at $3.25 per share. The warrants expire June 30, 2001.

     In addition to general covenants which are typical in such financing, FBG has agreed to maintain certain levels of consolidated net worth, statutory capital and surplus of Financial Benefit Life, GAAP earnings, and that interest expense and fixed charges meet certain coverage ratios each quarter. At September 30, 1995 FBG was in compliance with all bank covenants.

NEW ACCOUNTING STANDARDS

     In accordance with a Special Report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board during November, 1995, FBG chose to classify all securities as available-for-sale. If all securities had been classified as available-for-sale at September 30, 1995, stockholders' equity would have increased by $513,000.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated balance sheet has been prepared using the unaudited consolidated balance sheets of AmVestors and FBG as of September 30, 1995. For such balance sheet, the Merger is accounted for using the purchase method of accounting as if the Merger had occurred on September 30, 1995. Using this method based upon a preliminary purchase price for FBG, the identifiable assets and liabilities of FBG have been adjusted to their estimated fair values and certain estimated costs to downsize and reorganize FBG operations have been accrued. The purchase price allocation is based on the estimated fair values as of September 30, 1995 and may change depending on the general level of interest rates. To the extent that interest rates decline between the pro forma balance sheet date and the Closing Date, the fair value of the FBG portfolio will likely be increased, causing the amount of goodwill to be reduced. To the extent that interest rates increase, the converse would most likely occur.

     The following unaudited pro forma consolidated statements of earnings are for the year ended December 31, 1994 and the nine months ended September 30, 1995. For purposes of such pro forma, the Merger is accounted for using the purchase method of accounting as if the Merger had occurred January 1, 1994. Other than reflecting the estimated reduction in costs attributable to certain employment agreements, no other cost savings and synergies, which AmVestors expects to realize as a result of the Merger, have been reflected in the pro forma consolidated statements of earnings.

     The pro forma consolidated financial statements do not purport to represent what AmVestors' consolidated financial position or results of operations actually would have been had the Merger been completed on the dates for which the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results of AmVestors. The pro forma consolidated financial statements should be read in conjunction with the accompanying notes ask the historical financial statements of the respective companies and the related notes thereto. Certain reclassifications have been made to the historical financial statements of AmVestors and FBG in order to provide classifications appropriate to the pro forma financial statements.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                 HISTORICAL AS OF
                                                SEPTEMBER 30, 1995
                                              -----------------------       PRO FORMA           PRO
                                              AMVESTORS        FBG        ADJUSTMENTS(1)       FORMA
                                              ----------     --------     --------------     ---------
                  ASSETS
Bonds -- held to maturity..................   $1,184,634     $181,721           2,167        1,368,522
Bonds -- available for sale................      781,259      341,238           8,418        1,130,915
Other investments..........................       46,217        6,693            (234)          52,676
                                              ----------      -------         -------        ---------
       TOTAL INVESTMENTS...................    2,012,110      529,652          10,351        2,552,113
Cash and cash equivalents..................       16,708       10,204                           26,912
Amounts due from reinsurers................      146,218      120,118                          266,336
Deferred policy acquisition costs --
  AmVestors................................      155,047           --                          155,047
Deferred policy acquisition costs -- FBG...           --       43,629         (43,629)              --
Present value of future profits -- FBG.....           --           --          38,000           38,000
Goodwill...................................           --           --          12,183           12,183
Other assets...............................       38,054       16,312           3,692           58,058
                                              ----------      -------         -------        ---------
                                              $2,368,137      719,915          20,597        3,108,649
                                              ==========      =======         =======        =========
              LIABILITIES AND
           STOCKHOLDERS' EQUITY
Liabilities:
  Policy liabilities.......................   $2,214,721      656,375                        2,871,096
  Existing credit facility.................           --       15,500         (15,500)              --
  New Credit Facility......................           --           --          35,000           35,000
  Other liabilities........................       16,068       10,653           1,000           27,721
                                              ----------      -------         -------        ---------
                                               2,230,789      682,528          20,500        2,933,817
                                              ----------      -------         -------        ---------
Stockholders' Equity:
  Common stock.............................       12,897           --           3,533           16,430
  Paid-in capital..........................       64,250           --          33,951           98,201
  Unrealized investment gains..............       14,327           --                           14,327
  Retained earnings........................       49,009           --                           49,009
  FBG net equity...........................           --       37,387         (37,387)              --
  Leveraged employee stock ownership
     plan..................................       (3,135)          --                           (3,135)
                                              ----------      -------         -------        ---------
                                                 137,348       37,387              97          174,832
                                              ----------      -------         -------        ---------
                                              $2,368,137      719,915          20,597        3,108,649
                                              ==========      =======         =======        =========
Number of common shares outstanding........       10,135        6,865                           12,912

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) Pro forma Balance Sheet adjustments related to the Merger and the financing thereof are summarized in the following table and more fully described in the notes that follow.

                                                                    BANK
                                                                  FINANCING
                                                                 ACQUISITION                         TOTAL
                                                     STOCK        FEES AND        FAIR VALUE       PRO FORMA
                                                  ISSUANCE(A)    EXPENSES(B)    ADJUSTMENTS(C)    ADJUSTMENTS
                                                  -----------    -----------    --------------    -----------
Bonds -- held to maturity......................                                    $  1,392           1,392
Bonds -- available for sale....................                   $   8,418                           8,418
Other investments..............................     $  (234)                                           (234)
Deferred policy acquisition costs -- FBG.......                                     (45,544)        (45,544)
Present value of future profits -- FBG.........                                      38,000          38,000
Goodwill.......................................                                      14,817          14,817
Acquisition costs..............................      37,718          11,082         (48,800)             --
Other assets...................................                                       4,097           4,097
Existing credit facility.......................                     (15,500)                        (15,500)
New credit facility............................                      35,000                          35,000
Other liabilities..............................                                       1,000           1,000
Common stock...................................       3,533                                           3,533
Paid-in-capital................................      33,951                                          33,951
FBG net equity.................................                                     (37,038)        (37,038)

-------------------------
(a) Represents the issuance of 2.8 million shares of AmVestors Common Stock exchanged for 6.7 million shares of FBG Class A Common Stock and the estimated value of the AmVestors Warrants recorded at $.31 for each share of FBG Class A Common Stock exchanged. The pro forma calculations assume an AmVestors Stock Price of $11.75 and the further assumption that all outstanding FBG Options receive cash in connection with the Merger.

(b) Represents $35 million of borrowings under the New Credit Facility to (i) refinance $15.5 million of borrowings under the existing credit facility of FBG (ii) pay the $10.0 million cash portion of the Merger Consideration and make cash payments in lieu of fractional shares and fractional AmVestors Warrants and to pay certain holders of FBG Options and dissenting stockholders of FBG and (iii) pay $1.082 million of related fees and expenses. The balance of the $35 million borrowed of $8,418 has been assumed to be invested in bonds-available for sale.

(c) Represents adjustments to reflect FBG net assets at estimated fair market value based upon management's preliminary allocation of the aggregate Merger Consideration.

            PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          HISTORICAL
                                                          YEAR ENDED
                                                       DECEMBER 31, 1994
                                                      -------------------     PRO FORMA         PRO
                                                      AMVESTORS     FBG      ADJUSTMENTS       FORMA
                                                      ---------    ------    -----------      --------
Insurance premiums and policy charges..............   $   6,331     3,236                        9,567
Net investment income..............................     142,009    43,126       (3,315)(a)     181,820
Net investment gains...............................         803     2,668       (5,684)(a)      (2,213)
Other revenue......................................         557     2,033                        2,590
                                                       --------    ------     --------        --------
       Total revenue...............................     149,700    51,063       (8,999)        191,764
                                                       --------    ------     --------        --------
Benefits, claims and interest credited to
  policyholders....................................     112,310    28,067                      140,377
Amortization of:
  Deferred policy acquisition costs................       9,026    11,952      (10,888)(b)      10,090
  Present value of future profits..................          --        --        3,789(b)        3,789
  Goodwill.........................................          --        --          382(b)          382
Other expenses.....................................       9,078     6,387       (1,032)(c)      14,433
                                                       --------    ------     --------        --------
       Total benefits and expenses.................     130,414    46,406       (7,749)        169,071
                                                       --------    ------     --------        --------
Operating earnings.................................      19,286     4,657       (1,250)         22,693
Interest expense...................................          --     1,406          654(d)        2,060
                                                       --------    ------     --------        --------
Earnings before taxes and extraordinary item.......      19,286     3,251       (1,904)         20,633
Income tax expense.................................       5,593       725         (533)(e)       5,785
                                                       --------    ------     --------        --------
Earnings before extraordinary item.................   $  13,693     2,526       (1,371)         14,848
                                                       ========    ======     ========        ========
Earnings before extraordinary item per common
  share:
  Primary..........................................       $1.32       .30                         1.11
  Fully diluted....................................       $1.32       .30                         1.11
Average shares outstanding(f):
  Primary..........................................      10,341     8,466                       13,354
  Fully diluted....................................      10,541     8,466                       13,354

            PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         HISTORICAL NINE
                                                          MONTHS ENDED
                                                       SEPTEMBER 30, 1995
                                                      ---------------------     PRO FORMA        PRO
                                                      AMVESTORS       FBG      ADJUSTMENTS      FORMA
                                                      ---------      ------    -----------     -------
Insurance premiums and policy charges..............   $   6,554       3,802                     10,356
Net investment income..............................     114,724      32,300       (1,899)(a)   145,125
Net investment gains...............................        (993)      1,907       (4,135)(a)    (3,221)
Other revenue......................................         683       2,890                      3,573
                                                        -------      ------       ------       -------
     Total revenue.................................     120,968      40,899       (6,034)      155,833
                                                        -------      ------       ------       -------
Benefits, claims and interest credited to
  policyholders....................................      88,588      20,900                    109,488
Amortization of:
  Deferred policy acquisition costs................       8,085       8,223       (8,698)(b)     7,610
  Present value of future profits..................          --          --        5,456(b)      5,456
  Goodwill.........................................          --          --          287(b)        287
Other expenses.....................................       7,785       5,946         (495)(c)    13,236
                                                        -------      ------       ------       -------
     Total benefits and expenses...................     104,458      35,069       (3,451)      136,077
                                                        -------      ------       ------       -------
Operating earnings.................................      16,510       5,830       (2,584)       19,757
Interest expense...................................          --       1,165          380(d)      1,545
                                                        -------      ------       ------       -------
Earnings before taxes..............................      16,510       4,665       (2,964)       18,211
Income tax expense.................................       5,617       1,400         (937)(e)     6,080
                                                        -------      ------       ------       -------
Net earnings.......................................   $  10,893       3,265       (2,027)       12,131
                                                        =======      ======       ======       =======
Net earnings per common share:
  Primary..........................................       $1.05         .38                        .91
  Fully diluted....................................       $1.05         .38                        .91
Average shares outstanding(f):
  Primary..........................................      10,330       8,581                     13,343
  Fully diluted....................................      10,378       8,581                     13,391

             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

     Pro Forma Statement of Earnings adjustments related to the acquisition and financing thereof are as follows:

(a) Represents additional amortization of premiums on securities held for the period and adjustment of net investment gains (losses) resulting from the application of purchase accounting on a pro forma basis.

(b) Represents amortization of present value of future profits and amortization of goodwill resulting from the application of purchase accounting, reduced by a reversal of historical amortization of deferred policy acquisition costs applicable to policies written prior to January 1, 1994. Present value of future profits are amortized in relation to the incidence of expected gross profits on the in-force blocks of business over the expected life of the policies, using a discount rate for amortization purposes equal to the respective policy credited rate as of January 1, 1994. Pro forma amortization of present value of future profits for the five years ending December 31, 1998 are estimated to be approximately $3.8 million, $7.4 million, $7.1 million, $5.5 million, and $4.1 million, respectively. Goodwill amortization is calculated over a period of 30 years using the straight line method.

(c) Represents the estimated reduction in expenses attributable to certain employment agreements which would result from the Merger.

(d) Represents additional interest expense related to the incremental borrowings under the New Credit Facility, including debt issue costs. Interest under the New Credit Facility will be determined at the option of AmVestors to be
    (i) a fluctuating interest rate equal to the higher of (a) the corporate base rate of interest announced by the lender, or (b) the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published by the Federal Reserve Bank of New York, plus 1/2% per annum; or (ii) the Eurodollar Rate plus 1.75% (which percentage will decrease throughout the term of the New Credit Facility at a rate yet to be determined). For purposes of calculating pro forma interest expense, an interest rate of 7.75% was assumed.

(e) To adjust income tax expense for the income tax effect of the foregoing pro forma adjustments at the statutory rate of 35%.

(f) Historical earnings per common share amounts are computed by dividing earnings by the sum of the weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants. Pro forma earnings per common share amounts are computed by dividing pro forma earnings by the pro forma weighted average shares of AmVestors Common Stock after the Merger. In addition to the historical weighted average shares of AmVestors Common Stock for each period presented, the pro forma weighted average includes an estimated 3,013,000 shares of AmVestors Common Stock to be issued in connection with the Merger, based on an assumed AmVestors Stock Price of $11.75 and the further assumption that all FBG Options are exchanged for cash in connection with the Merger.

(g) Net operating earnings, which represents operating earnings after taxes adjusted to exclude net investment gains (losses) and accelerated (reduced) amortization of acquisition costs related to such investment gains (losses) and to exclude associated income tax expense for the pro forma periods are as follows:

                                                                             HISTORICAL    PRO
                                                                             AMVESTORS    FORMA
                                                                             ---------    ------
Year Ended December 31, 1994:
  Net operating earnings..................................................    $13,064     17,806
  Per common share --
     fully diluted........................................................      $1.26       1.33
Nine Months Ended September 30, 1995:
  Net operating earnings..................................................    $11,388     15,117
  Per common share --
     fully diluted........................................................      $1.10       1.13

     Net operating earnings is a non-GAAP measure, used by investment analysts to understand the nature of a company's recurring results of operations, and is not intended as an alternative to the GAAP measures of operating earnings or net earnings.

                                   REGULATION

     AmVestors and American are subject to the insurance laws and regulations of Kansas, the domiciliary state of American; and the laws and regulations of the other states in which American is licensed to do business. FBG and Financial Benefit Life are subject to the laws and regulations of Florida, the domiciliary state of Financial Benefit Life, and the laws and regulations of the other states in which Financial Benefit Life is licensed to do business. At present, American is licensed to conduct business in 47 states and the District of Columbia and Financial Benefit Life is licensed to conduct business in 39 states, the District of Columbia and the Virgin Islands. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various state insurance departments, vary by jurisdiction, but generally grant broad powers to supervisory agencies or state regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the insurance business. These laws and regulations generally require insurance companies to meet certain solvency standards to maintain minimum standards of business conduct and to file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition.

     American and Financial Benefit Life are each required to file annual statutory financial statements and are subject to periodic examination by the insurance departments of each of the jurisdictions in which they are licensed, authorized and accredited. The Kansas Insurance Department completed its most recent examination of American for the years ended December 31, 1990 through December 31, 1993. The results of this examination contained no material adverse findings. The Florida Insurance Department completed its most recent examination of Financial Benefit Life for the years ended December 31, 1989 through December 31, 1992. The results of this examination contained no material adverse findings.

     NAIC adopted an accreditation program in 1992 which requires the Insurance Department of the various states to become accredited by the end of 1994 or cede certain control over their domestic companies. The program requires certain model laws, model regulations and practices to be in effect. The Kansas Insurance Department and the Florida Insurance Department have been accredited under the NAIC program.

     INSURANCE HOLDING COMPANY REGULATIONS; RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS. AmVestors and American are subject to regulation under the insurance and insurance holding company statutes of Kansas. FBG and Financial Benefit Life are subject to regulations under the insurance and insurance holding company statutes of Florida. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require insurance and reinsurance subsidiaries of insurance holding companies to register with the applicable state regulatory authorities and to file with those authorities certain reports describing, among other information, their capital structure, ownership, financial condition, certain intercompany transactions and general business operations. The insurance holding company statutes also require prior regulatory agency approval or, in certain circumstances, prior notice of certain material intercompany transfers of assets as well as certain transactions between insurance companies, their parent companies and affiliates.

     AmVestors and FBG are insurance holding companies and substantially all income, in the case of AmVestors, and a significant portion of income, in the case of FBG, reflected in their respective Consolidated Statements of Operations are derived from the operations of their respective insurance subsidiaries. AmVestors' assets consist primarily of the stock of American and its other subsidiaries. FBG's assets consist primarily of stock of Financial Benefit Life and its other subsidiaries. Dividends, fees, rents and commissions received from American have been, and together with Amvestors' retained funds and earnings thereon, and following the Merger, dividends and other payments from Financial Benefit Life, will be the source of funds for the operations of AmVestors. Insurance laws and regulations of Kansas and Florida, the respective states of incorporation of American and Financial Benefit Life, restrict the flow of funds, including dividends, from American to AmVestors and from Financial Benefit Life to FBG. In addition, the payment of dividends, fees, rents and commissions by the insurance subsidiaries reduces their surplus and therefore may affect the amount of annuities they can issue.

     Pursuant to the Kansas Insurance Holding Company Act, American may not, without prior approval, of the Kansas Insurance Department, pay dividends if the amount of such dividends added to all other dividends or other distributions made by American within the preceding twelve months exceeds the greater of (i) its statutory net gain from operations for the prior calendar year of (ii) 10% of statutory surplus at the end of the preceding calendar year. During the year ended December 31, 1994, American had a statutory net gain from operations of $5.6 million. As of December 31, 1994, 10% of American's statutory surplus was $8.7 million. In addition, another provision of Kansas insurance law limits dividends that American may pay to AmVestors to earned surplus calculated on a statutory basis, which totalled $12.3 million as of September 30, 1995.

     Under Florida insurance law and regulations, the aggregate dividends that Financial Benefit Life may pay without prior regulatory approval is limited to the greater of the sum of statutory net operating profits and net realized capital gains for the preceding calendar year (provided there is available surplus from net operating profits and net realized capital gains) or 10% of its available and accumulated statutory surplus derived from net operating profits and net realized capital gains. After payment of a dividend, Financial Benefit Life must have 115% of required statutory surplus.

     On December 31, 1994, FBG had accumulated statutory surplus derived from net operating profits and net realized capital gains of $20.4 million. The sum of statutory net profits and net realized capital gains for 1994 were $1.7 million. As of September 30, 1995, available surplus from net operating profits and net realized capital gains was $22.4 million.

     Under the Kansas and Florida insurance laws, unless (i) certain filings are made with the applicable state insurance departments, (ii) certain requirements are met, including a public hearing and (iii) approval or exemption is granted by the insurance commissioner, no person may acquire any voting security or security convertible into a voting security of an insurance holding company, which controls a Kansas or Florida insurance company, as the case may be, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person, under Kansas law, and 5% or more of the voting securities of another person under Florida law.

     NAIC REGULATORY CHANGES. The NAIC and insurance regulators are involved in a process of re-examining existing laws and regulations and their application to insurance companies. In particular, this re-examination has focused on insurance company investment and solvency issues and, in some instances, has resulted in new interpretations of existing law, the development of new laws and the implementation of non-statutory guidelines. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures, accounting for reinsurance transactions and the adoption of risk-based capital rules. It is not possible to predict the future impact of changing state and federal regulation on the operations of AmVestors, American, FBG or Financial Benefit Life.

     Regulations prescribed by the NAIC for periods ended prior to January 1, 1992 require the establishment of an MSVR account designed to stabilize a company's statutory capital and surplus against fluctuations in the market value of stocks and bonds. In December 1991, the NAIC adopted changes to its rules for establishing and maintaining reserve accounts for assets of insurance companies in statutory financial statements. These changes became effective as of January 1, 1992 for annual statements filed for the year ended December 31, 1992 and thereafter. Under the new rules, the MSVR account was replaced by an AVR account which consists of two main components: a "default component," which provides for potential credit-related losses on debt securities and an "equity component," which provides for potential losses on all types of equity investments, including real estate. The new rules also required the establishment of a new reserve called the IMR, which is credited with the portion of realized investment gains and charged with losses net of tax from the sale of fixed maturities attributable to changes in interest rates. Gains or losses credited or charged to the IMR are required to be amortized into earnings over the remaining period to maturity of the fixed maturities sold.

     RISK-BASED CAPITAL REQUIREMENTS. The NAIC has adopted risk-based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. Under the formula, a company first determines its Authorized Control Level risk-based capital ("ACL") by taking into account (i) the risk with respect to the insurer's assets; (ii) the risk of adverse insurance experience with respect to the insurer's liabilities and obligations;
(iii) the interest rate risk with respect to the insurer's business; and (iv) all other business risks and such other relevant risks as are set forth in the RBC instructions. A company's "Total Adjusted Capital" is the sum of statutory capital and surplus and such other items as the RBC instructions may provide. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies.

     The requirements provide for four different levels of regulatory attention. The "Company Action Level" is triggered if a company's total Adjusted Capital is less than 2.0 times its ACL but greater than or equal to 1.5 times its ACL. At the Action Level, the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve the capital position. The "Regulatory Action Level" is triggered if a company's Total Adjusted Capital is less than 1.5 times but greater than or equal to 1.0 times its ACL. At the Regulatory Action Level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's Total Adjusted Capital is than 1.0 times but greater than or equal to
0.7 times its ACL, and the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's Total Adjusted Capital is less than 0.7 times its ACL, and the regulatory authority is mandated to place the company under its control.

     As of September 30, 1995 American's and Financial Benefit Life's Total Adjusted Capital exceeded their respective ACL by more than 2.0 times.

     ASSESSMENTS AGAINST INSURERS. Under the guaranty fund laws of all states in which American or Financial Benefit Life, as the case may be, operate, insurers can be assessed for losses incurred by policyholders of insolvent insurance companies. At present, most guaranty fund laws provide for assessments based upon the amount of primary insurance underwritten in a given jurisdiction. AmVestors and FBG have each set up a reserve for their current estimates of future non-recoverable guaranty fund assessments.

     FEDERAL REGULATION. Although the federal government generally does not directly regulate the insurance industry, federal initiatives often have an impact on the business. It is not possible to predict the outcome of any such initiatives or the potential effects thereof on AmVestors or FBG.

     Congressional initiatives directed at repeal of the McCarran-Ferguson Act (which exempts the "business of insurance" from most federal laws, including the antitrust laws, to the extent it is subject to state regulation) and judicial decisions narrowing the definition of "business of insurance" for McCarran-Ferguson Act purposes may limit the ability of insurance and reinsurance companies in general to share information with respect to rate-setting, underwriting and claims management practices. For example, on June 28, 1993, the U.S. Supreme Court held in Hartford Fire Insurance Co. v. California that a course of conduct by defendant commercial liability insurers and reinsurers to change the terms of standard domestic general liability insurance policies through an alleged refusal to engage in other unrelated transactions with third parties (a boycott) is not immunized from federal antitrust laws by the McCarran-Ferguson Act. Current and proposed federal measures which may also significantly affect the insurance industry include minimum solvency requirements and removal of barriers preventing banks from engaging in the insurance business.

     The NAIC is an organization which is comprised of the chief insurance regulator for each of the 50 states and the District of Columbia. In 1990, the NAIC began an accreditation program to ensure that states have adequate procedures in place for effective insurance regulation, especially with respect to financial solvency. The accreditation program requires that a state meet specific minimum standards in over 15 regulatory areas to be considered for accreditation. The accreditation program is an ongoing process and once accredited, a state must enact any new or modified standards approved by the NAIC within two years following adoption. As of September 30, 1995, 46 states were accredited, including, Kansas and Florida.

     The NAIC has been considering the adoption of a model investment law for several years. The current projection for adoption of a model investment law is 1996, at the earliest. It is not yet determined whether the model investment law would be added to the NAIC accreditation standards so that consideration of the model for adoption in states would be required for the achievement or continuation of any state's accreditation. It is not possible to predict the impact of these activities on AmVestors' insurance subsidiaries.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     As a result of the Merger, the stockholders of FBG, whose rights are currently governed by Delaware law, will become stockholders of AmVestors, whose rights are governed by Kansas law. The following discussion is intended only to highlight certain differences between the rights of corporate stockholders under Kansas law and Delaware law generally and specifically with respect to stockholders of FBG and AmVestors. The discussion does not purport to constitute a detailed comparison of the provisions of Kansas and Delaware law, and FBG stockholders are referred to those laws for a definitive treatment of the subject matter.

ELECTION OF DIRECTORS

     Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The Bylaws of FBG have set the number of directors at twelve. The FBG Certificate has established three classes of directors, to serve staggered terms. Vacancies on the FBG Board may be filled by either the stockholders of each class of the corporation's capital stock entitled to fill such vacancy, or by the directors elected by such class. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The FBG Certificate does not provide for cumulative voting.

     The former stockholders of FBG will have rights under Kansas law in the election of directors similar, though not identical, to those provided by Delaware law. Directors, unless their terms are staggered, are elected at each annual stockholder meeting under Kansas law. Vacancies on the board of directors may be filled (i) by a majority of directors then in office or (ii) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the articles of incorporation, by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case an amendment to the articles is required to change the number of directors. The AmVestors Articles fix the number of members of the Board of Directors at between three and thirteen persons, subject to change within these limits by a majority of the entire Board of Directors. The Board of Directors is divided into three classes, serving staggered terms. The AmVestors Articles provides that vacancies on the Board are to be filled by the remaining members and any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen, and until their successor has been elected and qualified. Under Kansas law, stockholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The AmVestors Articles provides for cumulative voting.

REMOVAL OF DIRECTORS

     Under Delaware law, directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election. The FBG Bylaws provide that the stockholders of each class of the corporation's stock shall have the right to remove, with or without cause, by majority vote or written consent any such director elected by that class of stockholders or elected by directors who have been elected by the holders of such class.

     Kansas law provides that any director may be removed with or without cause by a majority of the shares then entitled to vote at an election of directors unless director terms are staggered. In the case of staggered terms, unless the articles of incorporation provide otherwise, stockholders may remove directors only for cause or, in the case of a corporation having cumulative voting for directors, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part. The AmVestors Articles provides that a director may be removed from office at any time, but only for cause by the holders of two-thirds (2/3) of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, or only for cause by a majority of the Board of Directors.

AMENDMENTS TO CHARTER

     Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The FBG Certificate requires voting by class for any proposed amendment to Section 4(c) thereof. The FBG Certificate reserves in the corporation the right to amend all other portions thereof in the manner now or hereafter prescribed by statute.

     Kansas law provides that an amendment to the articles of incorporation of a corporation must be approved by at least a majority of the outstanding stock entitled to vote upon the proposed amendment, and by at least a majority of the outstanding stock of each class entitled to vote thereon as a class. The articles of incorporation may state a greater number or proportion required for approval. The AmVestors Articles requires a vote of two-thirds (2/3) of the outstanding shares of the common stock of the corporation to amend such Articles.

AMENDMENTS TO BYLAWS

     Delaware law provides that a corporation's bylaws may be amended by that corporation's stockholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The FBG Certificate provides that FBG's directors may amend FBG's Bylaws. In addition, FBG's Bylaws may be amended or repealed and new or additional Bylaws adopted by a vote of the stockholders entitled to vote in the election of directors.

     Kansas law provides that the right to adopt, amend or repeal bylaws of a corporation shall be vested in the corporation's board of directors, unless otherwise provided in such corporation's articles of incorporation and subject to the right of the stockholders to adopt, amend or repeal the bylaws. The AmVestors Articles does not grant the power to amend the bylaws to the stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

     Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The FBG Bylaws provide that special meetings of FBG's stockholders may only be called by the Board of Directors of FBG, the Chairman of the Board, the President or the Secretary.

     Kansas law provides that special meetings of stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's articles of incorporation or bylaws. The AmVestors Bylaws provide that a special meeting may be called by the Chairman of the Board, the President, or by a majority of the Board of Directors, and shall be called at any time by the Chairman of the Board, the President, the Secretary or the Treasurer upon the request of stockholders owning fifty percent (50%) of the outstanding stock of the corporation entitled to vote at such meeting.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

     Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets or a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to FBG and its stockholders.

     Kansas law is similar to Delaware law in that, except as described below with respect to "business combinations," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation or a dissolution of the corporation requires the affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon. The AmVestors Articles increases the statutory requirement. It provides that these extraordinary corporate transactions require the affirmative vote of two-thirds (2/3) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

DIVIDENDS

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of a surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The FBG Certificate contains no additional restrictions on the declaration or payment of dividends.

     Kansas law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's stockholders either (i) out of its surplus or (ii) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. Provided, however, that no such dividend may be paid out of net profits if the capital of the corporation shall have been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until such deficiency is repaired. Other than the restrictions imposed by Kansas law, the Bylaws and Articles of AmVestors contain no additional restrictions on the declaration or payment of dividends.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal of and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he holds, is a party. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares held by the stockholders are of a class or series registered on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and (iii).

     A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of

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

incorporation, any merger or consolidation to which the corporation is a party, or a sale of all or substantially all of the assets of the corporation.

     Pursuant to Delaware law, any holder of FBG Common Stock (i) who files a proper demand for appraisal in writing prior to the vote taken at the FBG Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. See "Dissenter's Rights."

     Kansas law requires the corporation surviving or resulting from any merger or consolidation to provide stockholders notice of the effectiveness of the merger or consolidation if such stockholders filed with the corporation a written objection to the merger or consolidation before the taking of the vote on the merger or consolidation, and whose shares were either not entitled to vote or were not voted in favor of the merger or consolidation. Such stockholders then have twenty (20) days from the mailing date of such notice to demand in writing from the corporation payment of the value of their stock as of the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation. If such demand is made, the corporation shall pay to the stockholder such value within thirty (30) days from the end of the twenty (20) day period. If the corporation and stockholder fail to agree upon the value of such stock, the stockholder or the corporation may demand a determination of the value of such stock by an appraiser appointed by the district court. However, this right to demand an appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; (2) the shares were registered on a national securities exchange, or (3) the shares were held of record by not less than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation, unless the articles of incorporation provide otherwise. AmVestors' stockholders are not entitled to dissenters' or appraisal rights in connection with the Merger because AmVestors is not a constituent corporation in the Merger. See "Dissenter's Rights."

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The FBG Certificate limits the personal liability of FBG's directors for monetary damages to the fullest extent permissible under applicable law.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to

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which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the Board of Directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise. The FBG Bylaws provide for the indemnification of and the advancement of defense costs to FBG's directors, officers and employees to the extent not prohibited by Delaware law. In addition, FBG has entered into indemnification agreements with each of its directors and executive officers to provide for indemnification, provided the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful; and provided further, indemnification is not required with respect to conduct that was knowingly fraudulent or dishonest, as determined in a final judgment. In addition, the agreements require the advancement of expenses (including attorneys' fees), subject to an undertaking to repay such amount if ultimately determined not to be entitled to indemnification. Under the Merger Agreement, AmVestors has agreed to provide indemnification to FBG's officers and directors in certain circumstances. See "Plan of Merger -- Interests of Certain Persons in the Merger -- Indemnification of Directors and Officers."

     Kansas law grants a corporation power to indemnify an officer, director, employee or agent made a party to a proceeding as a result of his status as an officer, director, employee or agent against such expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, in the case of a criminal proceeding, such director had no reasonable grounds to believe his actions were unlawful. The determination of whether the director has met the requisite standard of conduct for indemnification may be made by (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) independent legal counsel directed by a quorum of disinterested directors; or (iii) by the stockholders. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation can indemnify an officer, director, employee or agent for expenses actually and reasonably incurred by such person in connection with the defense or settlement of a suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, if such person is adjudged to be liable to the corporation in a suit brought by or in the right of the corporation, no indemnification shall be made unless the court in which such proceeding was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The AmVestors Articles eliminates monetary damage liability for directors who breach their fiduciary duty except: (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for an unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived a personal benefit. The AmVestors Bylaws authorize indemnification of its officers and directors to the fullest extent permitted by Kansas law.

PREEMPTIVE RIGHTS

     Neither Delaware nor Kansas law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate or articles of incorporation. Neither the FBG Certificate nor the AmVestors Articles provides for preemptive rights.

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

BUSINESS COMBINATION RESTRICTIONS

     In general, Delaware law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all stockholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Stockholder); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

     The three-year moratorium may be avoided if: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders. The statute also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with Board of Director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years.

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

     The FBG Certificate does not contain a provision expressly electing not to be covered by the Business Combinations restrictions of the Delaware statute.

     Kansas law relating to Business Combinations is virtually identical to Delaware law (refer to discussion of Delaware law, above). The AmVestors Articles does not contain a provision expressly electing not to be covered by the Business Combinations restrictions, so such restrictions apply to AmVestors. In addition to any action required by law, the AmVestors Articles contains a provision that requires the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of capital stock of AmVestors entitled to vote generally in the election of directors as a condition for Business Combinations (defined below) involving AmVestors and an Interested Stockholder (defined below). For purposes of the AmVestors Articles, "Business Combination" is defined to mean: (i) any merger, share exchange or consolidation involving AmVestors or any of its subsidiaries; (ii) any sale, lease, exchange, pledge, transfer or other disposition by AmVestors or any of its subsidiaries of more than 25% of its assets; (iii) any sale, lease, exchange, transfer or disposition of more than 25% of the assets of an Interested Stockholder to AmVestors or any subsidiary; (iv) the issuance or transfer by AmVestors or any subsidiary of any securities of AmVestors or any subsidiary to an Interested Stockholder in exchange for cash, securities or other properties; (v) any merger or consolidation of an Interested Stockholder or any Affiliate of any Interested Stockholder with or into AmVestors or any subsidiary of AmVestors; (vi) any reclassification of securities, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which would have the effect of increasing the voting power of an Interested Stockholder or any Affiliate of any Interested Stockholder; (vii) any plan or proposal for the liquidation or dissolution of AmVestors proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; and (viii) any agreement, contract or other arrangement providing for any of the Business Transactions defined above. An "Interested Stockholder" is defined to mean any person who or which: (i) is the beneficial owner of five percent (5%) or more of AmVestors' voting stock; or
(ii) is an Affiliate (defined below) of the corporation and at any time within the five year period immediately prior to the date in question was the beneficial owner of five percent (5%) or more of the voting stock; or (iii) is an assignee or has otherwise succeeded to any shares of voting stock which were at any time within the five year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

     The requirement of the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of capital stock of AmVestors entitled to vote generally in the election of directors can be waived in the following circumstances: (a) the Business Combination is approved by a majority of the Continuing Directors (defined below); provided, however, that such approval shall be effective only if obtained at a meeting at which a Continuing Director Quorum (defined below) is present; or (b) the Business Combination is solely between the corporation and another corporation 100% of which is owned either directly or indirectly by the Corporation; or (c) certain minimum price and procedural requirements are met. A "Continuing Director" is a director of AmVestors who is either (i) unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, or (ii) a member of the Board first elected by the Board or the stockholders prior to the date on which the AmVestors Articles were adopted, or (iii) a successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors at a meeting at which a Continuing Director Quorum is present, or (iv) unaffiliated with the Interested Stockholder and recommended or elected to fill a vacancy in the Board of Directors arising from an increase in the number of directors, provided such recommendation or election is made at a meeting at which a Continuing Director Quorum is present. A "Continuing Director Quorum" means a majority of the Continuing Directors. The term "Affiliate" has the same meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     For a discussion of certain other aspects of the AmVestors Articles and Kansas law, see "Description of AmVestors Capital Stock."

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

             AMENDMENT OF THE 1989 AMVESTORS FINANCIAL CORPORATION
                        NON-QUALIFIED STOCK OPTION PLAN

     Subject to approval by the stockholders of AmVestors, the Board of Directors of AmVestors has amended the AmVestors Option Plan to increase the aggregate number of shares issuable under such plan by 275,000 shares and to otherwise modify such plan to allow for the issuance of options to holders of FBG Options in connection with the Merger and to certain persons who will be employed by AmVestors after the Merger. As of September 30, 1995, 46,247 shares remain available for future stock option grants and 907,653 are outstanding pursuant to granted FBG Options. The approval of a majority of the stockholders of AmVestors is a condition to the listing of the shares to be issued such options on the NYSE. The effectiveness of the amendment to the AmVestors Option Plan is conditioned on the consummation of the Merger. See "Plan of Merger -- Terms and Conditions of Proposed Merger -- FBG's Conditions."

PROPOSED AMENDMENT OF AMVESTORS OPTION PLAN

     The AmVestors Option Plan will be amended to increase the shares of AmVestors Common Stock that may be subject to AmVestors Options granted thereunder by 275,000 shares and to provide that in the event AmVestors enters into a transaction with another company which results in such company being a direct or indirect subsidiary of AmVestors, the AmVestors Board may grant, in substitution of options to purchase shares of such other company, or one of its affiliates, options to purchase AmVestors Common Stock upon such terms and conditions as the Board may determine. Such amendment will permit the granting of AmVestors Options in substitution for FBG Options (see "Plan of Merger -- FBG Options and Warrants") and to those certain executive officers of FBG who will be employed by AmVestors after the consummation of the Merger. See "Plan of Merger -- Management and Operations after the Merger -- Employment Agreements." A copy of the amendment is attached to this Joint Proxy Statement/Prospectus as Appendix VI, and AmVestors stockholders are urged to carefully review such amendment.

VOTE REQUIRED TO APPROVE THE AMENDMENT TO THE AMVESTORS OPTION PLAN

     The affirmative vote of a majority of the shares of AmVestors Common Stock represented in person or by proxy at a meeting where a quorum is present, is required to approve the amendment to the AmVestors Option Plan. A majority of the votes entitled to be cast in the election constitutes a quorum. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum and will have the same effect as votes against the proposal. Shares as to which a broker indicates it lacks authority to vote on this proposal and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite majority vote.

     The Board of Directors recommends a vote "FOR" the amendment of the AmVestors Option Plan.

DESCRIPTION OF THE AMVESTORS OPTION PLAN

     GENERAL. The AmVestors Option Plan currently covers 950,000 shares of AmVestors Common Stock and was adopted by the AmVestors Board on March 16, 1989. A copy of the full text of the AmVestors Option Plan is attached to this joint Proxy Statement/Prospectus as Appendix VII. The AmVestors Option Plan superseded and replaced the AmVestors Financial Corporation 1986 Incentive Stock Option Plan, the AmVestors Financial Corporation 1986 Nonqualified Stock Option Plan, and certain other option arrangements to purchase AmVestors Common Stock. All such substitute options have either been exercised or have expired.

     The purpose of the AmVestors Option Plan is to establish and continue as close an identity as is feasible between the interests of AmVestors and its subsidiaries and the directors, officers, and employees of AmVestors and its subsidiaries, and to encourage a sense of proprietorship on the part of such individuals, to recognize past valuable services of such individuals, to furnish such individuals with further incentive to develop and promote the business and financial success of AmVestors and its subsidiaries, and to induce such individuals to continue in the service of AmVestors or its subsidiaries. The AmVestors Option Plan also served

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

to grant options in substitution for cancelled options originally granted to certain individuals as described in the preceding paragraph.

     The AmVestors Option Plan is administered by the AmVestors Board. Each director is eligible to participate as a beneficiary in the AmVestors Option Plan. Subject to the express provisions of the AmVestors Option Plan, the AmVestors Board has plenary authority to make all determinations necessary or advisable for the administration of the AmVestors Option Plan.

     The AmVestors Option Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     Sales of shares of AmVestors Common Stock acquired by affiliates of AmVestors, as defined by Rule 405 promulgated under the Securities Act, must comply with the registration requirements of the Securities Act and applicable state securities laws, or applicable exemptions therefrom.

     All officers, directors and employees of AmVestors and its subsidiaries are eligible beneficiaries under the AmVestors Option Plan. Beneficiaries who have received options under the AmVestors Option Plan, and in certain instances their personal representatives, legatees or devisees, are referred to herein as "Participants." Participants are notified of a grant of options, however the AmVestors Board does not provide regular reports to Participants as to the amount and status of their benefits under the AmVestors Option Plan.

     ELIGIBILITY, GRANTS OF NONQUALIFIED OPTIONS. The AmVestors Board has authority, in its discretion, but subject to the express provisions of the AmVestors Option Plan, to determine the persons who may be granted options under the AmVestors Option Plan, the number of shares to be covered by each option, the purchase price of the AmVestors Common Stock covered by each option, the terms of payment, and the option period.

     At the sole discretion of the AmVestors Board, options to purchase the shares of AmVestors Common Stock subject to the AmVestors Option Plan, as well as shares previously subject to options which terminate prior to being exercised, may be granted under the AmVestors Option Plan to any officer, director or employee of AmVestors or any subsidiary.

     PRICE. Options under the AmVestors Option Plan are issued at no cost to the Participant and are exercisable at a price per share determined by the AmVestors Board, which may be less than the market price of the shares at the time of the grant.

     EXERCISE OF OPTIONS. Options granted pursuant to the AmVestors Option Plan become exercisable at the times determined by the AmVestors Board and set forth in the Participant's Nonqualified Stock Option Agreement. A Participant electing to exercise an option issued under the AmVestors Option Plan must provide AmVestors with written notice stating the number of shares subject to exercise. The notice must be accompanied by cash payment of the full option price for the number of shares subject to exercise.

     NONTRANSFERABILITY. Options granted under the AmVestors Option Plan are not transferable in any manner except by will or the laws of descent and distribution, and, during the lifetime of a Participant, are exercisable only by the Participant or his personal representative. In the event of a Participant's death, any person previously designated by the Participant in a written notice filed with AmVestors, or if no such person has been designated, the Participant's executor or administrator, may exercise any of the Participant's unexercised option rights during the option period.

     DILUTION, AMENDMENT, AND TERMINATION OF PLAN. The number of shares subject to the AmVestors Option Plan, the number of shares covered by each individual option, and the price per share are proportionally adjusted automatically for any increase or decrease in the number of issued and outstanding shares of AmVestors Common Stock of AmVestors accomplished without a corresponding increase or decrease in AmVestors's paid-in capital.

     If the number of issued shares of AmVestors Common Stock of AmVestors is increased or reduced by reason of a change in par value, a stock dividend, a stock split, a reclassification, or similar event, the number of shares of AmVestors Common Stock subject to outstanding options and the exercise price of the options will be proportionally adjusted. If AmVestors is reorganized or consolidated or merged with another

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

corporation, the Participant will be entitled to receive options covering shares of such reorganized, consolidated, or merged corporation in the same proportion, at an equivalent price, and subject to the same conditions as his outstanding option.

     The AmVestors Board may determine the date upon which the AmVestors Option Plan will terminate, and may amend the AmVestors Option Plan at any time. However, no amendment may reduce the number of shares subject to any outstanding option or change the terms or conditions thereof without the Participant's consent. Termination of the AmVestors Option Plan will not terminate options outstanding thereunder.

     TERMINATION OF OPTIONS. Pursuant to the Nonqualified Stock Option Agreement, unless modified by the AmVestors Board in connection with a particular option grant, options granted under the AmVestors Option Plan not theretofore exercised will terminate upon the first to occur of the following dates:

          (i) The date which is three months after the first day upon which the Participant is no longer employed by AmVestors or a subsidiary of AmVestors (except if termination of employment is by reason or death or permanent or total disability);

          (ii) The date which is twelve months after the first day on which the Participant is no longer employed by AmVestors or a subsidiary of AmVestors if termination of employment is by reason of the Participant's permanent and total disability;

          (iii) The date which is twelve months after the date of the Participant's death if the Participant dies while employed by AmVestors or a subsidiary of AmVestors; or

          (iv) Such date as the AmVestors Board shall determine upon the granting of the option.

Options granted under the AmVestors Option Plan terminate and may not be exercised if the employment of the Participant is terminated for cause, including, but not limited to, dishonesty, fraud, embezzlement, or any other malicious act substantially detrimental to AmVestors or a subsidiary of AmVestors.

     RESALES OF AMVESTORS COMMON STOCK BY PARTICIPANTS. The resale of shares acquired upon the exercise of options granted pursuant to the AmVestors Option Plan is not restricted by the terms of the AmVestors Option Plan. However, resales by Participants who are affiliates of AmVestors, as defined under the Securities Act (which include but are not limited to executive officers and directors of AmVestors), must comply with the registration requirements of the Securities Act and applicable state securities laws.

                                 LEGAL MATTERS

     Bryan Cave LLP, St. Louis, Missouri, has rendered an opinion that the shares of AmVestors Common Stock to be issued in the Merger have been duly authorized and, if and when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     Bryan Cave LLP and Lord, Bissell & Brook, Chicago, Illinois, have rendered the opinions to AmVestors and FBG, respectively, referred to under "Plan of Merger -- Certain Federal Income Tax Consequences."

     It is anticipated that Lord, Bissell & Brook will render an opinion to AmVestors at the closing of the Merger with respect to certain legal matters relating to the Merger.

     It is anticipated that Harnett Lesnick Ripps & Kahn, P.A., Boca Raton, Florida, will render an opinion to AmVestors at the closing of the Merger with respect to certain legal matters relating to the Merger. Bertram Harnett, a partner of such firm, owns 233,353 shares of FBG Class A Common Stock and FBG Options exercisable for an additional 59,602 shares.

     It is anticipated that Bryan Cave LLP will render an opinion to FBG at the closing of the Merger with respect to certain legal matters relating to the Merger.

     It is anticipated that Polsinelli, White, Vardeman & Shalton, P.C. will render an opinion to FBG at the Closing of the Merger with respect the certain legal matters relating to the Merger.

     It is anticipated that Jorden Burt Berenson & Johnson LLP, Miami, Florida, will render an opinion to AmVestors at the closing of the Merger with respect to certain legal matters relating to the Merger.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of AmVestors as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules of FBG as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Such financial statements of Financial Benefit Group, Inc. are included and incorporated by reference herein in reliance upon the respective reports of such independent auditors given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AMVESTORS FINANCIAL CORPORATION
     Independent Auditors' Report....................................................    F-2
     Consolidated Balance Sheets as of December 31, 1994 and 1993....................    F-3
     Consolidated Statements of Earnings for the Three Years Ended December 31,
      1994...........................................................................    F-4
     Consolidated Statements of Stockholders' Equity for the Three Years Ended
      December 31, 1994..............................................................    F-5
     Consolidated Statements of Cash Flows for the Three Years Ended December 31,
      1994...........................................................................    F-6
     Notes to Consolidated Financial Statements......................................    F-7
     Consolidated Interim Financial Statements (Unaudited)...........................   F-26
FINANCIAL BENEFIT GROUP, INC.
     Independent Auditors' Report....................................................   F-45
     Consolidated Balance Sheets as of December 31, 1994 and 1993....................   F-46
     Consolidated Statements of Operations for the Three Years Ended December 31,
      1994...........................................................................   F-47
     Consolidated Statements of Stockholders' Equity for the Three Years Ended
      December 31, 1994..............................................................   F-48
     Consolidated Statements of Cash Flows for the Three Years Ended December 31,
      1994...........................................................................   F-49
     Notes to Consolidated Financial Statements......................................   F-50
     Consolidated Interim Financial Statements (Unaudited)...........................   F-69

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of AmVestors Financial Corporation
Topeka, Kansas

     We have audited the accompanying consolidated balance sheets of AmVestors Financial Corporation and subsidiaries (the company) as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmVestors Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1994 and Statement of Financial Accounting Standards No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts in 1993.

                                                /s/ DELOITTE & TOUCHE LLP
                                          --------------------------------------

Kansas City, Missouri
March 29, 1995

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                    AS OF DECEMBER 31,
                                                                                 ------------------------
                                                                                    1994          1993
                                                                                 ----------     ---------
                                                                                     (000'S OMITTED,
                                                                                  EXCEPT PER SHARE DATA)
                                    ASSETS
Investments:
  Debt securities:
    Bonds:
      Held-to-maturity (market $1,145,692 and $1,104,914).....................   $1,237,185     1,066,583
      Available-for-sale (cost $621,138 and market $705,738)..................      607,046       662,696
Preferred stock with mandatory redemption requirements, available-for-sale
  (market $177)...............................................................           --           184
                                                                                 ----------     ---------
                                                                                  1,844,231     1,729,463
                                                                                 ----------     ---------
Equity securities, available-for-sale:
  Common stock (cost $2,124 and $2,968).......................................        2,325         3,036
  Preferred Stock (cost $45 and $662).........................................           31           876
                                                                                 ----------     ---------
                                                                                      2,356         3,912
                                                                                 ----------     ---------
Other long-term investments...................................................       58,773        39,880
Short-term investments........................................................          520         1,911
                                                                                 ----------     ---------
                                                                                  1,905,880     1,775,166
Less allowance for credit losses..............................................       (2,231)       (2,500)
                                                                                 ----------     ---------
  Total investments...........................................................    1,903,649     1,772,666
                                                                                 ----------     ---------
Cash and cash equivalents.....................................................       10,621        21,782
Accounts receivable (net of allowance for uncollectible accounts of $227 and
  $348).......................................................................        2,310           819
Amounts receivable under reinsurance agreements...............................      149,656       151,392
Amounts receivable on securities settlements in process.......................          905         1,203
Accrued investment income.....................................................       29,296        26,544
Deferred policy acquisition costs.............................................      148,871       128,671
Deferred income taxes.........................................................       11,136         8,622
Other assets..................................................................        3,577         2,997
                                                                                 ----------     ---------
  Total assets................................................................   $2,260,021     2,114,696
                                                                                 ==========     =========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Policy liabilities:
    Future policy benefits....................................................   $2,148,763     2,005,339
    Other policy liabilities..................................................        2,983         4,948
                                                                                 ----------     ---------
                                                                                  2,151,746     2,010,287
Amounts due on securities settlements in process..............................          274            --
Accrued expenses and other liabilities........................................        3,805         4,064
                                                                                 ----------     ---------
  Total liabilities...........................................................    2,155,825     2,014,351
                                                                                 ----------     ---------
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1.00 par value, authorized -- 2,000,000 shares..............           --            --
Common stock, no par value, authorized -- 25,000,000 shares;
  issued -- 10,034,742 shares in 1994 and 10,142,842 shares in 1993...........       12,769        12,907
Paid in capital...............................................................       63,499        64,612
Unrealized investment gains (losses) (net of deferred policy acquisition cost amortization expense (benefit) of $(3,476) and $-0- and deferred income tax
  expense (benefit) of $(2,616) and $548).....................................       (7,813)        1,064
Retained earnings.............................................................       38,876        25,183
                                                                                 ----------     ---------
                                                                                    107,331       103,766
Less leveraged employee stock ownership trust (LESOP).........................       (3,135)       (3,421)
                                                                                 ----------     ---------
  Total stockholders' equity..................................................      104,196       100,345
                                                                                 ----------     ---------
  Total liabilities and stockholders' equity..................................   $2,260,021     2,114,696
                                                                                 ==========     =========

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                    FOR THE YEAR ENDED DECEMBER
                                                                                31,
                                                                   ------------------------------
                                                                     1994       1993       1992
                                                                   --------    -------    -------
                                                                          (000'S OMITTED,
                                                                       EXCEPT PER SHARE DATA)
Revenue:
  Insurance premiums and policy charges.........................   $  6,331      6,594      7,545
  Net investment income.........................................    142,009    138,539    141,155
  Net investment gains..........................................        803     17,049     20,521
  Income from disposal of private placement securities..........         --         --      5,821
  Other revenue.................................................        557        341        666
     Total revenue..............................................    149,700    162,523    175,708
Benefits and expenses:
  Benefits, claims and interest credited to policyholders.......    112,310    113,848    128,049
  Amortization of deferred policy acquisition costs.............      9,026      9,436     16,409
  General insurance expenses....................................      7,587      8,830      8,694
  Premium and other taxes, licenses and fees....................      1,252      2,395      2,519
  Other expenses................................................        239        265        276
     Total benefits and expenses................................    130,414    134,774    155,947
  Operating earnings............................................     19,286     27,749     19,761
  Interest expense..............................................         --        994      2,443
  Earnings before income tax expense and extraordinary item.....     19,286     26,755     17,318
  Income tax expense............................................      5,593      8,564        118
  Earnings before extraordinary item............................     13,693     18,191     17,200
  Extraordinary item: Loss on early extinguishment of debt (net
     of income tax benefit of $100 and $196)....................         --       (213)      (382)
  Net earnings..................................................   $ 13,693     17,978     16,818
Earnings per share of common stock:
  Primary:
     Earnings before extraordinary item.........................   $   1.32       2.62       2.94
     Extraordinary item.........................................         --       (.03)      (.07)
     Net earnings...............................................   $   1.32       2.59       2.87
  Fully diluted:
     Earnings before extraordinary item.........................   $   1.32       2.49       2.62
     Extraordinary item.........................................         --       (.03)      (.06)
     Net earnings...............................................   $   1.32       2.46       2.56
Average shares outstanding:
  Primary.......................................................     10,341      6,860      5,770
  Fully diluted.................................................     10,341      7,315      6,567

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         UNREALIZED    RETAINED
                                                         INVESTMENT    EARNINGS
                                   COMMON     PAID-IN      GAINS       (ACCUM.     TREASURY
                                    STOCK     CAPITAL     (LOSSES)     DEFICIT)     STOCK      LESOP      TOTAL
                                   -------    -------    ----------    --------    --------    ------    -------
                                                 (000'S OMITTED, EXCEPT SHARE AND PER SHARE DATA)
Balance as of January 1, 1992...   $ 7,812     41,152         (858)     (9,099)     (6,855)    (1,388)    30,936
Net earnings....................        --         --           --      16,818          --         --     16,818
Decrease in unrealized
  investment losses.............        --         --           49          --          --         --         49
Cash dividends to stockholders
  ($2.00 per share on preferred
  stock)........................        --         --           --        (278)         --         --       (278)
Issuance of common stock:
  upon exercise of options......        75        235           --          --          --         --        310
  upon sale to LESOP............       299      2,201           --          --          --     (2,500)        --
Issuance of preferred stock.....        --        988           --          --          --         --        988
Issuance of warrants............        --        440           --          --          --         --        440
Allocation of LESOP shares......        --         --           --          --          --        200        200
                                    ------     ------      -------      ------      ------     ------    -------
Balance as of December 31,
  1992..........................     8,186     45,016         (809)      7,441      (6,855)    (3,688)    49,463
Net earnings....................        --         --           --      17,978          --         --     17,978
Decrease in unrealized
  investment losses.............        --         --        1,873          --          --         --      1,873
Cash dividends to stockholders
  ($1.50 per share on preferred
  stock)........................        --         --           --        (236)         --         --       (236)
Cash paid on reverse stock
  split.........................        --        (25)          --          --          --         --        (25)
Issuance of common stock:
  upon completion of stock
     offering...................     4,392     25,014           --          --          --         --     29,406
  upon exercise of options......       290      1,704           --          --          --         --      1,994
  upon conversion of preferred
     stock......................       729       (557)          --          --          --         --         --
Retirement of treasury stock....      (690)    (6,165)          --          --       6,855         --         --
Repurchase of warrants on debt
  payment.......................        --       (375)          --          --          --         --       (375)
Allocation of LESOP shares......        --         --           --          --          --        267        267
                                    ------     ------      -------      ------      ------     ------    -------
Balance as of December 31,
  1993..........................    12,907     64,612        1,064      25,183          --     (3,421)   100,345
Net earnings....................        --         --           --      13,693          --         --     13,693
Cumulative effect of adoption of
  SFAS 115......................        --         --       19,613          --          --         --     19,613
Increase in unrealized
  investment losses.............        --         --      (28,490)         --          --         --    (28,490)
Remaining offering costs........        --       (135)          --          --          --         --       (135)
Redemption stockholders rights
  plan..........................        --       (101)          --          --          --         --       (101)
Issuance of common stock:
  upon exercise of options......        28        133           --          --          --         --        161
Tax effect exercise of
  options.......................        --         10           --          --          --         --         10
Purchase of treasury shares.....        --         --           --          --      (1,186)        --     (1,186)
Retirement of treasury stock....      (166)    (1,020)          --          --       1,186         --         --
Allocation of LESOP shares......        --         --           --          --          --        286        286
                                    ------     ------      -------      ------      ------     ------    -------
Balance as of December 31,
  1994..........................   $12,769     63,499       (7,813)     38,876          --     (3,135)   104,196
                                    ======     ======      =======      ======      ======     ======    =======

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                           1994         1993        1992
                                                                         ---------    --------    --------
                                                                                  (000'S OMITTED)
Operating Activities:
  Net earnings........................................................   $  13,693      17,978      16,818
Adjustments to reconcile net earnings to net cash provided by (used
  in) operating activities:
  Interest credited to policyholders..................................     114,871     116,942     132,160
  Amortization of (discounts) premiums on debt securities, net........      (2,347)     (1,905)       (937)
  Amortization of deferred policy acquisition costs...................       9,026       9,436      16,409
  Net investment (gains) losses.......................................        (803)    (17,049)    (20,521)
  Accrued investment income...........................................      (2,752)     (2,366)       (872)
  Deferred income taxes...............................................         651       4,635      (2,405)
  Other, net..........................................................      (1,830)      1,982       2,235
                                                                         ---------    --------    --------
    Net cash provided by operating activities.........................     130,509     129,653     142,887
                                                                         ---------    --------    --------
Investing Activities:
  Purchasing of securities:
    Held-to-maturity..................................................    (242,464)   (578,918)   (845,211)
    Available-for-sale................................................    (332,647)         --          --
  Proceeds from sale of securities:
    Held-to-maturity..................................................       8,302     341,498     581,342
    Available-for-sale................................................     319,846          --          --
  Proceeds from maturity or redemption of securities:
    Held-to-maturity..................................................      35,375     184,280     231,060
    Available-for-sale................................................      86,973          --          --
  Other long-term investment, net.....................................     (20,215)    (20,326)     (1,709)
  Short-term investments, net.........................................       1,392        (487)       (677)
  Capitalization of deferred policy acquisition costs.................     (25,750)    (18,212)    (14,076)
  Other, net..........................................................        (413)       (497)        163
                                                                         ---------    --------    --------
    Net cash used in investing activities.............................    (169,601)    (92,662)    (49,108)
                                                                         ---------    --------    --------
Financing Activities:
  Premiums received...................................................     267,802     222,177     168,657
  Surrender and death benefits paid...................................    (246,632)   (318,880)   (203,134)
  Surrender and risk charges collected................................       5,409       5,161       6,768
  Securities settlements in process...................................         573     (25,609)     14,070
  Payments on notes payable...........................................          --     (19,918)     (9,000)
  Issuance of common stock............................................          27      31,400       2,810
  Purchase of LESOP stock.............................................          --          --      (2,500)
  Other, net..........................................................         752      (2,590)       (492)
                                                                         ---------    --------    --------
    Net cash provided by (used in) financing activities...............      27,931    (108,259)    (22,821)
                                                                         ---------    --------    --------
Increase (Decrease) in Cash and Cash Equivalents......................     (11,161)    (71,268)     70,958
Cash and Cash Equivalents:
  Beginning of year...................................................      21,782      93,050      22,092
                                                                         ---------    --------    --------
  End of year.........................................................   $  10,621      21,782      93,050
                                                                         =========    ========    ========
Supplemental schedule of cash flow information:
  Income tax payments.................................................   $   6,150       3,204       2,242
                                                                         =========    ========    ========
  Interest payments...................................................   $      --       1,071       1,671
                                                                         =========    ========    ========
  Change in net unrealized investment gains (losses) on
    available-for-sale securities.....................................   $ (56,823)         --          --
  Less: Associated reduction in amortization of deferred policy
    acquisition costs.................................................      16,221          --          --
      Deferred income tax benefit.....................................      13,177          --          --
                                                                         ---------    --------    --------
  Net change in net unrealized gains (losses) on available-for-sale
    securities........................................................   $ (27,425)         --          --
                                                                         =========    ========    ========

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of AmVestors and its wholly-owned subsidiaries American Investors Life Insurance Company, Inc. (American), American Investors Sales Group, Inc. (American Sales), AmVestors Investment Group, Inc. (AIG) and Omni-Tech Medical, Inc. (Omni-Tech), (collectively the company). All significant intercompany accounts and transactions have been eliminated.

     B. INVESTMENTS:

     Debt securities held-to-maturity are carried at amortized cost, except that those securities with an other than temporary impairment in value are carried at estimated net realizable value. Beginning in 1994, debt securities available-for-sale are carried at estimated market value, with any unrealized gains or losses recorded in stockholders' equity. In 1993, debt securities classified as available-for-sale were carried at the lower of aggregate cost or estimated market value, with any unrealized loss recorded in stockholders' equity.

     Investments are reviewed on each balance sheet date to determine if they are impaired. In determining whether an investment is impaired, the company considers whether the decline in market value at the balance sheet date is an other than temporary decline; if so, then the investment's carrying value is reduced to a new cost basis which represents estimated net realizable value. The decline in value is reported as a realized loss, and a recovery from the new cost basis is recognized as a realized gain only at sale.

     The estimates of net realizable value are based on information obtained from published financial information provided by issuers, independent sources such as broker dealers or the company's independent investment advisors. Such amounts represent an estimate of the consideration to be received in the future when the defaulted company's debt is settled through the sale of their assets or the restructuring of their debt. These estimates do not represent the discounted present value of these future considerations.

     An allowance for credit losses have been recorded to reduce total investments by charging investment losses. The recorded allowance reflects management's estimate of losses existing in the investment assets, which may occur in the future due to conditions unknown to management at this time. Management periodically reviews the adequacy of the allowance for credit losses. As credit losses are realized, they are charged against the allowance.

     Investments in common stock and non-redeemable preferred stock are carried at market.

     The cost of securities sold is determined on the identified certificate basis.

     Other long-term investments include policy loans and mortgage loans on real estate which are carried at cost less principal payments since date of acquisition, and certain partnership investments which are carried at an amount equal to the company's share of the partnerships' estimated market value with any unrealized gains or losses recorded in net investment income.

     C. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Estimated fair value amounts have been determined by the company using available market information and appropriate valuation methodologies. Due to the fact that considerable judgment is required to interpret market data to develop the estimates of fair value, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     The carrying values and estimated fair values of the company's financial instruments as of December 31, 1994 and 1993 were as follows:

                                                                 AS OF DECEMBER 31,
                                                 --------------------------------------------------
                                                          1994                       1993
                                                 -----------------------    -----------------------
                                                  CARRYING       FAIR        CARRYING       FAIR
                                                   VALUE        VALUE         VALUE        VALUE
                                                 ----------   ----------    ----------   ----------
                                                                  (000'S OMITTED)
Assets:
  Debt securities..............................  $1,844,231    1,752,738     1,729,463    1,810,829
  Equity securities............................       2,356        2,356         3,912        3,912
  Other long-term investments..................      58,773       58,536        39,880       40,215
  Short-term investments.......................         520          520         1,911        1,911
  Cash and cash equivalents....................      10,621       10,621        21,782       21,782
  Amounts receivable on securities settlement
     in process................................         905          905         1,203        1,203
  Accounts receivable and accrued investment
     income....................................      31,606       31,606        27,363       27,363
Liabilities:
  Future policy benefits -- investment
     contracts.................................   1,917,066    1,799,090     1,789,109    1,672,754
  Other policy liabilities.....................       2,983        2,983         4,948        4,948
  Amounts due on securities settlements in
     process...................................         274          274            --           --
  Accrued expenses and other liabilities.......       3,805        3,805         4,064        4,064

     Debt securities -- Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Equity securities -- Fair value equals the carrying value as these securities are carried at quoted market value.

     Other long-term investments -- For certain homogeneous categories of mortgage loans, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. Fair value of policy loans and other long-term investments is estimated to approximate the assets' carrying value.

     Short-term investments and cash and cash equivalents -- The carrying amounts reported in the balance sheet approximate the assets' fair value.

     Amounts receivable on securities settlements in process -- The carrying amount reported in the balance sheet approximates the fair value of this asset.

     Accounts receivable and accrued investment income -- The carrying amounts reported in the balance sheet approximate fair value.

     Future policy benefits for investment contracts -- The fair values for deferred annuities were estimated to be the amount payable on demand at the reporting date as those investment contracts have no defined maturity and are similar to a deposit liability. The amount payable at the reporting date was calculated as the account balance less any applicable surrender charges.

     Other policy liabilities -- The carrying amount reported in the balance sheet approximates the fair value of these liabilities.

     Amounts due on securities settlements in process -- The carrying amount reported in the balance sheet approximates the fair value of this liability.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     Other policy liabilities -- The carrying amount reported in the balance sheet approximates the fair value of these liabilities.

     Amounts due on securities settlements in process -- The carrying amount reported in the balance sheet approximates the fair value of this liability.

     Accrued expenses and other liabilities -- The carrying amount reported in the balance sheet approximates the fair value of these liabilities.

     The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

     D. DEFERRED POLICY ACQUISITION COSTS:

     The costs of acquiring new business (primarily commissions and policy expenses), which vary with and are directly related to the production of new business, have been deferred. The deferred costs related to investment-type deferred annuity contracts are amortized at a constant rate based on the present value of the estimated gross profits expected to be realized over the life of the policies. For single premium life insurance, deferred policy acquisition costs are amortized over the life of the policies, but not more than 20 years for policies issued before January 1, 1987, and not more than 30 years for policies issued after December 31, 1986, based on the expected gross profits for the amortization periods. The deferred costs related to traditional life contracts are amortized over the premium paying period for the related policies using the same actuarial assumptions as to interest, mortality and withdrawals as are used to calculate the reserves for future benefits.

     Determination of expected gross profits includes the best estimate of certain elements over the life of the contracts, including anticipated excess investment income, surrender charge revenues and mortality charge revenues (single premium life insurance). Estimates of expected gross profits used as a basis for amortization are evaluated regularly by management, and the total amortization recorded to date is adjusted by a charge or credit to the statement of earnings if actual experience indicates that the estimates should be revised.

     Net investment gains realized in 1994, 1993 and 1992 resulted in the company experiencing investment margins greater than those estimated. As a result, $203,940, $4,790,523 and $8,691,521 of the unamortized balance of deferred policy acquisition costs were expensed in 1994, 1993 and 1992, respectively. The amount charged off is based on actual gross profits earned to date in relation to total gross profits expected to be earned over the life of the related contracts.

     Estimates of the expected gross profits to be realized in future years include the anticipated yield on investments. Deferred policy acquisition costs will be adjusted in the future based on actual investment income earned.

     E. FUTURE POLICY BENEFITS:

     Liabilities for future policy benefits under life insurance policies, other than single premium life insurance, have been computed by the net level premium method based upon estimated future policy benefits (excluding participating dividends), investment yield, mortality and withdrawals giving recognition to risk of adverse deviation. Interest rates range from 4% to 9% depending on the year of issue, with mortality and withdrawal assumptions based on company and industry experience prevailing at the time of issue.

     For single premium life insurance and single premium annuities, the future policy benefits are equal to the accumulation of the single premiums at the credited rate of interest and for single premium whole life, less any mortality charges.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     F. PARTICIPATING POLICIES:

     The company issued participating policies in past years on which dividends are paid to policyholders as determined annually by the Board of Directors. The amount of dividends declared but undistributed is included in other liabilities. Policy benefit reserves do not include a provision for estimated future participating dividends.

     G. DEPRECIATION:

     The home office buildings are depreciated on the straight-line basis over estimated lives of 40 years. Other depreciation is provided on the straight-line basis over useful lives ranging from 5 to 8 years.

     H. INCOME TAXES:

     The company and its subsidiaries prepare and file their income tax returns on a consolidated basis.

     The company provides for the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been reported in the financial statements on the liability method.

     I. EARNINGS PER SHARE:

     Primary earnings per share of common stock are computed by dividing net earnings (reduced by preferred dividend requirements in 1993 and 1992) by the sum of the weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants, calculated using the treasury stock method. Fully diluted earnings per share assumes the conversion of the convertible preferred stock outstanding during 1992. During 1993, 573,332 common shares were issued upon conversion of $4,300,000 of Series B Convertible Preferred Stock. Had this conversion occurred on January 1, 1993, primary earnings per share would have been $2.46 for 1993. During 1993, 1,646,883 shares of common stock were sold to retire debt in the amount of $14,030,289. Had this sale and the corresponding retirement of debt occurred on January 1, 1993, primary earnings per share would have been $2.25 for 1993.

     J. CONSOLIDATED STATEMENTS OF CASH FLOWS:

     For purposes of reporting cash flows, cash and cash equivalents, includes cash and money market accounts.

     K. NEW ACCOUNTING STANDARDS:

     Effective January 1, 1994, the company adopted to provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement addresses the accounting and reporting for certain investments in debt and equity securities by requiring such investments to be classified in held-to-maturity, available-for-sale, or trading categories. The cumulative effect of the adoption of this Statement was an increase in stockholder's equity of $19,612,653 (net of related amortization of deferred policy acquisition costs of $12,745,031 and deferred income tax expense of $10,560,659), representing the aggregate excess fair value over cost for those securities included in the available-for-sale category, net of associated amortization of deferred policy acquisition costs and deferred income tax expense. Net earnings for the period ended December 31, 1994 were not affected by the adoption of this Statement.

     Effective May 1993, the company adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" and restated the financial statements of prior years to report amounts ceded to reinsurers separately as assets in the respective consolidated balance

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

sheets. Adoption of this standard increased total assets and liabilities by $148,626,459 and $150,635,000 as of December 31, 1994 and 1993, respectively.

     L. RECLASSIFICATIONS:

     Certain reclassifications have been made to conform prior years' financial statements to the December 31, 1994, presentation.

2. INVESTMENTS:

     A summary of investment income is as follows:

                                                                    FOR THE YEAR ENDED DECEMBER
                                                                                31,
                                                                   ------------------------------
                                                                     1994       1993       1992
                                                                   --------    -------    -------
                                                                          (000'S OMITTED)
Debt securities.................................................   $142,469    136,533    139,089
Equity securities...............................................         50         76         89
Other long-term investments.....................................        486      3,096      1,972
Short-term investments..........................................        830        931      2,083
                                                                    -------    -------    -------
                                                                    143,835    140,636    143,233
Less investment expenses........................................      1,826      2,097      2,078
                                                                    -------    -------    -------
Net investment income...........................................   $142,009    138,539    141,155
                                                                    =======    =======    =======
Net investment gains (losses)
  Debt securities...............................................   $   (533)    18,486     23,560
  Equity securities.............................................      1,335       (274)        11
  Other.........................................................          1     (1,163)    (3,050)
                                                                    -------    -------    -------
Net investment gains (losses)...................................   $    803     17,049     20,521
                                                                    =======    =======    =======

     Certain limited partnership investments are included in income from other long-term investments. These funds (commonly referred to as hedge funds) are managed by outside investment advisors. The investment guidelines of these partnerships provide for a broad range of investment alternatives, including stocks, bonds, futures, options, commodities, and various other financial instruments. These investments were purchased with the strategy that yield in excess of the S&P 500 Index may be obtained. The partnerships are carried at an amount equal to the company's share of the partnerships' estimated market value with related unrealized gains and losses recorded in net investment income. In accordance with the permitted guidelines, the investments purchased by these partnerships may experience greater than normal volatility which could materially effect the company's earnings for any given period.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     The maturity of the company's debt and equity securities portfolio as of December 31, 1994 was as follows:

                                                                 AS OF DECEMBER 31, 1994
                                                 --------------------------------------------------------
                                                      HELD-TO-MATURITY             AVAILABLE-FOR-SALE
                                                 --------------------------    --------------------------
                                                                ESTIMATED                     ESTIMATED
                                                 BOOK VALUE    MARKET VALUE    BOOK VALUE    MARKET VALUE
                                                 ----------    ------------    ----------    ------------
                                                                     (000'S OMITTED)
Debt Securities:
  Bonds:
  One year or less............................   $      999          1,003        23,580         22,232
  Two years through five years................      195,835        187,900       159,075        158,308
  Six years through ten years.................      892,544        823,583       319,157        311,431
  Eleven years and after......................      147,807        133,206       119,326        115,075
                                                 ----------      ---------       -------        -------
                                                  1,237,185      1,145,692       621,138        607,046
                                                 ----------      ---------       -------        -------
Equity securities.............................           --             --         2,169          2,356
                                                 ----------      ---------       -------        -------
                                                 $1,237,185      1,145,692       623,307        609,402
                                                 ==========      =========       =======        =======

     These tables include mortgage-backed securities based on the estimated future cash flows of the underlying mortgages.

     The book value, estimated market value and unrealized market gains and losses of debt and equity securities as of December 31, 1994, and 1993 were as follows:

                                                       BOOK       UNREALIZED    UNREALIZED     ESTIMATED
                                                      VALUE         GAINS         LOSSES      MARKET VALUE
                                                    ----------    ----------    ----------    ------------
                                                                       (000'S OMITTED)
DECEMBER 31, 1994
Bonds held-to-maturity:
  Corporate debt obligations
     Investment grade............................   $  792,746       1,160         62,907         730,999
     High-yield..................................      135,698         108          9,267         126,539
                                                    ----------     -------        -------       ---------
                                                       928,444       1,268         72,174         857,538
  U.S. Treasury obligations......................        3,618          --            319           3,299
  Mortgage-backed securities.....................      305,123           1         20,269         284,855
                                                    ----------     -------        -------       ---------
  Bonds held-to-maturity.........................    1,237,185       1,269         92,762       1,145,692
                                                    ----------     -------        -------       ---------
Bonds available-for-sale:
  Corporate debt obligations
     Investment grade............................      253,055       1,005          5,633         248,427
     High-yield..................................        1,218          --              8           1,210
                                                    ----------     -------        -------       ---------
                                                       254,273       1,005          5,641         249,637
  Mortgage-backed securities.....................      366,865         590         10,046         357,409
                                                    ----------     -------        -------       ---------
  Bonds available-for-sale.......................      621,138       1,595         15,687         607,046
                                                    ----------     -------        -------       ---------
  Total bonds....................................    1,858,323       2,864        108,449       1,752,738
Equity securities available-for-sale.............        2,169         417            230           2,356
                                                    ----------     -------        -------       ---------
                                                    $1,860,492       3,281        108,679       1,755,094
                                                    ==========     =======        =======       =========

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

                                                       BOOK       UNREALIZED    UNREALIZED     ESTIMATED
                                                      VALUE         GAINS         LOSSES      MARKET VALUE
                                                    ----------    ----------    ----------    ------------
                                                                       (000'S OMITTED)
DECEMBER 31, 1993
Bonds held-to-maturity:
  Corporate debt obligations
     Investment grade............................   $  776,905      32,703         3,480          806,128
     High-yield..................................       84,063       2,799           559           86,303
                                                    ----------      ------         -----        ---------
                                                       860,968      35,502         4,039          892,431
  U.S. Treasury obligations......................        3,631          14             5            3,640
  Mortgage-backed securities.....................      201,984       6,905            46          208,843
                                                    ----------      ------         -----        ---------
  Bonds held-to-maturity.........................    1,066,583      42,421         4,090        1,104,914
                                                    ----------      ------         -----        ---------
Bonds available-for-sale:
  Corporate debt obligations
     Investment grade............................      198,636      19,943            --          218,579
     U.S. Treasury obligations...................        9,954          12            --            9,966
     Mortgage-backed securities..................      454,106      23,087            --          477,193
                                                    ----------      ------         -----        ---------
     Bonds available-for-sale....................      662,696      43,042            --          705,738
                                                    ----------      ------         -----        ---------
  Total bonds....................................    1,729,279      85,463         4,090        1,810,652
Preferred stock with mandatory redemption
  requirements...................................          184          --             7              177
Equity securities................................        3,630         795           513            3,912
                                                    ----------      ------         -----        ---------
                                                    $1,733,093      86,258         4,610        1,814,741
                                                    ==========      ======         =====        =========

     The preceding table includes the carrying value and estimated market value of debt securities which the company has determined to be impaired (other than temporary decline in value) as follows:

                                                       ORIGINAL    ACCUMULATED    CARRYING     ESTIMATED
                                                         COST      WRITE-DOWNS     VALUE      MARKET VALUE
                                                       --------    -----------    --------    ------------
                                                                         (000'S OMITTED)
December 31, 1994...................................    $9,535         7,814        1,721         1,721
December 31, 1993...................................    $7,611         7,582           29            76

     The company defines high-yield securities as those corporate debt obligations rated below investment grade by Standard & Poor's and Moody's or, if unrated, those that meet the objective criteria developed by the company's independent investment advisory firm. Management believes that the return on high-yield securities adequately compensates the company for additional credit and liquidity risks that characterize such investments. In some cases, the ultimate collection of principal and timely receipt of interest is dependent upon the issuer attaining improved operating results, selling assets or obtaining financing.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     The book value, estimated market value and unrealized market gains and losses by type of mortgage-backed security as of December 31, 1994, and December 31, 1993 were as follows:

                                                        BOOK     UNREALIZED   UNREALIZED    ESTIMATED
                                                       VALUE       GAINS        LOSSES     MARKET VALUE
                                                      --------   ----------   ----------   ------------
                                                                       (000'S OMITTED)
DECEMBER 31, 1994
Government agency mortgage-backed securities:
  Planned amortization classes......................  $ 75,557         12        5,614         69,955
  Targeted amortization classes and accretion
     directed classes...............................     7,729         --          319          7,410
  Pass-throughs.....................................        40          2           --             42
                                                      --------     ------       ------        -------
     Total government agency mortgage-backed
       securities...................................    83,326         14        5,933         77,407
                                                      --------     ------       ------        -------
Government sponsored enterprise mortgage-backed
  securities:
  Planned amortization classes......................   410,313        104       15,852        394,565
  Sequential classes................................    19,705         --        1,087         18,618
  Pass-throughs.....................................       299         --            2            297
                                                      --------     ------       ------        -------
     Total government sponsored enterprise mortgage-
       backed securities............................   430,317        104       16,941        413,480
                                                      --------     ------       ------        -------
Other mortgage-backed securities:
  Planned amortization classes......................    22,686         22          745         21,963
  Sequential classes................................   125,100        451        5,345        120,206
  Pass-throughs.....................................        13         --           --             13
  Subordinated classes..............................    10,546         --        1,351          9,195
                                                      --------     ------       ------        -------
     Total other mortgage-backed securities.........   158,345        473        7,441        151,377
                                                      --------     ------       ------        -------
     Total mortgage-backed securities...............  $671,988        591       30,315        642,264
                                                      ========     ======       ======        =======
DECEMBER 31, 1993
Government agency mortgage-backed securities:
  Planned amortization classes......................  $104,528      5,064           --        109,592
  Targeted amortization classes and accretion
     directed classes...............................     7,646        436           --          8,082
  Sequential classes................................    37,220      1,171           --         38,391
  Pass-throughs.....................................        60          6           --             66
                                                      --------     ------       ------        -------
     Total government agency mortgage-backed
       securities...................................   149,454      6,677           --        156,131
                                                      --------     ------       ------        -------
Government sponsored enterprise mortgage-backed
  securities:
  Planned amortization classes......................   340,328     17,588           --        357,916
  Sequential classes................................     5,612         58           --          5,670
  Pass-throughs.....................................       428         30           --            458
                                                      --------     ------       ------        -------
     Total government sponsored enterprise mortgage-
       backed securities............................   346,368     17,676           --        364,044
                                                      --------     ------       ------        -------
Other mortgage-backed securities:
  Planned amortization classes......................    47,887        983           31         48,839
  Sequential classes................................   101,852      4,306           15        106,143
  Pass-throughs.....................................        19          1           --             20
  Subordinated classes..............................    10,510        349           --         10,859
                                                      --------     ------       ------        -------
     Total other mortgage-backed securities.........   160,268      5,639           46        165,861
                                                      --------     ------       ------        -------
Total mortgage-backed securities....................  $656,090     29,992           46        686,036
                                                      ========     ======       ======        =======

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     Certain mortgage-backed securities are subject to significant prepayment risk. This is due to the fact that in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled, as individuals refinance higher rate mortgages to take advantage of the lower current rates. As a result, holders of mortgage-backed securities may receive large prepayments on their investments which they are unable to reinvest at an interest rate comparable to the rate on the prepaying mortgages. Mortgage-backed pass-through securities and sequential classes, which comprised 21.6% and 22.1% of the carrying value of the company's mortgage-backed securities as of December 31, 1994 and December 31, 1993, respectively, are sensitive to this prepayment risk.

     A portion of the company's mortgage-backed securities portfolio consists of planned amortization class ("PAC"), targeted amortization class ("TAC") and accretion directed class ("AD") instruments. These securities are designed to amortize in a more predictable manner by shifting the primary risk of prepayment to investors in other tranches (support classes) of the mortgage-backed security. PAC, TAC and AD securities comprised 76.8% and 76.3% of the carrying value of the company's mortgage-backed securities as of December 31, 1994 and December 31, 1993, respectively. The company does not invest in support class securities or principal-only ("PO") and interest-only ("IO") strips.

     As of December 31, 1994, 76.4% of the company's mortgage-backed securities were issued by either government agencies or government sponsored enterprises, compared to 75.6% as of December 31, 1993. The credit risk associated with these securities is generally less than other mortgage-backed securities. With the exception of four issues, with a carrying value of $15,186,000 as of December 31, 1994, all of the company's investments in other mortgage-backed securities are rated A or better by Standard & Poor's or Moody's.

     The following investments held as of December 31, 1994, exceeded ten percent of stockholders' equity:

                                                                       AS OF DECEMBER 31,
                                                       --------------------------------------------------
                                                                1994                       1993
                                                       -----------------------    -----------------------
                                                                     ESTIMATED                  ESTIMATED
                                                       BOOK VALUE     MARKET      BOOK VALUE     MARKET
                                                       ----------    ---------    ----------    ---------
                                                                        (000'S OMITTED)
10% of Stockholders' Equity.........................    $ 10,420                   $ 10,035
                                                         =======                     ======
Bonds:
Ashland Oil, Inc., various interest rates and due
  dates through 2004................................    $ 13,731       13,383
CBC Holdings, Inc., 10.33%, due 08-1997.............      16,395       16,110        16,598       17,057
Countrywide Funding Corp., various interest rates
  and due dates through 2023........................      16,733       14,811        12,127       12,145
D&P CBO Partners & Corporation, 9.93%, due
  01-1995...........................................      13,033       13,038        14,999       15,095
FHLMC 1142 G, 7.95%, due 06-2000....................      12,725       12,582        14,935       15,403
FHLMC 1295, J 7.5%, due 11-2005.....................      14,678       13,938        14,676       15,586
FHLMC 1435 G, 7%, due 10-2000.......................      13,784       13,233
FHLMC 1496 G, 4%, due 05-2003.......................      11,780       11,555
FHLMC 1497 D, 6.4%, due 01-2003.....................      12,738       12,441
FHLMC 1538 H, 6.5%, due 04-2007.....................      13,726       13,055
FHLMC 1564 G, 6.25%, due 02-2030....................      12,996       12,447
FHLMC 1698 G, 6%, due 06-2003.......................      13,725       13,050
FHLMC 1701 PG, 6.25%, due 10-2002...................      13,704       12,903
FHLMC 1693 G, 6%, due 04-2003.......................      13,649       13,008
FNMA REMIC 90 138 G P11, 8.5%, due 01-1999..........      13,961       13,860        14,039       14,630
FNMAG 30 PG, 8.2%, due 03-1997......................      14,843       14,855        14,816       15,492
FNMA 92 24 G P11, 7.5%, due 03-2000.................      15,251       14,391        15,293       15,492

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

                                                                       AS OF DECEMBER 31,
                                                       --------------------------------------------------
                                                                1994                       1993
                                                       -----------------------    -----------------------
                                                                     ESTIMATED                  ESTIMATED
                                                       BOOK VALUE     MARKET      BOOK VALUE     MARKET
                                                       ----------    ---------    ----------    ---------
                                                                        (000'S OMITTED)
FNMA 92 15H, 6.75%, due 12-2006.....................      15,105       13,111        15,106       15,272
FNMAG 93 G01, 7%, due 02-2003.......................      14,822       13,402        14,815       15,342
FNMA 92 210 H, 6.5%, due 02-2006....................      12,153       11,604
FNMA 92 192 H P11, 6.5%, due 12-2001................      14,541       13,570        14,489       15,070
FNMAG 92 G64 G, 7%, due 11-2002.....................      16,236       14,783        16,221       16,887
FNMAG 92 66 G, 7%, due 01-2003......................      14,853       13,477        14,849       15,314
FNMAG 93 G02, 7%, due 12-2002.......................      14,803       13,439        14,795       15,319
FNMA 93 85 PH, 6.5%, due 11-2007....................      11,449       11,088
FNMA 94 34 PG, 6%, due 09-2003......................      13,697       13,013
FNMA 94 86 PH, 6%, due 07-2005......................      13,291       12,558
FNMA 94 83 B, 7.5%, due 12-2007.....................      19,177       18,031
FNMA 89 65 G, 8.65%, due 01-1998....................      12,069       11,955        12,112       12,514
Greentree 94-1, 6.9%, due 05-2002...................      14,814       13,758
Hydro Quebec Ser IF, 7.375%, due 02-2003............      11,997       11,177
Liberty Mutual Capital Corp., 8.10%, due 01-2005....      12,208       10,647        12,292       12,062
Ontario Province, various interest rates and due
  dates through 2004................................      19,418       18,464
Paramount Communications Inc., 7.5%, due 01-2002....      10,665        9,831        10,630       11,110
Prudential Home Mtg 92-A B 31 Sub, 7.85% due
  09-1995...........................................      10,546        9,195        10,510       10,859
RFC 1992, various interest rates and due dates
  through 1997......................................      19,517       18,772
RTC 1991 6 CL B5, 8.839%, due 02-1997...............      14,989       14,972        14,985       15,375
Texas Utilities Electric, various interest rates and
  due dates through 2005............................      10,905       10,309
Three Rivers CBO LP, 9.62% due 10-1998..............      11,710       11,385        11,782       12,072

     The amounts shown as "estimated market" are primarily based on quotations obtained from independent sources such as broker dealers who make markets in similar securities. Unless representative trades of securities actually occur at the balance sheet date, these quotes are generally estimates of market value based on an evaluation of appropriate factors such as institution-size trading in similar securities, yield, credit quality, coupon rate, maturity, type of issue and other market data. Losses are recognized in the period they occur based upon specific review of the securities portfolio and other factors.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     The consideration received on sales of debt and equity securities, carrying value and realized gains and losses on those sales were as follows:

                                                                    FOR THE YEAR ENDED DECEMBER
                                                                                31,
                                                                   ------------------------------
                                                                     1994       1993       1992
                                                                   --------    -------    -------
                                                                          (000'S OMITTED)
Consideration received..........................................   $462,138    393,142    693,532
Carrying value..................................................    461,335    374,584    673,870
                                                                   --------    -------    -------
  Net investment gains (losses).................................   $    803     18,558     19,662
                                                                   ========    =======    =======
Investment gains................................................   $  4,268     18,677     26,851
Investment losses...............................................     (3,465)      (119)    (7,189)
                                                                   --------    -------    -------
Net investment gains (losses)...................................   $    803     18,558     19,662
                                                                   ========    =======    =======

     The above table includes bonds of one issuer which the company had classified as held-to-maturity. These bonds have a book value of $8,507,732 and the sale resulted in a realized loss of $205,526. The decision to sell these bonds was based upon a significant deterioration in the issuer's creditworthiness.

     In addition to the above sales, the company transferred bonds of two issuers from held-to-maturity to available-for-sale as a result of an increase in the risk weights used for regulatory risk-based capital purposes. The book value of these bonds was $16,960,874. Bonds of another issuer with a book value of $1,721,460 were also transferred from held-to-maturity to available-for-sale based upon a significant deterioration in the issuer's creditworthiness.

     Net unrealized gains (losses) on debt securities held-to-maturity, debt securities available-for-sale, equity securities available-for-sale and other long-term investments changed as follows:

                                                                   NET UNREALIZED GAINS (LOSSES)
                                                       -----------------------------------------------------
                                                          DEBT          DEBT         EQUITY
                                                       SECURITIES    SECURITIES    SECURITIES       OTHER
                                                        HELD-TO-     AVAILABLE-    AVAILABLE-     LONG-TERM
                                                        MATURITY      FOR-SALE      FOR-SALE     INVESTMENTS
                                                       ----------    ----------    ----------    -----------
                                                                          (000'S OMITTED)
Balance as of January 1, 1992.......................   $   45,063           --         (858)            --
1992 Net Change.....................................       (7,643)       4,115           49             --
                                                        ---------      -------        -----         ------
Balance as of December 31, 1992.....................       37,420        4,115         (809)            --
1993 Net Change.....................................          911       38,920        1,091          1,330
                                                        ---------      -------        -----         ------
Balance as of December 31, 1993.....................       38,331       43,035          282          1,330
1994 Net Change.....................................     (129,824)     (57,127)         (95)        (1,330)
                                                        ---------      -------        -----         ------
Balance as of December 31, 1994.....................   $  (91,493)     (14,092)         187             --
                                                        =========      =======        =====         ======

     At December 31, 1994 and 1993, investments with statutory carrying values of $1,866,074,033 and $1,736,404,701 respectively, were on deposit with various insurance departments. These amounts exceeded the minimum required deposits by $66,325,834 and $57,640,783 as of December 31, 1994 and 1993, respectively.

3. RELATED PARTY TRANSACTIONS:

     On January 22, 1991, the company made a $504,000, 30 year, first mortgage loan on the personal residence of a Director. At the time the loan was made, it represented a loan to value of 80%. This loan originally provided for interest at the rate equal to the cost of funds of the Eleventh District of the Federal

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

Reserve, plus two percent and had a final payment due February 1, 2021. On December 10, 1992 the terms of the loan were renegotiated to provide for interest to be fixed at a rate of 7.5% and a final payment due January 10, 2008. The outstanding principal balances on this loan were $11,815 and $205,059 as of December 31, 1994 and 1993, respectively.

4. OTHER ASSETS:

     Other assets consists of the following:

                                                                                AS OF DECEMBER
                                                                                      31,
                                                                                ---------------
                                                                                 1994     1993
                                                                                ------    -----
                                                                                (000'S OMITTED)
Property and equipment at cost:
  Home office building (including land of $352)..............................   $2,152    2,113
  Furniture and equipment....................................................    3,464    3,328
  Automobiles................................................................      115      100
                                                                                ------    -----
                                                                                 5,731    5,541
  Less accumulated depreciation..............................................    3,336    3,174
                                                                                ------    -----
                                                                                 2,395    2,367
Other........................................................................    1,182      630
                                                                                ------    -----
                                                                                $3,577    2,997
                                                                                ======    =====

5. REINSURANCE:

     The company reinsures portions of insurance it writes. The maximum amount of risk retained by the company on any one life is $150,000.

     A summary of reinsurance data follows (000's Omitted)

FOR THE YEAR
   ENDED                                                                       CEDED TO OTHER
DECEMBER 31,                    DESCRIPTIONS                   GROSS AMOUNT      COMPANIES       NET AMOUNT
------------    --------------------------------------------   ------------    --------------    ----------
    1994        Life insurance in force.....................    $  330,108         259,200          70,908
                Insurance premiums and policy charges.......         7,308             977           6,331
                Future policy benefits......................     2,148,763         148,575       2,000,188
    1993        Life insurance in force.....................       354,703         280,819          73,884
                Insurance premiums and policy charges.......         7,936           1,342           6,594
                Future policy benefits......................     2,005,339         150,500       1,854,839
    1992        Life insurance in force.....................       384,179         306,506          77,673
                Insurance premiums and policy charges.......         9,312           1,767           7,545
                Future policy benefits......................     1,984,013         150,194       1,833,819

     The Company is contingently liable for the portion of the policies reinsured under each of its existing reinsurance agreements in the event the reinsurance companies are unable to pay their portion of any reinsured claim. Management believes that any liability from this contingency is unlikely.

     The company had amounts receivable under reinsurance agreements of $149,656,094 and $151,392,088 as of December 31, 1994, and December 31, 1993,
respectively. Of the amounts, $147,949,099 and

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

$149,468,739 were associated with a single reinsurer. In 1989, the company entered into a coinsurance agreement which ceded 90% of the risk on the company's block of single premium whole life policies written prior to 1989 to Employers Reassurance Corporation (ERC). The agreement provides that ERC assumes 90% of all risks associated with each policy in the block. Reimbursements received from ERC for amounts paid by the Company on the reinsured risks totalled $9,740,717, $7,991,680 and $10,338,954 for the years ended December 31, 1994, 1993 and 1992, respectively.

     The following table identifies the components of the amounts receivable from ERC:

                                                                            AS OF DECEMBER 31,
                                                                            -------------------
                                                                              1994       1993
                                                                            --------    -------
                                                                              (000'S OMITTED)
Reserve for future policy benefits.......................................   $146,919    148,712
Reimbursement for benefit payments.......................................      1,030        757
                                                                            --------    --------
                                                                            $147,949    149,469
                                                                            ========    ========

6. CREDIT AGREEMENT:

     On December 29, 1994, the company entered into a credit agreement with The First National Bank of Chicago (First Chicago) and Boatmen's First National Bank of Kansas City (Boatmen's), as Lenders. Under the terms of this agreement, the Lenders have committed to lend up to $25,000,000 in the form of a 5-year reducing revolving credit facility. The company has agreed to pay a commitment fee of .25% per annum on the unused portion of the commitment. Borrowings under this agreement may be used for general corporate purposes.

     Interest on the borrowing under this agreement is determined at the option of the company to be: (i) a fluctuating rate of interest equal to the higher of the corporate base rate announced by First Chicago from time to time, and a fluctuating rate equal to the weighted average of rates on overnight Federal Funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York plus .50% per annum, or (ii) a Eurodollar rate plus a margin ranging from 1.00% to 1.25%.

     In addition to general covenants which are customary for facilities such as this, the company has agreed to maintain minimum consolidated net worth, a minimum cash flow coverage ratio, minimum risk based capital for American, minimum capital, surplus and asset valuation reserve of American and to maintain a maximum debt to equity (including indebtedness) ratio.

     Additional covenants include: (i) limitations on acquisitions; (ii) maintenance of current lines of business; (iii) limitations on additional indebtedness; (iv) limitations on investments; (v) limitations on dividends and stock repurchases, and (vi) limitations on mergers, consolidations and sales of assets, typical of such facilities.

     At December 31, 1994, there had been no borrowings under this agreement.

7. RETIREMENT PLANS:

     The company sponsors an Employee Stock Ownership Plan (ESOP) for all full-time employees with one year of service. Qualifying participants may contribute an amount not to exceed ten percent of covered compensation. The company made no contributions to the plan during the three years ended December 31, 1994.

     The company sponsors a Leveraged Employee Stock Ownership Plan (LESOP) for all full-time employees with one year of service.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     The LESOP has acquired 370,244 shares of the company's stock through the proceeds of a note payable to American. The note bears interest at 7.0% and is payable in annual installments through December 30, 2002. The note had unpaid principal balances of $3,336,038 and $3,639,922 as of December 31, 1994 and 1993, respectively.

     Each year, the company makes contributions to the LESOP which are to be used to make loan interest and principal payments. On December 31 of each year, a portion of the common stock is allocated to participating employees. Of the 368,079 shares of the company's common stock now owned by the LESOP, 99,704 shares have been allocated to the participating employees with the remaining 268,375 shares held by American as collateral for the loan.

     The unallocated portion of the company's common stock owned by the LESOP has been recorded as a separate reduction of stockholders' equity. Contributions to the LESOP during December 31, 1994, 1993 and 1992 were $285,565, $266,886 and $200,226, respectively.

     During 1992, the company's Board of Directors approved retirement plans for its members and members of the Board of Directors of certain of its subsidiaries. The plans provide that retired Directors shall serve as Advisory Members to the board at a fee of $750 per meeting attended and a monthly lifetime benefit in the amount of $750 to be paid to each qualified Director upon retirement. In addition, the company has agreed to continue any life insurance policies being provided as of the date of retirement.

     To qualify for this benefit, a Director must have reached the age of 60 and meet years of service requirements thereafter. The plan also calls for a mandatory retirement on the date the Director's term expires following age 70.

     As of December 31, 1994, five of the company's directors qualified for benefits under the plan. A liability in the amount of $521,180, representing the present value of future benefits, has been established. Charges (credits) to earnings relating to the plans were ($40,244), $(3,282) and $564,706, for the years ended December 31, 1994, 1993 and 1992, respectively.

     Effective January 1, 1993, the company adopted an Age-Weighted Money Purchase Plan for all full-time employees with one year of service. The full cost of this plan will be paid by the company with qualifying participants receiving contributions based upon their age at plan implementation and current salary. Contributions to the Age-Weighted Money Purchase Plan for the year ended December 31, 1994 and 1993, were $215,664 and $213,059, respectively.

8. STOCKHOLDERS' EQUITY:

     Dividends by American to AmVestors are limited by laws applicable to insurance companies. Under Kansas law, American may pay a dividend from its surplus profits, without prior consent of the Kansas Commissioner of Insurance, if the dividend does not exceed the greater of 10% of statutory capital and surplus at the end of the preceding year or all of the statutory net gain from operations of the preceding year. As of December 31, 1994, surplus profits of American were $12,996,673 and 10% of statutory capital and surplus was $8,752,120. American is also required to maintain, on a statutory basis, paid-in capital stock and surplus (capital in excess of par value and unassigned surplus) of $100,000 each. As of December 31, 1994 and 1993 American's statutory capital and surplus was $87,521,204 and $87,146,052, respectively. Statutory net income (loss) for the years 1994, 1993 and 1992 was $4,167,120, ($1,469,786) and
$1,853,297, respectively.

     In connection with the original establishment of the Interest Maintenance Reserve (IMR), the Commissioner of Insurance of Kansas, the company's domiciliary state, ordered that American prepare its December 31, 1992, NAIC Annual Statement Form to equitably allocate 1992 capital gains and losses, not included in the calculation of the Asset Valuation Reserve (AVR), on other than government securities, fifty

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

(50%) percent to surplus and fifty (50%) percent to IMR, after calculation of the AVR pursuant to the instructions provided by the NAIC. This differs from prescribed statutory accounting practices.

     This permitted accounting practice increased statutory surplus as of December 31, 1992, by $8,167,587. Gains and losses for years subsequent to 1992 are recorded in accordance with prescribed statutory accounting practices.

     On March 17, 1989, the Board of Directors of the company adopted the 1989 Nonqualified Stock Option Plan. The options granted under the 1989 Nonqualified Plan will cover the same number of shares and have the same exercise price as the cancelled options, and none of such options may be exercised beyond ten years from the original date of grant of the cancelled option. A total of 859,837 options to acquire common stock are outstanding under the 1989 Nonqualified Plan.

     The 1989 Nonqualified Plan is administered by the Board of Directors and officers of the company and its subsidiaries. The terms of the options, including the number of shares, and the exercise price are subject to the sole discretion of the Board of Directors.

     Changes during the years were as follows:

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                           1994            1993            1992
                                                       ------------    ------------    ------------
Options outstanding, beginning of year..............        816,107         757,340         797,632
Options granted.....................................         95,000         413,000          81,574
Options exercised...................................        (22,200)       (227,561)        (58,264)
Options expired.....................................        (29,070)       (126,659)        (63,602)
Options cancelled...................................             --             (13)             --
Options outstanding, end of year....................        859,837         816,107         757,340
Outstanding options exercisable at end of year......        764,837         403,107         675,766
Options reserved for future grants at end of year...        132,247         145,677           3,802
Option prices per share:
  Exercised, during the year........................   $5.31-$ 7.50    $4.84-$ 9.60    $       5.31
  Outstanding, end of year..........................   $4.84-$12.66    $4.84-$13.75    $4.84-$13.75

     On March 17, 1989, the Board of Directors also adopted the 1989 Stock Appreciation Rights Plan (the SAR Plan) and the 1989 Restricted Stock Plan (the Restricted Stock Plan). The SAR Plan authorized the Board of Directors to grant stock appreciation rights to employees, officers and directors in such amounts and with such exercise prices as it shall determine. No stock appreciation rights granted under the SAR Plan may be exercised more than five years from its date of grant. The SAR Plan authorized a maximum of 125,000 shares to be issued pursuant to stock appreciation rights granted thereunder.

                                                                             FOR THE YEAR ENDED
                                                                             DECEMBER 31, 1994
                                                                             ------------------
                                                                              1994       1993
                                                                             -------    -------
Rights outstanding, beginning of year.....................................    30,000     60,000
Rights granted............................................................        --         --
Rights exercised..........................................................        --    (30,000)
Rights expired............................................................   (30,000)        --
Rights cancelled..........................................................        --         --
                                                                             -------    -------
Rights outstanding, end of year...........................................       -0-     30,000
                                                                             =======    =======
Rights reserved for future grants.........................................     5,000      5,000
                                                                             =======    =======

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     The company recorded compensation expense relating to stock appreciation rights of $-0-, $1,875 and $121,875, for the years ended December 31, 1994, 1993, and 1992, respectively.

     The Restricted Stock Plan authorizes the Board of Directors to make restricted stock awards to employees, officers and directors in such amounts as it shall determine. The stock issued pursuant to such awards is subject to restrictions on transferability for a period of five years. Such stock is subject to a five-year vesting schedule, and the company is required to repurchase all vested stock from a grantee if such grantee's employment with the company is terminated prior to the lapse of the transfer restrictions. The Restricted Stock Plan authorizes a maximum of 125,000 shares to be issued thereunder. No restricted stock awards have been granted pursuant to the Restricted Stock Plan.

     In conjunction with its bank borrowing, the company issued ten-year warrants to purchase a total of 170,002 shares of its common stock as summarized in the following table:

                    WARRANT                ISSUE         NUMBER        EXERCISE      EXPIRATION
                    HOLDER                  DATE        OF SHARES       PRICE           DATE
        -------------------------------   --------      ---------      --------      ----------
        Morgan Guaranty................   12/08/88        75,000       $ 3.9688        12/09/98
                                          04/30/92        95,002         6.3855        05/01/02
                                                         -------
                                                         170,002
                                                         =======

9. STOCKHOLDERS' RIGHTS PLAN:

     On June 30, 1994, the company's Board of Directors voted to repeal the 1988 Stockholders' Rights Plan and set the close of business on July 22, 1994 as the record date for the payment of the one cent per share redemption price. Stockholders of record were paid on August 8, 1994, in full redemption of the rights under the plan. The total amount to redeem the rights was $101,432.

10. INCOME FROM DISPOSAL OF PRIVATE PLACEMENT SECURITIES:

     Income from disposal of private placement securities was $5.8 million in 1992. During 1988, 1989, and 1990, American purchase private placement securities believed to have a quality rating equivalent to "BBB" by S&P. In 1992, the company engaged an independent firm to review the private placement portfolio. That review determined those securities would have been rated "BB" -- "B" if they had been rated by S&P when issued and that the total market value of the securities at the time of the report was approximately $5.8 million less than the par value of those securities. On September 21, 1992, an affiliate of the placement agent agreed to purchase the bonds at their par value, which approximated the company's cost. Several of these bonds had been written down in an amount totalling $2.1 million during 1990, 1991 and 1992 when declines in value were considered to be other than temporary. The effect on 1992 operations of this transaction was a net investment loss of $4.3 million representing the difference between the market value at the time of the sale and the GAAP book carrying value of the securities, and $5.8 million of income from the disposal of private placement securities, representing the amount received in excess of market value. There were no similar transactions in 1994 or 1993.

11. OTHER REVENUE:

     Effective December 1, 1989, the company entered into a coinsurance agreement with Employers Reassurance Corporation (ERC) which reinsured 90% of the risk on the company's block of SPWL policies written prior to 1989. The agreement provides that ERC assumes 90% of all risks associated with each policy in the block. These policies continue to be administered by American. In return, American receives an

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

administrative allowance of $31.50 per policy per year. The total allowance received in 1994, 1993 and 1992 was $129,972, $136,912 and $143,370,
respectively.

     During 1993 and 1992, the company received amounts of $51,000 and $472,000, respectively representing recoveries of amounts paid during 1991 as a result of the settlement of legal claims which resulted from agent fraud.

12. INCOME TAXES:

     The provision for income taxes charged to operations was as follows:

                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                         1994     1993      1992
                                                                        ------    -----    ------
                                                                             (000'S OMITTED)
Current income tax expense...........................................   $4,943    4,477     2,523
Deferred income tax expense (benefit)................................      650    4,087    (2,405)
                                                                        ------    -----    ------
Total income tax expense (benefit)...................................   $5,593    8,564       118
                                                                        ======    =====    ======

     The net deferred tax asset was comprised of the following:

                                                                            FOR THE YEAR ENDED
                                                                               DECEMBER 31,
                                                                            -------------------
                                                                              1994       1993
                                                                            --------    -------
                                                                              (000'S OMITTED)
Gross deferred tax assets:
  Investments............................................................   $  7,178      2,359
  Accrued investment income..............................................         --         10
  Property and equipment.................................................        341        107
  Other assets...........................................................         11          2
  Reserves for future policy benefits....................................    107,448    101,816
  Accrued expenses and other liabilities.................................      1,828      1,943
                                                                            --------    -------
                                                                             116,806    106,237
                                                                            --------    -------
Gross deferred tax liabilities:
  Investments............................................................   $  1,011      2,299
  Accounts receivable....................................................     51,940     51,098
  Accrued investment income..............................................        193         --
  Deferred policy acquisition costs......................................     49,653     41,807
  Policy and contract claims.............................................        279        101
                                                                            --------    -------
                                                                             103,076     95,305
                                                                            --------    -------
                                                                              13,730     10,932
Less valuation allowance.................................................     (2,594)    (2,310)
                                                                            --------    -------
Net deferred tax asset...................................................   $ 11,136      8,622
                                                                            ========    =======

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

     The Company's net deferred tax asset consists of amounts that represent both ordinary tax deductions and capital losses in future tax returns and includes a valuation allowance as it is more likely than not that a portion of the net deferred tax asset will not be realized. The inability to offset ordinary income with capital losses and uncertainty as to the timing of future losses and the ability to carry those losses back against prior income has resulted in the company establishing a valuation allowance against its net deferred tax asset.

     The actual tax expense (benefit) for each year differs from the "expected" tax expense (computed by applying the Federal tax rate of 35% to earnings before income taxes) as follows:

                                                                           FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                         1994     1993      1992
                                                                        ------    -----    ------
                                                                             (000'S OMITTED)
Expected tax expense.................................................   $6,750    9,091     5,873
State income tax.....................................................      254      201        45
Tax exempt municipal bond interest and dividends received
  deductions.........................................................       --       --        (2)
Capital loss carryforward............................................       --       --    (6,130)
Book/tax capital difference on bond dispositions.....................       --       --      (225)
Operating loss carryforward not tax effected.........................       --       --        --
Stock options exercised..............................................       --       --       (92)
Change in valuation allowance on future deductions...................     (153)    (470)    1,238
Change in valuation allowance on capital loss temporary
  differences........................................................     (597)    (555)     (638)
Change in expected tax rate on future deductions.....................     (321)      --        --
Change in other net temporary differences, not previously tax
  effected...........................................................     (340)     297        49
                                                                        ------    -----    ------
Actual income tax expense (benefit)..................................   $5,593    8,564       118
                                                                        ======    =====    ======

     Deferred income taxes are provided for the tax effects of transactions that are reported in different periods for financial reporting and tax return purposes. The primary components of the deferred income tax provision are as follows:

                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                      ---------------------------
                                                                       1994       1993      1992
                                                                      -------    ------    ------
                                                                            (000'S OMITTED)
Investments........................................................   $  (692)      938    (2,545)
Accounts receivable................................................       842     4,447     1,531
Accrued investment income..........................................       204       (10)       --
Deferred policy acquisition costs..................................     6,629     2,488    (1,776)
Property and equipment.............................................      (234)     (107)       --
Other assets.......................................................        (9)       (1)       --
Future policy benefits.............................................    (5,632)   (2,485)   (1,893)
Policy and contract claims.........................................       178        --        32
Accrued expenses and other liabilities.............................       114      (440)     (807)
Operating loss carryforward........................................        --       282      (282)
Valuation allowance on future deductions and capital loss
  differences......................................................      (750)   (1,025)    3,335
                                                                      -------    ------    ------
Deferred income tax expense (benefit)..............................   $   650     4,087    (2,405)
                                                                      =======    ======    ======

     As of December 31, 1994, the company had no capital loss carryforwards available to offset future realized investment gains.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 -- (CONTINUED)

13. COMMITMENTS AND CONTINGENCIES:

     The company's insurance subsidiary is subject to state guaranty association assessments in all states in which it is admitted. Generally these associations guarantee specified amounts payable to residents of the state under policies issued by insolvent insurers. Most state laws permit assessments or some portion thereof to be credited against future premium taxes. Charges (credits) relating to guaranty fund assessments impacted 1994, 1993 and 1992 income before taxes by approximately $(368,000), $1,594,000 and $1,834,000, respectively. The company expects that further changes to income may be required in the future and will record such amounts when they become known.

14. QUARTERLY RESULTS (UNAUDITED):

     The company's quarterly results are set forth in the following table:

                                                                          1994 QUARTER ENDED
                                                              ------------------------------------------
                                                              MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                                              --------    -------    --------    -------
                                                                (000'S OMITTED, EXCEPT PER SHARE DATA)
Total revenue..............................................   $37,491      35,954     37,519      38,188
                                                              =======      ======     ======      ======
Earnings before income taxes...............................   $ 5,412       3,771      4,833       5,270
Income tax expenses........................................     1,840       1,282      1,628         843
                                                              -------      ------     ------      ------
Net earnings...............................................   $ 3,572       2,489      3,205       4,427
                                                              =======      ======     ======      ======
Per share of common stock:
Primary:
  Net earnings.............................................   $   .34         .24        .31         .43
                                                              =======      ======     ======      ======
Fully diluted:
  Net earnings.............................................   $   .34         .24        .31         .43
                                                              =======      ======     ======      ======

                                                                          1993 QUARTER ENDED
                                                              ------------------------------------------
                                                              MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                                              --------    -------    --------    -------
Total revenue..............................................   $45,927      39,359     38,336      38,901
                                                              =======      ======     ======      ======
Earnings before income taxes and extraordinary item........   $ 7,843       5,163      6,990       6,743
Income tax expense.........................................     2,353       1,549      2,497       2,149
                                                              -------      ------     ------      ------
Net earnings before extraordinary item.....................     5,490       3,614      4,493       4,594
Extraordinary item.........................................        --          --         --        (213)
                                                              -------      ------     ------      ------
Net earnings...............................................   $ 5,490       3,614      4,493       4,381
                                                              =======      ======     ======      ======
Per share of common stock:
Primary:
  Net earnings before extraordinary item...................   $   .84         .55        .69         .57
  Extraordinary item.......................................        --          --         --        (.03)
                                                              -------      ------     ------      ------
  Net earnings.............................................   $   .84         .55        .69         .54
                                                              =======      ======     ======      ======
Fully diluted:
  Net earnings before extraordinary item...................   $   .78         .52        .65         .54
  Extraordinary item.......................................        --          --         --        (.02)
                                                              -------      ------     ------      ------
  Net earnings.............................................   $   .78         .52        .65         .52
                                                              =======      ======     ======      ======

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

                                                                               1995         1994
                                                                            ----------    ---------
                                                                                  (UNAUDITED)
                                                                                (000'S OMITTED)
                                 ASSETS
Investments:
  Debt securities:
    Bonds:
       Held-to-maturity (market $1,206,446 and $1,145,692)...............   $1,184,634    1,237,185
       Available-for-sale (cost $752,253 and $621,138)...................      781,259      607,046
                                                                            ----------    ---------
                                                                             1,965,893    1,844,231
                                                                            ----------    ---------
  Equity Securities, available-for-sale:
    Common stock (cost $557 and $2,124)..................................          882        2,325
    Preferred stock (cost $4,704 and $45)................................        4,761           31
                                                                            ----------    ---------
                                                                                 5,643        2,356
                                                                            ----------    ---------
  Other long-term investments............................................       41,694       58,773
  Short-term investments.................................................          460          520
                                                                            ----------    ---------
                                                                             2,013,690    1,905,880
  Less allowance for credit losses.......................................       (1,580)      (2,231)
                                                                            ----------    ---------
       Total investments.................................................    2,012,110    1,903,649
                                                                            ----------    ---------
Cash and cash equivalents................................................       16,708       10,621
Accounts receivable (net of allowance for uncollectible accounts of $267
  and $227)..............................................................        1,084        2,310
Amounts receivable under reinsurance agreements..........................      146,218      149,656
Amounts receivable on securities settlements in process..................        3,789          905
Accrued investment income................................................       28,632       29,296
Deferred policy acquisition costs........................................      155,047      148,871
Deferred income taxes....................................................           --       11,136
Other assets.............................................................        4,549        3,577
                                                                            ----------    ---------
       Total assets......................................................   $2,368,137    2,260,021
                                                                            ==========    =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Policy liabilities:
    Future policy benefits...............................................   $2,209,756    2,148,763
    Other policy liabilities.............................................        4,965        2,983
                                                                            ----------    ---------
                                                                             2,214,721    2,151,746
  Amounts due on securities settlements in process.......................        7,565          274
  Deferred income taxes..................................................        4,306           --
  Accrued expenses and other liabilities.................................        4,197        3,805
                                                                            ----------    ---------
       Total liabilities.................................................    2,230,789    2,155,825
                                                                            ----------    ---------
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1.00 par value, authorized - 2,000,000 shares..........           --           --
Common stock, no par value, authorized 25,000,000 shares; issued
  10,135,175 shares in 1995 and 10,034,742 shares in 1994................       12,897       12,769
Paid in capital..........................................................       64,250       63,499
Unrealized investment gains (losses) (net of deferred policy acquisition cost amortization expense (benefit) of $7,347 and $(3,476) and deferred
  income tax expense (benefit) of $7,715 and $(2,616)....................       14,327       (7,813)
Retained earnings........................................................       49,009       38,876
                                                                            ----------    ---------
                                                                               140,483      107,331
Less leveraged employee stock ownership trust (LESOP)....................       (3,135)      (3,135)
                                                                            ----------    ---------
       Total stockholders' equity........................................      137,348      104,196
                                                                            ----------    ---------
       Total liabilities and stockholders' equity........................   $2,368,137    2,260,021
                                                                            ==========    =========

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EARNINGS
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                                                         1995            1994
                                                                       --------         -------
                                                                           (000'S OMITTED,
                                                                        EXCEPT PER SHARE DATA)
                                                                             (UNAUDITED)
Revenue:
  Insurance premiums and policy changes.............................   $  6,554           4,831
  Net investment income.............................................    114,724         105,361
  Net investment gains (losses).....................................       (993)            328
  Other revenue.....................................................        683             443
                                                                        -------          ------
          Total revenue.............................................    120,968         110,963
                                                                        -------          ------
Benefits and expenses:
  Benefits, claims and interest credited to policyholders...........     88,588          83,198
  Amortization of deferred policy acquisition costs.................      8,085           7,524
  General insurance expenses........................................      6,315           5,301
  Premium and other taxes, licenses and fees........................      1,256             682
  Other expenses....................................................        214             176
                                                                        -------          ------
          Total benefits and expenses...............................    104,458          96,881
                                                                        -------          ------
Operating earnings..................................................     16,510          14,082
Income tax expense..................................................      5,617           4,816
                                                                        -------          ------
Net earnings........................................................   $ 10,893           9,266
                                                                        =======          ======
Earnings per share of common stock:
  Primary:
     Net earnings...................................................   $   1.05             .90
                                                                        =======          ======
  Fully diluted:
     Net earnings...................................................   $   1.05             .89
                                                                        =======          ======
Average share outstanding:
  Primary...........................................................     10,330          10,352
  Fully diluted.....................................................     10,378          10,358

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                (000'S OMITTED, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                       UNREALIZED
                                                       INVESTMENT
                                   COMMON    PAID-IN     GAINS      RETAINED   TREASURY
                                    STOCK    CAPITAL    (LOSSES)    EARINGS     STOCK     LESOP     TOTAL
                                   -------   -------   ----------   --------   --------   ------   --------
Balance as of January 1, 1994..... $12,907    64,612       1,064     25,183         --    (3,421)  $100,345
Net earnings......................      --        --          --     13,693         --        --     13,693
Cumulative effect of adoption of
  SFAS 115........................      --        --      19,613         --         --        --     19,613
Increase in unrealized investment
  losses..........................      --        --     (28,490)        --         --        --    (28,490)
Remaining offering costs..........      --      (135)         --         --         --        --       (135)
Redemption of stockholders rights
  plan............................      --      (101)         --         --         --        --       (101)
Issuance of common stock: upon
  exercise of options.............      28       133          --         --         --        --        161
Tax effect of option exercises....      --        10          --         --         --        --         10
Purchase of treasury shares.......      --        --          --         --     (1,186)       --     (1,186)
Retirement of treasury stock......    (166)   (1,020)         --         --      1,186        --          0
Allocation of LESOP shares........      --        --          --         --         --       286        286
                                   -------    ------     -------     ------     ------    ------   --------
Balance as of December 31, 1994...  12,769    63,499      (7,813)    38,876         --    (3,135)   104,196
Net earnings......................      --        --          --     10,893         --        --     10,893
Decrease in unrealized investment
  losses..........................      --        --      22,140         --         --        --     22,140
Cash dividends to stockholders
  ($.075 cents per share on common
  stock)..........................      --        --          --       (760)        --        --       (760)
Issuance of common stock: upon
  exercise of options.............     128       634          --         --         --        --        762
Tax effect of option exercises....      --       117          --         --         --        --        117
                                   -------    ------     -------     ------     ------    ------   --------
Balance September 30, 1995........ $12,897    64,250      14,327     49,009         --    (3,135)  $137,348
                                   =======    ======     =======     ======     ======    ======   ========

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                                                                      1995         1994
                                                                                    ---------    --------
                                                                                         (UNAUDITED)
                                                                                       (000'S OMITTED)
Operating Activities:
  Net earnings...................................................................   $  10,893       9,266
  Adjustments to reconcile net earnings to net cash provided by (used in)
    operating activities:
    Interest credited to policyholders...........................................      90,145      84,935
    Amortization of (discounts) premiums on debt securities, net.................        (755)     (2,062)
    Amortization of deferred policy acquisition costs............................       8,085       7,524
    Net investment (gains) losses................................................         993        (328)
    Accrued investment income....................................................         664        (533)
    Deferred income taxes........................................................       5,111        (486)
    Other, net...................................................................       2,233      (1,149)
                                                                                    ---------    ---------
      Net cash provided by operating activities..................................     117,369      97,167
                                                                                    ---------    ---------
Investing Activities:
  Purchases of Securities:
    Held-to-maturity.............................................................      (5,118)   (236,642)
    Available-for-sale...........................................................    (232,752)   (274,764)
  Proceeds from sale of securities:
    Held-to-maturity.............................................................          --       8,302
    Available-for-sale...........................................................      72,830     277,441
  Proceeds from maturity or redemption of securities:
    Held-to-maturity.............................................................      26,303      32,098
    Available-for-sale...........................................................      56,193      72,448
  Other long-term investments, net...............................................      17,067      (4,120)
  Short-term investments, net....................................................          60       1,287
  Capitalization of deferred policy acquisition costs............................     (25,085)    (19,517)
  Other, net.....................................................................      (1,218)       (385)
                                                                                    ---------    ---------
      Net cash used in investing activities......................................     (91,720)   (143,852)
                                                                                    ---------    ---------
Financing Activities:
  Premiums received..............................................................     256,815     206,889
  Surrender and death benefits paid..............................................    (290,210)   (181,223)
  Surrender and risk charges collected...........................................       5,274       4,199
  Securities settlements in process..............................................       4,407       2,811
  Cash dividends to stockholders.................................................        (760)         --
  Issuance of common stock.......................................................         762         (64)
  Other, net.....................................................................       4,150       1,426
                                                                                    ---------    ---------
      Net cash provided by (used in) financing activities........................     (19,562)     34,038
                                                                                    ---------    ---------
Increase (Decrease) in Cash and Cash Equivalents.................................       6,087     (12,647)
Cash and Cash Equivalents:
  Beginning of year..............................................................      10,621      21,782
                                                                                    ---------    ---------
  End of year....................................................................   $  16,708       9,135
                                                                                    =========    =========
Supplemental schedule of cash flow information:
Income tax payments..............................................................   $  (1,332)      5,305
                                                                                    =========    =========
Interest payments................................................................   $       0           0
                                                                                    =========    =========
Change in net unrealized investment gains (losses) on available-for-sale
  securities.....................................................................   $  43,294      (2,166)
Less: Associated (increase) reduction in amortization of deferred policy
  acquisition costs..............................................................     (10,823)       (387)
  Deferred income tax (expense) benefit..........................................     (10,331)        877
                                                                                    ---------    ---------
  Net change in net unrealized gains (losses) on available-for-sale securities...   $  22,140      (1,676)
                                                                                    =========    =========

                See notes to consolidated financial statements.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of AmVestors and its wholly-owned subsidiaries, American Investors Life Insurance Company, Inc. (American), American Investors Sales Group, Inc. (American Sales), AmVestors Investment Group, Inc. (AIG) and Omni-Tech Medical, Inc. (Omni-Tech), (collectively the company). All significant inter-company accounts and transactions have been eliminated.

     B. ACCOUNTING PRINCIPLES AND PRACTICES:

     The accompanying unaudited consolidated financial statements have been prepared on the basis of generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants. In the opinion of the company, the consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 1995 and the results of earnings and the statements of cash flow for the nine month periods ended September 30, 1995 and 1994.

     C. INVESTMENTS:

     Debt securities held-to-maturity are carried at amortized cost, except that those securities with an other than temporary impairment in value are carried at estimated net realizable value. Debt securities available-for-sale are carried at the estimated market value, with any unrealized gains or losses recorded in stockholders' equity.

     Investments are reviewed on each balance sheet date to determine if they are impaired. In determining whether an investment is impaired, the company considers whether the decline in market value at the balance sheet date is an other than temporary decline; if so, then the investment's carrying value is reduced to a new cost basis which represents estimated net realizable value. The decline in value is reported as a realized loss, and a recovery from the new cost basis is recognized as a realized gain only at sale.

     The estimates of net realizable value are based on information obtained from published financial information provided by issuers, independent sources such as broker dealers or the company's independent investment advisors. Such amounts represent an estimate of the consideration to be received in the future, when the defaulted company's debt is settled through the sale of their assets or the restructuring of their debt. These estimates do not represent the discounted present value of these future considerations.

     An allowance for credit losses has been recorded to reduce total investments by charging investment losses. The recorded allowance reflects management's estimate of losses existing in the company's invested assets, which may occur in the future due to conditions unknown to management at this time. Management periodically reviews the adequacy of the allowance for credit losses. As credit losses are realized, they are charged against the allowance.

     Investments in common stock and non-redeemable preferred stock are carried at market.

     The cost of securities sold is determined on the identified certificate basis.

     Other long-term investments include policy loans and mortgage loans on real estate which are carried at cost less principal payments since date of acquisition, and certain partnership investments which are carried at an amount equal to the company's share of the partnerships' estimated market value with any unrealized gains or losses recorded in net investment income.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     D. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Estimated fair value amounts have been determined by the company using available market information and appropriate valuation methodologies. Due to the fact that considerable judgment is required to interpret market data to develop the estimates of fair value, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

     The carrying values and estimated fair values of the company's financial instruments as of September 30, 1995, and December 31, 1994, were as follows:

                                                             1995                       1994
                                                    -----------------------    ----------------------
                                                     CARRYING       FAIR       CARRYING       FAIR
                                                      VALUE         VALUE        VALUE        VALUE
                                                    ----------    ---------    ---------    ---------
                                                                     (000'S OMITTED)
Assets:
  Debt securities................................   $1,965,893    1,987,705    1,947,873    1,844,231
  Equity securities..............................        5,643        5,643        2,356        2,356
  Other long-term investments....................       41,694       41,726       58,773       58,536
  Short-term investments.........................          460          460          520          520
  Cash and cash equivalents......................       16,708       16,708       10,621       10,621
  Accounts receivable on securities settlements
     in process..................................        3,789        3,789          905          905
  Accounts receivable and accrued investment
     income......................................       29,716       29,716       31,606       31,606
Liabilities:
  Future policy benefits -- investment
     contracts...................................    1,974,495    1,855,570    1,917,066    1,799,090
  Other policy liabilities.......................        4,965        4,965        2,983        2,983
  Amounts due on securities settlements in
     process.....................................        7,565        7,565          274          274
  Accrued expenses and other liabilities.........        4,197        4,197        3,805        3,805

     Debt securities -- Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Equity securities -- Fair value equals the carrying value as these securities are carried at quoted market value.

     Other long-term investments -- For certain homogeneous categories of mortgage loans, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. Fair value of policy loans and other long-term investments is estimated to approximate the assets' carrying value.

     Short-term investments and cash and cash equivalents -- The carrying amounts reported in the balance sheet approximate the assets' fair value.

     Amounts receivable on securities settlements in process -- The carrying amount reported in the balance sheet approximates the fair value of this asset.

     Accounts receivable and accrued investment income -- The carrying amounts reported in the balance sheet for these assets approximates fair value.

     Future policy benefits for investment contracts -- The fair values for deferred annuities were estimated to be the amount payable on demand at the reporting date as those investment contracts have no defined maturity and are similar to a deposit liability. The amount payable at the reporting date was calculated as the account balance less any applicable surrender charges.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     Other policy liabilities -- The carrying amount reported in the balance sheet approximates the fair value of these liabilities.

     Amounts due on securities settlements in process -- The carrying amount reported in the balance sheet approximates the fair value of this liability.

     Accrued expenses and other liabilities -- The carrying amount reported in the balance sheet approximates the fair value of these liabilities.

     The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

     E. DEFERRED POLICY ACQUISITION COSTS:

     The costs of acquiring new business (primarily commissions and policy expenses), which vary with and are directly related to the production of new business, have been deferred. The deferred costs related to investment-type deferred annuity contracts are amortized in relation to the incidence of expected gross profits over the expected life of the policies. For single premium life insurance, deferred policy acquisition costs are amortized over the life of the policies, but not more than 20 years for policies issued before January 1, 1987, and not more than 30 years for policies issued after December 31, 1986, based on the expected gross profits for the amortization periods. The deferred costs related to traditional life contracts are amortized over the premium paying period for the related policies using the same actuarial assumptions as to interest, mortality and withdrawals as are used to calculate the reserves for future benefits.

     Determination of expected gross profits includes management's best estimate of certain elements over the life of the contracts, including anticipated excess investment income, surrender charge revenues and mortality charge revenues (single premium life insurance). Estimates of expected gross profits used as a basis for amortization are evaluated regularly by management, and the total amortization recorded to date is adjusted by a charge or credit to the statement of earnings if actual experience indicates that the estimates should be revised.

     Net investment gains (losses) will result in the company experiencing investment margins greater than or less than those estimated. As a result of losses experienced during the first nine months of 1995, amortization of deferred policy acquisition costs was reduced by $229,637. Gains experienced during the same period of 1994 resulted in additional amortization of $78,480. The amount charged off is based on actual gross profits earned to date, in relation to total gross profits expected to be earned over the life of the related contracts.

     Estimates of the expected gross profits to be realized in future years include the anticipated yield on investments. Deferred policy acquisition costs will be adjusted in the future based on actual investment income earned.

     F. FUTURE POLICY BENEFITS:

     Liabilities for future policy benefits under life insurance policies, other than single premium life insurance, have been computed by the net level premium method based upon estimated future policy benefits (excluding participating dividends), investment yield, mortality and withdrawals giving recognition to risk of adverse deviation. Interest rates range from 4 1/2% to 10 1/2% depending on the year of issue, with mortality and withdrawal assumptions based on company and industry experience prevailing at the time of issue.

     For single premium life insurance and single premium annuities, the future policy benefits are equal to the accumulation of the single premiums at the credited rate of interest and for single premium whole life, less any mortality charges.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     G. PARTICIPATING POLICIES:

     The company issued participating policies in past years on which dividends are paid to policyholders as determined annually by the Board of Directors. The amount of dividends declared but undistributed is included in other liabilities. Policy benefit reserves do not include a provision for estimated future participating dividends.

     H. DEPRECIATION:

     The home office buildings are depreciated on the straight-line basis over estimated lives of 40 years. Other depreciation is provided on the straight-line basis over useful lives ranging from 5 to 8 years.

     I. INCOME TAXES:

     The company and its subsidiaries prepare and file their income tax returns on a consolidated basis.

     The company provides for the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been reported in the financial statements on the liability method.

     J. EARNINGS PER SHARE:

     Primary earnings per share of common stock are computed by dividing net earnings by the sum of the weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options and warrants calculated using the treasury stock method.

     K. CONSOLIDATED STATEMENTS OF CASH FLOWS:

     For purposes of reporting cash flows, cash and cash equivalents includes cash and money market accounts.

     L. NEW ACCOUNTING STANDARDS:

     Effective January 1, 1995, the company adopted the provisions of SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." This Statement requires disclosure about the amount, nature, and terms of derivative financial instruments. Since the company has no derivative financial instruments as defined in the Statement, the adoption of this accounting standard did not result in any additional financial statement disclosure.

     M. RECLASSIFICATION:

     Certain reclassifications have been made to conform the September 30, 1994 and December 31, 1994 financial statements to the September 30, 1995 presentation.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

2. INVESTMENTS:

     A summary of investment income is as follows:

                                                                              FOR THE PERIOD
                                                                            ENDED SEPTEMBER 30,
                                                                            -------------------
                                                                              1995       1994
                                                                            --------    -------
                                                                              (000'S OMITTED)
Debt securities..........................................................   $109,827    105,999
Equity securities........................................................         70         38
Other long-term investments..............................................      5,258         69
Short-term investments...................................................      1,173        642
                                                                             -------    -------
                                                                             116,328    106,748
Less investment expenses.................................................      1,604      1,387
                                                                             -------    -------
Net investment income....................................................   $114,724    105,361
                                                                             =======    =======
Net investment gains (losses):
  Debt securities........................................................   $ (1,119)      (252)
  Equity securities......................................................        475        580
  Increase in allowance for credit losses................................       (325)        --
  Other..................................................................        (24)        --
                                                                             -------    -------
Net investment gains (losses)............................................   $   (993)       328
                                                                             =======    =======

     Certain limited partnership investments are included in income from other long-term investments. These funds (commonly referred to as hedge funds) are managed by outside investment advisors. The investment guidelines of these partnerships provide for a broad range of investment alternatives, including stocks, bonds, futures, options, commodities, and various other financial instruments. These investments were purchased with the strategy that yields in excess of the S&P 500 Index may be obtained. The partnerships are carried at an amount equal to the company's share of the partnerships' estimated market value with related unrealized gains and losses recorded in net investment income. In accordance with the permitted guidelines, the investments purchased by these partnerships may experience greater than normal volatility which could materially affect the company's earnings for any given period.

     The maturity of the company's debt and equity securities portfolio as of June 30, 1995 was as follows:

                                                          HELD-TO-MATURITY         AVAILABLE-FOR-SALE
                                                       -----------------------    --------------------
                                                                     ESTIMATED               ESTIMATED
                                                          BOOK        MARKET       BOOK       MARKET
                                                         VALUE         VALUE       VALUE       VALUE
                                                       ----------    ---------    -------    ---------
                                                                       (000'S OMITTED)
                                                                  AS OF SEPTEMBER 30, 1995
Debt securities:
  One year or less..................................   $    6,499        6,580     25,457      24,011
  Two years through five years......................      251,640      256,462    178,267     182,753
  Six years through ten years.......................      821,049      837,594    415,375     436,531
  Eleven years and after............................      105,446      105,810    133,154     137,964
                                                       ----------    ---------    -------     -------
                                                        1,184,634    1,206,446    752,253     781,259
  Equity securities.................................           --           --      5,261       5,643
                                                       ----------    ---------    -------     -------
                                                       $1,184,634    1,206,446    757,514     786,902
                                                       ==========    =========    =======     =======

     These tables include mortgage-backed securities based on the estimated cash flows of the underlying mortgages.

     As used in the above table and elsewhere in this report, book value is defined as amortized cost, including adjustments for any other than temporary dimunitions in value, prior to any market value adjustments.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     The book value, estimated market value and unrealized market gains and losses of debt and equity securities as of June 30, 1995, and December 31, 1994, were as follows:

                                                       BOOK      UNREALIZED   UNREALIZED    ESTIMATED
                                                      VALUE        GAINS        LOSSES     MARKET VALUE
                                                    ----------   ----------   ----------   ------------
                                                                      (000'S OMITTED)
SEPTEMBER 30, 1995
Bonds held-to-maturity:
  Corporate debt obligations
     Investment grade.............................  $  771,556     20,595         8,501        783,650
     High-yield...................................     101,790      3,381         1,272        103,899
                                                    ----------     ------       -------       --------
                                                       873,346     23,976         9,773        887,549
  U.S. Treasury obligations.......................       8,298        277           100          8,475
  Mortgage-backed securities......................     302,990      8,151           719        310,422
                                                    ----------     ------       -------       --------
  Bonds held-to-maturity..........................   1,184,634     32,404        10,592      1,206,446
                                                    ----------     ------       -------       --------
Bonds available for sale:
  Corporate debt obligations
     Investment grade.............................     323,906     18,111           137        341,880
     High-yield...................................      40,670        421           958         40,133
                                                    ----------     ------       -------       --------
                                                       364,576     18,532         1,095        382,013
  U.S. Treasury obligations.......................      44,362         21           124         44,259
  Mortgage-backed securities......................     343,315     13,266         1,594        354,987
                                                    ----------     ------       -------       --------
  Bonds available-for-sale........................     752,253     31,819         2,813        781,259
                                                    ----------     ------       -------       --------
  Total bonds.....................................   1,936,887     64,223        13,405      1,987,705
Equity securities available-for-sale..............       5,261        713           331          5,643
                                                    ----------     ------       -------       --------
                                                    $1,942,148     64,936        13,736      1,993,348
                                                    ==========     ======       =======       ========
DECEMBER 31, 1994
Bonds held-to-maturity
  Corporate debt obligations
     Investment grade.............................  $  792,746      1,160        62,907        730,999
     High-yield...................................     135,698        108         9,267        126,539
                                                    ----------     ------       -------       --------
                                                       928,444      1,268        72,174        857,538
  U.S. Treasury obligations.......................       3,618         --           319          3,299
  Mortgage-backed securities......................     305,123          1        20,269        284,855
                                                    ----------     ------       -------       --------
  Bonds held-to-maturity..........................   1,237,185      1,269        92,762      1,145,692
                                                    ----------     ------       -------       --------
Bonds available-for-sale:
  Corporate debt obligations
     Investment grade.............................     253,055      1,005         5,633        248,427
     High-yield...................................       1,218         --             8          1,210
                                                    ----------     ------       -------       --------
                                                       254,273      1,005         5,641        249,637
  Mortgage-backed securities......................     366,865        590        10,046        357,409
                                                    ----------     ------       -------       --------
  Bonds available-for-sale........................     621,138      1,595        15,687        607,046
                                                    ----------     ------       -------       --------
  Total bonds.....................................   1,858,323      2,864       108,449      1,752,738
Equity securities available-for-sale..............       2,169        417           230          2,356
                                                    ----------     ------       -------       --------
                                                    $1,860,492      3,281       108,679      1,755,094
                                                    ==========     ======       =======       ========

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     The preceding table includes the carrying value and estimated market value of debt securities which the company has determined to be impaired (other than temporary decline in value) as follows:

                                                                    ACCUMULATED    CARRYING     ESTIMATED
                                                   ORIGINAL COST    WRITE DOWNS     VALUE      MARKET VALUE
                                                   -------------    -----------    --------    ------------
                                                                       (000'S OMITTED)
September 30, 1995..............................      $ 7,545          7,545            --            --
December 31, 1994...............................      $ 9,535          7,814         1,721         1,721

     The company defines high-yield securities as those corporate debt obligations rated below investment grade by Standard & Poor's and Moody's or, if unrated, those that meet the objective criteria developed by the company's independent investment advisory firm. Management believes that the return on high-yield securities adequately compensates the company for additional credit and liquidity risks that characterize such investments. In some cases, the ultimate collection of principal and timely receipt of interest is dependent upon the issuer attaining improved operating results, selling assets or obtaining financing.

     The book value, estimated market value and unrealized market gains and losses by type of mortgage-backed security as of June 30, 1995, and December 31, 1994 were as follows:

                                                                                                 ESTIMATED
                                                                     UNREALIZED    UNREALIZED     MARKET
                                                       BOOK VALUE      GAINS         LOSSES        VALUE
                                                       ----------    ----------    ----------    ---------
                                                                         (000'S OMITTED)
SEPTEMBER 30, 1995
Government agency mortgage-backed securities:
  Planned amortization classes......................    $ 75,647          650            --        76,297
  Targeted amortization classes and accretion
     directed classes...............................       7,796          242            --         8,038
  Pass-throughs.....................................          33            3            --            36
                                                        --------       ------         -----       -------
Total government agency mortgage-backed
  securities........................................      83,476          895            --        84,371
                                                        --------       ------         -----       -------
Government-sponsored enterprise mortgage-backed
  securities:
  Planned amortization classes......................     389,770       16,314           334       405,750
  Sequential classes................................      19,603        1,025            --        20,628
  Pass-throughs.....................................       3,286           12            --         3,298
                                                        --------       ------         -----       -------
Total government-sponsored enterprise
  mortgage-backed securities........................     412,659       17,351           334       429,676
                                                        --------       ------         -----       -------
Other mortgage-backed securities:
  Planned amortization classes......................      19,486          109            --        19,595
  Sequential classes................................     116,442        3,061           385       119,118
  Pass-throughs.....................................          11            1            --            12
  Subordinated classes..............................      14,231           --         1,594        12,637
                                                        --------       ------         -----       -------
  Total other mortgage-backed securities............     150,170        3,171         1,979       151,362
                                                        --------       ------         -----       -------
Total mortgage-backed securities....................    $646,305       21,417         2,313       665,409
                                                        ========       ======         =====       =======

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                                                                                 ESTIMATED
                                                                     UNREALIZED    UNREALIZED     MARKET
                                                       BOOK VALUE      GAINS         LOSSES        VALUE
                                                       ----------    ----------    ----------    ---------
DECEMBER 31, 1994
Government agency mortgage-backed securities:
  Planned amortization classes......................    $ 75,557          12          5,614        69,955
  Targeted amortization classes and accretion
     directed classes...............................       7,729          --            319         7,410
  Pass-throughs.....................................          40           2             --            42
                                                        --------         ---          -----       -------
Total government agency mortgage-backed
  securities........................................      83,326          14          5,933        77,407
                                                        --------         ---          -----       -------
Government sponsored enterprise mortgage-backed
  securities:
  Planned amortization classes......................     410,313         104         15,852       394,565
  Sequential classes................................      19,705          --          1,087        18,618
  Pass-throughs.....................................         299          --              2           297
                                                        --------         ---          -----       -------
Total government sponsored enterprise
  mortgage-backed securities........................     430,317         104         16,941       413,480
                                                        --------         ---          -----       -------
Other mortgage-backed securities:
  Planned amortization classes......................      22,686          22            745        21,963
  Sequential classes................................     125,100         451          5,345       120,206
  Pass-throughs.....................................          13          --             --            13
  Subordinated classes..............................      10,546          --          1,351         9,195
                                                        --------         ---          -----       -------
  Total other mortgage-backed securities............     158,345         473          7,441       151,377
                                                        --------         ---          -----       -------
Total mortgage-backed securities....................    $671,988         591         30,315       642,264
                                                        ========         ===          =====       =======

     Certain mortgage-backed securities are subject to significant prepayment risk. This is due to the fact that in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled, as individuals refinance higher rate mortgages to take advantage of the lower current rates. As a result, holders of mortgage-backed securities may receive large prepayments on their investments which they are unable to reinvest at an interest rate comparable to the rate on the prepaying mortgages. Mortgage-backed pass-through securities and sequential classes, which comprised 21.6% and 21.6% of the carrying value of the company's mortgage-backed securities as of September 30, 1995 and December 31, 1994, respectively, are sensitive to this prepayment risk. A portion of the company's mortgage-backed securities portfolio consists of planned amortization class ("PAC"), targeted amortization class ("TAC") and accretion directed class ("AD") instruments. These securities are designed to amortize in a more predictable manner by shifting the primary risk of prepayment to investors in other tranches (support classes) of the mortgage-backed security. PAC, TAC and AD securities comprised 76.2% and 76.8% of the carrying value of the company's mortgage-backed securities as of September 30, 1995 and December 31, 1994.

     As of September 30, 1995, 76.8% of the company's mortgage-backed securities were issued by either government agencies or government-sponsored enterprises, compared to 76.4% as of December 31, 1994. The credit risk associated with these securities is generally less than other mortgage-backed securities. With the exception of 6 issues, with a carrying value of $20,288,693 as of September 30, 1995, all of the company's investments in other mortgage-backed securities are rated A or better by Standard & Poor's or Moody's.

     The amounts shown as "estimated market" are primarily based on quotations obtained from independent sources such as broker dealers who make markets in similar securities. Unless representative trades of securities actually occur at the balance sheet date, these quotes are generally estimates of market value based on an evaluation of appropriate factors such as institution-size trading in similar securities, yield, credit

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

quality, coupon rate, maturity, type of issue and other market data. Losses are recognized in the period they occur based upon specific review of the securities portfolio and other factors.

     The consideration received on sales of debt and equity securities, carrying value and realized gains and losses on those sales were as follows:

                                                                              FOR THE PERIOD
                                                                            ENDED SEPTEMBER 30,
                                                                            -------------------
                                                                              1995       1994
                                                                            --------    -------
                                                                              (000'S OMITTED)
Consideration received...................................................   $175,505    400,561
Carrying value...........................................................    176,149    400,233
                                                                             -------    -------
  Net investment gains (losses)..........................................   $   (644)       328
                                                                             =======    =======
Investment gains.........................................................   $  1,533      3,388
Investment losses........................................................     (2,177)    (3,060)
                                                                             -------    -------
  Net investment gains (losses)..........................................   $   (644)       328
                                                                             =======    =======

     During 1995, the company transferred bonds of nine issuers from held-to-maturity to available-for-sale based upon a significant deterioration in the issuers' credit worthiness. The book value of these bonds was $30,671,714.

     Included in the above table are 1995 losses of $2,096,881 on the sale of bonds of four issuers which the company had transferred from held-to maturity to available-for-sale.

     The 1994 amounts include bonds of one issuer which the company had classified as held-to-maturity, the sale of which resulted in a loss of $205,526. The decision to sell these bonds was based upon a significant deterioration in the issuers' creditworthiness. The book value of these bonds at the time of sale was $8,507,732.

     Net unrealized gains (losses) on debt securities held-to-maturity, debt securities available-for-sale, equity securities available-for-sale and other long-term investments changed as follows:

                                                                   NET UNREALIZED GAINS (LOSSES)
                                                       -----------------------------------------------------
                                                          DEBT          DEBT         EQUITY
                                                       SECURITIES    SECURITIES    SECURITIES       OTHER
                                                        HELD-TO-     AVAILABLE-    AVAILABLE-     LONG TERM
                                                        MATURITY      FOR-SALE      FOR-SALE     INVESTMENTS
                                                       ----------    ----------    ----------    -----------
                                                                          (000'S OMITTED)
Balance as of January 1, 1994.......................   $   38,331       43,035         282           1,330
1994 Net Change.....................................     (129,824)     (57,127)        (95)         (1,330)
                                                        ---------      -------         ---          ------
Balance as of December 31, 1994.....................      (91,493)     (14,092)        187              --
1995 Net Change.....................................      113,305       43,098         195              --
                                                        ---------      -------         ---          ------
Balance as of September 30, 1995....................   $   21,812       29,006         382              --
                                                        =========      =======         ===          ======

     At September 30, 1995, and December 31, 1994, investments with statutory carrying values of $1,948,676,266 and $1,866,074,033, respectively, were on deposit with various insurance departments. These amounts exceeded the minimum required deposits by $67,474,357 and $66,325,834 as of September 30, 1995, and December 31, 1994, respectively.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

3. OTHER ASSETS:

     Other assets consist of the following:

                                                                       SEPTEMBER 30,    DECEMBER 31,
                                                                           1995             1994
                                                                       -------------    ------------
                                                                              (000'S OMITTED)
Property and equipment at cost:
  Home office building (including land of $352).....................      $ 3,160           2,152
  Furniture and equipment...........................................        3,644           3,464
  Automobiles.......................................................          115             115
                                                                           ------           -----
                                                                            6,919           5,731
Less accumulated depreciation.......................................        3,635           3,336
                                                                           ------           -----
                                                                            3,284           2,395
  Other.............................................................        1,265           1,182
                                                                           ------           -----
                                                                          $ 4,549           3,577
                                                                           ======           =====

4. REINSURANCE:

     The company reinsures portions of insurance it writes. The maximum amount of risk retained by the company on any one life is $150,000.

     A summary of reinsurance data follows (000's Omitted):

                                                                                 CEDED TO
                                                                     GROSS         OTHER
FOR THE PERIOD ENDED                  DESCRIPTIONS                   AMOUNT      COMPANIES    NET AMOUNT
--------------------    ----------------------------------------   ----------    ---------    ----------
September 30, 1995      Life insurance in force.................   $  318,346     243,301        75,045
                        Insurance premiums and policy charges...        7,267         713         6,554
September 30, 1994      Life insurance in force.................      336,808     264,858        71,950
                        Insurance premiums and policy charges...        5,558         727         4,831
September 30, 1995      Future policy benefits..................    2,209,756     145,512     2,064,244
December 31, 1994       Future policy benefits..................    2,148,763     148,575     2,000,188

     The company is contingently liable for the portion of the policies reinsured under each of its existing reinsurance agreements in the event the reinsurance companies are unable to pay their portion of any reinsured claim. Management believes that any liability from this contingency is unlikely.

     The company had amounts receivable under reinsurance agreements of $146,217,620 and $149,656,094 as of September 30, 1995, and December 31, 1994,
respectively. Of the amounts, $144,509,068 and $147,949,099 were associated with a single reinsurer. In 1989, the company entered into a coinsurance agreement which ceded 90% of the risk on the company's block of single premium whole life policies written prior to 1989 to Employers Reassurance Corporation (ERC). The agreement provides that ERC assumes 90% of all risks associated with each policy in the block. Reimbursements received from ERC for amounts paid by the company on the reinsured risks totalled $9,564,575 and $7,011,990 for the nine months ended September 30, 1995 and 1994, respectively.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     The following table identifies the components of the amounts receivable from ERC:

                                                                       SEPTEMBER 30,    DECEMBER 31,
                                                                           1995             1994
                                                                       -------------    ------------
                                                                              (000'S OMITTED)
Reserve for future policy benefits..................................     $ 143,835         146,919
Reimbursement for benefit payments and administrative allowance.....           674           1,030
                                                                          --------         -------
                                                                         $ 144,509         147,949
                                                                          ========         =======

5. CREDIT AGREEMENT:

     On December 29, 1994, the company entered into a credit agreement with The First National Bank of Chicago (First Chicago) and Boatmen's First National Bank of Kansas City (Boatmen's), as Lenders. On July 28, 1995, this agreement was amended to reduce the commitment from $25,000,000 to $15,000,000. The company has agreed to pay a commitment fee of .25% per annum on the unused portion of the commitment. Borrowings under this agreement may be used for general corporate purposes.

     Interest on the borrowings under this agreement is determined at the option of the company to be: (i) a fluctuating rate of interest equal to the higher of the corporate base rate announced by First Chicago from time to time, and a fluctuating rate equal to the weighted average of rates on overnight Federal Funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York plus .50% per annum, or (ii) a Eurodollar rate plus a margin ranging from 1.00% to 1.25%.

     In addition to general covenants which are customary for facilities such as this, the company has agreed to maintain minimum consolidated net worth, a minimum cash flow coverage ratio, minimum risk based capital for American, minimum capital, surplus and asset valuation reserve of American and to maintain a maximum debt to equity (including indebtedness) ratio. The July 28, 1995 amendment deferred the minimum cash flow coverage ratio until December 31, 1995 and added a covenant requiring American to have statutory operating income in each quarter until the cash flow coverage ratio becomes effective.

     Additional covenants include: (i) limitations on acquisitions; (ii) maintenance of current lines of business; (iii) limitations on additional indebtedness; (iv) limitations on investments; (v) limitations on dividends and stock repurchases; and (vi) limitations on mergers, consolidations and sales of assets, typical of such facilities.

     At September 30, 1995, there had been no borrowings under this agreement.

6. RETIREMENT PLANS:

     The company sponsors an Employee Stock Ownership Plan (ESOP) for all full-time employees with one year of service. Qualifying participants may contribute an amount not to exceed 10% of covered compensation. The company made no contributions to this plan during either the nine months ended September 30, 1995 or 1994.

     The company sponsors a Leveraged Employee Stock Ownership Plan (LESOP) for all full-time employees with one year of service.

     The LESOP has acquired shares of the company aggregating 370,244 through the proceeds of a note payable to American. The note bears interest at 7.0% and is payable in annual installments through December 30, 2002. The note had an unpaid principal balance of $3,336,038 as of September 30, 1995, and December 31, 1994.

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     Each year the company will make contributions to the LESOP which are to be used to make loan interest and principal payments. On December 31 of each year, a portion of the common stock will be allocated to participating employees. Of the 361,735 shares of the company's common stock now owned by the LESOP, 93,360 shares have been allocated to the participating employees with the remaining 268,375 shares being held by American as collateral for the loan.

     The unallocated portion of the company's common stock owned by the LESOP has been recorded as a separate reduction of stockholders' equity. Accrued contributions to the LESOP were $229,173, and $214,174, for the nine months ended September 30, 1995, and 1994, respectively.

     The unallocated portion of the company's common stock owned by the LESOP has been recorded as a separate reduction of stockholders' equity. Accrued contributions to the LESOP were $229,173 and $214,174 for the nine months ended September 30, 1995 and 1994, respectively.

     During 1992, the company's Board of Directors approved retirement plans for its members and members of the Board of Directors of certain of its subsidiaries. The plans provide that retired Directors shall serve as Advisory Members to the Board at a fee of $750 per meeting attended and a monthly lifetime benefit in the amount of $750 be paid to each qualified Director upon retirement. In addition, the company has agreed to continue any life insurance policies being provided as of the date of retirement.

     To qualify for this benefit, a Director must reach the age of 60 and meet years of service requirements thereafter. The plan also calls for a mandatory retirement on the date the Director's term expires following age 70.

     As of September 30, 1995, three of the company's directors qualified for benefits under the plan. A liability in the amount of $433,419, representing the present value of future benefits, has been established. Charges (credits) to earnings related to the plans were ($87,761) and $(10,662) for the nine months ended September 30, 1995 and 1994, respectively.

     Effective January 1, 1993, the company adopted an Age-Weighted Money Purchase Plan for all full-time employees with one year of service. The full cost of this plan will be paid by the company with qualifying participants receiving contributions based upon their age at plan implementation and current salary. Contributions to the Age-Weighted Money Purchase Plan for the nine months ended September 30, 1995, and 1994 were $166,292 and $146,277, respectively.

7. STOCKHOLDERS' EQUITY:

     Dividends by American to AmVestors are limited by laws applicable to insurance companies. Under Kansas law, American may pay a dividend, without prior consent of the Kansas Commissioner of Insurance, in an amount equal to the greater of 10% of statutory capital and surplus at the end of the preceding year or all of the statutory net gain from operations of the preceding year, provided that such dividend does not exceed its unassigned surplus (surplus profits) at the end of the preceding year. As of December 31, 1994, surplus profits of American were $12,996,673 and 10% of statutory capital and surplus was $8,752,120. Statutory net gain (loss) from operations for the year 1994 was $5,645,097. American is also required to maintain, on a statutory basis, paid-in capital stock and surplus (capital in excess of par value and unassigned surplus) of $100,000 each. As of September 30, 1995, and December 31, 1994, American's statutory capital and surplus was $86,852,958 and $87,521,204, respectively.

     In connection with the original establishment of the Interest Maintenance Reserve (IMR), the Commissioner of Insurance of Kansas (the company's domiciliary state) ordered that American prepare its December 31, 1992, NAIC Annual Statement Form to equitably allocate 1992 capital gains and losses not included in the calculation of the Asset Valuation Reserve (AVR) on other than government securities,

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

fifty (50%) percent to surplus and fifty (50%) percent to IMR, after calculation of the AVR pursuant to the instructions provided by the NAIC. This differs from prescribed statutory accounting practices.

     This permitted accounting practice increased statutory surplus as of December 31, 1992, by $8,167,587. Gains and losses for years subsequent to 1992 are recorded in accordance with prescribed statutory accounting practices.

     On March 17, 1989, the Board of Directors of the company adopted the 1989 Nonqualified Stock Option Plan. These options have an exercise price equal to the closing price of the company's stock on the date of grant and none may be exercised beyond ten years from the grant date. A total of 845,404 options to acquire common stock are outstanding under the 1989 Nonqualified Plan.

     The 1989 Nonqualified Plan is administered by the Board of Directors and officers of the company and its subsidiaries. The terms of the options, including the number of shares, and the exercise price are subject to the sole discretion of the Board of Directors.

     Changes during the periods were as follows:

                                                                        FOR THE PERIOD ENDED
                                                                    ----------------------------
                                                                     SEPTEMBER
                                                                        30,         DECEMBER 31,
                                                                        1995            1994
                                                                    ------------    ------------
Options outstanding, beginning of period.........................        859,837         816,107
Options granted..................................................         86,000          95,000
Options exercised................................................       (100,433)        (22,200)
Options expired..................................................             --         (29,070)
Options outstanding, end of period...............................        845,404         859,837
Outstanding options exercisable at end of period.................        704,404         764,837
Options reserved for future grants at end of period..............         46,247         132,247
Options prices per share:
  Exercised, during the period...................................   $4.84-$10.63    $5.31-$7.50
  Outstanding, end of period.....................................   $4.84-$12.66    $4.84-$12.66

     On March 17, 1989, the Board of Directors also adopted the 1989 Stock Appreciation Rights Plan (the SAR Plan) and the 1989 Restricted Stock Plan (the Restricted Stock Plan). The SAR Plan authorized the Board of Directors to grant stock appreciation rights to employees, officers and directors in such amounts and with such exercise prices as it shall determine. No stock appreciation rights granted under the SAR Plan may be exercised more than five years from its date of grant. The SAR Plan authorized a maximum of 125,000 shares to be issued pursuant to stock appreciation rights granted thereunder.

                                                                           FOR THE PERIOD ENDED
                                                                       -----------------------------
                                                                       SEPTEMBER 30,    DECEMBER 31,
                                                                           1995             1994
                                                                       -------------    ------------
Rights outstanding, beginning of period.............................          --            30,000
Rights granted......................................................          --                --
Rights exercised....................................................          --           (30,000)
Rights expired......................................................          --                --
Rights cancelled....................................................          --                --
                                                                           -----           -------
Rights outstanding, end of period...................................         -0-               -0-
                                                                           =====           =======
Rights reserved for future grants at end of period..................       5,000             5,000
                                                                           =====           =======

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     The company recorded no compensation expense relating to stock appreciation rights for the nine months ended September 30, 1995, and 1994, respectively.

     The Restricted Stock Plan authorizes the Board of Directors to make restricted stock awards to employees, officers and directors in such amounts as it shall determine. The stock issued pursuant to such awards is subject to restrictions on transferability for a period of five years. Such stock is subject to a five-year vesting schedule, and the company is required to repurchase all vested stock from a grantee if such grantee's employment with the company is terminated prior to the lapse of the transfer restrictions. The Restricted Stock Plan authorizes a maximum of 125,000 shares to be issued thereunder. No restricted stock awards have been granted pursuant to the Restricted Stock Plan.

     In conjunction with a previous bank borrowing, the company issued ten-year warrants to purchase a total of 170,002 shares of its common stock as summarized in the following table:

                                                               NUMBER OF
                WARRANT HOLDER                   ISSUE DATE     SHARES      EXERCISE PRICE    EXPIRATION DATE
----------------------------------------------   ----------    ---------    --------------    ---------------
Morgan Guaranty...............................     12/8/88       75,000        $ 3.9688           12/9/98
                                                   4/30/92       95,002          6.3855            5/1/02
                                                                -------
                                                                170,002
                                                                =======

8. STOCKHOLDERS' RIGHTS PLAN:

     On June 30, 1994, the company's Board of Directors voted to repeal the 1988 Stockholders' Rights Plan and set the close of business on July 22, 1994 as the record date for the payment of the one cent per share redemption price. Stockholders of record were paid on August 8, 1994, in full redemption of the rights under the plan. The total amount to redeem the Rights was $101,432.

9. OTHER REVENUE:

     Effective December 1, 1989, the company entered into a coinsurance agreement with Employers Reassurance Corporation (ERC) which reinsured 90% of the risk on the company's block of SPWL policies written prior to 1989. The agreement provides that ERC assumes 90% of all risks associated with each policy in the block. These policies continue to be administered by American. In return, American receives an administrative allowance of $31.50 per policy per year. The total allowance received during the nine months ended September 30, 1995 and 1994 was $92,103 and $98,148, respectively.

10. INCOME TAXES:

     The provision for income taxes charged to operations was as follows:

                                                                                 FOR THE NINE
                                                                                 MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                               ----------------
                                                                                1995      1994
                                                                               ------    ------
                                                                               (000'S OMITTED)
Current income tax expense (benefit)........................................   $  506     5,302
Deferred income tax expense (benefit).......................................    5,111      (486)
                                                                               ------    ------
Total income tax expense....................................................   $5,617     4,816
                                                                               ======    ======

                AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

11. ACQUISITION

     On September 8, 1995, the company signed a merger agreement pursuant to which it will acquire all of the outstanding capital stock of Financial Benefit Group (FBG), a Delaware corporation, for $5.31 per share, payable in the company's common stock, warrants and cash.

     FBG is an insurance holding company which owns all of the shares of Financial Benefit Life Insurance Company, a Florida domiciled insurer which specializes in the sale and underwriting of annuity products and is admitted in 41 jurisdictions, which includes 39 states, the District of Columbia and the U.S. Virgin Islands. FBG also owns all of the shares of Annuity International Marketing Corporation and The Insurancemart, Inc. both of which specialize in the distribution and marketing of annuities.

     The merger is subject to the approval of the shareholders of FBG and the company and the fulfillment of certain other conditions set forth in the merger agreement. In addition, approval of the Commission of Insurance of the State of Florida is required prior to consummation of this transaction.

     The company expects to receive all necessary approvals so that a closing may occur prior to January 31, 1996.

     The transaction will be accounted for using the purchase method with any resulting goodwill being amortized over a period not to exceed 40 years.

12. CONTINGENCIES:

     The company's insurance subsidiary is subject to state guaranty association assessments in all states in which it is admitted. Generally these associations guarantee specified amounts payable to residents of the state under policies issued by insolvent insurers. Most state laws permit assessments or some portion thereof to be credited against future premium taxes. Charges (credits) relating to the guaranty fund assessments impacted 1994 and 1993 income before taxes by approximately $(368,000) and $1,594,000, respectively. The company expects that further charges to income may be required in the future and will record such amounts when they become known.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FINANCIAL BENEFIT GROUP, INC. AND
SUBSIDIARIES:

     We have audited the accompanying consolidated balance sheets of Financial Benefit Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Financial Benefit Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for debt and equity securities effective January 1, 1994 to conform with Statement of Financial Accounting Standards No. 115.

                                          DELOITTE & TOUCHE LLP

Miami, Florida
March 10, 1995

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                                              1994       1993
                                                                            --------    -------
                                                                              (IN THOUSANDS,
                                                                            EXCEPT SHARE DATA)
ASSETS
INVESTMENTS (Notes 1, 2, 10, 11):
  Fixed maturities available-for-sale....................................   $289,787
  Fixed maturities held-to-maturity......................................    190,836
  Fixed maturities.......................................................               526,537
  Real estate investments................................................      3,230      3,296
  Mortgage loans on real estate..........................................      3,903      3,903
  Equity securities......................................................        800        800
                                                                            --------    -------
       Total investments.................................................    488,556    534,536
CASH AND CASH EQUIVALENTS................................................     27,462     30,240
ACCRUED INVESTMENT INCOME................................................      8,152      7,984
DEFERRED POLICY ACQUISITION COSTS (Note 1)...............................     73,959     73,151
FUTURE POLICY BENEFITS RECOVERABLE FROM REINSURER (Note 4)...............    123,076    134,542
OTHER ASSETS (Note 3)....................................................      9,698      9,116
                                                                            --------    -------
TOTAL....................................................................   $730,903    789,569
                                                                            ========    =======
LIABILITIES
FUTURE POLICY BENEFITS AND CLAIMS ACCRUAL (Notes 1, 4)...................   $682,039    738,150
OTHER LIABILITIES AND ACCRUED EXPENSES...................................      5,588      6,943
LONG-TERM DEBT (Note 5)..................................................     16,000     15,000
                                                                            --------    -------
Total liabilities........................................................    703,627    760,093
                                                                            --------    -------
SHAREHOLDERS' EQUITY (Notes 5, 6):
CLASS A COMMON STOCK, $.01 par value:
  Authorized 25,000,000 shares; issued 6,898,622 shares in 1994 and
  6,028,673 shares in 1993; outstanding 6,411,797 in 1994 and 5,542,048
  in 1993................................................................         68         60
CLASS B COMMON STOCK, $.01 par value:
  Authorized 1,750,000 shares; issued 416,822 shares in 1994 and 462,322
  shares in 1993; outstanding 328,374 in 1994 and 373,874 in 1993........          5          5
ADDITIONAL PAID-IN CAPITAL...............................................     22,313     20,319
RETAINED EARNINGS........................................................      9,923     11,078
NET UNREALIZED DEPRECIATION ON AVAILABLE-FOR-SALE SECURITIES NET OF
  DEFERRED POLICY ACQUISITION COSTS OF $7,630 AND OF TAXES $1,768........     (3,378)
SUBSCRIPTIONS RECEIVABLE -- ESOP (Note 7)................................       (159)      (490)
COMMON STOCK IN TREASURY, at cost........................................     (1,496)    (1,496)
                                                                            --------    -------
       Total shareholders' equity........................................     27,276     29,476
                                                                            --------    -------
TOTAL....................................................................   $730,903    789,569
                                                                            ========    =======

                See notes to consolidated financial statements.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                1994          1993         1992
                                                              ---------    ----------    ---------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUE:
Net investment income:
  Fixed maturities available-for-sale......................     $27,417
  Fixed maturities held-to-maturity........................      15,709
  Fixed maturities.........................................                    53,006       61,954
Realized gains on investments (Note 2).....................       2,668        21,827       13,101
Commissions and marketing fees.............................       1,423         1,062        1,209
Other income...............................................       3,846         4,074        4,940
Total revenue..............................................      51,063        79,969       81,204
BENEFITS AND EXPENSES:
Increase in liability for future policy benefits...........      28,067        41,468       63,700
General and administrative expenses........................       3,333         4,176        2,742
Payroll and related expenses...............................       2,860         2,447        2,317
Amortization of deferred acquisition costs.................      11,952        16,168       (2,008)
Interest expense...........................................       1,406         1,476          677
Depreciation and amortization..............................         194           262
  Total benefits and expenses..............................      47,812        65,997       67,707
INCOME BEFORE INCOME TAX EXPENSE AND EXTRAORDINARY
  CHARGE...................................................       3,251        13,972       13,497
INCOME TAX EXPENSE (Note 8)................................         725         4,854        3,531
INCOME BEFORE EXTRAORDINARY CHARGE.........................       2,526         9,118        9,966
EXTRAORDINARY CHARGE ON EXTINGUISHMENT OF DEBT, NET OF TAX
  BENEFIT OF APPROXIMATELY $200............................      (1,800)
NET INCOME.................................................     $   726         9,118        9,966
EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT:
Primary:
  Weighted average shares..................................   8,466,144     8,203,291    7,491,538
  Earnings before extraordinary charge.....................     $   .30          1.11         1.33
  Extraordinary charge.....................................        (.21)
     Net income............................................     $   .09          1.11         1.33
Fully Diluted:
  Weighted average shares..................................   Not          17,982,767    8,409,472
                                                              Applicable
     Net income............................................                       .51         1.19

                See notes to consolidated financial statements.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                        NET UNREALIZED
                                                                         APPRECIATION
                              CLASS    CLASS                            (DEPRECIATION)
                                A        B      ADDITIONAL   RETAINED   ON AVAILABLE-    SUBSCRIPTIONS   COST OF        TOTAL
                              COMMON   COMMON    PAID-IN     EARNINGS      FOR-SALE       RECEIVABLE     TREASURY   SHAREHOLDERS'
                              STOCK    STOCK     CAPITAL     (DEFICIT)    SECURITIES         ESOP         STOCK        EQUITY
                              ------   ------   ----------   --------   --------------   -------------   --------   -------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, January 1, 1992....   $ 56       5        19,701     (7,484 )          (29)         (1,156)      (1,496 )       9,597
Stock dividend of one Class
  A Common share for twenty
  Class A or B Common
  shares....................      3                   519       (522 )
Exercise of stock options...                           56                                                                   56
Payment received on ESOP
  subscriptions.............                                                                    321                        321
Net changes in unrealized
  appreciation on equity
  securities................                                                     80                                         80
Net income..................                                   9,966                                                     9,966
                                ---               -------    -------       --------        --------      --------      -------
                                         --
Balance, December 31,
  1992......................     59                20,276      1,960             51            (835)      (1,496 )      20,020
                                          5
Exercise of stock options...      1                    43                                                                   44
Net changes in unrealized
  appreciation on equity
  securities................                                                    (51)                                       (51)
Payment received on ESOP
  subscriptions.............                                                                    345                        345
Net income..................                                   9,118                                                     9,118
                                ---               -------    -------       --------        --------      --------      -------
                                         --
Balance, December 31,
  1993......................     60                20,319     11,078              0            (490)      (1,496 )      29,476
                                          5
Effect on net unrealized
  appreciation on
  available-for-sale
  securities of adopting
  Statement of Financial
  Accounting Standards No.
  115.......................                                                  1,687                                      1,687
Stock dividend of one Class
  A Common share for twenty
  Class A or B Common
  shares....................      6                 1,875     (1,881 )
Exercise of stock options...      2                   119                                                                  121
Net changes in unrealized
  depreciation on
  available-for-sale
  securities................                                                 (5,065)                                    (5,065)
Payment received on ESOP
  subscriptions.............                                                                    331                        331
Net income..................                                     726                                                       726
                                ---               -------    -------       --------        --------      --------      -------
                                         --
Balance, December 31,
  1994......................   $ 68                22,313      9,923         (3,378)           (159)      (1,496 )      27,276
                                          5
                                ===               =======    =======       ========        ========      ========      =======
                                         ==

                See notes to consolidated financial statements.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                  1994         1993        1992
                                                                ---------    --------    --------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income.................................................   $     726       9,118       9,966
Adjustments to reconcile net income to net cash used in
  operating activities:
  Extraordinary charge on extinguishment of debt, net of tax
     benefit.................................................       1,800
  Interest credited to policyholders.........................      28,067      41,468      63,700
  Realized investment (gains) losses, net....................      (2,668)    (21,827)    (13,101)
  Depreciation and amortization..............................         194         262         279
  Change in deferred policy acquisition costs................        (791)      9,325     (13,448)
  Change in accrued investment income........................        (168)      3,636        (148)
  Change in deferred taxes, net..............................       1,361         247       5,563
  Change in other assets and liabilities, net................       1,585       3,291      (5,093)
                                                                ---------    --------    --------
  Total adjustments..........................................      29,380      36,402      37,752
                                                                ---------    --------    --------
Net cash used in operating activities........................      30,106      45,520      47,718
                                                                ---------    --------    --------
INVESTING ACTIVITIES:
Purchase of available-for-sale securities....................    (146,381)
Purchase of held-to-maturity securities......................     (41,672)
Purchase of investments......................................                (690,364)   (496,287)
Proceeds from sales of available-for-sale securities.........     214,339
Proceeds from sales of investments...........................                 651,380     413,605
Proceeds from maturities and redemptions of
  available-for-sale securities and held-to-maturity
  securities.................................................      10,429
Proceeds from maturity of investments........................                  71,576      11,640
Purchase of property and equipment...........................        (198)       (137)       (144)
                                                                ---------    --------    --------
  Net cash provided by (used in) investing activities........      36,517      32,455     (71,186)
                                                                ---------    --------    --------
FINANCING ACTIVITIES:
Premiums received............................................      76,533      57,777     110,476
Surrender and other benefits paid............................    (145,386)   (104,767)   (176,727)
Borrowings under long-term debt..............................      16,000       5,000      15,000
Principal payments on long-term debt.........................     (15,000)     (7,119)     (1,627)
Payment to extinguish debt...................................      (2,000)
Exercise of stock options....................................         121          44          56
Payment received on ESOP subscription........................         331         345         321
                                                                ---------    --------    --------
     Net cash provided by (used in) financing activities.....     (69,401)    (48,720)    (52,501)
                                                                ---------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........      (2,778)     29,255     (75,969)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.................      30,240         985      76,954
                                                                ---------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR.......................   $  27,462      30,240         985
                                                                =========    ========    ========

                See notes to consolidated financial statements.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Financial Benefit Group, Inc. (the "Company") is a holding corporation formed to create and sell insurance products through its wholly-owned subsidiaries. Its principal products are deferred and immediate annuities. Subsidiaries include Financial Benefit Life Insurance Company ("Financial Benefit Life"), Financial Benefit Management Corporation, Annuity International Marketing Corporation ("AIMCOR"), The Insurancemart, Inc., Financial Institution Insurance Associates and Rainbow Card Pack Publications, Inc.

ACCOUNTING POLICIES

     BASIS OF CONSOLIDATION -- The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

     INVESTMENTS -- Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities ("Statement No. 115"), was adopted by the Company as of January 1, 1994. In accordance with Statement No. 115, the Company's prior-year financial statements have not been restated to reflect the change in accounting principle. Under Statement No. 115, securities are classified as either available-for-sale, held-to-maturity or trading. The Company classified approximately 60% of its fixed maturity securities portfolio as "available-for-sale" with the remainder classified as "held-to-maturity." Securities classified as available-for-sale are carried at fair value and unrealized gains and losses on such securities are reported as a separate component of shareholders' equity. Securities classified as held-to-maturity are carried at cost, adjusted for amortization of premium or discount.

     The effect of adopting Statement No. 115 on January 1, 1994 caused shareholders' equity to be increased by $1,687,000 (net of $4,016,000 deferred policy acquisition costs amortization and of deferred taxes of $991,000 that would have been recorded if those securities had been sold at their fair value on January 1, 1994). During 1994, the Company transferred available-for-sale securities with a fair value of $82,730,000 to securities held-to-maturity. The unrealized depreciation at the date of transfer of $4.2 million (net of deferred policy acquisition costs of $2.5 million and a deferred tax benefit of $940,000) is included as a separate component of shareholders' equity and will be amortized to interest income over the life of the securities.

     Prior to the adoption of Statement No. 115, the Company carried a small portion of its fixed maturity investments (designated as held-for-sale) at lower of cost or market with the other than temporary declines in value recognized through charges to realized gain (loss) on investments. The remainder of fixed maturity investments were carried at amortized cost. Equity securities continue to be carried at fair value with the unrealized gains and losses reported as a separate component of shareholders' equity. The adoption of Statement No. 115 had no effect on net income.

     For 1993 and 1994, the Company has submitted its lone common stock investment, a non-publicly traded issue, to the Security Valuation Office ("SVO") for valuation. To date, the SVO has not priced the issue. Accordingly, the carrying value at December 31, 1994 and 1993 is based on cost.

     Real estate held for sale is carried at the lower of cost or fair value. Real estate held for investment is carried at cost. The return on and the ultimate recovery of these investments are generally dependent on the successful operation, sale or refinancing of the real estate. The Company monitors the effects of current and expected market conditions and other factors on the realizability of the Company's direct real estate investments. When, in management's judgment, these assets are impaired, appropriate losses are recorded. Such estimates necessarily include assumptions, which may often include anticipated improvements in market

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

conditions, which may or may not occur. The more significant assumptions management considers involve estimates of the following: rental rates, occupancy rates, operating expenses, and inflation.

     Mortgage loans are reported at principal balance less allowances for estimated uncollectible amounts, if any.

     DEFERRED POLICY ACQUISITION COSTS -- The costs of acquiring new business (primarily commissions and policy expenses), which vary with and are directly related to the production of new business, have been deferred. For annuity contracts issued prior to 1992, such costs are being amortized using the interest method which recognizes acquisition and interest costs as expenses at a constant rate applied to net policy liabilities. For annuity contracts issued subsequent to December 1991, such costs are being amortized generally in proportion to the present value of expected gross profits using the retrospective deposit method. Management, periodically, based on actuarial studies, reviews the recoverability of these costs. As of December 31, 1994 and 1993, based on such studies, management has concluded that these costs are recoverable.

     FUTURE POLICY BENEFITS -- Reserves for future policy benefits on annuity contracts, which are considered investment contracts as defined in SFAS No. 97, are calculated using the prospective deposit method. Under this method, the benefit reserve is established for the present value of future benefits based on various assumptions as to mortality and surrenders. Benefit reserve factors are prepared per unit in force and applied to the actual premium in force at the valuation date. Effective January 1, 1992, future policy benefits for annuity contracts represent policyholder account balances consisting of the premiums received plus credited interest, less any withdrawals.

     PROPERTY AND EQUIPMENT -- Property, plant and equipment is recorded at cost, and depreciation is provided on a straight-line basis over the estimated useful life. The principal estimated useful lives are: buildings and improvements, 10 to 40 years, and machinery, equipment, and fixtures, 3 to 5 years. Certain leases for computers have been capitalized and are included in office equipment and depreciated on a straight-line basis over 5 years.

     INCOME TAXES -- The Company records its income taxes under SFAS No. 109, which it adopted in 1993, and requires taxes to be recorded based on the liability method. The adoption of SFAS No. 109 did not have a material effect on the financial statements that had previously been prepared using SFAS No. 96.

     CASH FLOWS -- In the preparation of the statement of cash flows, highly liquid investments (U.S. Treasury Bills -- $25,088,000 and $27,988,000 as of December 31, 1994 and 1993, respectively) with maturities under three months are considered to be cash equivalents. Cash of $2,374,000 and $2,252,000 as of December 31, 1994 and 1993 is invested at a rate of 5.8% and 2.2%, respectively.

     STOCK DIVIDENDS -- Stock dividends are recorded by applying the number of shares declared to the closing bid price on the record date.

     EARNINGS PER SHARE -- Earnings per common share and common equivalent share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year, as adjusted for all stock dividends. Outstanding warrants and options (see Notes 5, 6 and 7) have been included in the calculation when the average market price of common stock exceeds the exercise price of the options and warrants using the modified treasury stock method. The convertible debentures were not considered common stock equivalents.

     Earnings per common share assuming full dilution was determined for 1993 and 1992 on the assumption that the convertible debentures were converted on the issue date, October 28, 1992, and the option to acquire 51% of the Company was exercised. As to the debentures and the 51% option, net earnings for 1993 and 1992 were adjusted by $1,147,000 and $119,000, respectively, for net interest less the tax effect. As of April 22, 1994, the Company paid $2.0 million, to accelerate the payment of the subordinated convertible debenture

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

resulting in the extinguishment of the conversion rights (see Note 5). As to the options and warrants, the year-end common stock price of $3.00, $3.375, and $1.85 for 1994, 1993, and 1992, respectively, was used in the calculation. As of December 31, 1994, there were no dilutive securities other than the common stock equivalents used in computing primary earnings per share.

     RECLASSIFICATIONS -- Certain reclassifications have been made to conform prior years' financial statements to the current year presentation.

2. INVESTMENTS AND INVESTMENT INCOME

     The following table summarizes investments in available-for-sale and held-to-maturity securities at the indicated dates:

                                                                       DECEMBER 31, 1994
                                                    -------------------------------------------------------
                                                    AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                                      COST          GAIN          LOSS           VALUE
                                                    ---------    ----------    ----------    --------------
                                                                        (IN THOUSANDS)
Available-for-sale securities:
  Bonds:
     United States Government and government
       agencies and authorities..................   $  85,226         125         (6,120)         79,231
       Public utilities..........................      39,588         260         (2,762)         37,086
       Investment grade corporate bonds..........     132,763       2,888         (5,370)        130,281
       High yield corporate bonds................      44,764         367         (1,942)         43,189
                                                     --------      ------        -------         -------
     Total available-for-sale....................   $ 302,341       3,640        (16,194)        289,787
                                                     ========      ======        =======         =======
Held-to-maturity securities:
  Bonds:
     United States Government and government
       agencies and authorities..................   $  58,136          42         (5,775)         52,403
       Public utilities..........................      10,579           4           (797)          9,786
       Investment grade corporate bonds..........     112,791       1,306         (8,598)        105,499
       High yield corporate bonds................       1,997           9           (144)          1,862
       Preferred stock...........................       7,333                                      7,333
                                                     --------      ------        -------         -------
     Total held-to-maturity......................   $ 190,836       1,361        (15,314)        176,883
                                                     ========      ======        =======         =======

                                                                       DECEMBER 31, 1993
                                                    -------------------------------------------------------
                                                    AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED FAIR
                                                      COST          GAIN          LOSS           VALUE
                                                    ---------    ----------    ----------    --------------
                                                                        (IN THOUSANDS)
Fixed maturities:
  Bonds:
     United States Government and government
       agencies and authorities..................   $ 162,685       7,344             0          170,029
       Public utilities..........................      61,180       3,793            20           64,953
       Investment grade corporate bonds..........     237,535      18,273         1,259          254,549
       High yield corporate bonds................      57,437       4,414             0           61,851
                                                     --------      ------       -------          -------
     Total bonds.................................     518,837      33,824         1,279          551,382
Preferred stock..................................       7,700           0             0            7,700
                                                     --------      ------       -------          -------
     Total fixed maturities......................   $ 526,537      33,824         1,279          559,082
                                                     ========      ======       =======          =======

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     The cost and fair value by maturity date for investment securities is as follows:

                                                                              1994
                                                                     -----------------------
                                                                     AMORTIZED    ESTIMATED
                                                                       COST       FAIR VALUE
                                                                     ---------    ----------
                                                                         (IN THOUSANDS)
        Available-for-sale
        1996-2000.................................................   $  37,934       39,303
        2001-2005.................................................     145,857      141,249
        After 2005................................................     118,551      109,237
                                                                      --------      -------
                                                                     $ 302,342      289,787
                                                                      ========      =======
        Held-to-maturity
        1995......................................................   $   7,928        8,029
        1996-2000.................................................      70,181       68,686
        2001-2005.................................................      71,886       65,161
        After 2005................................................      40,841       35,007
                                                                      --------      -------
                                                                     $ 190,836      176,883
                                                                      ========      =======

     The Company defines high-yield securities as those corporate debt obligations rated below investment grade by independent bond rating agencies or, if unrated, those that meet objective criteria developed by the Company. Management believes that when carefully selected, high yield securities can provide a return that adequately compensates the Company for the additional credit and liquidity risk that characterize such investments. The ultimate collection of principal and timely receipt of interest is dependent upon the issuer attaining improved operating results, selling assets or obtaining additional financing. Generally, estimates of market value are based on an evaluation of appropriate factors such as institution-size trading in similar securities, yield, credit quality, coupon rate, maturity, type of issue and other market data. The market value of high-yield securities and the secondary market for high-yield securities may be volatile because these securities are affected by fundamental factors in addition to interest rate levels. Probable losses are recognized in the period they occur based upon a specific review of the high-yield securities portfolio and other factors.

     Under the terms of certain high-yield securities, the payment of all or a portion of current interest is deferred until periods later than the period in which the interest is earned by the Company. The Company recognizes such interest income until future cash receipts are not probable.

     Real estate investments of $3,230,000 and $3,296,000 for 1994 and 1993, respectively, consist of investments in a manufactured home community. As part of a planned divestiture strategy, the Company sold one property in October 1992, three on January 22, 1993 and another on May 27, 1993. In addition, the Company gave up one property in a foreclosure proceeding during 1993 (see Note
5). Losses of $3.8 million and $686,000 for 1993 and 1992, respectively, were incurred on these dispositions. In connection with the sales occurring in 1993, the Company received four mortgage loans on these properties for $3.9 million. Interest rates on the mortgages range from 7.5% to 9% and the mortgages are due in varying installments over the next twelve years. The remaining property is held for sale.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

The following table summarizes investment income for all securities for the periods indicated.

                                                                        YEAR ENDED DECEMBER 31,
                                                                      ---------------------------
                                                                       1994       1993      1992
                                                                      -------    ------    ------
                                                                            (IN THOUSANDS)
United States Government bonds.....................................   $11,578    12,512    16,148
Other bonds........................................................    29,053    37,141    43,519
Cash on deposit and short-term investments.........................     1,284     1,857     1,811
Common and preferred stock.........................................       773       837       632
Real estate and mortgages..........................................       570       823         3
                                                                        -----     -----    ------
                                                                       43,258    53,170    62,113
Investment expense.................................................      (132)     (164)     (159)
                                                                        -----     -----    ------
Net investment income..............................................   $43,126    53,006    61,954
                                                                        =====     =====    ======

     At December 31, 1994 and 1993, approximately $3.5 million was on deposit with state regulatory authorities for policyholder protection.

     Cost of marketable equity securities was $800,000 in 1994 and 1993.

     Operating data concerning sales of securities is as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                   ------------------------------
                                                                     1994       1993       1992
                                                                   --------    -------    -------
                                                                           (IN THOUSANDS)
Proceeds from sales of available-for-sale securities............   $214,339
Proceeds from sales of investment securities....................               651,380    413,605
Gross realized gains from sales of available-for-sale
  securities....................................................      2,946
Gross realized losses from sales of available-for-sale
  securities....................................................        454
Gross realized gains from sales of investment securities........                26,001     15,885
Gross realized losses from sales of investment securities.......                   852      2,098

     Realized losses recognized for impairment of real estate investments were $-0-, $3,322,000 and $686,000 in 1994, 1993 and 1992, respectively. There were no realized losses recognized for impairment of high-yield corporate bonds in any of the last three years.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

3. OTHER ASSETS

     Other assets consist of the following:

                                                                         DECEMBER 31,
                                                                       -----------------
                                                                        1994       1993
                                                                       -------    ------
                                                                        (IN THOUSANDS)
        Property and equipment, at cost:
          Land and improvements.....................................   $   715       715
          Building and improvements.................................     2,731     2,730
          Furniture and equipment...................................     1,245     1,048
                                                                       -------    -------
                                                                         4,691     4,493
        Less accumulated depreciation...............................    (1,787)   (1,594)
                                                                       -------    -------
                                                                         2,904     2,899
        Deferred taxes..............................................     1,384       980
        Due from reinsurer..........................................     1,857     1,404
        Income tax recoverable......................................     1,375     1,730
        Other assets................................................     2,178     2,103
                                                                       -------    -------
                                                                       $ 9,698     9,116
                                                                       =======    =======

4. REINSURANCE

     Effective June 30, 1993, Financial Benefit Life entered into a reinsurance arrangement with Philadelphia Life Insurance Company ("Philadelphia Life") under which Financial Benefit Life ceded $137.4 million of statutory annuity reserves on 6,000 policies to Philadelphia Life on a coinsurance basis. Under the arrangement, Philadelphia Life had the right to assume the policies (assumption reinsurance -- full legal arrangement) through notification of Financial Benefit Life until January 1, 1995. No such notification had been received through January 1, 1995 and, thus, Financial Benefit Life will continue to administer the policies and will receive a fee for these services in addition to a share of future profits exceeding $3.5 million. The account value or GAAP reserves relating to this block of business totaled $154.6 million and the deferred acquisition costs ("DAC") totaled $21.5 million as of June 30, 1993. Since the majority of the policies ceded under this arrangement are considered investment products, investment accounting was applied as opposed to reinsurance accounting. In that regard, the amount of cash transferred to Philadelphia Life was accounted for as an investment asset -- future policy benefits recoverable from reinsurer and the policyholder balances continue to remain as liabilities of the Company and are included in future policy benefits in the accompanying financial statements. Deferred acquisition costs were reduced by the difference between (a) the DAC on the block of business of $21.5 million and (b) the difference between the statutory reserves and the related policyholder liabilities. The 1993 net loss from the transfer was approximately $7.0 million and consisted of (a) the DAC write-off discussed above of approximately $4.3 million and (b) the difference between cash transferred and statutory reserves of approximately $2.7 million. The account value of this business was $133.9 million and $148.9 million as of December 31, 1994 and 1993, respectively. In addition, the DAC was $10.8 million and $15.0 million as of December 31, 1994 and 1993, respectively.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

5. LONG-TERM DEBT

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                   1994           1993
                                                                -----------    ----------
        Revolving note.......................................   $16,000,000
        Senior term loan.....................................                   5,000,000
        Subordinated convertible debenture...................                  10,000,000
                                                                -----------    ----------
                                                                $16,000,000    15,000,000
                                                                ===========    ==========

     The principal required to be paid for the next five years is as follows:

        1995..............................................................   $  500,000
        1996..............................................................    2,000,000
        1997..............................................................    3,000,000
        1998..............................................................    4,000,000
        1999..............................................................    6,500,000

     Interest paid on all outstanding debt was $1,406,075 in 1994, $1,494,841 in 1993 and $1,328,983 in 1992.

REVOLVING NOTE

     On June 27, 1994, the Company entered into a revolving credit agreement with Shawmut Bank (the "Bank") of Hartford, Connecticut whereby the Bank provided $16.0 million of financing to the Company. The proceeds were used to retire both the Southwestern Life Corporation term loan, the Southwestern Life Insurance Company subordinated convertible debenture and provide $1.0 million towards a $2.0 million charge for early extinguishment of the convertible debt. The revolving credit agreement with the Bank is collateralized by the common stock of Financial Benefit Life.

     The term of the Bank credit agreement is 5.5 years with interest indexed to either the prime rate or London Interbank Offered Rate ("LIBOR") plus a specified number of basis points based on the A.M. Best Company rating of Financial Benefit Life. The agreement also provides for specific reductions in principal each year.

     In connection with the Bank credit agreement, the Company granted detachable warrants to purchase 75,000 shares of its Class A Common Stock at $3.25 per share. The warrants expire June 30, 2001.

     In addition to general covenants which are typical in such financing, the Company has agreed to certain levels of consolidated net worth, statutory capital and surplus of Financial Benefit Life, GAAP earnings and that interest expense and fixed charges meet certain coverage ratios each quarter.

     As of December 31, 1994, the Company failed to meet covenants regarding maintaining a minimum ratio of investment grade securities to total securities, the capital expenditure limitation, meeting minimum GAAP earnings and meeting a specified interest coverage ratio. The Company obtained a written waiver in March 1994 from the Bank waiving such non-compliance.

SENIOR TERM NOTE AND LOAN

     On February 18, 1992, the Company executed a $5.0 million term note with Wabash Life Insurance Company, a subsidiary of Life Partners Group, which was paid in full on November 17, 1993. The note required interest, to be paid quarterly, at the lesser of the prime rate plus 1.5% or the maximum non-usurious rate permitted by law. Principal payments were not required until the date of maturity, February 18, 1994.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     In connection with the note, the Company granted five and ten-year detachable warrants to purchase 1,000,000 shares of its Class A Common Stock, exercisable at $1.00 and $.75 per share, respectively. The warrants became exercisable in periodic increments over the term of the note and as of the prepayment date, 500,000 (375,000 -- $.75, 125,000 -- $1.00) warrants were granted. All rights to the remaining 500,000 were extinguished.

     On November 16, 1993, the Company executed a $5.0 million term loan with Southwestern Life Corporation (formerly I.C.H. Corporation) which was paid in full on June 27, 1994. The proceeds were used to prepay the term note due Wabash Life Insurance Company. Quarterly amortizing payments of $250,000 were required until maturity. Interest accrued at the prime rate plus 2.0%. For collateral, the Company has pledged the stock of Financial Benefit Life. The proceeds for the loan payment were received as part of the Shawmut Bank refinancing.

SUBORDINATED CONVERTIBLE DEBENTURE

     On October 28, 1992, the Company issued a $10.0 million convertible subordinated debenture to Southwestern Life Insurance Company ("SWL") of Dallas, Texas, a subsidiary of Southwestern Life Corporation, pursuant to a Debenture Purchase Agreement dated October 27, 1992. The debenture was also paid in full on June 27, 1994 as part of the Shawmut Bank refinancing. Under the terms of the Debenture Purchase Agreement, SWL purchased a ten-year 10% debenture convertible into Class A Common Stock of the Company at a price of $2.50 per share, with annual increases in the conversion price beginning in 1993 subject to anti-dilution provisions. The debenture required quarterly interest payments with the principal balance payable October 2002. In addition, under a Stockholders' Agreement among the Company, SWL and certain of the Company's stockholders, SWL was granted an option, exercisable after conversion of the debenture, to enable it to acquire, in the aggregate, 51% of all of the Company's common stock on a fully diluted basis. The Company had reserved sufficient shares of unissued common stock for the potential conversion and/or acquisition as discussed above.

     Under the terms of a modification agreement signed on April 22, 1994, the Company was allowed, for cash consideration of $2.0 million, to accelerate payment of both the subordinated convertible debenture and also the senior term loan. The payment extinguished conversion rights to approximately 4.2 million shares of the Company's Class A Common Stock as well as eliminated an option to purchase a controlling interest of the Company. The $2.0 million payment is recorded as an extraordinary charge net of the applicable income tax benefit of $200,000 in the accompanying 1994 consolidated statement of operations.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

6. SHAREHOLDERS' EQUITY

     A. Financial Benefit Life's shareholders' equity and results of operations reported on a statutory basis to state regulatory authorities and reported on a GAAP basis are as follows:

                                                                  STATUTORY        GAAP
                                                                  ----------      ------
                                                                      (IN THOUSANDS)
        Shareholders' equity:
          December 31, 1994....................................      $30,256      43,181
                                                                  (Unaudited)
          December 31, 1993....................................      $31,092      44,636
        Net income (loss) for period ended:
          December 31, 1994....................................      $ 1,674       2,918
                                                                  (Unaudited)
          December 31, 1993....................................      $ 3,502       9,313
          December 31, 1992....................................      $(7,574)      8,854

     The principal differences between GAAP and statutory accounting are as follows:

          (a) acquisition costs, such as commissions and other costs in connection with acquiring new business, are charged to current operations as incurred for statutory purposes; (b) premium deposits for annuity policies are recognized as revenue for statutory purposes but are excluded under SFAS No. 97 for GAAP; (c) policy reserves are based on statutory assumptions for statutory purposes whereas under SFAS No. 97, policy reserves reflect account value for GAAP; (d) deferred income taxes are not provided for differences in reporting policy reserves, and other material book-tax timing differences for statutory purposes; (e) the interest maintenance reserve and the asset valuation reserve are reported as liabilities for statutory purposes; (f) certain assets designated as "nonadmitted assets" (principally furniture and equipment) have been charged to surplus for statutory purposes; (g) for statutory purposes, reinsurance arrangements for investment and insurance products are recorded using reinsurance accounting and all balances are recorded net of such reinsurance; and (h) for statutory purposes, there is no requirement to classify investment securities as available-for-sale or held-to-maturity and, therefore, all bonds are recorded at amortized cost.

     Dividends by Financial Benefit Life to the Company are limited by laws applicable to insurance companies. Under Florida law, Financial Benefit Life may pay a dividend from its available and accumulated surplus funds which is derived from realized net operating profits and net realized capital gains. Such dividends, unless otherwise approved by the Florida Insurance Department, shall not exceed 10% of such surplus in any one year in addition to the entire net operating profit and realized net capital gains derived during the immediately preceding calendar year.

     B. The Class A and Class B Common Stock are identical, except that (a) the holders of the Class A Common Stock, voting as a class, elect one-third (or the next lower whole number) of the directors, and the holders of the Class B Common Stock, voting as a class, elect two-thirds (or the next higher whole number) of the directors; (b) voting on any amendment to change the relative rights and preferences of the Class A and Class B Common Stock are by class and the approval of the majority of each class is required; and (c) each share of Class B Common Stock is convertible at the option of the holder into 1.35 shares of Class A Common Stock. Voting on all other matters is on a one share, one vote basis, without regard to class.

     C. On June 15, 1992, the shareholders approved an amendment to the Articles of Incorporation which provided for an increase in the number of authorized Class A common shares from 15,000,000 to 25,000,000 and a new class of 5,000,000 Preferred Shares.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     D. On December 9, 1992, the Board of Directors of the Company declared a 5% stock dividend on Class A and Class B Common Stock held as of January 19, 1993 paid through Class A shares. This dividend resulted in the issuance of 278,228 shares of Class A Common Stock on January 31, 1993. Fractional shares were paid in cash.

     E. On January 7, 1994, the Board of Directors of the Company declared a 5% stock dividend on Class A and Class B Common Stock held as of January 18, 1994 paid through Class A shares. This dividend resulted in the issuance of 296,677 shares of Class A Common Stock on January 28, 1994. Fractional shares were paid in cash.

     F. On December 8, 1994, the Board of Directors of the Company declared a 5% stock dividend on Class A and Class B Common Stock held as of January 17, 1995 paid through Class A shares. This dividend resulted in the issuance of 320,825 shares of Class A Common Stock on January 27, 1995. Fractional shares were paid in cash.

7. EMPLOYEE BENEFIT PLANS

     In June 1988, the Company provided an employment agreement and deferred compensation plan for its Chief Executive Officer. In June 1990, this plan was terminated and replaced by a new plan which extended the term by one year and increased the benefit level.

     In March 1991, this plan was amended to provide for a lump sum payment equal to the present value of vested benefits to a Trust established for its Chief Executive Officer. The Amendment required the Company to pay monthly to the Trustees the amount necessary to fund the accrued present value of vested benefits.

     In June 1991 and March 1994, the plan was further amended to provide for one-year extensions and increased benefit levels. As of December 31, 1994, the plan was terminated by mutual consent of the parties.

     The plan provided that if the employee was terminated after May 31, 1993, the annual benefit would be determined using 75% of average annual compensation for a period of 118 months. The plan also provided for reduced compensation in the event of earlier termination of employment, disability, death or mutual agreement. Compensation expense under the plan for 1994, 1993 and 1992 was $372,000, $479,000 and $468,000, respectively.

     The Company has an Incentive Stock Option Plan for employees, an Equity Incentive Non-qualified Warrant/ Option Program for agents and others, and a newly adopted Non-Qualified Option Plan for agents and others.

     The Employee Incentive Stock Option Plan ("Employee Option Plan") covers 800,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock adjusted for annual stock dividends. However, at no time shall the total number of Class A and Class B common shares subject to outstanding Employee Incentive Stock Options be more than 20% of the total number of Class A and Class B common shares outstanding, after adjusting the authorized shares for annual stock dividends.

     The Equity Incentive Non-qualified Warrant/Option Program covers 750,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock (adjusted for annual stock dividends). Under this plan, officers and directors of the Company and other key persons were granted warrants and National Sales Offices, contracted to AIMCOR, were granted non-qualified options based on premium writings.

     Effective June 2, 1994, the Company adopted a new Option Plan covering 150,000 Class A Common Stock (adjusted for annual stock dividends) under which non-employee directors, certain independent contractors of the Company, National Marketing Organizations ("NMO") of the Company, shareholders, officers or employees of NMOs and other key persons may be eligible to receive grants.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     Options and warrants granted under all plans are at 100% of the fair market value of the shares on the date of grant and are adjusted for stock dividends. The accompanying table discloses the changes for all plans for the year.

                                                       CLASS A SHARES              CLASS B SHARES
                                                  ------------------------    ------------------------
                                                  YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                  ------------------------    ------------------------
                                                     1994          1993          1994          1993
                                                  ----------    ----------    ----------    ----------
Options and warrants outstanding, beginning of
  year.........................................    1,570,031     1,436,335       445,130       413,130
Granted........................................                    119,000                      32,000
Increased by dividends.........................       90,558        95,961
Exercised......................................     (190,798)      (66,965)
Cancelled or expired...........................      (13,190)      (14,300)
                                                   ---------     ---------    ----------    ----------
Options and warrants outstanding, end of
  year.........................................    1,456,601     1,570,031       445,130       445,130
                                                   =========     =========    ==========    ==========
Outstanding options and warrants exercisable at
  end of year..................................      896,974     1,006,563       251,463       246,463
                                                   =========     =========    ==========    ==========
Option and warrant prices per share:
  Outstanding, end of year.....................   $.59-$3.10    $.62-$3.77    $.59-$4.50    $.62-$4.50
                                                   =========     =========    ==========    ==========

     The plans, as amended, provide that options granted shall be granted with respect to the Class A Common Stock except that in the cases of grants made to officers of the Company with more than four years of continuous service as such at the time of the grant, options may be granted with respect to the Class B Common Stock.

     During the second quarter of 1989, the Company established an Employee Stock Ownership Plan ("ESOP"). The ESOP purchased 625,000 shares of Class A Common Stock from the Company for $1,954,000. To purchase the shares, the ESOP borrowed the funds from the Company. The loan bears interest at the prime rate and requires equal quarterly principal payments over the seven-year term. The revenues of the ESOP will primarily consist of contributions by the Company of up to 25% of eligible employees' salaries. In 1994, 1993 and 1992, the Company incurred $354,000, $386,000 and $385,000, respectively, of expense in connection with this plan.

8. INCOME TAX

     The Company and its subsidiaries file a consolidated income tax return. Deferred income taxes, which are included in other assets, are the result of temporary differences between the amounts reported for financial statement purposes and amounts per the tax return. The differences principally relate to:

          1. The use of statutory formulas for computing future policy benefits on the tax return which differ from the computations for financial reporting purposes.

          2. Reinsurance transactions which result in taxable income when premium is ceded to the reinsurer and create tax deductions when the provision is recaptured.

          3. Deferred acquisition costs which are substantially expensed for tax purposes and capitalized and amortized for financial statement purposes.

          4. Losses on investments are recorded for financial statement purposes when an other than temporary decline in value occurs but are not recorded for tax purposes until the investment is sold.

          5. Accrual of market discount is recorded currently in the financial statements but deferred for tax purposes until the bond is sold.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

          6. Unrealized appreciation or depreciation on available-for-sale securities is recorded through stockholders' equity but is not recorded for tax purposes until the gains or losses are realized through the sale of the securities.

     The following are the components of income tax expense (benefit) for the periods indicated:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                   1994     1993      1992
                                                                  ------    -----    ------
                                                                       (IN THOUSANDS)
        Current................................................   $ (836)   4,607    (2,032)
        Deferred...............................................    1,361      247     5,563
                                                                   -----    ------
                                                                  $  525    4,854     3,531
                                                                   =====    ======

     The following are the components of the deferred tax provision:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                   1994      1993     1992
                                                                  ------    ------    -----
                                                                       (IN THOUSANDS)
        Deferred acquisition cost..............................   $ (698)   (8,884)    (985)
        Future policy benefits.................................    1,928     9,590    3,569
        Reinsurance transactions...............................                       2,951
        Other..................................................      131      (459)      28
                                                                   -----    ------
                                                                  $1,361       247    5,563
                                                                   =====    ======

     A reconciliation of income tax expense (benefit) to federal statutory tax rates is as follows for each of the periods indicated (tax rates were 34% for 1994, 1993 and 1992):

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                                   1994     1993     1992
                                                                   -----    -----    -----
                                                                       (IN THOUSANDS)
        Expected tax at statutory rate..........................   $ 423    4,750    4,589
        Benefit of non-life net operating and capital loss
          carryforward..........................................                      (867)
        Tax benefit of temporary differences not previously
          fully tax effected....................................     (71)    (427)    (466)
        Limitation on deductibility of capital and non-life
          losses................................................     759      105
        Settlement of tax examination contingency...............    (623)
        State tax and other.....................................      37      426      275
                                                                    ----    -----    -----
                                                                   $ 525    4,854    3,531
                                                                    ====    =====    =====

     At December 31, the net deferred tax asset consisted of the following:

                                                                       1994       1993
                                                                     --------    -------
        Deferred acquisition costs................................   $(19,990)   (20,687)
        Future policy benefits....................................     20,805     22,732
        Other.....................................................      1,324       (527)
                                                                     --------    -------
        Net deferred tax assets...................................      2,139      1,518
        Less valuation allowance..................................        755        538
                                                                     --------    -------
        Net.......................................................   $  1,384        980
                                                                     ========    =======

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     Financial Benefit Life has no net realized capital loss carry-forwards available to offset future capital gains for financial statement purposes.

     A valuation allowance was established to the extent future reversals of existing taxable temporary differences were not available.

     Income tax paid (refunded) was ($1,683,000), $6,175,000 and ($2,300,000) in
1994, 1993 and 1992, respectively.

9. REGULATORY MATTERS

     Financial Benefit Life is subject to regulation by the Insurance Department of the State of Florida (the "Department") and other states in which it is admitted. Financial Benefit Life is required to meet minimum statutory capital requirements imposed by the Department in order to operate without restrictions. As of December 31, 1994 and 1993, the minimum statutory capital requirements are the greater of $1.5 million or 4% of statutory liabilities (approximately $20.0 million and $21.4 million, respectively). Financial Benefit Life's statutory capital, as reported in its Annual Statement to the Department as of December 31, 1994 and 1993, was $30.3 million (unaudited) and $31.1 million, respectively. Statutory capital does not include the asset valuation reserve or the interest maintenance reserve.

     During January 1992, the Department notified Financial Benefit Life that a reinsurance treaty then in effect ($6.0 million) would not qualify for reserve credit and certain amounts due from the Company ($2.9 million) would not qualify under Florida law as admitted assets. The Department allowed both transactions to count towards statutory capital when Financial Benefit Life filed its 1991 Annual Statement, subject to review by the Department of certain actions taken by Financial Benefit Life.

     During February 1992, Financial Benefit Life fully recaptured the reinsurance contract and the Company repaid to Financial Benefit Life the intercompany debt. To offset the effects on surplus of these transactions, the Company entered into a $5.0 million term note agreement (see Note 5) and contributed $4.0 million to Financial Benefit Life as additional surplus and realized capital gains on certain government securities of approximately $4.5 million.

     During March and August 1992, the Department notified Financial Benefit Life that certain investments in limited partnerships of affiliates exceeded limitations established by Florida Statutes and, as a result, Financial Benefit Life did not meet minimum capital requirements. On December 21, 1992, the Department issued an Order to Show Cause alleging certain technical violations of Florida Statutes relating to the financial condition of Financial Benefit Life as of September 30, 1992, due to its investments in limited partnerships with its affiliates.

     On January 8, 1993, the Department and Financial Benefit Life agreed to a Consent Order in which the Department recognized certain actions, past and future, taken by Financial Benefit Life to meet minimum capital requirements. Past actions included the Company's issuance of a $10.0 million convertible subordinated debenture (see Note 5) and contribution of $7.0 million to Financial Benefit Life as additional surplus. Future actions included divestiture of these limited partnerships and/or dissolution and conversion to direct investments in real estate by March 31, 1993. Financial Benefit Life sold its interest in four of the partnerships as of March 31, 1993, sold another on May 27, 1993, and dissolved and converted the remaining two partnerships to direct investments in real estate (see Note 5). Management believes Financial Benefit Life met all the requirements of the Consent Order, which specifically recognized that in consideration of these events, Financial Benefit Life was in compliance as of November 30, 1992, with the minimum capital and surplus requirement.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     As discussed in Note 4, the Company entered into a reinsurance arrangement with Philadelphia Life. For statutory purposes, the Company has taken reserve credit of approximately $123.0 million and $134.0 million in its 1994 and 1993 Annual Statement, respectively, filed with the Department of Insurance. The Company has taken reserve credit for this arrangement since management believes that such arrangement qualifies for credit under Florida Statute 624.810 and related Florida Regulation 4-144, thereby meeting all transfer of risk requirements. The primary effects in 1994 and 1993, respectively, for statutory purposes of this arrangement was (a) to recognize liability gains of approximately $12.0 million, net of tax in 1993, and (b) to reduce policyholder liabilities by approximately $123.0 million and $134.0 million and therefore reduce the amount of surplus that otherwise would have been required by approximately $5.3 million and $6.0 million.

     Financial Benefit Life is required to disclose Risk Based Capital ("RBC") in its statutory filing with the Department. The RBC calculation serves as a benchmark for the regulation of Financial Benefit Life's solvency by state insurance regulators. RBC provides an elastic means of setting the capital standards for insurance companies to support their overall business operations in light of their size and risk profile. The RBC formulas focus on four general types of risk: (1) asset or default risk; (2) insurance or underwriting risk;
(3) interest rate risk (asset/liability matching); and (4) business risk.

     Financial Benefit Life's total adjusted capital at December 31, 1994 of $38.9 million (surplus and asset valuation reserve) exceeded all the RBC levels. The required RBC levels were as follows: Company action level RBC of $18.7 million; Regulatory action level RBC of $14.0 million; Authorized control level RBC of $9.3 million; and Mandatory control level RBC of $6.5 million. The Company anticipates continuing to meet RBC requirements in 1995.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows:

                                                               1994                    1993
                                                       --------------------    --------------------
                                                       CARRYING      FAIR      CARRYING      FAIR
                                                        AMOUNT      VALUE       AMOUNT      VALUE
                                                       --------    --------    --------    --------
                                                                      (IN THOUSANDS)
Financial assets:
Cash and short-term investments.....................   $ 27,462    $ 27,462    $ 30,240    $ 30,240
Available-for-sale securities.......................    289,787     289,787
Held-to-maturity securities.........................    190,689     176,736
Fixed maturities....................................                            526,537     559,082
Equity Securities...................................        800         800         800         800
Mortgage Loans......................................      3,903       3,903       3,903       3,903
Future policy benefits recoverable from reinsurer...    123,076                 134,542
Financial liabilities:
Annuity contracts...................................    677,775     610,891     733,490     654,115
Revolving note......................................     16,000      16,000
Senior term note....................................                              5,000       5,000
Subordinated convertible debenture..................                             10,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair values.

     Cash and Short-Term Investments -- The carrying amount is a reasonable estimate of fair value.

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     Investment and Equity Securities -- Fair value equals quoted market price, if available. If a quoted market price is not available, fair values are based on quotations obtained from an independent source that provides a pricing service (see Note 2).

     Annuity Contracts -- Certain of the Company's long-duration single premium deferred annuity products, not subject to significant mortality risk, are considered investment contracts. Fair value is estimated based on the cash surrender value of the contracts.

     Long-Term Debt -- Rates currently available to the Company for debt with similar terms and remaining maturities, with considerations for warrants, prepayment and convertible features, are used to estimate fair value of existing debt. With respect to subordinated debentures in 1993, the market price of the Company shares exceeded the conversion price. However, it was not deemed practicable to estimate what the effect of a large block of shares traded would be on the price of shares in the market place and therefore it was deemed impractical to estimate fair value.

     Mortgage Loans -- Since all mortgage loans were made in 1993 and were made in connection with real estate disposals, the carrying amount is a reasonable estimate of fair value.

     Future Policy Benefits Recoverable -- As this instrument cannot be exchanged in a current transaction, it was deemed impractical to estimate the fair value.

11. INVESTMENTS OVER TEN PERCENT

     At December 31, 1994, direct investments in other than bonds and notes of the United States Government, or of a United States Government Agency or authority, which exceeded ten percent of total stockholders' equity consisted of the following:

              NAME
---------------------------------AMORTIZED COST
                                 --------------
                                 (IN THOUSANDS)
Aetna Life & Casualty............    $  3,497
American Life $2.32 Cum.
  Preferred......................       3,000
B.H.P. Co. Ltd. .................       7,965
Bank of Scotland.................       2,997
Broad, Inc. .....................       3,000
Capstead 1994 -- H2 15A3.........       3,534
Chase 1994-IA4...................       4,187
Dayton Hudson Corp. .............       4,494
Deere (John) Capital Corp. ......       5,870
Detroit Edison...................       4,996
Dial Corp........................       5,000
Dillard Department Stores........       2,992
DLJ Cumulative Exch. Pfd. .......       3,000
DLJ Mortgage Acceptance Corp. ...       3,000
DLJ Mortgage Acceptance Corp. ...       3,954
Equitable Co.'s Inc. ............       4,975
First Chicago Corp. .............       3,991
FMC Corp.........................       4,478
GATC.............................       2,996

              NAME
---------------------------------
                                 AMORTIZED COST
                                 --------------
                                 (IN THOUSANDS)
General Motors Corp. ............    $  7,000
Georgia Pacific Corp. ...........       5,000
GTE Corp. .......................       2,991
Home Mac Mtg. Secs. 87-3d........       3,424
Illinois Power Co. ..............       4,970
John Hancock.....................       5,952
Long Island Lighting.............       4,984
Louisiana Power & Light..........      10,000
Mass Mutual Life.................       4,978
Morgan Stanley Group.............       4,984
Newscorp.........................       5,037
Paramount Communications.........       4,936
Province of Quebec...............       9,949
Scott Paper Notes................       2,998
Secured Finance Inc. ............       3,693
Spartan Holdings Inc. ...........       5,207
Texas Utilities Elec. Co. .......       4,991
Time Warner Entertainment........       3,962
USX Corp. .......................       8,235

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     At December 31, 1993, direct investment in other than bonds and notes of the United States Government, or of a United States Government Agency or authority, which exceeded ten percent of total stockholders' equity consisted of the following:

              NAME
---------------------------------AMORTIZED COST
                                 --------------
                                 (IN THOUSANDS)
Aetna Life & Casualty............    $  3,497
American Life $2.32 Cum.
  Preferred......................       3,000
B.H.P. Co. Ltd. .................       7,964
Broad, Inc. .....................       3,000
Columbia Healthcare Corp. .......       4,959
Continental Cablevision..........       3,000
Dayton Hudson Corp. .............       4,492
Deere (John) Capital Corp. ......       5,827
Detroit Edison...................       8,996
Dillard Department Stores........       2,989
DLJ Cumulative Exch. Pfd. .......       3,000
DLJ Mortgage Acceptance Corp. ...       3,000
DLJ Mortgage Acceptance Corp. ...       4,014
Dole Food Company................       4,975
First Chicago Corp. .............       3,990
FMC Corp. .......................       4,476
GATC Entertainment...............       2,995
General Motors Corp. ............       7,000
Georgia Pacific Corp. ...........       5,000

              NAME
---------------------------------
                                 AMORTIZED COST
                                 --------------
                                 (IN THOUSANDS)
GTE Corp. .......................    $  2,989
Hertz Corp. .....................       4,994
Home Mac Mtd. Secs. 87-3D........       3,973
Housing Securities...............      12,949
Illinois Power and Light.........       4,970
Louisiana Power and Light........      10,000
Morgan Stanley Group.............       4,986
Newscorp.........................       5,037
Paramount Communications.........       4,935
Philadelphia Electric............       3,892
RJR Nabisco Hldgs. Cap. .........       3,810
Scott Papers Notes...............       2,997
Secured Finance Inc. ............       3,692
Spartan Holdings Inc. ...........       5,280
Sprint Corp. ....................       5,000
Texas Utilities Elec. Co. .......       4,991
Time Warner Entertainment........       3,982
Union Carbide....................       4,996
USX Corp. .......................       2,995

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

12. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED BALANCE SHEETS -- PARENT COMPANY

                                                                        YEAR ENDED DECEMBER 31,
                                                                      ---------------------------
                                                                       1994       1993      1992
                                                                      -------    ------    ------
                                                                            (IN THOUSANDS)
ASSETS
Cash...............................................................   $    93        19       471
Investment in life insurance subsidiary............................    43,181    44,636    35,375
Investments in other subsidiaries..................................       542       846     2,114
Property and equipment (net).......................................        16        25        25
Income tax recoverable and deferred taxes..........................     2,722     1,732
Other assets.......................................................       502       482       220
                                                                      -------    ------    ------
Total assets.......................................................   $47,056    47,740    38,205
                                                                      =======    ======    ======
LIABILITIES AND SHAREHOLDERS -- EQUITY
Liabilities:
  Revolving note...................................................   $16,000
  Senior term loan.................................................               5,000     5,000
  Subordinated convertible debenture...............................              10,000    10,000
  Accounts payable.................................................       231       314       242
  Accrued interest payable.........................................                 214       284
  Accounts payable to subsidiaries.................................     3,549     2,736     2,659
                                                                      -------    ------    ------
Total liabilities..................................................    19,780    18,264    18,185
                                                                      -------    ------    ------
Shareholders' equity:
  Class A Common Stock.............................................        68        60        59
  Class B Common Stock.............................................         5         5         5
  Additional paid-in capital.......................................    22,313    20,319    20,276
  Retained earnings................................................     9,923    11,078     1,960
  Net unrealized appreciation (depreciation) on securities.........    (3,378)                 51
Subscriptions receivable -- ESOP...................................      (159)     (490)     (835)
                                                                      -------    ------    ------
                                                                       28,772    30,972    21,516
Less treasury stock, at cost.......................................    (1,496)   (1,496)   (1,496)
                                                                      -------    ------    ------
Total shareholders' -- equity......................................    27,276    29,476    20,020
                                                                      -------    ------    ------
Total liabilities and shareholders' -- equity......................   $47,056    47,740    38,205
                                                                      =======    ======    ======

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

CONDENSED STATEMENTS OF INCOME -- PARENT COMPANY

                                                                         YEAR ENDED DECEMBER 31,
                                                                        -------------------------
                                                                         1994      1993     1992
                                                                        -------    -----    -----
                                                                             (IN THOUSANDS)
Net interest income..................................................   $    20                 6
Dividend income from subsidiaries....................................     1,706    1,440
Other income.........................................................                 60       65
                                                                         ------    -----    -----
  Total income.......................................................     1,726    1,500       71
                                                                         ------    -----    -----
General expenses.....................................................       638      462      345
Interest expense.....................................................     1,399    1,476      642
                                                                         ------    -----    -----
  Total expenses.....................................................     2,037    1,938      987
                                                                         ------    -----    -----
Income (loss) from operations before income taxes and extraordinary
  charge.............................................................      (311)    (438)    (916)
Provision for income (taxes) benefit.................................     1,225    1,011    1,802
Equity in undistributed net income (loss) of subsidiaries............     1,612    8,545    9,080
                                                                         ------    -----    -----
  Income before extraordinary charge.................................     2,526    9,118    9,966
                                                                         ------    -----    -----
Extraordinary charge on extinguishment of debt, net of tax of
  approximately $200,000.............................................    (1,800)
                                                                         ------    -----    -----
Net income...........................................................   $   726    9,118    9,966
                                                                         ======    =====    =====

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

CONDENSED STATEMENTS OF CASH FLOWS -- PARENT COMPANY

                                                                       YEAR ENDED DECEMBER 31,
                                                                    -----------------------------
                                                                      1994       1993      1992
                                                                    --------    ------    -------
                                                                           (IN THOUSANDS)
Operating Activities:
  Net income.....................................................   $    726     9,118      9,966
  Adjustment to reconcile net income to net cash provided by operating activities:
     Equity in undistributed net income of subsidiaries..........     (1,612)   (8,545)    (9,080)
Extraordinary charge on extinguishment of debt net of the
  benefit........................................................      1,800
     Depreciation and amortization...............................          8        15         25
     Change in other assets and other liabilities, net...........       (304)   (1,914)    (4,207)
     Other, net..................................................                  500        101
                                                                    --------    ------    -------
  Net cash provided by (used in) operating activities............        618      (826)    (3,195)
                                                                    --------    ------    -------
Financing activities:
  Borrowings under long-term debt................................     16,000     5,000     15,000
  Principal payments under long-term debt........................    (15,000)   (5,000)    (1,629)
  Payment to extinguish debt.....................................     (2,000)
  Exercise of stock options......................................        125        44         56
  Subscriptions receivable -- ESOP...............................        331       345        321
                                                                    --------    ------    -------
  Net cash provided by (used in) financing activities............       (544)      389     13,748
Cash flows from investing activities:
  Acquisition property...........................................                  (15)       (10)
  Investments in subsidiaries....................................                         (11,000)
                                                                    --------    ------    -------
  Net cash provided by (used in) investing activities............                  (15)   (11,010)
                                                                    --------    ------    -------
Net change in cash...............................................         74      (452)      (457)
Cash, beginning of year..........................................         19       471        928
                                                                    --------    ------    -------
Cash, end of year................................................   $     93        19        471
                                                                    ========    ======    =======

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED INTERIM BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                            1994
                                                                                        ------------
                                                                       SEPTEMBER 30,
                                                                           1995
                                                                       -------------
                                                                        (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
ASSETS
INVESTMENTS:
  Fixed maturities available for sale at fair value.................     $ 341,238         289,787
  Fixed maturities held to maturity at amortized cost (market value
     $183,888 at September 30, 1995, $176,883 at December 31,
     1994)..........................................................       181,721         190,836
  Equity securities at market, cost $1,300 at September 30, 1995 and
     $800 at December 31, 1994......................................           792             800
  Mortgage loans on real estate, at amortized cost..................         5,901           3,903
  Real estate investments...........................................            --           3,230
                                                                          --------         -------
       Total Investments............................................       529,652         488,556
CASH AND CASH EQUIVALENTS...........................................        10,204          27,462
ACCRUED INVESTMENT INCOME...........................................         7,479           8,152
DEFERRED POLICY ACQUISITION COSTS...................................        51,841          73,959
FUTURE POLICY BENEFITS RECOVERABLE FROM REINSURER...................       111,906         123,076
OTHER ASSETS........................................................         8,833           9,698
                                                                          --------         -------
  TOTAL ASSETS......................................................     $ 719,915         730,903
                                                                          ========         =======
LIABILITIES
FUTURE POLICY BENEFITS AND CLAIMS ACCRUAL...........................     $ 656,375         682,039
OTHER LIABILITIES AND ACCRUED EXPENSES..............................        10,653           5,588
LONG-TERM DEBT......................................................        15,500          16,000
                                                                       -------------    ------------
                                                                           682,528         703,627
SHAREHOLDERS' EQUITY
Class A Common Stock, $.01 par value:
  Authorized 25,000,000 shares; Issued 6,915,053 shares in 1995 and
     6,898,622 shares in 1994; outstanding 6,428,428 in 1995 and
     6,411,797 in 1994..............................................            69              68
Class B Common Stock, $.01 par value:
  Authorized 1,750,000 shares; Issued 412,115 shares in 1995 and
     416,822 in 1994; outstanding 323,667 shares in 1995 and 328,374
     in 1994........................................................             5               5
Additional paid-in capital..........................................        22,319          22,313
Retained earnings...................................................        13,189           9,923
Net unrealized appreciation (depreciation) on available-for-sale
  securities net of deferred policy acquisition costs and taxes.....         3,301          (3,378)
Subscriptions receivable -- ESOP....................................            --            (159)
Less common stock in treasury, at cost..............................        (1,496)         (1,496)
                                                                       -------------    ------------
       Total shareholders' equity...................................        37,387          27,276
                                                                       -------------    ------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................     $ 719,915         730,903
                                                                        ==========      ==========

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                          ----------------------
                                                                            1995         1994
                                                                          ---------    ---------
                                                                               (UNAUDITED)
                                                                           (IN THOUSANDS EXCEPT
                                                                          SHARE DATA)
REVENUE:
  Net investment income:
     Fixed maturities available-for-sale...............................     $20,623       20,915
     Fixed maturities held-to-maturity.................................      11,677       11,842
     Realized gains on investments.....................................       1,907        2,115
     Commissions and marketing fees....................................       2,344        1,109
     Other Income......................................................       4,348        2,799
                                                                             40,899       38,780
BENEFITS AND EXPENSES:
  Increase in future policy benefits...................................      20,900       20,463
  General and administrative expenses..................................       3,712        2,969
  Payroll and related expenses.........................................       2,083        2,209
  Amortization of deferred acquisition costs...........................       8,223        9,375
  Interest expense.....................................................       1,165        1,060
  Depreciation and amortization........................................         151          141
                                                                             36,234       36,217
INCOME BEFORE INCOME TAX EXPENSE AND EXTRAORDINARY CHARGE..............       4,665        2,563
INCOME TAX EXPENSE.....................................................       1,400          892
INCOME BEFORE EXTRAORDINARY CHARGE.....................................       3,265        1,671
EXTRAORDINARY CHARGE ON EXTINGUISHMENT OF DEBT, NET OF TAX.............          --       (1,637)
NET INCOME ............................................................       3,265           34)
EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT:
  Primary:
     Weighted Average Shares...........................................   8,581,174    8,434,454
     Earnings Before Extraordinary Charge..............................     $   .38          .20
     Extraordinary Charge..............................................          --         (.19)
     Net Income .......................................................     $   .38          .01
  Fully Diluted:
     Weighted Average Shares...........................................                8,400,407
     Earnings Before Extraordinary Charge..............................      NOT             .20
     Extraordinary Charge..............................................                     (.19)
     Net Income .......................................................   APPLICABLE         .01

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

            CONSOLIDATED INTERIM STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                  NET UNREALIZED
                                                                   APPRECIATION
                            CLASS   CLASS                         (DEPRECIATION)
                              A       B     ADDITIONAL            ON AVAILABLE-   SUBSCRIPTIONS                      TOTAL
                            COMMON  COMMON   PAID-IN    RETAINED     FOR-SALE      RECEIVABLE-      COST OF      SHAREHOLDERS'
                            STOCK   STOCK    CAPITAL    EARNINGS    SECURITIES        ESOP       TREASURY STOCK     EQUITY
                            ------  ------  ----------  --------  --------------  -------------  --------------  -------------
                                                             (IN THOUSANDS EXCEPT SHARE DATA)
Balance, January 1, 1993...  $ 59      5      20,276      1,960           51            (835)        (1,496)        $20,020
Exercise of stock
  options..................     1                 43                                                                     44
Net changes in unrealized
  appreciation on equity
  securities...............                                              (51)                                           (51)
Payment received on ESOP
  subscriptions............                                                              345                            345
Net income.................                               9,118                                                       9,118
                              ---             ------     ------       ------            ----         ------         -------
                                       -
Balance, December 31,
  1993.....................    60             20,319     11,078            0            (490)        (1,496)         29,476
                                       5
Effect on net unrealized
  appreciation on
  available-for-sale
  securities of adopting
  Statement of Financial
  Accounting Standards No.
  115......................                                            1,687                                          1,687
Stock dividend of one Class
  A Common share for twenty
  Class A or B Common
  shares...................     6              1,875     (1,881)
Exercise of stock
  options..................     2                119                                                                    121
Net changes in unrealized
  appreciation on
  available-for-sale
  securities...............                                           (5,065)                                        (5,065)
Payment received on ESOP
  subscriptions............                                                              331                            331
Net income.................                                 726                                                         726
                              ---             ------     ------       ------            ----         ------         -------
                                       -
Balance, December 31,
  1994.....................    68             22,313      9,923       (3,378)           (159)        (1,496)         27,276
                                       5
Exercise of Stock
  Options..................     1                  6                                                                      7
Payment received on ESOP
  subscriptions............                                                              159                            159
Net changes in unrealized
  appreciation on
  available-for-sale
  securities...............                                            6,679                                          6,679
Net income.................                               3,266                                                       3,266
                              ---             ------     ------       ------            ----         ------         -------
                                       -
Balance, September 30,
  1995.....................  $ 69             22,319     13,189        3,301               0         (1,496)        $37,387
                                       5
                              ===             ======     ======       ======            ====         ======         =======
                                       =

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                          ---------------------
                                                                            1995         1994
                                                                          ---------    --------
                                                                               (UNAUDITED)
                                                                             (IN THOUSANDS)
Cash Flow from Operating Activities:
  Net income...........................................................   $   3,266          34
  Adjustments to reconcile net income to net cash provided by operating activities:
     Interest credited to policyholders................................      20,900      20,463
     Realized investment gains, net....................................      (1,908)     (2,114)
     Depreciation and amortization.....................................         152         141
     Change in deferred policy acquisition costs.......................       3,147       2,991
     Change in accrued investment income...............................         673        (643)
     Change in deferred taxes, net.....................................       1,400         529
     Change in other assets and liabilities, net.......................       1,539      (4,975)
                                                                          ---------    --------
     Total adjustments.................................................      25,903      16,392
                                                                          ---------    --------
     Net cash provided by operating activities.........................      29,169      16,426
Cash Flows from Investing Activities:
  Proceeds from sales of available-for-sale securities.................     230,758     204,134
  Proceeds from maturities and redemptions of available-for-sale
     securities and held-to-maturity securities........................       3,786       2,754
  Purchase of available-for-sale securities............................    (247,228)   (147,540)
  Purchase of held-to-maturity securities..............................        (600)     (8,446)
  Purchase of property and equipment...................................         (56)       (198)
                                                                          ---------    --------
  Net cash provided by (used in) investing activities..................     (13,340)     50,704
                                                                          ---------    --------
Cash Flows from Financing Activities:
  Premiums received....................................................      46,005      59,684
  Surrenders and other benefits paid...................................     (78,757)   (128,859)
  Borrowing under revolving credit agreement...........................          --      16,000
  Principal payments on long-term debt.................................        (500)    (15,000)
  Exercise of Stock Options............................................           7         104
  Collection of Subscriptions receivable -- ESOP.......................         159         272
                                                                          ---------    --------
  Net cash used in financing activities................................     (33,086)    (67,799)
                                                                          ---------    --------
Net decrease in cash and cash equivalents..............................     (17,257)       (669)
Cash and cash equivalents at beginning of period.......................      27,462      30,240
                                                                          ---------    --------
Cash and cash equivalents at end of period.............................   $  10,204      29,571
                                                                          =========    ========

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     The Company's subsidiary, Financial Benefit Life, sold its only non-occupied remaining real estate investment, Causeway manufactured home community of Fort Pierce, Florida, on June 30, 1995. Cash proceeds were not received until July 5, 1995.

        Selling Price (net)..................................................   $3,540
        Mortgage assumed.....................................................    2,000
                                                                                ------
        Cash received........................................................   $1,540
                                                                                ======

                 FINANCIAL BENEFIT GROUP, INC. AND SUBSIDIARIES

                   CONSOLIDATED INTERIM FINANCIAL STATEMENTS

     NOTE 1 -- The above statements are unaudited but include all adjustments (consisting of only normal recurring accruals) which the Company considers necessary to present fairly the financial position and the statements of income and cash flow.

                   APPENDIX I -- MERGER AGREEMENT, AS AMENDED

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of September 8, 1995, by and among Financial Benefit Group, Inc., a Delaware corporation (the "Company"), AmVestors Financial Corporation, a Kansas corporation ("Parent"), and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company, and such Boards of Directors have approved the merger of the Company with and into the Merger Subsidiary upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Parent wishes for no more than 150,000 shares of Parent Stock (as hereinafter defined) to be issuable pursuant to the exercise of FBG Options (as hereinafter defined) after the Closing Date (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1(b)), the Company shall be merged with and into the Merger Subsidiary (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of the Company shall cease, and the Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation").

     (b) The consummation of the Merger (the "Closing") shall take place (i) at the offices of Bryan Cave LLP, St. Louis at 10:00 A.M., on such date (the "Closing Date") as Parent shall notify the Company in writing not less than five days prior thereto, which date shall not be more than 10 days after the last of the conditions set forth in Article 8 hereof shall be satisfied or waived in accordance with this Agreement, or (ii) such other place, time and date as the parties hereto shall agree. Prior to the Closing, Merger Subsidiary and the Company shall execute and deliver to the Secretary of State of the State of Delaware, a Certificate of Merger in proper form for filing under the DGCL on the day of the Closing, and the Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger, such time being herein called the "Effective Time."

     (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time (i) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Company and the Merger Subsidiary and all obligations belonging to or due each of them shall be vested in the Surviving Corporation without further act or deed; (ii) title to any real estate or any interest therein vested in either of the Company or the Merger Subsidiary shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of the Company and the Merger Subsidiary shall be preserved unimpaired; and (iv) the Surviving Corporation shall be liable for all the obligations of the Company and the Merger Subsidiary, and any claim existing, or action or proceeding pending, by or against either of them, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

     SECTION 1.2. Conversion of Shares. (a) Prior to the Effective Time, each issued and outstanding share of the Company's Class B common stock, par value $.01 per share ("Company B Stock") shall be converted into 1.35 shares of the Company's Class A common stock ("Company A Stock") (the shares of Company B Stock and Company A Stock are hereinafter referred to collectively as "Shares" and in the singular as a "Share"), in accordance with the provisions of the Company's restated Certificate of Incorporation.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (i) each Share held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled, retired, and shall cease to exist, and no payment shall be made with respect thereto;

          (ii) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and such shares in the aggregate shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(b)(i), be converted into the right to receive (X) the Cash Portion Per Share (as defined in Section 1.2(d)), plus (Y) a Parent Warrant Fraction (as defined in Section 1.2(e)) of a Parent Warrant (as defined in Section 1.2(e)) as determined pursuant to Section 1.2(e)), plus (Z) that number of shares of common stock, no par value, of Parent (the "Parent Stock") equal to $5.00 minus the Cash Portion Per Share ("Stock Portion Per Share"), divided by the Parent Stock Price (as defined below), if the Parent Stock Price is greater than or equal to $10.50 and less than or equal to $13.25; that number of shares of Parent Stock equal to the Stock Portion Per Share divided by $10.50, if the Parent Stock Price is less than $10.50; and that number of shares equal to the Stock Portion Per Share divided by $13.25 if the Parent Stock Price is greater than $13.25, in any such case carried to the fourth decimal place (such amount of stock as so determined being herein referred to as the "Stock Per Share Amount"). If the Parent Stock Price is greater than $14.50 or less than $9.50 this Agreement may be terminated in accordance with the provisions of Section 9.1(h) hereto.

     (c) The average of the closing prices of the Parent Stock for the twenty trading day period ending the third trading day prior to the Closing ("Pricing Date") shall be defined as the "Parent Stock Price". The closing price for each day shall be the last sale price, regular way, as reported in the principal consolidated transaction reporting system for securities listed on New York Stock Exchange.

     (d) The "Cash Portion Per Share" shall be equal to the amount obtained by dividing (i) $10 million (or such greater amount not exceeding $15 million that Parent may determine in its sole discretion) minus any amounts payable to holders of FBG Options (as defined in Section 3.7(b)) pursuant to Sections 1.5(c), 1.5(d) and 1.5(e), by (ii) the number of Shares outstanding immediately prior to the Effective Time.

     (e) A "Parent Warrant" shall be the right to purchase one share of Parent Stock. The "Parent Warrant Fraction" shall be that fraction of a Parent Warrant equal in value to $.31 as determined by the Black-Scholes model in the Equity Option Calculator licensed by Bloomberg L.P. with the following assumptions used for such model: (i) a Parent Warrant shall be exercisable for a period of six years following the Pricing Date; (ii) the exercise price shall be equal to 135% of the Parent Stock Price; (iii) the option type will be American; (iv) the options will be "dilutive"; (v) the volatility rate shall be the rate prescribed by the Bloomberg model as of the Pricing Date; (vi) the semi-annual risk-free interest rate as prescribed by the Bloomberg model as of the Pricing Date shall be used; (vii) a cash dividend of $.075 per share of Parent Stock on April 13 of each year; and (viii) the number of shares of Parent Stock outstanding following the Merger. Parent Warrants shall be represented by warrant certificates with the terms attached as Schedule IV hereto and issued pursuant to a warrant agreement, the language of which will be negotiated by the parties prior to the mailing of the proxy statements as described herein ("Warrant Agreement").

     (f) The Cash Portion Per Share, and the fraction of Parent Warrant and the Parent Stock into which a Share is converted pursuant to the Merger, are referred to herein as the "Merger Consideration".

     SECTION 1.3. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At and after the Effective Time as required, Parent will deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which, among other things, shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

     (b) Each holder of Shares, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares together with a properly completed letter of transmittal covering such Shares, will receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The shares of Parent Stock constituting the Merger Consideration shall be deemed to have been issued at the Effective Time.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares by the Company. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) and not exchanged for Shares shall be returned by the Exchange Agent to Parent at such time and from time to time as Parent may request, provided that such return shall not relieve Parent of its obligation to make cash and Parent Stock available to the Exchange Agent as required by
Section 1.3(a). At such time as Parent may determine, provided that such time shall not be earlier than six (6) months following the Effective Time, Parent may discharge the Exchange Agent, in which event Parent shall thereafter act as Exchange Agent.

     (f) No holder of any unsurrendered certificates representing Shares shall have the right to vote the Parent Stock receivable in exchange for such certificates until such certificates are surrendered as provided in this Section
1.3. Following such surrender, such holder shall have the right to vote the Parent Stock for any meeting the record date of which is after the date of such surrender. No dividends or other distributions with respect to the Parent Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.3. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the Parent Stock into which such Shares were converted are registered, all dividends and other distributions payable in respect of such Parent Stock on a date subsequent to, and in respect of a record date after, the Effective Time and prior to such surrender. Such holder shall be also entitled to receive, on the payment date therefor, any dividend or distribution the record date for which occurred prior to such surrender and the payment date for which occurred following such surrender. In no event shall any holder be entitled to receive interest on the Cash Portion Per Share to be received in the Merger. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Subsidiary or the Exchange Agent nor any other party hereto shall be liable to a holder of Shares, for Parent Stock, dividends or distributions thereon, the Cash Portion Per Share, or cash in lieu of fractional shares, delivered to a public official pursuant to applicable escheat laws.

     SECTION 1.4. [INTENTIONALLY LEFT BLANK]

     SECTION 1.5. Stock Options. (a) Upon the conversion of the Company B Stock into Company A Stock as provided in Section 1.2(a) and Section 3.7(a), each FBG Option to purchase one share of Company B Stock shall be converted into an option to purchase 1.35 shares of Company A Stock.

     (b) At the Effective Time, the holder of an FBG Option that has been properly exercised prior to the Effective Time in accordance with its terms shall be entitled to receive the Merger Consideration in accordance with Section 1.2(b)(iii), for each share of Company A Stock acquired or to be acquired by virtue of the exercise of such FBG Option.

     (c) At the Effective Time, each FBG Option outstanding pursuant to Financial Benefit Group, Inc.s Non-Qualified Option Plan, whether or not exercisable, and whether or not vested, shall terminate and the Surviving Corporation shall pay to each holder of such an FBG Option cash in an amount equal to the product of: (x) the excess of the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) over the exercise price per Share of such Option, and (y) the number of Shares subject to such option.

     (d) At the Effective Time, if the holder of an FBG Option outstanding pursuant to Financial Benefit Group, Inc.'s Equity Incentive Non-Qualified Warrant/Option Program, whether or not exercisable, and whether or not vested, has elected (on or prior to ten days preceding the Effective Time) to receive cash for such Option, such Option shall terminate and the Surviving Corporation shall pay to each holder of such an FBG Option cash in an amount equal to the product of (x) the excess of the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) over the exercise price per Share of such Option, and (y) the number of Shares subject to such option.

     (e) The holder of an FBG Option outstanding pursuant to Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan, whether or not exercisable, and whether or not vested, will be given the opportunity to request the Company (on or prior to ten days preceding the Effective Time) to allow such holder to receive cash from the Surviving Corporation for such Option in an amount equal to the product of (x) the excess of the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) over the exercise price per Share of such Option, and (y) the number of Shares subject to such option. If the Company consents to any such request, such Option shall terminate at the Effective Time and such holder shall receive such amount.

     (f) At the Effective Time, if the holder of an FBG Option outstanding pursuant to Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan, whether or not exercisable, and whether or not vested, has not elected (on or prior to ten days preceding the Effective Time) to receive cash for such FBG Option, such FBG Option shall in accordance with the provisions of such plan become an option to acquire shares of Parent Stock (an "ISO Continuing Option"). The number of shares of Parent Stock subject to ISO Continuing Options shall be computed in compliance with the requirements of Section 424(a) of the Code. Subject to the foregoing, (x) the number of shares of Parent Stock subject to any such ISO Continuing Option will be determined by multiplying the number of Shares subject to such FBG Option immediately prior to the Effective Time by the "Exchange Ratio" (with the "Exchange Ratio" defined as the sum of (i) the number of shares of Parent Stock receivable for each Share pursuant to Section 1.2(b)(iii), plus (ii) a number of shares equal to the Cash Portion Per Share divided by the Parent Stock Price, plus (iii) a number of shares equal to $.31 divided by the Parent Stock Price), and (y) the exercise price under any such ISO Continuing Option will be determined by dividing the exercise price per Share in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half cent shall be rounded to the next higher whole cent). Such ISO Continuing

Options shall be subject to substantially all of the other terms and conditions of the original options to which they relate. Each holder of ISO Continuing Options shall surrender their current option agreements and execute new option agreements with Parent with respect to such Continuing Options and shall be required to execute an appropriate release.

     (g) At the Effective Time, if the holder of an FBG Option outstanding pursuant to Financial Benefit Group, Inc.'s Equity Incentive Non-Qualified Warrant/Option Program, whether or not exercisable, and whether or not vested, has not elected (on or prior to ten days preceding the Effective Time) to receive cash for such Option, such Option shall, in accordance with the provisions of such plan, become an option to acquire shares of Parent Stock (an "NQO Continuing Option"). The number of shares of Parent Stock subject to any such NQO Continuing Option will be determined by multiplying the number of Shares subject to such FBG Option immediately prior to the Effective Time of the Merger by the Exchange Ratio. The exercise prices under any such NQO Continuing Option will be determined by dividing the exercise price per Share in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half cent shall be rounded to the next higher whole cent). Such NQO Continuing Options shall be subject to substantially all of the other terms and conditions of the original options to which they relate. Each holder of NQO Continuing Options shall surrender their current option agreements and execute new option agreements with Parent with respect to such Continuing Options and shall be required to execute an appropriate release.

     (h) To make the elections for cash described in Section 1.5(d), any such holder must deposit with the Exchange Agent a properly completed letter of election (including an appropriate release) and the Option Agreements relating to any such FBG Options for which such election is made. Such election shall be irrevocable. Following the Effective Time, each holder shall be sent the amount receivable upon such election. No interest shall be paid on such amount. If the Merger is not consummated, the Option Agreements shall be returned to each such holder. To make the request for cash described in Section 1.5(e), any such holder must deposit with the Company a properly completed letter of request (including an appropriate release) and the Option Agreements relating to any such FBG Options for which such offer is accepted. Such request shall be irrevocable. If the Company consents, following the Effective Time, each holder shall be sent the amount receivable. No interest shall be paid on such amount. If the Merger is not consummated, the Option Agreements shall be returned to each such holder.

     SECTION 1.6. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, the number of shares of Parent Stock constituting all or part of the Merger Consideration shall be appropriately adjusted.

     SECTION 1.7. Fractional Shares and Warrants. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive from Parent, in lieu thereof, upon surrender of stock certificates for exchange pursuant to this
Article 1, an amount in cash determined by multiplying the Parent Stock Price by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled. No interest shall be paid with respect to such cash payment. No fractions of a Parent Warrant shall be issued in the Merger. All fractions of a Parent Warrant that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Parent Warrant results from such aggregation, such holder shall be entitled to receive from Parent, in lieu thereof, upon surrender of stock certificates for exchange pursuant to this Article 1, an amount in cash determined by multiplying such fraction by an amount equal to $.31 divided by the Parent Warrant Fraction. No interest shall be paid with respect to such cash payment.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     SECTION 2.1. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the applicable law.

      SECTION 2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to Parent that, except as otherwise disclosed on a disclosure schedule delivered on or prior to the date hereof to Parent by the Company (the "Company Disclosure Schedule"):

     SECTION 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted other than any such licenses, authorizations, permits, registrations, consents and approvals the failure of which to have would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Company Material Adverse Effect" means, a material adverse effect on the assets, liabilities, business, operations, condition (financial or otherwise), or results of operations of the Company and any of its subsidiaries identified pursuant to Section 3.2 (the "Company Subsidiaries") taken as a whole, or on the ability of the Company to perform its obligations hereunder. For purposes of this Agreement, any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect, whether existing or prospective, which is material in relation to the assets, liabilities, business, operations, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder.

     SECTION 3.2. Subsidiaries. The Company Disclosure Schedule contains a true and complete list of all of the Company Subsidiaries. Said list sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by the Company and the jurisdiction of incorporation of each corporation. The shares of capital stock of the Company Subsidiaries owned directly or indirectly by Company are validly issued, fully paid and non-assessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances except as set forth on such list. The Company (i) does not have any direct or indirect subsidiaries other than the Company Subsidiaries, and (ii) other than in the ordinary course of business of the Company, has not made any advances to or investments in, and does not own any securities of or other interests in, any Person. Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own or lease its properties and carry on its business as now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify would not have a Company Material Adverse Effect.

     SECTION 3.3. Corporate Records. The corporate record books, transfer books and stock ledgers of the Company and the Company Subsidiaries are complete and accurate in all material respects.

     SECTION 3.4. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers subject to the conditions set forth in this Agreement and, except for the approval by the Company's stockholders of this Agreement, the Merger, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action. Subject to the approval of the Company's stockholders of this Agreement, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors rights and by the availability of equitable remedies. The Board of Directors has unanimously voted to recommend the approval of this Agreement, the Merger and the transactions contemplated hereby, by the Company's shareholders.

     SECTION 3.5. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"), including, without limitation, the filing by the Company with the Securities and Exchange Commission (the "SEC") of the Company Proxy Statement (as hereinafter defined);
(d) compliance with any applicable requirements under the insurance laws of Florida, Kansas and any other applicable state; (e) compliance with the applicable requirements of the 1933 Act; (f) compliance with any applicable foreign or state securities or Blue Sky laws; (g) compliance with state takeover, antitrust and competition law filings and approvals; and (h) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to: (1) have, individually or in the aggregate, a Company Material Adverse Effect; (2) impair the ability of the Company to perform its obligations under this Agreement; or (3) prevent the consummation of the transactions contemplated by this Agreement.

     SECTION 3.6. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or any of the Company Subsidiaries, or (b) except for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) assuming compliance with the matters referred to in Section 3.5, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any Company Subsidiary or any of their respective properties or assets, (ii) result in a violation or breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or to which the Company or such Company Subsidiary is a party or by which it is affected or any license, franchise, permit or other similar authorization held by the Company or such Company Subsidiary or to which the Company or such Company Subsidiary is a party or by which it is affected or (iii) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary. For purposes of this Agreement, "Lien" means, with respect to an asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.7. Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company A Stock and 1,750,000 shares of Company B Stock and 5,000,000 shares of preferred stock. As of the date hereof, there are outstanding 6,428,428 shares of Company A Stock and 323,667 shares of Company B Stock and no shares of preferred stock. All shares of Company B Stock outstanding prior to Closing will be converted into Company A Stock prior to Closing. As of the Closing, there will be no shares of Company A Stock or Company B Stock outstanding other than those outstanding as of the date hereof, those issued pursuant to the exercise of FBG Options (as defined herein) or Warrants (as defined herein) outstanding as of the date hereof, or those issued pursuant to the conversion into Company A Stock of the Company B Stock outstanding as of the date hereof or Company B Stock issued upon exercise of options for Company B Stock outstanding on the date hereof.

     (b) As of the date hereof, there are outstanding options and warrants (other than Warrants as defined in Section 3.7(h)) (collectively, "FBG Options") to purchase an aggregate of 1,453,975 Shares of Company A Stock and to purchase an aggregate of 445,130 shares of Company B Stock. All of such FBG Options were issued pursuant to either Financial Benefit Group, Inc.'s Non-Qualified Option Plan, Financial Benefit Group, Inc.'s Equity Incentive Non-Qualified Warrant/Option Program, or Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan. Included in the Company Disclosure Schedule are true correct and complete copies of such plans and standard agreements thereunder. Upon the conversion of the Company B Stock into Company A Stock as provided in Section 1.2(a) and Section 3.7(a), each option to purchase one share of Company B Stock pursuant to its terms shall be automatically converted into an option to purchase 1.35 shares of Company A Stock. Prior to such conversion, as of Closing there will be FBG Options to purchase a number of Shares of Company A Stock and Company B Stock equal to the amounts indicated in the first sentence of this
Section 3.7(b), less Shares of Company A Stock and Company B Stock issued pursuant to FBG Options exercised following the date hereof and prior thereto. As of the date hereof, FBG Options to purchase 1,179,977 shares of Company A Stock are exercisable with the remaining FBG Options to purchase Company A Stock not exercisable, and FBG Options to purchase 329,796 shares of Company B Stock are exercisable with the remaining FBG Options to purchase Company B Stock not exercisable.

     (c) The number of Shares (consisting entirely of Company A Stock) purchasable upon exercise of outstanding FBG Options issued pursuant to Financial Benefit Group, Inc.'s Non-Qualified Option Plan (whether currently exercisable) is equal to 12,500. All of such FBG Options are non-qualified stock options. The terms of such Plan and the FBG Options issued thereunder require that (i) such FBG Options must be cashed out in connection with the Merger whether such FBG Options are exercisable or not, and (ii) the Company must pay cash to holders of such FBG Options as specified in Section 1.5(c). If the Merger is consummated, the amount of cash required to be paid by the terms of such Plan and the FBG Options issued thereunder is equal to the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) less the exercise prices thereof, multiplied by the number of shares of Company A Stock covered by any such Option. The payment of such amount following the Effective Time does not violate the terms of such FBG Options. No payment of such amount is required if the Merger is not consummated. There are no such Options for which the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) is less than or equal to the exercise price. None of such FBG Options, whether or not exercisable, would terminate pursuant to their terms, or may be canceled, without requiring the payment of cash described in Section 1.5(c), following or in connection with the Merger. All of such FBG Options were issued in transactions exempt from registration under the Securities Act and all applicable state securities laws. The Company Disclosure Schedule lists all holders of Shares issued upon exercise of such FBG Options, which such transactions were exempt from registration under the Securities Act and all applicable state securities laws. The certificates for the Shares issued upon such exercise contain appropriate legends.

     (d) The number of Shares purchasable upon exercise of outstanding FBG Options issued pursuant to Financial Benefit Group, Inc.'s Equity Incentive Non-Qualified Warrant/Option Program (whether or not currently exercisable) is equal to 1,060,838 (consisting of FBG Options for 858,338 shares of Company A Stock and for 150,000 shares of Company B Stock). All of such FBG Options are non-qualified stock options or warrants, as the case may be. The terms of such Program and the FBG Options issued thereunder require the Company to pay cash upon the election described in 1.5(d) hereof, but do not require the holders thereof to accept any such cash payment. If the Merger is consummated, the amount of cash required to be paid upon such election by the terms of such Program and the FBG Options issued thereunder is equal to the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) less the exercise prices thereof, multiplied by the number of shares of Company A Stock covered by any such Option. The payment of such amount following the Effective Time does not violate the terms of such FBG Options. No payment of such amount is required if the Merger is not consummated. The terms of such Plan and the FBG Options issued thereunder provide that following the Effective Time, such FBG Options for which the holders do not elect to receive cash, shall be exercisable for the number of shares of Parent Stock, and the exercise prices, as determined pursuant to Section 1.5(g), whether such FBG Options are exercisable or not, without any consent of any holder thereof. Any such FBG Options which currently are not exercisable shall become exercisable as provided in such Options; none of the signing of this Agreement, the approval of this Agreement by the Board of Directors of the Company, the Merger, the other transactions contemplated by this Agreement or any action taken in connection with the foregoing, will accelerate or lengthen the term of any of such FBG Options. None of such FBG Options, whether or not exercisable, would terminate pursuant to their terms, or may be canceled, without the payment of cash pursuant to Section 1.5(d) or the continuation of such Option as specified in Section 1.5(g), following or in connection with the Merger. All of such FBG Options were issued in transactions exempt from registration under the Securities Act and all applicable state securities laws. The Company Disclosure Schedule lists all holders of Shares issued upon exercise of such FBG Options, which such transactions were exempt from registration under the Securities Act and all applicable state securities laws. The certificates for the Shares issued upon such exercise contain appropriate legends.

     (e) The number of Shares purchasable upon exercise of outstanding FBG Options issued pursuant to Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan, (whether or not currently exercisable) is equal to 981,563 (consisting of FBG Options for 583,137 shares of Company A Stock and for 295,130 shares of Company B Stock). All of such FBG Options were incentive stock options within the meaning of Section 422 of the Internal Revenue Code when granted and nothing has occurred since the date of granting such options to disqualify them as incentive stock options. The terms of such Plan and the FBG options issued thereunder do not require the Company to pay cash upon the election described in 1.5(e) hereof. The payment of such amount following the Effective Time does not violate the terms of such FBG Options. The terms of such Plan and the FBG Options issued thereunder provide that following the Effective Time, such FBG Options for which the holders do not elect to receive cash, shall be exercisable for the number of shares of Parent Stock, and the exercise prices, as determined pursuant to Section 1.5(f), whether such FBG Options are exercisable or not, without any consent of any holder thereof. Any such FBG Options which currently are not exercisable shall become exercisable as provided in such Options; none of the signing of this Agreement, the approval of this Agreement by the Board of Directors of the Company, the Merger, the other transactions contemplated by this Agreement or any action taken in connection with the foregoing, will accelerate or lengthen the term of any of such FBG Options. None of such FBG Options, whether or not exercisable, would terminate pursuant to their terms, or may be canceled, without the payment of cash pursuant to Section 1.5(e) or the continuation of such Option as specified in Section 1.5(f), following or in connection with the Merger. The terms of such FBG Options require that they remain incentive stock options; none of such FBG Options, whether or not exercisable, could become non-qualified stock options. The numbers of shares, and exercise prices set forth expressly in Section 1.5(f), without reference to second sentence thereof, shall not have to be adjusted as a result of Section 424(a) of the Code.

     (f) Set forth in Section 3.7(f) of the Company Disclosure Schedule is a true and complete list of all FBG Options, the Company Stock for which they are exercisable, whether such FBG Options are incentive stock options or non-qualified stock options or warrants, the issue date thereof, the company plan under which such FBG Options were issued, the exercise prices thereof (indicating whether such exercise prices relate to Company A Stock or Company B Stock) and the dates on which such FBG Options become exercisable. The aggregate difference between $5.31 and the exercise prices of all FBG Options (assuming the conversion of Company B FBG Options into Company A FBG Options) is equal to $8,929,359.

     (g) Set forth in Section 3.7(g) of the Company Disclosure Schedule is a true and complete list of all FBG Options held by the officers of the Company named therein, the Company Stock for which they are exercisable, whether such FBG Options are incentive stock options or non-qualified stock options, the issue date thereof, the company plan under which such FBG Options were issued, the exercise prices thereof, and the dates on which such FBG Options become exercisable. Such FBG Options shall be exercised prior to Closing or cash shall be elected or requested pursuant to Sections 1.5(d) or (e) with respect to such FBG Options.

     (h) As of the date hereof, there are outstanding warrants to purchase 643,781 Shares of Company A Stock and no Shares of Company B Stock, other than warrants included in the definition of FBG Options ("Warrants"). True and correct copies of such Warrants are included in the Company Disclosure Schedule. All of such Warrants are currently exercisable. Pursuant to their terms, upon exercise and payment of the exercise price thereof following the Closing, the holder of the Warrants will be entitled to receive the cash and Parent Stock they would have been entitled to receive had they exercised such Warrants immediately prior to Closing (and to the extent such Warrants are for Company B Stock, had they exercised such Warrants, and converted the Company B Stock received into Company A Stock, immediately prior to Closing). None of such Warrants, whether or not exercisable, would terminate pursuant to their terms, or are cancelable, following or in connection with the Merger. None of such Warrants could be exchanged for cash or paid out in cash without the consent of the holders thereof. The aggregate difference between $5.31 and the exercise price of the Warrants is equal to $2,768,477.

     (i) Following the cash payment for FBG Options as described in Sections 1.5(c), and following the cash payments for those holders who elect or request to receive cash as described in Sections 1.5(d) or 1.5(e), the number of shares of Parent Stock subject to options issuable in exchange for FBG Options under Sections 1.5(f) or 1.5(g) will be no more than 150,000.

     (j) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of pre-emptive rights. Except as set forth in this Section, there are outstanding
(i) no other shares of capital stock or other voting securities of the Company,
(ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no other options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.8. SEC Filings. (a) The Company has filed all reports required to be filed with the SEC pursuant to the Exchange Act since December 31, 1991 (the "Company SEC Reports"). The Company has delivered or made available to Parent
(i) the annual report on Form 10-K for its fiscal year ended 1994, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1995 and June 30, 1995 (iii) its proxy statement dated June 7, 1995, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since June 30, 1995 (collectively, with the Company SEC Reports, the "Company Filings").

     (b) As of its filing date, no Company Filing contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) No such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act when such statement or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.9. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company and the Company Subsidiaries as of the dates thereof and their results of operations and cash flow for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the Company's balance sheet dated as of June 30, 1995, as set forth in the Company's Form 10-Q report for the second quarter of 1995 and "Company Balance Sheet Date" means June 30, 1995.

     (b) Except as and to the extent set forth on the Company Balance Sheet, the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred since the Company Balance Sheet Date which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.10. Statutory Financial Statements and Filings. (a) The statutory financial statements ("SAP Statements") of Financial Benefit Life Insurance Company (the "Company Insurance Subsidiary") for each of the three years in the three-year period ended December 31, 1994, and for the quarter ended June 30, 1995, have been prepared in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("SAP") and such accounting practices have been applied on a consistent basis throughout the period involved, except as disclosed therein. The Company has heretofore delivered to Parent true and complete copies of all such statements. Such SAP Statements (i) present fairly in all material respects, to the extent required and in conformity with SAP, the financial condition of the Company Insurance Subsidiary at their respective dates, and its results of operations, changes in capital and surplus, and cash flows for each of the periods then ended; (ii) were correct in all material respects when filed; and (iii) were timely filed. The Company has not received written notice from the Florida Commissioner of Insurance asserting any deficiency with respect to such SAP Statements nor, to the best knowledge of the Company, has the Florida Commissioner of Insurance threatened to assert any such deficiency.

     (b) Since June 30, 1995, the Company Insurance Subsidiary has filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with state insurance regulatory authorities (the "Company Insurance Filings"), and all of the Company Insurance Filings filed prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable insurance laws, rules and regulations, and, except as disclosed in the Company Disclosure Schedule, there are no material open or unresolved issues raised by any insurance or securities regulatory authority with respect to any of such filings.

     (c) The Company has no reason to believe that any material amount recoverable pursuant to any material reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar material arrangements applicable to the Company Insurance Subsidiary or its properties or assets (collectively, "Reinsurance Agreements") is not fully collectible in due course. The Company Insurance Subsidiary is entitled to take full credit in its SAP Statements pursuant to applicable insurance laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement. The Company Disclosure Schedule sets forth all assumption reinsurance contracts or arrangements entered into by the Company or any of the Company Subsidiaries in which the Company or such subsidiary has ceded risk to any person.

     (d) Each material reserve and other material liability of the Company Insurance Subsidiary reflected in, or included with, the SAP Statements was determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and the immediately preceding prior period, was based on actuarial assumptions that were in accordance with or more conservative than those called for in relevant policy and contract provisions, is fairly stated in accordance with sound actuarial principles and is in compliance with the requirements of applicable insurance laws, rules and regulations. Except as may be affected by deviations from investment assumptions, such reserves and liabilities were adequate in the

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

aggregate to cover the total amount of all reasonably anticipated liabilities of the Company Insurance Subsidiary under all outstanding insurance policies, funding agreements, Reinsurance Agreements and annuity, coinsurance and other similar arrangements as of the respective dates of such SAP Statements. Such investment assumptions were reasonable as of such respective dates. The admitted assets of the Company Insurance Subsidiary as determined under applicable insurance laws, rules and regulations is in an amount equal to the sum of all such reserves and liabilities and the statutory capital and surplus yielding an authorized control level risk based capital ratio of 484%, meeting such laws, rules and regulations.

     SECTION 3.11. Actuarial Report. The Company has delivered to Parent a true and complete copy of any actuarial reports prepared by independent actuaries with respect to the Company or the Company Subsidiaries in the last 12 months, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company, the policy information and experience data furnished by the Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects, except insofar as any inaccuracy shall not have materially affected the accuracy of the Company Actuarial Analyses.

     SECTION 3.12. Disclosure Documents. (a) The proxy statement required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Proxy Statement"), and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements in, or omissions from, the Company Proxy Statement based upon information furnished to the Company, or omitted therefrom, by Parent specifically for use therein.

     (c) The information with respect to the Company that the Company furnishes to Parent in writing specifically for use in the Registration Statement (as defined in Section 4.16) will not contain at the time the Registration Statement becomes effective or at the Effective Time any untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, not misleading.

     SECTION 3.13. Absence of Certain Changes. Since the Company Balance Sheet Date, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence or occurrences which has had or reasonably could be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other ownership interests in, the Company;

     (c) any incurrence, assumption or guarantee by the Company or any of the Company Subsidiaries of any outstanding amount of indebtedness for borrowed money other than in the ordinary course of business in accordance with their customary practices;

     (d) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of the Company Subsidiaries relating to their respective assets or businesses (including the acquisition or disposition of any assets) or any loss or relinquishment by the Company or any of the Company Subsidiaries of any material contract or other material right, other than transactions and commitments in the ordinary course of business in accordance with their customary practices;

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

     (e) any material change in any method of accounting or accounting practice or policy or application thereof by the Company or any of the Company Subsidiaries;

     (f) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of the Company Subsidiaries to their directors, officers, employees or consultants, except increases occurring in the ordinary course of business in accordance with their customary practices; or

     (g) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or contract, payment or arrangement made to, for or with any director, officer, employee or consultant of the Company or any of the Company Subsidiaries, except increases occurring in the ordinary course of business in accordance with their customary practices.

     SECTION 3.14. Litigation. There is no (nor to the knowledge of the Company any grounds for any) action, suit, investigation or proceeding pending against, nor to the knowledge of the Company threatened against or affecting, the Company or the Company Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company in accordance with the plaintiff's demands, would reasonably be expected to have a Company Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby.

     SECTION 3.15. Employee Benefit Plans. (a) The Company Disclosure Schedule contains a list of each employee benefit plan (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are hereinafter referred to individually as a "Plan" and collectively as the "Plans") pursuant to which the Company has any present or future obligations or liabilities with respect to its employees or former employees or their dependents or beneficiaries. There are no negotiations, demands or proposals (other than routine claims for benefits) which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Plans.

     (b) The Company has delivered or made available to Parent, or will deliver or make available prior to the Closing, copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the
Plans: (i) each of the Plans listed in the Company Disclosure Schedule, including all amendments thereto, and any related trust agreements, group annuity contracts insurance policies or other funding agreements or (ii) the most recent determination letter, if any, from the Internal Revenue Service with respect to the plans that are pension plans as defined in Section 3(2)(A) of ERISA (hereinafter referred to as "Pension Plans"); (iii) current summary plan descriptions and prospectuses; (iv) the most recently filed annual return/report on Form 5500 for each of the Plans; (v) general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a plan that is a "group health plan" as defined in Code Section 1621(i); and
(vi) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any VEBA which is implementing such Plan.

     (c) Except as set forth in the Company Disclosure Schedule: (i) the written terms of each of the Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in full compliance with ERISA, the Code and all other applicable legal requirements, and each of the Plans has been administered in full compliance with, and has no direct or indirect liability in connection with such regulatory requirements, (ii) each of the Plans has been administered in compliance with its terms; (iii) each Plan which is a Pension Plan meets the requirements of section 401(a), and, if applicable, Sections 409 and 4975(e), of the Code and has been so qualified since its inception date to the date of this Agreement and each trust forming a part thereof is exempt from income tax pursuant to section 501(a) of the Code;
(iv) the Company has not engaged in any "prohibited transaction" (as defined in section 4975 of the Code or section 406 or 407 of ERISA) which could subject the Company to any tax or penalty under section 4975 of the Code or Title I of ERISA; (v) as of the date of this Agreement, there are no actions, suits, arbitrations or claims pending (other than routine claims for benefits), legal, administrative or other proceedings or governmental investigations pending or, to the Company's knowledge, threatened, against (X) the Plans, the

Plan fiduciaries or the Plan assets, or (Y) the Company or the Company Subsidiaries with respect to claims related to such Plans, and to the Company's knowledge, there is no basis for any such action, claim proceeding or investigation; (vi) all contributions due and payable from the Company with respect to each of the Plans and all expenses and liabilities relating to each of the Plans for all calendar (plan) years through December 31, 1994 are reflected on the financial statements of the Company and each of the Company Subsidiaries; (vii) no Pension Plan which is a "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, nor any single-employer plan of any entity which is considered a predecessor of the Company or one employer with the Company under section 4001 of ERISA or section 414 of the Code (an "ERISA Affiliate") is subject to section 412 of the Code or Title IV of ERISA; (viii) no Plan currently maintained by the Company or an ERISA affiliate, and no other "employee benefit plan" under which the Company or an ERISA affiliate has any liability or other obligation, is or was a "multiple employer plan" (within the meaning of section 413(c) of the Code) or a "multiemployer plan" (as defined in section 3(37) of ERISA); (ix) neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to a multiemployer plan; (x) neither the Company nor any of the Company Subsidiaries has any obligations for retiree health, life or other welfare benefits under any Plan (xi) a request for a favorable determination letter relating to the tax qualified status of each of the Plans under the Code has been filed, is pending, and no indication of an adverse response has been received; and (xii) the Company and the Company's ERISA Affiliates have complied with all applicable notice requirements and has provided group health care continuation and conversion coverage under section 4980B of the Code and/or any other applicable law.

     (d) The Company Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post retirement insurance, compensation or benefits which (i) is not one of the Company's Plans, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies of descriptions of all of which have been furnished previously to Parent, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement. Neither the Company nor any of the Company Subsidiaries has any obligations for post retirement benefits under any Benefit Arrangement. There are no negotiations, demands or proposals (other than routine claims for benefits) which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Benefit Arrangements.

     (e) Except as disclosed on the Company Disclosure Schedule, the Company is not a party to or subject to any collective bargaining agreement with any union or any employment contract or arrangement providing for annual future compensation of any officer, consultant, director or employee.

     (f) No Plan or Benefit Arrangement (including any Plan or Benefit Arrangement covering former employees of the Company) restricts the ability of either the Company or the Parent to amend or terminate the Plan on or any time after the Closing.

     (g) The Company represents that there will be no acceleration of vesting, benefit accrual or benefit entitlement under either the Plans or the Benefit Arrangements, and, except as disclosed on the Company Disclosure Schedule, there will be no incidence of severance payments or any other termination benefits for which Parent or Surviving Corporation will be responsible as a result of the transaction contemplated hereby or otherwise.

     (h) The Company is not, as of the date hereof, nor will be at the Closing Date, liable for any future payment to any current or former employee resulting from the long- or short-term disability of such person, whether such payments are to be made pursuant to the Company's disability plan, if any, or otherwise.

     SECTION 3.16. Taxes. (a) All tax returns, including estimated tax and informational returns ("Tax Returns"), of or relating to any Taxes heretofore required to be filed by the Company or any of the Company Subsidiaries have been duly filed on a timely basis, other than any such Tax Returns, the failure of which to file would not, individually or in the aggregate, have a Company Material Adverse Effect. All such Tax Returns were complete and accurate in all material respects and the Company and each of the Company Subsidiaries have timely paid or made adequate provision for the payment of all Taxes shown as due and payable on such Tax Returns. There are no grounds for the assertion or assessment of any additional Taxes against the Company, any of the Company Subsidiaries or their assets with respect to such periods. All unpaid Taxes are properly accrued on the Company or the Company Subsidiaries' books. Set forth on the Company Disclosure Schedule are all Tax Returns for periods up to and including the Closing Date (whether the period ends on such date) which have not been filed as of the Closing Date.

     (b) There are no audits or administrative proceedings, court proceedings or claims pending against the Company or any of the Company Subsidiaries with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or, to the knowledge of the Company, proposed with respect to any Tax Return of or with respect to the Company or any of the Company Subsidiaries and there are no liens for Taxes upon the assets or properties of the Company or any of the Company Subsidiaries, except for liens for Taxes not yet due and owing.

     (c) Since their formation, the Company and all of the Company Subsidiaries have been members of an affiliated group of corporations within the meaning of section 1504 of the Code, with respect to which the Company is and at all times has been the common parent. The Company and each of the Company Subsidiaries have not been members of any other affiliated group of corporations within the meaning of section 1504 of the Code.

     (d) Neither the Company nor any of the Company Subsidiaries are a party to or bound by any affiliated group consolidated return tax allocation agreement, tax sharing agreement or tax indemnification agreement.

     (e) Neither the Company nor any of the Company Subsidiaries are required to include in income any adjustment under section 481(a) of the Code by reason of a change in accounting method initiated by the Company or any of the Company Subsidiaries and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

     (f) The Company is not a U.S. Real Property Holding Company within the meaning of section 897(c) of the Code.

     (g) Neither the Company nor any of the Company Subsidiaries is a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

     (h) There are no material intercompany transactions within the meaning of Treasury Regulation section 1.1502-13 in which gain has been deferred.

     (i) The Company and each of the Company Subsidiaries have complied with all laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under sections 1441 and 1442 of the Code, or similar provision under foreign laws), and has timely and properly withheld from employee wages and paid over to the proper tax authorities all amounts required to be withheld and be paid over under applicable law.

     (j) Neither the Company nor any of the Company Subsidiaries are a party to any safe harbor lease within the meaning of section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Company or any of the Company Subsidiaries have been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under section 103(a) of the Code. Neither the Company nor any of the Company Subsidiaries are the borrower or guarantor of any outstanding industrial revenue bonds, and are not a tenant, principal user or related person to any principal user (within the meaning of section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bonds.

     (k) As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, and franchise taxes imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

     SECTION 3.17. Compliance with Laws. Except as disclosed in the Company SEC Reports, and except for any matter that would not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

     SECTION 3.18. Finders' Fees. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a copy of whose engagement agreement has been provided to Parent, is entitled to fees from the Company in accordance with the provisions of said engagement letter by virtute of the transactions contemplated hereby. Based on the capitalization of the Company set forth in this Agreement, such fees would be in the aggregate amount of $1,266,406 plus reimbursement of out-of-pocket expenses (assuming the Parent Stock Price is greater than or equal to $10.50 and less than or equal to $13.25, and further assuming the assumption by the Surviving Corporation of $15,500,000 of Company debt, which was the amount of debt of the Company at June 30, 1995 which would have been used to calculate such fees had the Merger been consummated on that date). Except for DLJ, there is no investment banker, broker, finder or other intermediary (other than Firemark Capital, Inc., whose compensation is payable by DLJ) which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement. The compensation payable to DLJ shall be computed without regard to the value of the Parent Warrants.

     SECTION 3.19. Fairness Opinion. The Company's Board of Directors has received from DLJ, a written opinion ("DLJ Fairness Opinion"), dated the date of this Agreement, to the effect that the consideration to be paid by Parent in the Merger is fair to the stockholders of the Company from a financial point of view.

     SECTION 3.20. Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has not
(i) received any notice of noncompliance with, violation of, or liability or potential liability under, any laws relating to pollution, the discharge or release of hazardous materials or the disposal of infectious, medical or hazardous waste into the environment ("Environmental Laws"); (ii) entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or judicial order, under any Environmental Laws or relating to the cleanup of any hazardous materials or wastes (including infectious and medical wastes); or (iii) agreed to undertake, and has not undertaken, any other cleanup of hazardous materials or wastes (including infectious and medical wastes) relating to properties owned or leased by the Company or any of the Company Subsidiaries or to any off-site location to which waste material has been sent by the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries is in compliance with all Environmental Laws in all material respects.

     SECTION 3.21. Insurance Licenses. The Company Disclosure Schedule sets forth a true, correct and complete list of: (a) each of the jurisdictions in which the Company Insurance Subsidiary is duly licensed and in good standing to write insurance; (b) the lines of insurance that the Company Insurance Subsidiary is authorized to write in such jurisdictions (including a notation as to whether the Company Insurance Subsidiary is authorized to transact a variable annuity and/or life or health insurance business therein and any restriction that may exist with respect to any such licenses); and (c) the dates of expiration of each of such licenses. All such licenses and regulatory authorizations are valid and in full force and effect. The Company and the Company Insurance Subsidiary and their employees have not breached any material provision of, and are not in default under the material terms of, and have not engaged in any activity which would cause revocation or suspension of, any such licenses or regulatory authorizations and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the best of the Company's knowledge, threatened. No such license or permit issued by any governmental authority to the Company and the Company Insurance Subsidiary, or to any of their present employees who presently holds such a license and uses it in the Company's and the Company Insurance Subsidiary's business, has ever been revoked, suspended or rescinded.

     SECTION 3.22. Assets. The Company and the Company Subsidiaries have good and clear record and marketable title to and possession of all of their respective real and personal properties and assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except the lien of current taxes and covenants and restrictions of record, which liens, covenants and restrictions do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries. There exists no restriction on the transfer of any such properties or assets which would materially affect the value of such properties or assets. The Company Disclosure Schedule contains a complete and accurate list, with legal description, of each parcel of real estate owned or leased by the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has any obligation to acquire any interest in any real property other than those described on the Company Disclosure Schedule. The real and personal properties and assets held under lease by the Company and the Company Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made and proposed to be made of such properties and assets by the Company and the Company Subsidiaries. No consent is necessary under the terms of any such lease in connection with the consummation of the transactions contemplated hereby.

     SECTION 3.23. Disposal of Assets. No assets of the Company have been disposed of outside the ordinary course of the Company's business during the two year period preceding the Effective Time. The liabilities of the Company and the Company Subsidiaries were incurred by the Company and the Company Subsidiaries in the ordinary course of its business consistent with past practice.

     SECTION 3.24. Insurance Policies. All material insurable properties owned or held by the Company and the Company Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business. The Company and the Company Subsidiaries have in effect the insurance coverage listed on the Company Disclosure Schedule which coverage is believed by the Company to be adequate for the business conducted by the Company and the Company Subsidiaries.

     SECTION 3.25. Contracts. Except as set forth on the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is party to or bound by any (a) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (b) agreement, contract, or indenture relating to the borrowing of money by the Company or any of the Company Subsidiaries, excluding endorsements made for collection and guarantees made in the ordinary course of business; (c) management agreement, consulting or other similar contract or arrangement; (d) agreement with any present or former officer, director or shareholder of the Company or any of the Company Subsidiaries; or (e) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company or any of the Company Subsidiaries or which involve a payment by the Company or any of the Company Subsidiaries of more than $25,000 in one year.

     SECTION 3.26. Defaults. Neither the Company nor any of the Company Subsidiaries is in material breach or material default under any agreement or commitment to which the Company or any of the Company Subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or, any such subsidiary's extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

     SECTION 3.27. Director Severance. Set forth on the Company Disclosure
Schedule is a complete and accurate list of all persons who will be entitled to severance payments or other compensation under the FBG

Directors Severance Plan on or after the Closing Date, the gross amounts due to such person, and the terms under which such amounts are to be paid.

     SECTION 3.28. Employee Handbook. The Company has provided to Parent a true and complete copy of the Company's current employee handbook.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

     Parent represents and warrants to the Company that, except as otherwise disclosed on a disclosure schedule delivered on or prior to the date hereof to the Company by Parent (the "Parent Disclosure Schedule"):

     SECTION 4.1. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted other than any such licenses, authorizations, permits, registrations, consents and approvals the failure of which to have would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has heretofore delivered to the Company true and complete copies of the Parent's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Parent Material Adverse Effect" means a material adverse effect, on the assets, liabilities, business, operations, condition (financial or otherwise), or results of operations of the Parent and/or any of its subsidiaries identified pursuant to Section 4.2 (the "Parent Subsidiaries") taken as a whole, or on the ability of the Parent to perform its obligations hereunder.

     SECTION 4.2. Subsidiaries. The Parent Disclosure Schedule contains a true and complete list of all of the Parent Subsidiaries. Said list sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by Parent and the jurisdiction of incorporation of each corporation. The shares of capital stock of the Parent Subsidiaries owned directly or indirectly by Parent are validly issued, fully paid and nonassessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances except as set forth on such list. Except as disclosed on the Parent Disclosure Schedule, Parent (i) does not have any direct or indirect subsidiaries other than the Parent Subsidiaries, and (ii) other than in the ordinary course of business of the Parent, has not made any advances to or investments in, and does not own any securities of or other interests in, any Person. Each of the Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own or lease its properties and carry on its business as now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify would not have a Parent Material Adverse Effect Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary has not engaged in any business since its date of inception.

     SECTION 4.3. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the Parent's and Merger Subsidiary's corporate powers subject to the conditions set forth in this Agreement, and have been duly authorized by the Boards of Directors of Parent and Merger Subsidiary, and by Parent as the sole stockholder of Merger Subsidiary, and, except for the approval of Parent's stockholders, no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement, the Merger, and the transactions contemplated hereby. This

Agreement constitutes a valid and binding agreement of the Parent and Merger Subsidiary, enforceable against the Parent and Merger Subsidiary in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors rights and by the availability of equitable remedies.

     SECTION 4.4. Governmental Authorization. The execution, delivery and performance by the Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby and the Merger by the Parent and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act and the 1933 Act, including, without limitation, the filing by Parent with the SEC of the Parent Proxy Statement (as hereinafter defined); (d) compliance with any applicable requirements under the insurance laws of Florida, Kansas and any other applicable state; (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) compliance with state takeover, antitrust and competition law filings and approvals; and
(g) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to: (1) have, individually or in the aggregate, a Parent Material Adverse Effect; (2) impair the ability of the Parent and Merger Subsidiary to perform their obligations under this Agreement; or (3) prevent the consummation of the transactions contemplated by this Agreement.

     SECTION 4.5. Non-Contravention. The execution, delivery and performance by the Parent and/or Merger Subsidiary of this Agreement and the consummation by the Parent and the Merger Subsidiary of the transactions contemplated hereby do not and will not (except in the case of clauses (b), (c) and (d) of this Section 4.5, for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect):
(a) contravene or conflict with the certificate of incorporation or bylaws of the Parent or of Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or instrument binding upon or applicable to the Parent and/or Merger Subsidiary or any of their properties or assets, (c) result in a violation or breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Parent and/or Merger Subsidiary or to a loss of any benefit to which the Parent and/or Merger Subsidiary is entitled under any provision of any agreement, contract or other decree binding upon the Parent and/or Merger Subsidiary or to which the Parent and/or Merger Subsidiary is a party or by which it is affected or any license, franchise, permit or other similar authorization held by the Parent and/or Merger Subsidiary or to which the Parent and/or Merger Subsidiary is a party or by which it is affected or (d) result in the creation or imposition of any Lien on any asset of the Parent and/or Merger Subsidiary.

     SECTION 4.6. Capitalization. The authorized capital stock of the Parent consists of 25,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of June 30, 1995, there were outstanding 10,072,926 shares of common stock; no shares of preferred stock; stock options to purchase an aggregate of 907,653 shares of common stock of which options to purchase an aggregate of 726,653 shares were exercisable; and warrants to purchase 170,002 shares of common stock. All outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, there are outstanding (a) no other shares of capital stock or other voting securities of the Parent, (b) no securities of the Parent convertible into or exchangeable for shares of capital stock or voting securities of the Parent, and (c) no other options or other rights to acquire from the Parent, and no obligation of the Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent (the items in clauses (a), (b) and (c) being referred to collectively as the "Parent Securities"). There are no outstanding obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Securities. All of the Parent Stock and Parent Warrants issuable in exchange for Shares at the Effective Time will be, when so issued, duly authorized, validly issued, fully paid and non-assessable. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, all of which are validly issued and outstanding, fully paid and nonassessable and owned by Parent.

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

     SECTION 4.7. SEC Filings. Parent has filed all reports required to be filed with the SEC pursuant to the Exchange Act (the "Parent SEC Reports"). Parent has delivered to the Company (i) its annual reports on Form 10-K for its fiscal years ended 1992, 1993 and 1994, (ii) its quarterly reports on Form 10-Q for its fiscal quarters March 31, 1995 and June 30, 1995, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, Parent's stockholders, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since June 30, 1995 (collectively, with the Parent SEC Reports, the "Parent Filings").

     (b) As of its filing date, no Parent Filing contained any untrue statement of material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) No such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act when such statement or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent included in the Parent Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and their consolidated results of operations and cash flow for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements.) For purposes of this Agreement, "Parent Balance Sheet" means the Parent's balance sheet as of June 30, 1995, as set forth in the Parent's Form 10-Q report for the second quarter of 1995 and "Parent Balance Sheet Date" means June 30, 1995.

     (b) Except as and to the extent set forth on the Parent Balance Sheet, Parent and the Parent Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred since the Parent Balance Sheet Date which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.9. Statutory Financial Statements and Filings. (a) The SAP Statements of the Parent's insurance subsidiary (the "Parent Insurance Subsidiary") for each of the three years in the three-year period ended December 31, 1994, and for the quarter ended June 30, 1995, have been prepared in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and such accounting practices have been applied on a consistent basis throughout the period involved, except as disclosed therein. The Parent has heretofore delivered to the Company true and complete copies of all such SAP Statements. Such financial statements (i) present fairly in all material respects, to the extent required and in conformity with SAP, the financial condition of the Parent Insurance Subsidiary at their respective dates, and its results of operations, changes in capital and surplus, and cash flows for each of the periods then ended; and (ii) were correct in all material respects when filed. The Parent has not received written notice from the Kansas Commissioner of Insurance asserting any deficiency with respect to such statements nor, to the best knowledge of Parent, has the Kansas Commissioner of Insurance threatened to assert any such deficiency.

     (b) Since June 30, 1995, the Parent Subsidiaries have filed all reports and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with state insurance regulatory authorities (the "Parent Insurance Filings"), and all of the Parent Insurance Filings filed prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable insurance laws, rules and regulations, and, except as disclosed by the Parent in the Parent Disclosure Schedule, there are no material open or unresolved issues raised by any insurance or securities regulatory authority with respect to any of such filings.

     (c) Each material reserve and other material liability of the Parent Insurance Subsidiary reflected in, or included with, the SAP Statements was determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and the immediately preceding prior period, was based on actuarial assumptions that were in accordance with or more conservative than those called for in relevant policy and contract provisions, is fairly stated in accordance with sound actuarial principles and is in compliance with the requirements of applicable insurance laws, rules and regulations. Except as may be affected by deviations from investment assumptions, such reserves and liabilities were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Parent Insurance Subsidiary under all outstanding insurance policies, funding agreements, Reinsurance Agreements and annuity, coinsurance and other similar arrangements as of the respective dates of such SAP Statements. Such investment assumptions were reasonable as of such respective dates. The admitted assets of the Parent Insurance Subsidiary as determined under applicable insurance laws, rules and regulations is in an amount equal to the sum of all such reserves and liabilities and the statutory capital and surplus yielding an authorized control level risk based capital ratio of 434%, meeting such laws, rules and regulations.

     SECTION 4.10. Disclosure Documents. The information with respect to Parent and the Parent Subsidiaries that Parent furnishes to the Company specifically for use in any Company Proxy Statement will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time.

     SECTION 4.11. Absence of Certain Changes. Since the Parent Balance Sheet Date, Parent and the Parent Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development of a state of circumstances or facts which could be expected to have, a Parent Material Adverse Effect.

     SECTION 4.12. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Parent threatened against or affecting, Parent or any Parent Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to Parent or any Parent Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby.

     SECTION 4.13. Employee Benefit Plans. (a) The Parent Disclosure Schedule contains a list of each Plan pursuant to which the Parent has any material present or future obligations or liabilities with respect to its employees or former employees or their dependents or beneficiaries.

     (b) Parent has delivered or made available to Company, or will deliver or make available prior to the Closing, copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Plans:
(i) each of the Plans listed in the Parent Disclosure Schedule, including all amendments thereto, and any related trust agreements, group annuity contracts insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter, if any, from the Internal Revenue Service with respect to the plans that are Pension Plans as defined in Section 3(2)(A) of ERISA; (iii) current summary plan descriptions and prospectuses; (iv) the most recently filed annual return/report on Form 5500 for each of the Plans; and (v) the latest actuarial reports for the Pension Plans.

     (c) Except as set forth in the Parent Disclosure Schedule: (i) the written terms of each of the Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in full compliance with ERISA and the Code, and each of the Plans has been administered in full compliance with its terms and all regulatory requirements; (ii) each Plan which is a Pension Plan meets the requirements of section 401(a) of the Code and, if applicable, Sections 409 and 4975(e), and has been so qualified since its inception date to the date of this Agreement and each trust forming a part thereof is exempt from income tax pursuant to section 501(a) of the Code. (iii) the Parent has not engaged in any "prohibited transaction" (as defined in section 4975 of the Code or section 406 or 407 of ERISA) which could subject the Parent to any tax or penalty under section 4975 of the Code or Title I of ERISA;
(iv) as of the date of this Agreement, there

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

are no actions, suits, arbitrations or claims pending (other than routine claims for benefits), legal, administrative or other proceedings or governmental investigations pending or, to the Parent's knowledge, threatened, against the Plans or their assets; (v) no "reportable event" (within the meaning of section 4043(c)(l)-(13) of ERISA) as to which a thirty day notice would be required to be filed with the PBGC has occurred with respect to the Pension Plan (other than those that may result from the transactions contemplated by this Agreement);
(vi) no Plan currently maintained by the Parent, and no other "employee benefit plan" under which the Parent has any liability or other obligation, is or was a "multiple employer plan" (within the meaning of section 413(c) of the Code) or a "multiemployer plan" (as defined in section 3(37) of ERISA); (vii) all contributions due and payable from the Parent with respect to each of the Plans and for all calendar (plan) years through December 31, 1994 are reflected on the financial statements of the Parent and each of the Parent Subsidiaries; (viii) neither any Pension Plan which is a "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, nor any single-employer plan of any entity which is considered a predecessor of the Parent or one employer with the Parent under section 4001 of ERISA or section 414 of the Code (an "ERISA Affiliate") has an "accumulated funding deficiency" (whether or not waived) within the meaning of section 412 of the Code or section 302 of ERISA, and neither the Parent nor an ERISA Affiliate has an outstanding funding waiver; (ix) neither the Parent nor any of the Parent Subsidiaries has provided, or is required to provide, security to any Plan or to any single-employer plan of an ERISA Affiliate pursuant to section 401(a)(29) of the Code; (x)(A) no Pension Plan subject to Title IV of ERISA maintained by the Parent or any of the Parent Subsidiaries has been terminated; and (B) no proceeding has been initiated to terminate any such Pension Plan; (xi) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Parent or any of the Parent Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or by an ERISA Affiliate; (xii) neither the Parent nor any of the Parent Subsidiaries has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to a multiemployer plan; (xiii) the Parent has paid all premiums (and interest charges and penalties for late payment), if any, due the PBGC as of the Closing with respect to the Pension Plans; (xiv) neither the Parent nor any of the Parent Subsidiaries has any obligations for retiree health and life benefits under any Plan; (xv) a request for a favorable determination letter relating to the tax qualified status of each of the Pension Plans under the Code has been filed, is pending, and no indication of an adverse response has been received; and (xvi) the Company and the Company's Erisa Affiliates have complied with all applicable notice requirements and has provided group health care continuation and conversion coverage under 4980B of the Code and/or any other applicable law.

     (d) The Parent Disclosure Schedule lists each employment severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit-sharing bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not one of the Parent's Plans, (ii) is entered into, maintained or contributed to, as the case may be, by the Parent or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Parent or any of its ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to the Company, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in full compliance with its terms and with the requirements prescribe by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement, except where the failure to maintain such Benefit Arrangement in such compliance would not have a Parent Material Adverse Effect.

     (e) Except as disclosed on the Parent Disclosure Schedule, the Parent is not a party to or subject to any collective bargaining agreement with any union or any employment contract or arrangement providing for annual future compensation of any officer, consultant, director or employee.

     SECTION 4.14. Taxes. (a) All Tax Returns, including estimated tax and informational returns, of or relating to any Taxes heretofore required to be filed by the Parent or any of the Parent Subsidiaries have been duly filed on a timely basis, other than any such Tax Returns, the failure of which to file would not, individually or in the aggregate, have a Parent Material Adverse Effect. All such Tax Returns were complete and accurate in all material respects and the Parent and each of the Parent Subsidiaries have timely paid or made adequate provision for the payment of all Taxes shown as due and payable on such Tax Returns. There are no grounds for the assertion or assessment of any additional Taxes against the Parent, any of the Parent Subsidiaries or their assets with respect to such periods. All unpaid Taxes are properly accrued on the Parent or the Parent Subsidiaries' books. Set forth on the Parent Disclosure Schedule are
(i) all Tax Returns for periods up to and including the Closing Date (whether the period ends on such date) which have not been filed as of the Closing Date and (ii) any exceptions to this Section 4.14.

     (b) As of the date hereof, there are no audits or administrative proceedings, court proceedings or claims pending against the Parent or any of the Parent Subsidiaries with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or, to the knowledge of the Parent, proposed with respect to any Tax Return of or with respect to the Parent or any of the Parent Subsidiaries and there are no liens for Taxes upon the assets or properties of the Parent or any of the Parent Subsidiaries, except for liens for Taxes not yet due and owing.

     SECTION 4.15. Finders' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Parent or any of the Parent Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.16. Registration Statement. The Registration Statement to be filed by Parent with the SEC with respect to the offering of Parent Stock and Parent Warrants in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto will, when filed comply as to form in all material respects with the requirements of the 1933 Act and will not contain, at the time the Registration Statement becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, not misleading; provided that the foregoing representation shall not apply to statements or omissions in the Registration Statement based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.

     SECTION 4.17. Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or as disclosed on the Parent Disclosure Schedule, the Parent has not (i) received any notice of noncompliance with, violation of, or liability or potential liability under, any laws relating to pollution, the discharge or release of hazardous materials or the disposal of infectious, medical or hazardous waste into the environment ("Environmental Laws"); (ii) entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or judicial order, under any Environmental Laws or relating to the cleanup of any hazardous materials or wastes (including infectious and medical wastes); or (iii) agreed to undertaken, and has not undertaken, any other cleanup of hazardous materials or wastes (including infectious and medical wastes) relating to properties owned or leased by the Parent or any of the Parent Subsidiaries or to any off-site location to which waste material has been sent by the Parent or any of the Parent Subsidiaries.

     SECTION 4.18. Insurance Licenses. The Parent Disclosure Schedule sets forth a true, correct and complete list of: (a) each of the jurisdictions in which the Parent and the Parent Subsidiaries are duly licensed and in good standing to write insurance; (b) the lines of insurance that the Parent and the Parent Subsidiaries is authorized to write in such jurisdictions (including a notation as to whether the Parent and the Parent Subsidiaries are authorized to transact a variable annuity and/or life or health insurance business therein and any restriction that may exist with respect to any such licenses); and (c) the dates of expiration of each of such licenses. All such licenses and regulatory authorizations are valid and in full force and effect. The Parent and the Parent Subsidiaries and their employees have not breached any material provision of, and are not in default under the material terms of, and have not engaged in any activity which would cause revocation or suspension of, any such licenses or regulatory authorizations and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the best of the Parent's knowledge, threatened. No such license or permit issued by any governmental authority to the Parent and the Parent

Subsidiaries or to any of their present employees who presently holds such a license and uses it in the Parent's and the Parent Subsidiaries business has ever been revoked, suspended or rescinded.

     SECTION 4.19. Actuarial Report. Parent has delivered to the Company a true and complete copy of any actuarial reports prepared by independent actuaries with respect to Parent or the Parent Subsidiaries in the last 12 months, and all attachments, addenda, supplements and modifications thereto (the "Parent Actuarial Analyses"). To the knowledge of Parent, the policy information and experience data furnished by Parent to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects, except insofar as any inaccuracy shall not have materially affected the accuracy of the Parent Actuarial Analyses.

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 5.1. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, the Company will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all non-public documents and information concerning Parent furnished to the Company in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by the Company, (b) in the public domain through no fault of the Company or (c) later lawfully acquired by the Company from sources other than Parent (not owing a duty of confidentiality to Parent); provided that the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Company of the confidential nature of such information and are directed by the Company to treat such information confidentially. The Company's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, the Company will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Parent, upon request, all documents and other materials, and all copies thereof, obtained by the Company or on its behalf from Parent in connection with this Agreement that are subject to such confidence.

     SECTION 5.2. Conduct of the Company. From the date hereof until the Effective Time, unless the prior written consent of Parent is obtained, the Company and the Company Subsidiaries (a) will carry on their business diligently and substantially in the same manner as heretofore and will not make or institute any unusual method of management, accounting or operation except in the manner consistent with prior practice or enter into any transaction other than in the ordinary course of business; (b) will not make loans or discounts or any commitments to loan or discount in an aggregate amount greater than $25,000;
(c) will not enter into any management, maintenance, servicing or similar contracts having a term of more than one year or providing for fees in excess of a rate of $25,000 per year, provided, that the foregoing shall not prohibit Seller from renewing data processing and computer servicing contracts currently in effect which have an expiration date prior to Closing, on substantially similar terms for no more than one year; (d) will maintain in force all insurance policies in effect on the date of this Agreement; (e) will make investments in the usual course of business consistent with past practice and investment policy (and will promptly inform Parent in writing of the relevant details of all such investments); (f) will not grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, employee or agent thereof, or increase in any amount the benefits or compensation, if any, of any such directors, officers, employees or agents of the Company or Company Subsidiaries under any pension plan or other contract or commitment; and will not pay nor agree to pay any bonus or commission to any director, officer, employee or agent thereof and will not otherwise enter into or amend any employment or severance agreement with any such directors, officers, employees or agents, provided that the foregoing shall not prevent (X) increases in rates of pay to employees who are not officers or directors in amounts and at times consistent with past practice, (Y) annual bonus payments to up to 10 employees of the Company who are not officers or directors and who customarily receive an annual bonus, at such times and in such individual amounts as are consistent with past practice, provided, that, in no event may such bonus payments exceed $25,000 in the aggregate, and (Z) bonuses to officers which the Company is obligated to pay pursuant to the terms of a currently existing bonus plan; (g) will not enter into any material contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with past practices; (h) will not sell or dispose of any of its material assets out of the ordinary course of business and will maintain its assets in their present condition, reasonable wear and tear excepted; (i) will not make any expenditure for fixed assets and will not purchase any data processing equipment for any single item in excess of $25,000 or enter into any leases of fixed assets providing for an annual rental of $25,000; (j) will not declare or pay any dividend or make any other distribution, directly or indirectly, in respect of any capital stock of the Company or Company Subsidiaries (other than distributions from the Company Subsidiaries to the Company in an amount necessary to support the Company's debt service or operations) nor directly or indirectly redeem, purchase or otherwise acquire or issue any such capital stock, or grant or issue any capital stock of the Company or Company Subsidiaries or stock options, warrants or other rights therefor (other than issuances of Company A Stock and Company B Stock pursuant to the exercise of currently outstanding FBG Options or pursuant to the conversion of Company B Stock to Company A Stock); (k) will not amend the Certificate of Incorporation or Bylaws of the Company or any of Company Subsidiaries, or make any change in the authorized or issued capital stock of the Company or such subsidiaries; (l) will not do any act or omit to do any act which will cause or permit a material breach by the Company or Company Subsidiaries of any contract, commitment or obligations, including without limitation this Agreement; (m) will not charge off any loans prior to Closing except in accordance with past policies and procedures consistently applied; (n) will not acquire, purchase any assets of, or make any investment in any entity, (other than, in the case of normal investing activity, as allowed in (e) above); (o) will not agree or commit to do any of the foregoing; (p) will not take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or
(r) will not omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     SECTION 5.3. Stockholder Meeting: Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement, the Merger, and the transactions contemplated hereby. The Directors of the Company shall recommend approval (and if the vote of the Directors of the Company in favor of this Agreement is unanimous, unanimously recommend approval) of this Agreement, the Merger, and the transactions contemplated hereby by the Company's stockholders, unless the Board of Directors of the Company determines, in good faith, at a meeting of the full Board of Directors, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to the Parent, requires them to decline to make, withdraw or modify such a recommendation. Any such declining, withdrawal or modification, however, will not change the approval of the Merger for purposes of Section 251(b) of the DGCL. In connection with such meeting, the Company (a) as soon as reasonably practicable, will take steps to prepare, file and clear with the SEC, and thereafter mail to its stockholders, the Company Proxy Statement and all other proxy materials for such meeting, and (b) will use its reasonable best efforts to obtain the necessary approval by its stockholders of this Agreement, the Merger, and the transactions contemplated hereby, unless the Board of Directors of the Company determines, in good faith, at a meeting of the full Board of Directors, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to the Parent, requires them not to. Nothing in this
Section 5.3 or 5.5 will be interpreted to eliminate the Company's obligation to prepare, file and clear with the SEC, and thereafter mail to its shareholders, the Company Proxy Statement, solicit proxies in favor of the Merger, or hold a meeting of its stockholders to vote on the Merger as provided herein, provided that, following the declining to make, withdrawal of or modification of the recommendation by the Board in accordance with this Section 5.3, the

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

Parent shall have to waive in writing its right to the fee described in Section 9.2(b) in order for the Company to be so obligated.

     SECTION 5.4. Access to Information. From the date hereof until the Effective Time, the Company will provide Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and each of the Company Subsidiaries and will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's and each of the Company Subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and each of the Company Subsidiaries.

     SECTION 5.5. No Solicitation of Acquisitions Proposal. Neither the Company nor its affiliates (including directors, officers, employees, agents, representatives and shareholders or any affiliates or associates thereof) ("Affiliates") shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or, subject to the provisos to this sentence, provide any information to or participate in any negotiations with, any corporation, partnership, agent, attorney, financial advisor, person, or other entity or group (other than the Parent and its Affiliates) ("Third Parties") relating to any (i) liquidation, dissolution, recapitalization, merger or consolidation of the Company or its subsidiaries (ii) outside the ordinary course of business, sale of a significant amount of assets of the Company or its subsidiaries (iii) purchase or sale of shares of capital stock of the Company or its subsidiaries (iv) any similar actions or transactions involving the Company or its subsidiaries other than the transactions contemplated by this Agreement ("Extraordinary Transactions"), or, subject to the provisos to this sentence, agree to or consummate any Extraordinary Transactions; provided, however, that the Company may provide information at the request of, or enter into negotiations with a, third party or agree to or consummate any Extraordinary Transaction if the Board of Directors of the Company determines, in good faith, at a meeting of the full Board of Directors, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by Lord, Bissell & Brook (or other firm with a national reputation in transactions of this nature) requires it to take any such action, and, provided further, that the Company may not, in any event, provide to such third party any information which it has not provided to the Parent. In addition, following receipt of a proposal for an Extraordinary Transaction ("Acquisition Proposal"), the Company may take and disclose to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act or otherwise make a disclosure to its stockholders. The Company shall immediately inform the Parent of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction and provide the Parent with a copy of any such written inquiries, proposals and offers, including without limitation any Acquisition Proposal.

     SECTION 5.6. Notices of Certain Events. The Company shall promptly notify Parent of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or which relate to the consummation of the transaction contemplated by this Agreement.

     SECTION 5.7. Title to Real Estate. As soon as practical after the date hereof, but in any event no later than 60 days after the date hereof, the Company, at its own expense, shall obtain and deliver to Parent, with respect to all real estate owned by the Company and the Company Subsidiaries and listed on the Company Disclosure Schedule, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to Parent, which preliminary report shall contain a commitment of such title insurance company to issue an owner's title insurance policy on ALTA 1970 Owner's Form B insuring the fee simple title of the Company or such subsidiary in such real estate in an

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

amount to be determined, subject only to (a) the standard exceptions to title customarily contained in such title policies and (b) liens of current state and local property taxes which are not delinquent or subject to penalty.

     SECTION 5.8. Monthly Financial Reports. From and after the date of this Agreement the Company shall deliver to Parent within twenty (20) days of the last day of each calendar month, unaudited balance sheets and statements of income of the Company and of each of the Company Subsidiaries for such month (certified by the Chief Financial Officer of the Company (the "Monthly Reports") The Monthly Reports: (a) will be true, correct and complete in all material respects; (b) shall present fairly (subject to adjustments that would be revealed by an audit, none of which is believed to be material in the aggregate) the financial position of the Company or the Company Subsidiaries (as the case may be) and the results of operations as of such date; and (c) shall properly reflect all assets of the Company or such subsidiaries (as the case may be) of a kind normally reflected in a balance sheet of such entity.

     SECTION 5.9. Fairness Opinion. The Company shall use its reasonable best efforts to obtain an update and re-issue of the DLJ Fairness Opinion at the time of mailing of the Company Proxy Statement.

     SECTION 5.10. Opinion. The Company shall use its reasonable best efforts to obtain a written opinion from Jordan, Burt, special counsel to the Company, or such other special counsel reasonably acceptable to Parent, dated as of the Effective Time and substantially in the form contained in Schedule III attached hereto or otherwise in form and substance reasonably satisfactory to Parent; the Company shall not be required to spend more than $25,000 in this regard.

                                   ARTICLE 6

                              COVENANTS OF PARENT

     Parent agrees that:

     SECTION 6.1. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all non-public documents and information concerning the Company and the Company Subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Parent,
(b) in the public domain through no fault of Parent or (c) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Parent of the confidential nature of such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidence.

     SECTION 6.2. Conduct of Parent. From the date hereof until the Effective Time, Parent shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Parent shall not issue any Parent Stock for consideration less than the market price for such Parent Stock, or any options for Parent Stock with an exercise price below such market price, provided that the foregoing shall not prevent the issuance of Parent Stock in exercise of employee stock options, or the issuance of stock options pursuant to the terms of such plans. In the event of any issuance of Parent Stock in any acquisition of assets, or in exchange for any stock of another entity in any merger or similar transaction, the determination by the Board of Parent as to the value of the consideration received in such acquisition or exchange shall be conclusive and binding.

     SECTION 6.3. Access to Information. From the date hereof until the Effective Time, Parent will provide the Company, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Parent and each of the Parent Subsidiaries and will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Parent's and each of the Parent Subsidiaries employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and each of the Parent Subsidiaries.

     SECTION 6.4. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.5. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it, if any, to approve this Agreement, the Merger and the transactions contemplated hereby, at the Company Stockholder Meeting.

     SECTION 6.6. Continuing Directors. The Board of Directors of Parent (the "Board") will appoint to the Board three individuals from a group of qualified nominees recommended by the Company and acceptable to Parent, with one individual to be appointed to each of the Board's three classes of directors. If any nominee so appointed is unable to serve the entirety of the remaining term of the class to which such nominee is appointed, the Board will appoint another person from such group to the Board as successor thereto.

     SECTION 6.7. Registration Statement. Parent shall as soon as reasonably practicable prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC. Parent shall as soon as reasonably practicable take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger, provided Parent shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent or to subject itself to taxation as doing business in any jurisdiction where it is not now so taxed.

     SECTION 6.8. Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance and evidence of satisfactory distribution, and shall reserve such shares of Parent Stock for issuance. Parent shall use its reasonable best efforts to cause the Parent Warrants issued in connection with the Merger to be listed on an exchange or NASDAQ National Market, subject to official notice of issuance and evidence of satisfactory distribution, and shall reserve the shares of Parent Stock issuable thereunder. Reasonable best efforts shall not include the payment of more than $10,000 as an initial listing fee for such Warrants, the payment of more than $5,500 per year for such listing, the issuance of any additional Parent Warrants, or the imposition of unreasonable restrictions or requirements.

     SECTION 6.9. Stockholder Meeting: Proxy Material. The Parent shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement, the Merger, and the transactions contemplated hereby. The Directors of the Parent shall, except as otherwise provided in Section 5.5 hereof and subject to their fiduciary duties as determined in good faith by the Board of Directors based on advice of outside legal counsel, recommend approval of this Agreement, the Merger, and the transactions contemplated hereby, by the Parent's stockholders. In connection with such meeting, the Parent (a) will as soon as reasonably practicable take steps to prepare, file and clear with the SEC, and thereafter mail to its stockholders, its proxy statement (the "Parent Proxy Statement") and all other proxy materials for such meeting, and (b) will use its reasonable best efforts to obtain the necessary approval by its stockholders of this Agreement, the Merger, and the transactions contemplated hereby.

     SECTION 6.10. Notices of Certain Events. Parent shall promptly notify the Company of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the transaction contemplated by this Agreement.

     SECTION 6.11. Employee Benefits. Parent shall cause Surviving Corporation to provide the eligible employees of Surviving Corporation and its subsidiaries with benefits that are in the aggregate generally as favorable as the benefits provided to the eligible employees of Parent and the Parent Subsidiaries, provided, that, Parent, in its sole discretion, may elect to continue the health care coverage currently maintained by the Company for such eligible employees. The foregoing shall not limit the Parent's or Surviving Corporation's ability to make any staffing decisions they deem appropriate.

     SECTION 6.12 Indemnification. The Surviving Corporation shall honor any obligation of the Company immediately prior to the Effective Time to indemnify and hold harmless the present and former officers and directors of the Company and of the Company Subsidiaries (the "Indemnitees") in respect of acts or omissions occurring prior to the Effective Time to the extent required by the Company's certificate of incorporation and bylaws, or any indemnification agreement to which the Company and any Indemnitee are parties (copies of which have been provided by the Company to the Surviving Corporation), in effect on the date hereof, subject to any limitation imposed from time to time under applicable law. For three years after the Effective Time, Parent will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnitee on terms with respect to coverage and amounts roughly comparable to the coverage and amounts currently provided by the Company's policy, which provides for coverage in the amount of $2,000,000, so long as such coverage may be obtained by Parent at a reasonable cost, the current cost of the Company's insurance being deemed reasonable for this purpose.

     SECTION 6.13. Financing. Parent shall use its reasonable best efforts to obtain, prior to the time of printing of the Joint Proxy Statement, either (i) a commitment from The First National Bank of Chicago ("First Chicago") for all cash financing necessary for Parent and the Merger Subsidiary to consummate the Merger, and conduct its activities following the Effective Time or (ii) the consent of First Chicago and Boatmen's National Bank to the Merger under the Company's current agreements therewith, the consent of Shawmut Bank Connecticut, N.A. ("Shawmut") or its successor to the assumption by Parent or the Merger Subsidiary of the Company's obligations under that certain Credit Agreement dated June 27, 1994 by and between the Company and Shawmut (the "Credit Agreement"), the extension of such Credit Agreement beyond its current term, and the continuation of the Credit Agreement upon economic terms no less favorable that those currently existing and reflecting an acknowledgement of the enhanced credit standing of the combined entities after the Merger.

     SECTION 6.14. Pooling Letter. Parent will use its reasonable best efforts to obtain from Deloitte & Touche, LLP, a letter dated prior to the time of printing of the Joint Proxy Statement, addressed to Parent and in form and substance reasonably satisfactory to Parent, to the effect that the business combination to be effected by the Merger is not required to be accounted for as a pooling of interests by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations (the "Pooling Letter"), provided, that, Parent may abandon its efforts to obtain the Pooling Letter if it determines, in its sole discretion, that the Pooling Letter is unnecessary (in which event the condition in Section 8.2(i) shall lapse).

     SECTION 6.15. Fairness Opinion. Parent will use its reasonable best efforts to obtain from Furman Selz a written opinion ("Furman Selz Fairness Opinion"), dated the time of mailing of the Joint Proxy

Statement, or if dated previously, updated to such time, in either case to the effect that the Merger is fair to the stockholders of the Parent from a financial point of view.

     SECTION 6.16. Reserve Opinion. Parent will use its reasonable best efforts to obtain the opinion described in Section 8.2(g).

                                   ARTICLE 7

                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Parent's reasonable best efforts shall not be deemed to include agreeing to change the Pricing Date.

     SECTION 7.2. Certain Filings. The Company and Parent shall cooperate with each other (a) in connection with the preparation of the Company Proxy Statement and the Parent Proxy Statement (or the Joint Proxy Statement as provided in
Section 7.5) and the Registration Statement, (b) in determining whether any action by or in respect of, or filing with, any, governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.3. Public Announcements. Neither Parent nor the Company will issue any press release or make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior approval of the other party, except as may be required by applicable law or any listing agreement with any national securities exchange. Parent and the Company shall consult with each other concerning, and endeavor in good faith to agree on, the content of any such required announcement or disclosure.

     SECTION 7.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 7.5. Joint Proxy Statement/Prospectus. It is understood and agreed that the Company and Parent may prepare a Joint Proxy Statement and prospectus in satisfaction of their respective obligations to prepare a Proxy Statement and the Registration Statement.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

     SECTION 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

     (a) The shareholders of the Company and the Parent shall have duly approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Certificate or Articles of Incorporation and By-laws of each of the Company and the Parent.

     (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or terminated;

     (c) the transactions contemplated by this Agreement shall have been approved by any federal, state, foreign or local governmental or regulatory authority or self-regulatory body the approval of which is required to permit the consummation thereof, including without limitation the Florida and Kansas Commissioners of Insurance if required, without the imposition of any condition, requirement or commitment which would reasonably be expected to have a Company Material Adverse Effect, a Parent Material Adverse Effect, or a material adverse effect on the business, operations, assets, conditions (financial or otherwise) or results of operations of the Surviving Corporation;

     (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

     (e) the Company's Board of Directors shall have received from DLJ the DLJ Fairness Opinion updated and re-issued at the time of mailing of the Company Proxy Statement, which opinion shall not have been withdrawn;

     (f) the Company shall have received from Bryan Cave LLP special counsel for Parent and Merger Subsidiary, and from other counsel for Parent reasonably satisfactory to the Company, written opinions dated as of the Effective Time and substantially in the respective forms contained in Schedule I attached hereto or otherwise in form and substance reasonably satisfactory to the Company;

     (g) Parent shall have received from Lord, Bissell & Brook, special counsel to the Company, Harnett Lesnick Ripps & Kahn, P.A., outside general counsel to the Company, written opinions, dated as of the Effective Time and substantially in the respective forms contained in Schedule II attached hereto or otherwise in form and substance reasonably satisfactory to Parent.

     (h) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company, the Company Subsidiaries, the Parent and Parent Subsidiaries after the Effective Time;

     (i) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger, including but not limited to the Florida and Kansas Insurance Departments and any other insurance regulatory agency in any state in which the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries do business, shall have been obtained;

     (j) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (k) the shares of Parent Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance of satisfactory distribution;

     (l) each of Parent and the Surviving Corporation shall execute and deliver Employment Agreements with each of Frank T. Crohn and Donna J. Rubertone, substantially in the forms of Exhibits A-1 and A-2 hereto as applicable, on or before the Closing;

     (m) there shall not have been a downgrading or threatened downgrading of the Parent Insurance Subsidiary by A.M. Best; provided, that, in the event of a threatened downgrading, the parties agree that (i) Parent shall promptly notify the Company of such threatened downgrading, and (ii) neither Parent nor the Company may terminate this Agreement pursuant to Section 9.1(f) or (g), as the case may be, because of such threatened downgrading unless such threat has not been withdrawn by A.M. Best within ten (10) calendar days from the date it was received by Parent, and (X) Parent shall have used its reasonable best efforts to have such threat withdrawn prior to such time, and (Y) if permitted by A.M. Best, the Company and Parent shall have made a joint presentation to A.M. Best with a request that it withdraw such threatened downgrading. If this Agreement is terminated pursuant to Section 9.1(f) or (g), the parties shall make a joint announcement of such termination and the reason therefor; and

     (n) the parties shall have executed the form of the Warrant Agreement prior to the mailing of the proxy statements by each party.

     SECTION 8.2. Conditions to Obligations of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Article 3 that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in Article 3 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the date of the Closing, except to the extent such representations and warranties speak as of an earlier date or except for transactions explicitly permitted by this Agreement. The representations and warranties of the Company set forth in Article 3 shall also be true and correct in the aggregate as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the date of the Closing, except to the extent the breaches of all the representations and warranties, if any (excluding, for this purpose, any qualifications as to materiality therein) in the aggregate do not have a Company Material Adverse Effect.

     (b) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

     (c) Certificate. Parent shall have received a certificate dated as of the date of the Closing and signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer the Company, to the effect that the conditions to Parent's obligations set forth in Sections 8.2(a) and (b) have been satisfied.

     (d) No Material Adverse Change. There shall not have occurred any one or more events with respect to the Company or the Company Subsidiaries between the Company Balance Sheet Date and the date of the Closing which, individually or in the aggregate, had, or may be reasonably expected to have, a Company Material Adverse Effect, a Parent Material Adverse Effect or a Surviving Corporation Adverse Effect including, without limitation, a downgrading or threatened downgrading of the Company Insurance Subsidiary by A.M. Best (which is hereby deemed to be such a Material Adverse Effect) or a development or developments in any litigation listed in the Company Disclosure Schedule with respect to Section
3.14 which, individually or in the aggregate, had, or may be reasonably expected to have, a Company Material Adverse Effect.

     (e) Comfort Letter. Parent shall have received a "comfort letter" from Deloitte & Touche, LLP, the Company's independent certified public accountants, dated the date of the Company Proxy Statement and updated as of the date of the Closing, with respect to the financial information regarding the Company and the Company Subsidiaries in form and substance reasonably satisfactory to Parent, and shall have received their consent to the inclusion of their report on the Company's financial statements included in the Registration Statement.

     (f) Tax Opinion. Parent shall have received from its counsel an opinion to the effect that the Merger when consummated in accordance with the terms hereof and any plan of merger entered into by the parties will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, that no gain or loss will be recognized by Parent or the Company on consummation of the Merger, and that the exchange of Parent Stock for Shares will not give rise to recognition of gain or loss for federal income tax purposes to the stockholders of the Company, except with respect to the receipt of the Cash Portion Per Share, the Parent Warrants and cash in lieu of a fractional share of Parent Stock and Parent Warrant, and the Merger will not give rise to recognition of gain or loss for federal income tax purposes to Parent.

     (g) Reserves. Parent shall have received an unqualified opinion of an independent actuarial firm, satisfactory to Parent, that the reserves and assets held by the Company and the Company Insurance Subsidiary are adequate and sufficient to fund the legal and contractual obligations of the Company and the

Company Insurance Subsidiary to the Company Insurance Subsidiary's policy holders as of June 30, 1995. Such opinion must be accompanied by an Actuarial Memorandum of the same independent actuarial firm, describing the Company's Asset Adequacy Analysis.

     (h) Blue Sky Compliance. Parent shall have received all state securities or "blue sky" authorizations necessary to issue Parent Stock and Parent Warrants pursuant to the Merger.

     (i) Pooling Letter. Unless waived, Parent shall have received the Pooling Letter dated no later than the time of printing of the Joint Proxy Statement.

     (j) Fairness Opinion. Parent shall have received the Furman Selz Fairness Opinion, dated the time of mailing of the Joint Proxy Statement, or if dated previously, updated to such time.

     (k) Resignations. Parent shall have received written resignations from such office from all directors and officers of the Company and the Company Subsidiaries.

     (l) Affiliates. Parent shall have received a signed "affiliates letter" from all affiliates of the Company (i) restricting the shares of Parent Stock received from them unless sold pursuant to the requirements of Rule 145 or other exemption from the Federal securities laws, and an opinion to that effect reasonably satisfactory to Parent (both as to counsel and form of opinion) and
(ii) providing for a legend referencing such restriction.

     (m) Financing. Parent shall have received, no later than the date of printing of the Joint Proxy Statement, either (a) a commitment from First Chicago for all cash financing necessary for Parent and the Merger Subsidiary to consummate the Merger, and conduct its activities following the Effective Time or (b) consents or waivers to the execution of this Agreement and to the consummation of each of the transactions contemplated hereby from (i) Shawmut or its successor (to the assumption by Parent or the Merger Subsidiary of the Company's obligations under the Credit Agreement, the extension of such Credit Agreement beyond its current term, and the continuation of the Credit Agreement upon economic terms no less favorable that those currently existing and reflecting an acknowledgement of the enhanced credit standing of the combined entities after the Merger, and (ii) Parent's senior lenders, First Chicago and Boatmen's National Bank.

     (n) Option Plan Amendment. The stockholders of Parent shall have approved an amendment to the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan to increase the number of shares issuable under such plan by at least 150,000 shares.

     (o) Releases. Parent shall have received appropriate releases from holders of options issued pursuant to Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan as described in Section 1.5(f).

     SECTION 8.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in Article 4 that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Subsidiary set forth in Article 4 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the date of the Closing, except to the extent such representations and warranties speak as of an earlier date or except for transactions permitted by this Agreement. The representations and warranties of Parent set forth in Article 4 shall also be true and correct in the aggregate as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the date of the Closing, except to the extent the breaches of all the representations and warranties, if any (excluding, for this purpose, any qualifications as to materiality therein) in the aggregate do not have a Parent Material Adverse Effect.

     (b) Performance of Obligations of Parent and Merger Subsidiary. Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

     (c) Certificate. The Company shall have received a certificate dated as of the date of the Closing and signed on behalf of Parent and Merger Subsidiary by the respective Chief Executive Officers and Chief Financial Officers of each such entity, to the effect that the conditions to the Company's obligations set forth in Sections 8.3(a) and (b) have been satisfied.

     (d) No Material Adverse Change. There shall not have occurred any one or more events with respect to Parent, the Parent Subsidiaries or the Merger Subsidiary between the Parent Balance Sheet Date and the date of the Closing which, individually or in the aggregate, had, or may be reasonably expected to have, a Parent Material Adverse Effect, including without limitation a development or developments in any litigation listed in the Parent Disclosure Schedule with respect to Section 4.12 which, individually or in the aggregate, had, or may be reasonably expected to have, a Parent Material Adverse Effect.

     (e) Tax Opinion. The Company shall have received from its counsel an opinion to the effect that the Merger when consummated in accordance with the terms hereof and any plan of merger entered into by the parties will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, that no gain or loss will be recognized by Parent or the Company on consummation of the Merger, and that the exchange of Parent Stock for Shares will not give rise to recognition of gain or loss for federal income tax purposes to the stockholders of the Company, except with respect to the receipt of the Cash Portion Per Share, the Parent Warrants and cash in lieu of a fractional share of Parent Stock and Parent Warrant, and the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the Company.

     (f) Reserves. The Company shall have received an unqualified opinion of an independent actuarial firm, satisfactory to the Company, that the reserves and assets held by Parent and the Parent Insurance Subsidiary are adequate and sufficient to fund the legal and contractual obligations of Parent and the Parent Insurance Subsidiary to Parent Insurance Subsidiary's policy holders as of June 30, 1995. Such opinion must be accompanied by an Actuarial Memorandum of the same independent actuarial firm, describing Parent's Asset Adequacy Analysis.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement, the Merger, and the transactions contemplated hereby, by the stockholders of the Company):

     (a) by mutual written consent of the Company and Parent;

     (b) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (c) by either Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 1996;

     (d) by either Parent or the Company, if the stockholders of the Company or Parent fail to approve and adopt this Agreement, the Merger and other transactions contemplated hereby at a meeting duly convened therefor;

     (e) by Parent, if the Company shall have received any Acquisition Proposal that the Board of Directors of the Company has determined is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or has otherwise declined to make, withdrawn or modified its recommendation for the Company's shareholders to approve this Agreement, the Merger and the transactions contemplated hereby;

     (f) by Parent, if any of the conditions specified in Sections 8.1 and 8.2 hereof has not been met or waived by Parent on or prior to the Effective Time or at such time as such condition can no longer be satisfied;

     (g) by the Company, if any of the conditions specified in Sections 8.1 and
8.3 hereof has not been met or waived by the Company on or prior to the Effective Time or at such time as such condition can no longer be satisfied; or

     (h) by either Parent or the Company if the Parent Stock Price is less than $9.50 or greater than $14.50.

     The party desiring to terminate this Agreement pursuant to clauses (b),
(c), (d), (e), (f), (g) or (h) shall give written notice of such termination to the other party in accordance with Section 10.1.

     SECTION 9.2. Payments and Expenses. In recognition of the considerable time and expense that the Parent has expended and will expend in entering into this Agreement, and pursuing the Merger and the other transactions contemplated hereby, and in order to induce Parent and Merger Subsidiary to enter into this Agreement, the Company shall pay to the Parent the amounts described in (a) and
(b) below.

     (a) In the event that this Agreement is terminated and the Merger has not been consummated (other than as a result of the material breach by the Parent or Merger Subsidiary of their representations, warranties or covenants contained in this Agreement or the exercise by either party of the right to terminate under
Section 9.1(h)), and if no Triggering Event (as hereinafter defined) has occurred, the Company shall reimburse the Parent for its time and expenses in pursuing and structuring the Merger in an amount equal to $250,000. In the event that this Agreement is terminated and the Merger has not been consummated as a result of the material breach by the Parent or Merger Subsidiary of their representations, warranties or covenants contained in this Agreement (and there shall have been no material breach by the Company of its representations, warranties or covenants contained in this Agreement), and if no Triggering Event has occurred, the Parent shall reimburse the Company for its time and expenses in pursuing and structuring the Merger in an amount equal to $250,000.

     (b) The Company shall pay to Parent $1,000,000 if the Merger is not consummated and any of the following have previously occurred ("Triggering Events"):

          (i) any other party shall have in any manner proposed (whether to management, the directors or the shareholders of the Company or otherwise) or communicated or announced its interest in pursuing an Extraordinary Transaction (after execution of this Agreement), such proposal or interest is publicly communicated or announced by any party, and the shareholders of the Company disapprove the Merger, this Agreement or the transactions contemplated hereby.

          (ii) more than 25% of the Shares held by the directors of the Company are voted against, or abstain from voting on, the Merger, this Agreement and the transactions contemplated hereby.

          (iii) the Company enters into an agreement (or reaches an agreement in principle) providing for an Extraordinary Transaction or the directors or shareholders of the Company shall have authorized or approved the entering into any such agreement or agreement in principle by the Company or any application, notification or filing seeking regulatory approval or clearance of any such agreement, agreement in principle or Extraordinary Transaction shall have been filed;

          (iv) an Extraordinary Transaction shall be consummated by the Company;

          (v) any other party shall have commenced, or publicly communicated an intention to commence, a solicitation of proxies in opposition to approval by the Company's shareholders of this Agreement and the shareholders of the Company disapprove the Merger, this Agreement and the transactions contemplated hereby; or

          (vi) the Board of Directors declines to make, withdraws or amends its recommendation to the Company's shareholders to approve this Agreement, the Merger and the transactions contemplated hereby.

     The fee described in this Section 9.2(b) shall not be payable in the event that the Company has terminated this Agreement, pursuant to its rights under
Section 9.1, prior to the occurrence of a Triggering Event. The fee described in this Section 9.2(b) shall also not be payable in the event that the Parent terminates this Agreement (X) pursuant to its rights under Section 9.1(h), (Y) because the Parent does not receive the pooling letter described in Section 8.2(i) or (Z) because of a downgrading or threatened downgrading of the Parent Insurance Subsidiary or Company Insurance Subsidiary by A.M. Best, which downgrading or threatened downgrading is not primarily the result of a Triggering Event or actions taken in connection therewith.

     SECTION 9.3. Other Rights and Remedies. The payments described in Sections
9.2 hereof shall be in addition to, and not in limitation of, any right or remedy that the Parent or Merger Subsidiary may otherwise have for a breach by the Company of the provisions of this Agreement.

     SECTION 9.4. Procedure Upon Termination. In the event of termination and abandonment pursuant to this Article 9, this Agreement shall terminate and the Merger shall be abandoned without further action by the Company or the Parent, provided that the agreements contained in Sections 5.1 and 6.1 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any breach of this Agreement prior to termination.

                                   ARTICLE 10
                                 MISCELLANEOUS

     SECTION 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Parent or Merger Subsidiary, to:

          AmVestors Financial Corporation
        415 S.W. Eighth Avenue
        Topeka, Kansas 66603
        Attention: Mark V. Heitz
                     President and General Counsel
        telecopy: (913) 232-3534

With a copy to:

          Bryan Cave LLP
        211 North Broadway, Suite 3600
        St. Louis, Missouri 63102
        Attention: Michael A. DeHaven
        telecopy: (314) 259-2020

     if to the Company, to:

          Financial Benefit Group, Inc.
        Attention Frank T. Crohn
        7251 West Palmetto Park Road
        Boca Raton, Florida 33433
        telecopy: (407) 394-8299

With a copy to:

          Harnett Lesnick Ripps & Kahn, P.A.
        Attention: Bertram Harnett
        7251 West Palmetto Park Road
        Boca Raton, Florida 33433
        telecopy: (407) 368-4315

and to:

          Lord, Bissell & Brook
        Attention David L. Skelding
        115 South LaSalle Street
        Chicago, Illinois 60603
        telecopy (312) 443-0336

or such other address or telecopy number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 10.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time and the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 1.3, 1.5, 1.7, 2.3, 3.7, 3.16, 3.18, 4.15, 5.1, 6.1, 6.6, 6.7, 10.2 and 10.4.

     SECTION 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any Shares of capital stock of the Company; (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any Shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.4. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own legal and accounting fees, costs and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

     SECTION 10.5 Affiliate Restrictions/Legends. The shares of Parent Stock received by any affiliate, as that term is defined under the Securities Act, shall be subject to the restrictions contained in Rule 145 under the Securities Act and may not be resold by any such affiliate except in compliance with such rule or another applicable exemption from registration under such Act and any applicable state securities laws. The shares of Parent Stock received by any such affiliate shall contain an appropriate legend.

     SECTION 10.6. Entire Agreement/No Third Party Beneficiaries. All prior negotiations and agreements between the parties hereto relating to the subject matter hereof are superseded by this Agreement and as of the date hereof there are no representations, warranties, understandings or agreements, whether written or oral, expressed or implied, other than those specifically set forth herein. There are no third party beneficiaries to this Agreement.

     SECTION 10.7. Waivers. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other party or parties provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

     SECTION 10.8. Amendments, Supplements or Modifications. Each of the parties agrees to cooperate fully in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or take such additional actions as shall be reasonably necessary or appropriate for such purpose.

     SECTION 10.9. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

     SECTION 10.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws and not the conflicts of laws provisions of the State of Kansas.

     SECTION 10.11. Exclusive Jurisdiction and Consent to Service of
Process. The Parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the agreements and transactions contemplated hereby shall be instituted in a Federal court located in such District, or a state court in such District or County, in which the Parent resides, which shall be the exclusive jurisdiction and venue of said legal proceedings, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party upon notice to such party thereof as provided in
Section 10.1. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

     SECTION 10.12. Disclosure Schedules. Notwithstanding anything herein to the contrary, any matter disclosed in any part of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be disclosed in all parts of such Schedules where the other party could reasonably be expected to ascertain the scope of the modification of any such other representation, regardless of whether such matter is specifically cross-referenced. The disclosure of any matter in a Schedule is not to be deemed determinative of or an indication that such matter is material to the operations of the Company or Parent, as the case may be.

     SECTION 10.13. Counterparts: Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        FINANCIAL BENEFIT GROUP, INC.

                                        By:

                                           -------------------------------------
                                        Title:

                                        AMVESTORS FINANCIAL CORPORATION

                                        By:

                                           -------------------------------------
                                        Title:

                                        AMVESTORS ACQUISITION SUBSIDIARY, INC.

                                        By:

                                           -------------------------------------
                                        Title:

                                AMENDMENT NO. 1
                          DATED AS OF OCTOBER 17, 1995

                                       TO

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF SEPTEMBER 8, 1995

     THIS AMENDMENT NO. 1 ("Amendment") is executed as of the 17th day of October, 1995, by and among Financial Benefit Group, Inc., a Delaware corporation, AmVestors Financial Corporation, a Kansas corporation ("Parent"), and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

                                  WITNESSETH:

     WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger dated as of September 8, 1995 (the "Merger Agreement"); and

     WHEREAS, the parties desire to amend the Merger Agreement in certain limited respects.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1. Amendment of the Merger Agreement. The Merger Agreement is, effective as of the date hereof, hereby amended as follows:

     (a) Section 1.2(b)(iii) of the Merger Agreement is amended to read in its entirety as follows:

          " (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(b)(i) or except as provided in Section 1.4 with respect to Dissenting Shares (as defined herein), if any, be converted into the right to receive (X) the Cash Portion Per Share (as defined in Section 1.2(d)), plus (Y) a Parent Warrant Fraction (as defined in Section 1.2(e)) of a Parent Warrant (as defined in
     Section 1.2(e)) as determined pursuant to Section 1.2(e)), plus (Z) that number of shares of common stock, no par value, of Parent (the "Parent Stock") equal to $5.00 minus the Cash Portion Per Share ("Stock Portion Per Share"), divided by the Parent Stock Price (as defined below), if the Parent Stock Price is greater than or equal to $10.50 and less than or equal to $13.25; that number of shares of Parent Stock equal to the Stock Portion Per Share divided by $10.50, if the Parent Stock Price is less than $10.50; and that number of shares equal to the Stock Portion Per Share divided by $13.25 if the Parent Stock Price is greater than $13.25, in any such case carried to the fourth decimal place (such amount of stock as so determined being herein referred to as the "Stock Per Share Amount"). If the Parent Stock Price is greater than $14.50 or less than $9.50 this Agreement may be terminated in accordance with the provisions of Section 9.1(h) hereto.";

     (b) Section 1.2(d) of the Merger Agreement is amended to read in its entirety as follows:

          " (d) The "Cash Portion Per Share" shall be equal to the amount obtained by dividing (i) $10 million (or such greater amount not exceeding $15 million that Parent may determine in its sole discretion) minus (x) any amounts payable to holders of FBG Options (as defined in Section 3.7(b)) pursuant to Sections 1.5(c), 1.5(d) and 1.5(e), and minus (y) an amount equal to $5.31 multiplied by the number of Dissenting Shares, by (ii) the number of Shares outstanding immediately prior to the Effective Time minus the Dissenting Shares (as defined in Section 1.4).";

     (c) Section 1.4 of the Merger Agreement is amended to read in its entirety as follows:

          " SECTION 1.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are held by stockholders who have not voted such Shares in favor of the Merger and who shall have delivered a written demand for appraisal of such Shares in the manner provided in the DGCL and who shall not have withdrawn such objection or waived such rights prior to the Closing Date (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger

     Consideration provided in Section 1.2 hereof, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the DGCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration provided for in Section 1.2 hereof, without any interest thereon.";

     (d) Section 8.2(n) of the Merger Agreement is amended to read in its entirety as follows:

          " (n) Option Plan Amendment. The stockholders of Parent shall have approved an amendment to the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan to increase the number of shares issuable under such plan by at least 275,000 shares."; and

     (e) Section 8.2 of the Merger Agreement is amended by adding thereto a new subsection (p) which shall read in its entirety as follows:

          " (p) Dissenting Shares. Dissenting Shares shall not constitute more than 10% of the outstanding Shares of Company A Stock on the Closing Date."

     SECTION 2. Reference to and Effect on the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be, and any references to the Merger Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Merger Agreement shall mean and be, a reference to the Merger Agreement as amended hereby.

     SECTION 3. Effect of this Amendment. Except as otherwise specifically amended herein, the Merger Agreement, as modified by this Amendment, remains in full force and effect.

     SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws and not the conflicts of laws provisions of the State of Kansas.

     SECTION 5. Counterparts: Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 6. Definitions. Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
                                        FINANCIAL BENEFIT GROUP, INC.

                                        By:

                                           -------------------------------------
                                        Title:

                                        AMVESTORS FINANCIAL CORPORATION

                                        By:

                                           -------------------------------------
                                        Title:

                                        AMVESTORS ACQUISITION SUBSIDIARY, INC.

                                        By:

                                           -------------------------------------
                                        Title:

                                AMENDMENT NO. 2
                         DATED AS OF DECEMBER 28, 1995

                                       TO

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF SEPTEMBER 8, 1995

     THIS AMENDMENT NO. 2 ("Amendment") is executed as of the 28th day of December, 1995, by and among Financial Benefit Group, Inc., a Delaware corporation, AmVestors Financial Corporation, a Kansas corporation ("Parent"), and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

                                  WITNESSETH:

     WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger dated as of September 8, 1995 (as amended by that certain Amendment No. 1 dated October 17, 1995, the "Merger Agreement"); and

     WHEREAS, the parties desire to amend the Merger Agreement in certain limited respects.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1. Amendment of the Merger Agreement. The Merger Agreement is, effective as of the date hereof, hereby amended as follows:

     Clause (c) of Section 9.1 of the Merger Agreement is amended to read in its entirety as follows:

          " (c) by either Parent or the Company, if the Effective Time shall not have occurred on or before February 14, 1996;"

     SECTION 2. Reference to and Effect on the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be, and any references to the Merger Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Merger Agreement shall mean and be, a reference to the Merger Agreement as amended hereby.

     SECTION 3. Effect of this Amendment. Except as otherwise specifically amended herein, the Merger Agreement, as modified by this Amendment, remains in full force and effect.

     SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws and not the conflicts of laws provisions of the State of Kansas.

     SECTION 5. Counterparts: Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 6. Definitions. Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
                                        FINANCIAL BENEFIT GROUP, INC.

                                        By:

                                           -------------------------------------
                                        Title:

                                        AMVESTORS FINANCIAL CORPORATION

                                        By:

                                           -------------------------------------
                                        Title:

                                        AMVESTORS ACQUISITION SUBSIDIARY, INC.

                                        By:

                                           -------------------------------------
                                        Title:

                                AMENDMENT NO. 3
                         DATED AS OF FEBRUARY 14, 1996

                                       TO

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF SEPTEMBER 8, 1995

     THIS AMENDMENT NO. 3 ("Amendment") is executed as of the 14th day of February, 1996, by and among Financial Benefit Group, Inc., a Delaware corporation, AmVestors Financial Corporation, a Kansas corporation ("Parent"), and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

                                  WITNESSETH:

     WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger dated as of September 8, 1995 (as amended, the "Merger Agreement"); and

     WHEREAS, the parties desire to amend the Merger Agreement in certain limited respects.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1. Amendment of the Merger Agreement. The Merger Agreement is, effective as of the date hereof, hereby amended as follows:

     (a) Clause (c) of Section 9.1 of the Merger Agreement is amended to read in its entirety as follows:

          " (c) by either Parent or the Company, if the Effective Time shall not have occurred on or before April 8, 1996;" and

     (b) It is understood that the proper interpretation of Section 8.2(m), clause (a) is that a commitment from First Chicago for all cash financing necessary for Parent and the Merger Subsidiary to consummate the Merger, and conduct its activities following the Effective Time, must be effective and not withdrawn for such condition to be satisfied.

     (c) The ten day period referenced in Sections 1.5(d), 1.5(e), 1.5(f), and 1.5(g) shall be amended to be four days.

     SECTION 2. Reference to and Effect on the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be, and any references to the Merger Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Merger Agreement shall mean and be, a reference to the Merger Agreement as amended.

     SECTION 3. Effect of this Amendment. Except as otherwise specifically amended, the Merger Agreement, as modified by this Amendment, remains in full force and effect.

     SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws and not the conflicts of laws provisions of the State of Kansas.

     SECTION 5. Counterparts: Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 6. Definitions. Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                        FINANCIAL BENEFIT GROUP, INC.

                                        By:

                                          --------------------------------------
                                        Title:

                                        AMVESTORS FINANCIAL CORPORATION

                                        By:

                                          --------------------------------------
                                        Title:

                                        AMVESTORS ACQUISITION SUBSIDIARY, INC.

                                        By:

                                          --------------------------------------
                                        Title:

               APPENDIX II -- OPINION OF FURMAN SELZ INCORPORATED

                                                       [Date of Proxy Statement]

Board of Directors
AmVestors Financial Corporation
415 S.W. Eighth Avenue
Topeka, Kansas 66601

Board Members:

     We understand that AmVestors Financial Corporation ("AmVestors"), AmVestors Acquisition Subsidiary, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of AmVestors, and Financial Benefit Group, Inc. ("FBG") have entered into an agreement and plan of merger dated as of September 8, 1995, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, AmVestors would acquire FBG through the merger of FBG with and into the Acquisition Subsidiary (the "Merger"). Upon consummation of the Merger, each share of FBG's class A common stock, $.01 par value per share ("FBG Class A Common Stock") will be converted into the right to receive a combination of (i) cash, (ii) a fraction of a share of AmVestors common stock, no par value per share ("AmVestors Common Stock"), and (iii) a fraction of an AmVestors Class A Warrant ("AmVestors Warrant") (collectively, the "Merger Consideration"), valued in the aggregate at $5.31 per share as described in the Merger Agreement. If the average closing price of AmVestors Common Stock during the twenty consecutive trading days ending three days prior to the Merger (the "AmVestors Stock Price") is greater than or equal to $10.50 and less than or equal to $13.25 (with the fraction of the share of AmVestors Common Stock (and therefore the aggregate value of the Merger Consideration) increasing or decreasing as described in the Merger Agreement) if the AmVestors Stock Price is outside of such range. Prior to the Merger, each share of FBG class B common stock will be converted into 1.35 shares of FBG Class A Common Stock. The fraction of an AmVestors Warrant payable per share of FBG Common Stock. The fraction of an AmVestors Warrant payable per share of FBG Class A Common Stock in the Merger will be valued at $.31 (by application of a Black-Scholes model) on the third trading day prior to the Merger. Each AmVestors Warrant will have an exercise price equal to 135% of the AmVestors Stock Price and be exercisable for a period of six years following the date such price is determined.

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to AmVestors, of the consideration to be offered in the Merger.

     As you are aware, we have performed various investment banking services for AmVestors in the past, including acting as a managing underwriter for AmVestors' public offering in November 1993, and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the equity securities of AmVestors for our own account, our employees' accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

          (i) the Merger Agreement and the financial terms of the Merger set forth therein;

          (ii) selected publicly available information concerning AmVestors and FBG, including 1994 Annual Reports, Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995, Proxy Statements for the 1995 Annual Meeting of Stockholders, stock prices, news releases and research reports;

          (iii) financial and operating information with respect to the business, operations and prospects of FBG furnished to us by FBG and AmVestors;

          (iv) the actuarial opinion letter as to the adequacy of FBG's reserves prepared by Milliman & Robertson, furnished to us by AmVestors;

          (v) financial and operating information with respect to the business, operations and prospects of AmVestors furnished to us by AmVestors;

          (vi) the common stock price and trading histories of AmVestors common stock and FBG Class A Common Stock;

          (vii) a comparison of the financial positions and operating results of FBG and AmVestors with those of publicly traded companies that we deemed relevant;

          (viii) a comparison of certain financial terms of the Merger to certain financial terms of selected other business combinations that we deemed relevant;

          (ix) analyses of the respective contributions in terms of assets and earnings of FBG and AmVestors to the combined companies and the relative ownership of the combined companies by the current shareholders of AmVestors and FBG;

          (x) analyses of other potential financial effects of the Merger;

          (xi) certain internal information relating to AmVestors and/or FBG, including various financial forecasts and projections based upon differing assumptions provided to us by management of AmVestors and/or FBG; and

          (xii) possible synergies and other potential benefits arising from the Merger.

     We have also conducted discussions with various members of senior management of FBG and AmVestors concerning their respective businesses, operations, assets, present condition and future prospects to the extent deemed appropriate by us. We have also conducted discussions with various members of the senior management of AmVestors concerning the strategic and operating benefits anticipated from the Merger, and conducted such other financial studies, analyses and investigations as we deemed appropriate for the purposes of rendering our opinion.

     In arriving at our opinion, we assumed and relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that was provided to us by AmVestors or FBG or their respective representatives or that was otherwise reviewed by us in arriving at our opinion and have not attempted to independently verify, or undertake an obligation to verify, such information. We have not visited or conducted a physical inspection of the properties or facilities of AmVestors or FBG (although representatives of Furman Selz have visited AmVestors' and FBG's headquarters) nor have we obtained or assumed any responsibility for any independent evaluation or appraisal of any such properties or facilities or of the assets, liabilities or reserves of FBG or AmVestors. We have not conducted any independent actuarial evaluations. In addition, we have assumed that forecasts and projections prepared by the managements of AmVestors and FBG represented the best current judgment of their managements as to the future financial condition and results of operations of AmVestors and FBG, respectively, and have assumed that such forecasts and projections have been reasonably prepared based on such current judgment.

     We are not expressing an opinion on FBG's reserve adequacy and are relying on the management of AmVestors' representation that the Merger is contingent on AmVestors being provided with an opinion from an independent actuary stating that FBG's reserves are adequate.

     We have also taken into account an assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon conditions as they existed and can be evaluated on the date hereof and on the information made available to us as of the date hereof. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. In addition, upon the advice of AmVestors, we have assumed the Merger will be accounted for as a purchase for GAAP reporting purposes. We have also assumed that, in the course of obtaining necessary regulatory approvals for the Merger, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     AmVestors management has advised us that it does not believe that consummation of the Merger will cause a downgrading of AmVestors' insurance subsidiary by A.M. Best, and this opinion relies on such representation.

     It is understood that this letter is solely for the benefit and use of the Board of Directors of AmVestors in its consideration of the Merger. This opinion is directed to AmVestors' Board of Directors, addresses only the fairness of the Merger Consideration offered from a financial point of view to AmVestors' shareholders as of the date of this opinion and does not constitute a recommendation to any AmVestors shareholder as to how such shareholder should vote at the AmVestors Special Meeting and should not be relied upon by any shareholder as such. We were not requested to opine as to, and this opinion does not in any manner address, AmVestors' underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies which might exist for AmVestors or the effect of any other transaction in which AmVestors might engage or any agreements or arrangements which might be concluded between AmVestors and FBG after the date hereof. This opinion may be included in its entirety in any prospectus with respect to the Merger, but it may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     We did not participate in any negotiations or structuring of the Merger and were engaged subsequent to the execution of the Merger Agreement.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the Merger Consideration offered by AmVestors in the Merger is fair, from a financial point of view, to AmVestors.

                                          Very truly yours,

                                          FURMAN SELZ INCORPORATED

 APPENDIX III -- OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                            February 26, 1996

The Board of Directors
Financial Benefit Group, Inc.
7251 West Palmetto Park Road
Boca Raton, FL 33433

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Financial Benefit Group, Inc. (the "Company") of the consideration to be received by such stockholders in the merger (the "Merger") to be effected pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") dated September 8, 1995, among the Company, AmVestors Financial Corporation ("AmVestors") and AmVestors Acquisition Subsidiary, Inc., a wholly-owned subsidiary of AmVestors ("Merger Subsidiary").

     Pursuant to the Agreement, as of the Effective Time (as defined in the Agreement) of the Merger of the Company with and into the Merger Subsidiary, each share of Class A Common Stock of the Company will be converted into the right to receive the Merger Consideration (as defined in the Agreement) in the aggregate equal to $5.31 per share, consisting of a Cash Portion Per Share (as defined in the Agreement), a Parent Warrant Fraction of a Parent Warrant (as defined in the Agreement) and a Stock Portion Per Share (as defined in the Agreement). The Stock Portion Per Share consists of AmVestors common stock and the Parent Warrant Fraction of a Parent Warrant consists of a fraction of a warrant exercisable into one share of AmVestors common stock. Pursuant to the Agreement, the value of the Stock Portion Per Share and, as such, the value of the Merger Consideration, may vary according to a predetermined formula which is based on the average of the closing prices of AmVestors common stock reported in the principal consolidated transaction reporting system for securities listed on the New York Stock Exchange for the 20 trading day period ending the third trading day prior to the Effective Time.

     In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by the Company and AmVestors including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain earnings projections for AmVestors for fiscal years 1996 through 2000 prepared by the management of AmVestors, and certain earnings projections for the Company for fiscal years 1996 through 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with certain financial and securities data of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of AmVestors and the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and AmVestors or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they are based on reasonable assumptions and reflect the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and of the management of AmVestors as to the future operating and financial performance of AmVestors. We did not assume any responsibility for making an independent evaluation of the Company's or AmVestors' assets or liabilities nor for making an independent verification of any of the information reviewed by us. We are not expressing any opinion with respect to legal matters relating to the Merger and have relied as to all legal matters relating to the Merger on advice of counsel.

                                      III-1

     Our opinion is necessarily based on general economic, market, financial and other conditions as they exist and on the information made available to us as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders and does not address the Company's underlying business decision to proceed with the Merger. We are expressing no opinion herein as to the prices at which AmVestors' common stock will actually trade at any time. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In the ordinary course of its business, DLJ may trade securities of the Company or AmVestors for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that as of February 26, 1996 the consideration to be received by the Company's stockholders pursuant to the Agreement is fair from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:

                                            ------------------------------------
                                            Robert S. Fleischer
                                            Managing Director

                                      III-2

       APPENDIX IV -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258 or 263 of this Chapter;

     (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

     (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257 and 258 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii) of this subsection.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed at trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting Stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                        APPENDIX V -- WARRANT AGREEMENT

                               WARRANT AGREEMENT

     WARRANT AGREEMENT, dated as of           , 1996, between AmVestors
Financial Corporation, a Kansas corporation (the "Company"), and Boatmen's Trust Company, a Missouri corporation, warrant agent (the "Warrant Agent").

                                    RECITALS

     A. In connection with the merger of Financial Benefit Group, Inc., a Delaware corporation ("FBG"), with and into AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Merger Subsidiary"), the Company, FBG and the Merger Subsidiary have entered into the Agreement and Plan of Merger, dated as of September 8, 1995, as amended (the "Merger Agreement").

     B. Pursuant to Section 1.2(e) of the Merger Agreement, the Company proposes to issue, as part of the merger consideration, a new issue of warrants (the "Warrants"), entitling the holders thereof to purchase shares (the "Warrant Shares") of common stock, no par value, of the Company (the "Common Stock") and which Warrants shall be governed by the terms and provisions of this Warrant Agreement.

     C. The Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, registration of transfer, replacement and exchange of warrant certificates and the exercise of Warrants.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

                                   AGREEMENTS

     SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth herein, and the Warrant Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

     SECTION 2. Amount Issued. Subject to the provisions of this Warrant
Agreement,        Warrants to purchase up to an aggregate of        Warrant
Shares may be issued and delivered by the Company hereunder. The Warrants issued hereunder shall be deemed to have been issued on the Closing Date (as defined in the Merger Agreement).

     SECTION 3. Purchase Price; Form of Warrant Certificate.

     3.1 The certificates evidencing the Warrants (the "Warrant Certificates") (and the forms of election to purchase Warrant Shares and of assignment to be printed on the reverse thereof) shall be substantially in the form set forth in Exhibit A hereto and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of The Nasdaq Stock Market or any national stock exchange on which the Warrants may from time to time be listed. The Warrant Certificates shall be dated as of the Closing Date, upon initial issuance by the Company, and thereafter, upon transfer or exchange, as of the date of countersignature thereof by the Warrant Agent.

     3.2 Each Warrant shall entitle the holder thereof to purchase one share of Common Stock upon the exercise thereof at the applicable Exercise Price (as defined in Section 6 hereof) subject to adjustment as provided in Section 13 hereof; provided, however, that, as discussed in Section 13(f) herein, the Warrants are exercisable only for whole shares and no fractional shares will be issued. Each Warrant Certificate shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future president of the Company, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of the Company.

     3.3 The term "Common Stock" shall mean the aforementioned Common Stock, together with any other securities or property that may be issued by the Company in connection therewith or in substitution therefor, as provided herein.

     SECTION 4. Registration and Countersignature.

     4.1 The Warrant Agent shall maintain books for the registration, and registration of transfer, of the Warrant Certificates. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Certificates shall be so countersigned, however, by the Warrant Agent and shall be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at time of such countersignature or delivery.

     4.2 Prior to due presentment for registration or transfer of the Warrant Certificates, the Company and the Warrant Agent shall deem and treat the registered holder thereof as the absolute owner of Warrants (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes and no transfer or exchange will be effective unless made in accordance with Sections 10 and 11 herein and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

     SECTION 5. Registration of Transfers and Exchanges. The Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificates upon the books to be maintained by the Warrant Agent for that purpose, upon surrender thereof to the Company or to the Warrant Agent accompanied (if so required by the Company or the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be guaranteed by an eligible guarantee institution with a membership in an approved Medallion Signature Guarantee Program, which institution may be a commercial bank, trust company or savings association having an office in the United States, a broker or dealer that is a member of the National Association of Securities Dealers, Inc. or a member of a national securities exchange (any such entity, as further defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, an "Eligible Institution"). In all cases of written requests pursuant to Sections 5 or 6 hereof by an attorney, the original power of attorney, duly approved, or copy thereof, duly certified and satisfactory to the Warrant Agent, shall be deposited and remain with the Warrant Agent. In the case of written request by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Warrant Agent shall be produced and deposited with the Warrant Agent. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Warrant Certificates so cancelled shall be delivered by the Warrant Agent to the Company from time to time or otherwise disposed of by the Warrant Agent in a manner satisfactory to the Company. Warrant Certificates may be exchanged at the option of the holder thereof when surrendered at the principal office of the Warrant Agent in St. Louis or the principal office of the Company in Topeka (in such event the Company shall forward the Warrant Certificates surrendered and the instruments of transfer to the Warrant Agent) for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate the number of Warrants evidenced by the Warrant Certificate or Warrant Certificates so surrendered. The Warrant Agent shall countersign and deliver, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificate or Warrant Certificates required pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

     SECTION 6. Duration and Exercise of Warrants.

     6.1 (a) The Warrants may be exercised at any time or from time to time after the date hereof and will expire at 5:00 p.m., Central Standard time, on
            , 2002 (the "Expiration Date"), at which time all rights evidenced by the Warrants shall cease and the Warrants shall become void.

     (b) Subject to the provisions of this Warrant Agreement, the registered holder of each Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to such registered holder) the number of fully paid and nonassessable Warrant Shares set forth on such holder's Warrant Certificate (or such number of Warrant Shares as may result from adjustments made from time to time as provided in this Warrant Agreement), at the price of
$     per Warrant Share in lawful money of the United States of America (such exercise price per Warrant Shares, as adjusted from time to time as provided herein, being referred to herein as the "Exercise Price"), upon (i) surrender of the Warrant Certificate to the Company at the principal office of the Warrant Agent in St. Louis or the principal office of the Company in Topeka with the exercise form on the reverse thereof duly completed and signed by the registered holder or holders thereof or by a duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by an Eligible Institution if the Warrant Shares are to be issued to a person other than the registered holder of the Warrants and (ii) payment, in lawful money of the United States of America and in accordance with Section 6.2 hereof, of the Exercise Price for the Warrant Share or Warrant Shares in respect of which such Warrant is exercised. Upon surrender of a Warrant Certificate, and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the registered holder of such Warrants and in such name or names as such registered holder may designate, a certificate or certificates for the number of Warrant Shares so purchased upon the exercise of such Warrants, together with cash in respect of any fraction of a Warrant Share issuable upon such surrender. As set forth in Section 13(d), no adjustment shall be made for certain cash dividends paid or payable on Warrant Shares issuable upon exercise of a Warrant.

     (c) Each person in whose name any certificate for Warrant Shares is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Exercise Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such Warrant Shares on, and such certificate shall be dated, the next succeeding business day on which the Common Stock transfer books of the Company are open.

     6.2 The Exercise Price payable upon exercise of Warrants may be paid by money order or bank draft. Subject to Section 7 hereof, upon surrender of a Warrant Certificate and payment of the Exercise Price (and if the Exercise Price is paid by check other than an official bank draft, upon collection of the proceeds of such check), the Company shall issue and cause to be registered, countersigned and delivered to or upon the written order of the registered holder of such Warrant and in such name or names as may duly be designated, a certificate for the Warrant Shares being issued pursuant to the Warrant then being exercised (as adjusted as provided in Section 13 hereof). Such certificate shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such share or shares of Common Stock, as of the date of surrender of such Warrant Certificate and payment of the Exercise Price; provided, however, that if, at the date of surrender of such Warrant Certificate and payment of such Exercise Price, the transfer books for the Common Stock shall be closed, the certificate for such share or shares of Common Stock shall be issuable as of the date on which such books shall next be opened (whether before, on or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such share or shares.

     6.3 In the event that less than all the Warrants represented by a Warrant Certificate are exercised by the registered holder thereof or a duly authorized representative before 5:00 p.m., Central Standard time, on the Expiration Date, a new Warrant Certificate will be issued for the remaining number of Warrants exercisable pursuant to the Warrant Certificate so surrendered, and the Warrant Agent shall countersign and deliver the required new Warrant Certificate pursuant to the provisions of this Section 6 and of Section 4 hereof and the Company, whenever required by the Warrant Agent, shall deliver to the Warrant Agent a Warrant Certificate duly executed on behalf of the Company for such purpose.

     6.4 The number of shares of Common Stock to be received upon exercise of a Warrant and the price to be paid for a share of Common Stock are subject to adjustment from time to time as hereinafter set forth.

     SECTION 7. Payment of Taxes. The Company shall pay all documentary stamp and transfer taxes attributable to the original issuance of the Warrants and of the shares of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to (a) pay any tax which may be payable in respect of any transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for shares of Common Stock in a name other than that of the registered holder of the Warrant Certificate upon the exercise of a Warrant or (b) issue or deliver any certificate for shares of Common Stock upon the exercise of any Warrants until any such tax required to be paid under clause
(a) shall have been paid, all such tax being payable by the holder of such Warrant at the time of surrender.

     SECTION 8. Mutilated or Missing Warrant Certificates. In case any Warrant Certificate shall be mutilated, lost, stolen or destroyed, upon cancellation of the mutilated, lost, stolen or destroyed Warrant Certificate, the Company shall issue, and the Warrant Agent shall countersign and deliver in exchange and substitution for the mutilated, lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate of like tenor and evidencing the number of shares of Common Stock purchasable upon exercise of the Warrant Certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence satisfactory to the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and an indemnity, if requested, also satisfactory to it. Applicants for any such substitute Warrant Certificate shall also comply with such other reasonable requirements and pay such other reasonable charges as the Company or the Warrant Agent may prescribe, including the posting of a customary bond. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly mutilated, lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone.

     SECTION 9. Reservation of Shares; Stock Certificates. The Company covenants and agrees that it shall at all times reserve or cause to be reserved for issuance and delivery upon exercise of the Warrants, a sufficient number of shares of Common Stock or other securities of the Company from time to time issuable upon exercise of the Warrants. The Company covenants and agrees that it shall take all such action as may be necessary to ensure that all such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights. The Company will keep a copy of this Warrant Agreement on file with its transfer agent, Boatmen's Trust Company, or any successor thereto (the "Transfer Agent"). The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent certificates issuable upon exercise of outstanding Warrants. The Company will supply such Transfer Agent with duly executed certificates for such purpose. All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent and shall thereafter be delivered to the Company or otherwise disposed of in a manner satisfactory to the Company. Unless all Warrants shall have been exercised prior to 5:00 p.m. Central Standard time, on the Expiration Date, the Warrant Agent shall certify to the Company, as of the close of business on the Expiration Date, the total aggregate amount of Warrants then outstanding, and thereafter no shares of Common Stock shall be subject to reservation in respect of such Warrants.

     SECTION 10. Transfer and Registration of Warrants and Warrant Shares.

     10.1 The Warrants and the Warrant Shares, and any interest in either, may be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, only in accordance with Section 11 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.

     10.2 The Warrants have been registered under the Securities Exchange Act of 1934, as amended, pursuant to a registration statement on Form 8-A (Registration
No. [              ]) which was declared effective by the Securities and
Exchange Commission (the "SEC") on [            ], 1996. The Company will use
its best efforts to keep such registration statement in effect in accordance with applicable federal securities laws through the Expiration Date or until such earlier time as no Warrants remain outstanding. The Company covenants and agrees:

          (a) to prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such

     Registration Statement effective in accordance with applicable federal securities laws through the Expiration Date;

          (b) as expeditiously as possible, to register or qualify the Warrants, and to register or qualify the Warrant Shares, under the securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

          (c) to pay all expenses incurred by the Company in complying with this
     Section 10.2, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for the Company, (iv) all Blue Sky fees and expenses (including fees and expenses of counsel in connection with any Blue Sky surveys), and the entire expense of any special audits incident to or required by any such registration.

     SECTION 11. Exchange, Transfer or Assignment of Warrants. 11.1 The Warrants may be exchanged or transferred, at the option of the holder, upon presentation and surrender of Warrant Certificates to the Warrant Agent or to the Company, for other Warrant Certificates of different denominations, entitling the holder or holders thereof to purchase in the aggregate the same number of Warrant Shares. Subject to the preceding sentence, a Warrant Certificate may be divided or combined with other Warrant Certificates that carry the same rights upon presentation thereof at the office of the Warrant Agent or the Company, together with written notice specifying the names and denominations in which new Warrant Certificates are to be issued and signed by the holder thereof.

     11.2 The Warrants may be assigned or transferred, at the option of the holder, upon surrender of Warrant Certificates to the Warrant Agent, with the Warrant Assignment Form contained therein duly executed and accompanied by funds sufficient to pay any transfer tax. The Warrant Agent shall execute and deliver a new Warrant Certificate or Certificates in the name of the assignee or assignees named in such instrument of assignment and, if the holder's entire interest in the Warrants is not being transferred or assigned, in the name of the holder, and the Warrant Certificate surrendered shall promptly be cancelled.

     11.3 Any transfer, exchange or assignment of the Warrants shall be without charge (other than the cost of any transfer tax to be paid by holder pursuant to Section 7 hereof) to the holder and any new Warrant Certificates issued pursuant to this Section 11 shall be dated the state such new Warrant Certificate is issued.

     Section 12. Rights of Warrant Holder. The holder of any Warrant shall not, by virtue thereof, be entitled to any rights of a shareholder in the Company, either at law or in equity, and the rights of the holder are limited to those expressed in this Warrant Agreement.

     Section 13. Antidilution Provisions. The Exercise Price and the number of Warrant Shares that may be purchased upon the exercise of a Warrant and the number of Warrants outstanding will be subject to change or adjustment as follows:

          (a) Stock Dividends, Stock Splits and Reverse Stock Splits and Combinations. If at any time after the date of the issuance of the Warrants and before 5:00 p.m., Central Standard time, on the Expiration Date, (i) the Company shall fix a record date for the issuance of any stock dividend payable in shares of capital stock of the Company or (ii) the number of shares of Common Stock shall have been increased by a subdivision or stock split of shares of Common Stock or decreased by a reverse stock split or combination of shares of Common Stock, then, on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or immediately after the effective date of such subdivision, stock split, reverse stock split or combination, as the case may be, the number of Warrant Shares to be delivered upon exercise of any Warrant will be appropriately increased or decreased, as the case may be, so that each holder of a Warrant thereafter will be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive immediately following such action had the Warrant been exercised immediately prior thereto, and the Exercise Price will be appropriately adjusted. The time of occurrence of any event giving rise to an adjustment made pursuant to this Section 13(a) shall, in the case of a subdivision, stock split, reverse stock split or combination, be the effective date thereof and shall, in the case of a dividend or distribution, be the record date thereof.

          (b) Reorganization, Reclassification, Etc. If any capital reorganization of the Company, or any reclassification of the Common Stock, or any consolidation of the Company with or merger of the Company with or into any other corporation or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other entity (including any individual, partnership, joint venture, corporation, trust or group thereof), shall be effected in such a way that the holders of the Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, upon exercise of the Warrants in accordance with the terms of this Warrant Agreement and the Warrant Certificates, each holder shall have the right to receive the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon exercise of the Warrants had the Warrants been exercised immediately before such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this
     Section 13.

          (c) Issuance. If at any time after the date of issuance of the Warrants and before 5:00 p.m., Central Standard time, on the Expiration Date the Company shall (i) issue any shares of Common Stock (other than shares issued upon exercise of the Warrants or shares of Common Stock that may be issued pursuant to any option, rights or warrants outstanding as of the date hereof) without consideration or at a price per share less than the Closing Price (as defined in Section 13(f) hereof) immediately prior to such issuance, or (ii) issue options, rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) without consideration or at a price per share (or having a conversion price per share, if a security convertible into Common Stock) less than the Closing Price immediately prior to such issuance, the Exercise Price to be in effect after the date of such issuance shall be determined by multiplying the Exercise Price in effect immediately prior to such distribution or issuance by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be issued or to be offered for subscription or purchase (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Closing Price and (ii) the denominator of which shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of additional shares of Common Stock to be issued or to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that the provisions of this subsection (c) shall not apply to any issuance of Common Stock upon exercise of any Warrants. There shall be added to such subscription price and included in the amount thereof for the purpose of making the above calculation the price paid to the Company for any rights or warrants to subscribe for or purchase, or for any securities convertible into, Common Stock which are exercised or converted in connection with an issuance of Common Stock under this subsection (c). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Company. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation. An adjustment made pursuant to this Section 13(c) shall become effective retroactively to the time immediately after the date such issuance is fixed (which date of issuance shall be the record date if a record date therefor is fixed).

          (d) Distributions. If at any time after the date of issuance of the Warrants and before 5:00 p.m., Central Standard time, on the Expiration Date the Company shall, to or for the account or benefit of the holders of the outstanding shares of Common Stock, make any distribution, payment or transfer of any asset, property or security (but excluding those described in Section 13(a) or (b) hereof and any cash distributions made as a dividend which in any fiscal year in the aggregate are less than net earnings from continuing operations for the previous fiscal year or dividends which are consistent with past practice) of the Company or any of its subsidiaries, and thereafter, successively upon each such distribution or issuance, the Exercise Price in effect immediately prior to such distribution or issuance shall forthwith be reduced to a price determined by multiplying the Exercise Price in effect immediately prior to such distribution or issuance by a fraction (i) the numerator of which shall be the Closing Price per share of Common Stock at the record date for the determination of shareholders entitled to receive such distribution or issuance, less the then fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of such distribution applicable to one share of Common Stock and (ii) the denominator of which shall be such Closing Price per share of Common Stock. An adjustment made pursuant to this Section 13(d) shall become effective retroactively to the time immediately after the record date for the determination of shareholders entitled to receive such distribution or issuance.

          (e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued to any holder in connection with the exercise of a Warrant. Instead of any fractional shares of Common Stock that would otherwise be issuable to such holder, the Company will pay to such holder a cash amount in respect of such fractional interest equal to that fractional interest of the then current Closing Price.

          (f) Definition of Closing Price. For the purposes of this Warrant Agreement, "Closing Price" means the closing price per share of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or traded on any such exchange, on The Nasdaq Stock Market or such other over-the-counter quotations system on which such shares of Common Stock are traded or, if not listed or traded on any such exchange or system, the fair market value as reasonably determined by the Board of Directors of the Company or any committee of such Board.

          (g) Definition of Common Stock. Unless the context requires otherwise, all references to Common Stock and Warrant Shares in this Warrant Agreement and in the Warrant Certificates shall, in the event of an adjustment pursuant to this Section 13, be deemed to refer also to any other securities or property then issuable upon exercise of the Warrants as a result of such adjustment. In the event that at any time, as a result of an adjustment made pursuant to this Section 13, securities other than shares of Common Stock are issuable upon exercise of the Warrants, thereafter the number of such other shares so issuable shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this
     Section 13, and all other provisions of this Warrant Agreement with respect to Common Stock shall apply on like terms to any such other shares.

          (h) Threshold Requirement. No adjustment in the Exercise Price or in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Exercise Price or in the number of Warrant Shares purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this Section 13(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 13 shall be made to the nearest cent and to the nearest one-thousandth of a Warrant Share, as the case may be.

          (i) Voluntary Adjustment by the Company. The Company may at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company or extend the Expiration Date of the Warrants.

     SECTION 14. Officer's Certificate. Whenever the number of Warrant Shares that may be purchased upon exercise of the Warrants is adjusted as required by the provisions of this Warrant Agreement, the Company will forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with the Warrant Agent an officer's certificate showing the adjusted number of Warrant Shares that may be purchased upon exercise of the Warrants and the adjusted Exercise Price, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustments and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the holder.

     SECTION 15. Notice of Certain Events. Upon any adjustment of the Exercise Price pursuant to Section 13, the Company shall promptly, but in any event within 20 days thereafter, cause to be mailed to the registered holders of the Warrants, a certificate setting forth the Exercise Price as so adjusted and the number of shares of Common Stock issuable upon the exercise of each Warrant as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method of calculation used. Where appropriate, such certificate may be given in advance and included as part of the notice required to be mailed under the other provisions of this Section 15.

     At any time during the period commencing on the date of this Warrant Agreement and ending on the Expiration Date, in the event:

          (a) the Company authorizes the issuance of rights or warrants to subscribe for or purchase shares of Common Stock or any other subscription rights or warrants to all holders of Common Stock; or

          (b) there shall be an adjustment to the Warrants pursuant to Section 13(b) or 13(d) herein;

          (c) of the voluntary or involuntary dissolution, partial dissolution, liquidation or winding-up of the Company.

then the Company will cause to be mailed to the registered holders of the Warrants, at least 20 days before the applicable record or effective date hereinafter specified, a notice stating (A) the date as of which the holders of Common Stock of record entitled to receive any such rights, warrants or distributions are to be determined or (B) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective, and (C) the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up.

     Notwithstanding the foregoing, failure to give notice as required by this Warrant Agreement, shall not affect the validity of the underlying corporate action taken.

     SECTION 16. Listing on Securities Exchanges; Reservation of Shares. (a) The Company will use its best efforts to cause all shares of the Common Stock from time to time issuable upon the exercise of the Warrants to be listed on the New York Stock Exchange, and will maintain such listing so long as any other shares of Common Stock are so listed; and the Company shall so list on a national securities exchange or The Nasdaq Stock Market, or such other over-the-counter quotation system, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of the Warrants if and so long as any shares of capital stock of the same class are listed on such national securities exchange or are traded on The Nasdaq Stock Market or such over-the-counter quotation system. Any such listing or quotation will be at the Company's expense.

     (b) The Company will use its best efforts to cause the Warrants to be listed on a national securities exchange or The Nasdaq Stock Market, or such other over-the-counter quotation system on which any Common Stock may at any time be listed. Any such listing or quotation will be at the Company's expense.

     (c) For the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of Warrants, the Company covenants and agrees that it shall, at all times through the Expiration Date, reserve and keep available, or cause to be reserved and available, free from preemptive rights a sufficient number of shares of authorized but unissued Common Stock, the number of Warrant Shares or other securities deliverable upon the exercise of all outstanding Warrants, and the Transfer Agent for the Common Stock hereby is irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock or such other securities as shall be required for such purpose.

     (d) The Company covenants and agrees that it shall take all such action as may be necessary too ensure that all Warrant Shares will at the time of delivery of certificates for such Warrant Shares (subject to payment of the Exercise Price) be duly and validly authorized and issued and fully paid and nonassessable shares, free from any preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company.

     SECTION 17. Availability of Information. The Company shall comply with all applicable public information reporting requirements of the SEC to which it may from time to time be subject.

     SECTION 18. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Warrant Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

          (a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the delivery of Warrant Certificates except as herein otherwise provided.

          (b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Warrant Agreement or in the Warrant Certificates to be complied with by the Company.

          (c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

          (d) The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant for any action taken in good faith reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the party or parties.

          (e) The Company agrees (i) to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Warrant Agreement, (ii) to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Warrant Agreement (other than taxes measured by the Warrant Agent's net income), and (iii) upon request, to advance to the Warrant Agent funds to pay cash in lieu of fractional shares of Common Stock issuable upon exercise of Warrants.

          (f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Warrant Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interest may appear.

          (g) The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not the Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Warrant Agreement except for its own negligence, bad faith or willful misconduct.

     SECTION 19. Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 20 hereof. If at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement, and if at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the predecessor warrant agent and deliver such Warrant Certificates so countersigned; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Warrant Agreement.

     If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersign under its prior name and deliver Warrant Certificates so countersigned; and if at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Warrant Agreement.

     SECTION 20. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Warrant Agreement by giving to the Company notice in writing, and to the holders of the Warrants notice in writing and sent, postage prepaid, by first class mail to each registered holder of a Warrant at such holder's address appearing in the Warrant Register, specifying a date when such resignation shall take effect, which notice shall be sent at least two weeks prior to the date so specified. If the Warrant Agent shall resign or otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the registered holder of a Warrant (who shall, with such notice, submit such holder's Warrant Certificate for inspection by the Company), then the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Notwithstanding any provision to the contrary contained herein, the removal or resignation of the Warrant Agent will be effective upon the expiration of the applicable notice period, and in the event a successor has not then been appointed, the Company shall assume the role of Warrant Agent until such time as a successor Warrant Agent has been appointed in accordance with the terms of this Agreement. Any successor Warrant Agent shall be (a) a corporation organized and doing business under the laws of the United States or of any state thereof, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital surplus of at least twenty million dollars ($20,000,000) or (b) an affiliate of a corporation described in clause (a) of this sentence. The Company shall cause written notice to be delivered to the registered holders of Warrants notifying such holders of the name and address of any successor Warrant Agent. After appointment the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

     SECTION 21. Identity of Transfer Agent. Forthwith upon the appointment after the date hereof of any subsequent Transfer Agent for shares of the Common Stock, the Company will file with the Warrant Agent a statement setting forth the name and address of such Transfer Agent.

     SECTION 22. Successors. All covenants and provisions of this Warrant Agreement by or for the benefit of the Company, the Warrant Agent or the holders of the Warrants shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

     SECTION 23. Termination. This Warrant Agreement shall terminate at 5:00 p.m., Central Standard time, on the Expiration Date or such earlier date upon which all Warrants have been exercised or redeemed, except that the Warrant Agent shall account to the Company for all cash held by it at 5:00 p.m., Central Standard time, on such Expiration Date.

     SECTION 24. Governing Law. This Warrant Agreement and each warrant certificate shall be governed by and construed in accordance with the laws of the State of Kansas. The Company irrevocably agrees that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Warrant Agreement shall be litigated in courts having situs within the City of St. Louis, State of Kansas.

     SECTION 24. Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

     SECTION 25. Headings. The headings of sections of this Warrant Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 26. Amendments. This Warrant Agreement may be amended by the written consent of the Company and the affirmative vote or the written consent of holders holding not less than two-thirds in interest of the then outstanding Warrants; provided, however, that, except as expressly provided herein, this Warrant Agreement may not be amended to change (a) the Exercise Price, (b) the period during which the Warrants may be exercised, (c) the number or type of securities to be issued upon the exercise of the Warrants, or (d) the provisions of this Section 26, without the consent of each holder of the Warrants.

     SECTION 27. Notices. Any notice pursuant to this Warrant Agreement to be given by the Warrant Agent or by the registered holder of any Warrant to the Company shall be given in writing and shall be deemed effectively given upon personal delivery to the Company or upon deposit with the United States Post Office, postage prepaid, registered or certified mail with return receipt requested and addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

         AmVestors Financial Corporation
         415 S.W. Eighth Avenue
         P.O. Box 2039
         Topeka, KS 66601-2039
         Attention: Mark V. Heitz, President

Any notice pursuant to this Warrant Agreement to be given by the Company or by the registered holder of any Warrant to the Warrant Agent shall be given in writing and shall be deemed effectively given upon personal delivery to the Company or upon deposit with the United States Post Office, postage prepaid, registered or certified mail with return receipt requested and addressed (until another address is filed in writing by the Warrant Agent with the Company or notice of the address of a successor Warrant Agent is given pursuant to this Warrant Agreement) as follows:

         Boatmen's Trust Company
         Corporate Trust Division
         510 Locust Street, Second Floor
         St. Louis, MO 63101
         Attention: H.E. Bradford

     SECTION 28. Benefits of This Warrant Agreement. Nothing in this Warrant Agreement shall be construed to give to any person or corporation, other than the Company, the Warrant Agent and the registered holders of the Warrants, any legal or equitable right, remedy or claim under this Warrant Agreement; but this Warrant Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrants.

     IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed as of the first date written above.

                                          AMVESTORS FINANCIAL CORPORATION

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:
Attest:

By:

    --------------------------------------------------------
    Name:
    Title:

                                          BOATMEN'S TRUST COMPANY

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:
Attest:

By:

    --------------------------------------------------------
    Name:
    Title:

                                   EXHIBIT A

                          FORM OF WARRANT CERTIFICATE

                                                                          NO. W-

                          VOID AFTER           , 2002

                              WARRANT CERTIFICATE
                          FOR PURCHASE OF COMMON STOCK

                        AMVESTORS FINANCIAL CORPORATION

     This certifies that FOR VALUE RECEIVED,                          is the
registered holder (the "Registered Holder") of the number of Warrants (the "Warrants") specified above. Each Warrant represented hereby entitles the Registered Holder, but only subject to the terms and conditions set forth herein and in the Warrant Agreement (as hereinafter defined), to purchase one fully paid and nonassessable share (each a "Warrant Share") of Common Stock, no par value (the "Common Stock"), of AmVestors Financial Corporation, a Kansas corporation (the "Company") at any time after issuance through the Expiration Date (as hereinafter defined), upon presentation and surrender of this Warrant Certificate and the Subscription Form on the reverse hereof duly executed at the principal office of Boatmen's Trust Company as Warrant Agent or its successor
(the "Warrant Agent"), accompanied by payment of $     per share of Common Stock
(the "Exercise Price") in lawful money of the United States of America by money order or certified or official bank check made payable to the Company.

     This Warrant Certificate and each Warrant represented hereby are issued pursuant to, and are subject in all respects to the terms and conditions set
forth in the Warrant Agreement, dated           , 1996 (the "Warrant
Agreement"), by and between the Company and the Warrant Agent.

     Prior to the Expiration Date, upon the occurrence of certain events provided for in the Warrant Agreement, the Exercise Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

     Each Warrant represented hereby is exercisable at the option of the Registered Holder but no fractional shares of Common Stock will be issued. In the case of the exercise of less then all of the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates, which the Warrant Agent shall countersign, for the balance of such Warrants.

     The "Expiration Date" shall mean             , 2002, or such earlier date
as all of the Warrants shall be exercised or redeemed. No Warrant may be exercised after the 5:00 P.M. (Central Standard time) on the Expiration Date and all rights of the registered holders of the Warrants shall cease after 5:00 P.M., Central Standard time, on the Expiration Date.

     The Warrants have been registered under the Securities Exchange Act of 1934, as amended, pursuant to a registration statement on Form 8-A (Registration
No. [              ]) which was declared effective by the Securities and
Exchange Commission on [            ], 1996. The Company has agreed to use its
best efforts to keep such registration statement in effect until the Expiration Date, or until such earlier time as no Warrants remain outstanding, and to register and qualify the Warrants and the Warrant Shares to be delivered upon exercise of the Warrants under the laws of each jurisdiction in which such registration or qualification is necessary.

     This Warrant Certificate is exchangeable upon surrender hereof by the Registered Holder at the principal office of the Warrant Agent in St. Louis or the principal office of the Company in Topeka for another Warrant Certificate or Warrant Certificates of like tenor and representing in the aggregate the number of Warrants evidenced by the Warrant Certificate or Warrant Certificates so surrendered.

     Prior to due presentment for registration or transfer of this Warrant Certificate, the Company and the Warrant Agent shall deem and treat the Registered Holder hereof as the absolute owner of Warrants (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes and no transfer or exchange will be effective unless made in accordance with Sections 10 and 11 of the Warrant Agreement and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Kansas.

     This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its duly authorized officers and has caused its corporate seal to be affixed hereunto.

Dated:
-------------------------------------

                                        AMVESTORS FINANCIAL CORPORATION

                                        By:

                                           -------------------------------------
                                           Name: Ralph Laster, Jr.
                                           Title: Chairman

ATTEST:

------------------------------------------------------
Name: Lynn F. Hammes
Title: Secretary

COUNTERSIGNED:

BOATMEN'S TRUST COMPANY,
     as warrant agent

By:

    -------------------------------------------------------
    Authorized Officer

                               SUBSCRIPTION FORM
     TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO EXERCISE WARRANTS

     The undersigned Registered Holder hereby irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in the name of

           PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

--------------------------------------------------------------------------------

and be delivered to

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    (PLEASE PRINT OR TYPE NAME AND ADDRESS)

and if such number of exercised Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to the Registered Holder at the address stated below.

     The undersigned represents that the exercise of the Warrants evidenced hereby was solicited by a member of the National Association of Securities Dealers, Inc., if not solicited by an NASD member, please write "unsolicited" in the space below.

------------------------------      --------------------------------------------
                                                   (Name of NASD Member)

                                                                          Dated:
------------------------------------------  X
                          ------------------------------------------------------
                                              (Signature of Registered Holder)

------------------------------      --------------------------------------------

------------------------------      --------------------------------------------

------------------------------      --------------------------------------------
                                               (PLEASE PRINT OR TYPE NAME AND
                                               ADDRESS OF REGISTERED HOLDER)

         ---------------------------------------------------------------
         Signature Guarantee Stamp Required Here
         if Securities are to be Delivered to
         Person Other Than Registered Holder

                                   ASSIGNMENT
      TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO ASSIGN WARRANTS

FOR VALUE RECEIVED,
------------------------------------------------ hereby sells, assigns and transfers unto

                     PLEASE INSERT SOCIAL SECURITY OR OTHER
                        IDENTIFYING NUMBER OF TRANSFEREE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    (PLEASE PRINT OR TYPE NAME AND ADDRESS)

--------------------------------------------------------------------------------
of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints

                                                                       Attorney.
--------------------------------------------------------------------------------
to transfer the Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
------------------------------------------------
X                               ------------------------------------------------
                                               (Signature of Registered Holder)

---------------------------------------------------------
  Signature Guarantee Stamp Required
                 Here

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND ALL REQUIRED SIGNATURE GUARANTEES MUST BE PROVIDED BY A MEMBER OF THE MEDALLION STAMP PROGRAM.

               APPENDIX VI -- AMENDMENT TO AMVESTORS OPTION PLAN

                 AMENDMENT TO THE RESTATED AMVESTORS FINANCIAL
                CORPORATION 1989 NONQUALIFIED STOCK OPTION PLAN

     WHEREAS, AmVestors Financial Corporation ("Corporation") adopted the Restated AmVestors Financial Corporation 1989 Nonqualified Stock Option Plan ("Plan"); and

     WHEREAS, the Corporation retained the right to amend the Plan pursuant to Paragraph 11 thereof; and

     WHEREAS, the Corporation desires to amend the Plan effective as of January 1, 1996;

     NOW, THEREFORE, effective as of January 1, 1996, the Plan is amended as follows:

        1. The following is added after the first sentence of Paragraph 4.

           "Effective January 1, 1996, an additional 275,000 shares of the Corporation's common stock shall be available to the Plan."

        2. The following is added at the end of Paragraph 10.

           "In the event the Corporation or a subsidiary enters into a transaction described in Section 424(a) of the Internal Revenue Code of 1986, as amended, with any other corporation, the Board of Directors may grant options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as the Board of Directors shall determine."

     IN WITNESS WHEREOF, the foregoing Amendment was adopted this   day of
          , 199 .

            APPENDIX VII -- RESTATED AMVESTORS FINANCIAL CORPORATION
                      1989 NONQUALIFIED STOCK OPTION PLAN

                               TABLE OF CONTENTS

 1. Statement of Purpose................................................................      1
 2. Administration by Board.............................................................      1
 4. Availability of Stock...............................................................      2
 5. Nonqualified Stock Option Agreement.................................................      2
 6. Option Price........................................................................      2
 7. Manner of Exercise..................................................................      2
 8. Effective Date......................................................................      3
 9. Stock Reserve.......................................................................      3
10. Other Terms.........................................................................      3
11. Amendments to the Plan..............................................................      4
12. Plan Termination....................................................................      4

                                      VII-1

                    RESTATED AMVESTORS FINANCIAL CORPORATION
                      1989 NONQUALIFIED STOCK OPTION PLAN

     1. Statement of Purpose. The purpose of this Restated Nonqualified Stock Option Plan (the "Plan") is to establish and continue as close an identity as is feasible between the interests of AmVestors Financial Corporation (the "Corporation") and its subsidiaries and the Directors, officers and employees of the Corporation and its subsidiaries (the "Eligible Participants"). The Plan is intended to encourage a sense of proprietorship on the part of the Eligible Participants, who will be largely responsible for the continued growth of the Corporation and its subsidiaries, to recognize past valuable services of such Eligible Participants, to furnish such Eligible Participants with further incentive to develop and promote the business and financial success of the Corporation and its subsidiaries, and to induce such Eligible Participants to continue in the service of the Corporation or its subsidiaries by providing a means whereby such Eligible Participants may be given an opportunity to purchase shares of the Corporation's common stock. The Plan will also serve to effectuate the Corporation's intention of granting options to certain Eligible Participants in substitution for certain options originally granted to such Eligible Participants under (a) the Corporation's old Incentive Stock Option Plan, adopted August 14, 1986 (the "1986 Incentive Stock Options"); (b) the Corporation's old Nonqualified Stock Option Plan, adopted August 14, 1986 (the "1986 Nonqualified Stock Options"); and (c) the resolution adopted by the Board of Directors (the "Board of Directors") of the Corporation on August 14, 1986, pursuant to which certain options to purchase shares of common stock of American Investors Life Insurance Company, Inc. were converted into options to purchase shares of common stock of the Corporation (the "American Investors Options") (collectively the "Exchange Options").

     2. Administration by Board. The Plan shall be administered by the Board of Directors. The Board of Directors shall be the sole determinant of which Eligible Participants may be granted options to purchase shares of the Corporation's common stock under the Plan, how many shares each Eligible Participant may purchase, the price to be paid for the shares, the terms of payment, the option period, and any interpretations of the Plan's intent and operation. In administering the Plan, the vote of a majority of the Directors voting, providing they constitute a quorum under the Corporation's bylaws, shall be conclusive.

     3. Persons Eligible. Persons eligible to receive options under the Plan shall be such Eligible Participants (as such term is defined in Paragraph 1 above) as the Board of Directors, in its sole discretion, may select.

     4. Availability of Stock. A total of 2,090,973 shares of the Corporation's common stock shall be available to the Plan. These shares may come from authorized but unissued shares and from issued and reacquired shares, including shares issued in accordance with the Plan and reacquired by the Corporation. Shares of common stock available to the Plan may be subject to any restrictions placed on them by the Board of Directors in accordance with the terms of the Plan or the Nonqualified Stock Option Agreement described below. The total number of shares available to the Plan shall be adjusted to account for stock splits, stock dividends, reverse stock splits, granting of warrants, and the like.

     5. Nonqualified Stock Option Agreement. Any stock option granted in accordance with the Plan shall be granted only upon the execution, by both the optionee and the Corporation, of a stock option agreement in the form of the Nonqualified Stock Option Agreement attached hereto as Exhibit A; provided, however, that the form of Nonqualified Stock Option Agreement attached hereto as Exhibit A may be altered by the Corporation so that the Nonqualified Stock Option Agreement granted to each holder of an Exchanged Option is substantially similar to the option agreement previously issued to such holder. The terms and conditions of the Nonqualified Stock Option Agreement may be changed by the Board of Directors at any time, but these changes shall not affect Nonqualified Stock Option Agreements in force at the time the changes are made. In no event, however, shall any option granted in substitution for an Exchanged Option be exercisable by its terms after the expiration of five (5) years from the date of grant of the Exchanged Option.

     6. Option Price. The Board of Directors shall determine the price at which an optionee may purchase shares subject to an option hereunder, and such price may be less than the market price of the shares at the time of the grant of the option; provided, however, the option exercise price per share of stock under an option granted in substitution for an Exchanged Option shall be equal to the option exercise price per share under the Exchanged Option.

                                      VII-2

     7. Manner of Exercise. The payment of the option exercise price of an option hereunder shall be either in cash or, if the Board of Directors, in its sole discretion, so specifies, through delivery to the Corporation of shares of the Corporation's common stock with an aggregate fair market value equal to the option exercise price, or by any combination of cash and shares (if the Board of Directors has approved payment through delivery of shares). The fair market value of shares delivered as payment, in whole or in part, of the option exercise price shall be:

          (a) In the case of stock of a class traded on a national securities exchange, the closing price per share of such stock on the date in question, or if there is no trading of such stock on such date, the closing price per share of such stock on the next preceding date on which such stock was traded;

          (b) In the case of stock traded in the NASDAQ National Market System, the closing price per share of such stock on the date in question, or if there is no trading of such stock on such date, the closing price per share of such stock on the next preceding date on which such stock was traded;

          (c) In the case of stock of a class reported on the NASDAQ automated reporting system, the mean between the closing bid and asked prices per share of such stock on the date in question, or if there is no trading of such stock on such date, the mean between the closing bid and asked prices per share of such stock on the next preceding date on which such stock was traded; or

          (d) In the case of stock of a class which is neither traded on a national securities exchange or in the NASDAQ, the price per share determined by the Board of Directors. In determining the fair market value of such stock, the Board of Directors shall make a good faith attempt to value the stock. The determination of the fair market value of such stock by the Board of Directors shall be final, binding and conclusive.

     8. Effective Date. This Plan, was adopted by the Board of Directors on March 16, 1989. The effective date of this Plan is March 16, 1989.

     9. Stock Reserve. The Corporation at all times during the term of this Plan shall reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options granted hereunder.

     10. Other Terms. Each option granted hereunder shall contain such other and additional terms, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Board of Directors, including, without limitation, such provisions as may be necessary in the judgment of the Board of Directors
(a) to cause the options and shares of common stock issued pursuant to the Plan to be registered on Form S-8 promulgated pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder, or any other appropriate form, (b) to provide for the reimbursement of the Corporation for taxes paid or advanced in respect of the issuance to optionees of options or shares of common stock under the Plan and (c) to set forth the form of restrictive legends to be placed on certificates representing shares of common stock to be issued pursuant to the exercise of options relating to obligations of the holder under the federal and state securities laws.

     11. Amendments to the Plan. The Board of Directors may amend the terms and conditions of the Plan at any time; provided, however, that no amendment shall reduce the number of shares subject to any outstanding option or change the terms or conditions thereof without the optionee's consent.

     12. Plan Termination. The Board of Directors may determine the date on which the Plan shall end. The Plan's termination shall not effect any Nonqualified Stock Option Agreement in force on the termination date or any restrictions placed on shares issued in accordance with the Plan.

                                      VII-3

                        AMVESTORS FINANCIAL CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                     'NAME'

                                                               NOVEMBER 21, 1994

                                      VII-4

                        AMVESTORS FINANCIAL CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     This Nonqualified Stock Option Agreement (the "Agreement") is made and entered into this 21st day of November, 1994, between AmVestors Financial Corporation, a Kansas corporation (the "Corporation"), and 'Name' (the "Optionee").

     WITNESSETH:

     WHEREAS, on March 16, 1989, the Board of Directors of the Corporation adopted the AmVestors Financial Corporation 1989 Nonqualified Stock Option Plan (the "Plan");

     WHEREAS, under the terms of the Plan, the Corporation may grant options to purchase Shares of common stock of the Corporation to directors, officers and employees of the Corporation and its subsidiaries; and

     WHEREAS, this Agreement (a) defines certain of the rights and obligations of the Optionee with respect to the option granted hereunder, (b) incorporates the Plan herein by reference, and (c) serves to acknowledge receipt by the Optionee of a copy of the Plan;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and sufficient consideration, the parties hereto agree as follows:

     1. Agreement Subject to Plan. This Agreement shall be subject to the terms and conditions of the Plan. A majority of the Board of Directors may establish rules and regulations, from time to time, regarding the operation of the Plan, all of which shall be applicable to this Agreement provided they are consistent with its provisions.

     2. Grant of Option. Subject to the terms and conditions stated herein, the Corporation grants to the Optionee an option to purchase Shares of the Corporation's common stock (the "Shares") in the amount and at the price set out in this Agreement.

     3. Grant Date of Option. The grant date of this option is November 21, 1994. The option granted hereunder shall remain in existence until November 21, 2004, unless terminated or exercised as provided herein.

     4. Payment and Number of Shares. Payment of the purchase price for Shares purchased under the option granted herein must be made in full in cash at the time of the exercise of the option. The total number of Shares that may be purchased by the Optionee pursuant to this Agreement is 25,000.

     5. Option Price. The price at which the Optionee may buy the Shares is eight dollars and seventy-five cents ($8.75) per Share.

     6. Option Not Transferable. The Optionee's option rights may be exercised only by him/her or his/her personal representatives during his/her lifetime. The option rights may not be transferred, sold, assigned, pledged, or hypothecated, and any attempt to do so shall be void. The option rights are not subject to levy, attachment, or other process of law and any attempt to levy, attach, or otherwise transfer the option rights or place liens upon them shall be void. The Optionee shall have no rights as a stockholder with respect to the option Shares subject to the option until payment of the option price and delivery to him of such Shares as herein provided.

     7. Certain Changes in the Corporation's Stock. If and to the extent that the number of issued Shares of common stock of the Corporation shall be increased or reduced by reason of a change in par value, a stock dividend, a stock split, a reclassification, or the like subsequent to March 1, 1991, the number of Shares subject to the option and the option price per Share shall be proportionately adjusted. If the Corporation is reorganized or consolidated or merged with another corporation, the Optionee shall be entitled to receive options covering Shares of such reorganized, consolidated, or merged corporation in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the Shares subject to the option immediately after the reorganization,

                                      VII-5
consolidation, or merger over the aggregate option price of such Shares shall not be more than the value of all Shares subject to the option immediately before such reorganization, consolidation, or merger over the aggregate option price of such Shares, and the new option or assumption of the old option shall not give the Optionee additional benefits which he did not have under the old option, or deprive him of benefits which he had under the old option.

     8. Other Changes in the Corporation's Stock. If there are any changes in the number or kind of Shares outstanding that affect the Corporation's common stock or the stock or other securities into which the Corporation's common stock has been changed, other than those described in Paragraph 7, a majority of the Corporation's Board of Directors may make such changes in the Shares available for purchase under this Agreement as it deems appropriate. Any adjustment in the Shares available for purchase made in accordance with this Paragraph 8 shall be binding upon the Optionee.

     9. Manner in Which Option is Exercised During Optionee's Lifetime. Except as limited by Paragraph 15 herein, any of the Optionee's option rights may be exercised by the Optionee or his/her personal representative during his/her lifetime by written notice addressed to the Corporation's corporate secretary, signed by the Optionee or his/her personal representative. The notice shall state the number of Shares to be purchased, shall be accompanied by a certified check payable to the Corporation for the purchase price of the Shares purchased, and in the event the option is being exercised by any person other than the Optionee, shall be accompanied by appropriate proof of the right of such person to exercise the option. Immediately following receipt of the check, the Corporation shall issue a certificate or certificates for the Shares purchased in the name of the Optionee or his/her personal representative and deliver the certificate or certificates to the person who signed the notice.

     10. Manner in Which Option is Exercised After Optionee's Death. If the Optionee has not fully exercised his/her option rights before his/her death, then the persons designated by the Optionee in a written notice on file with the Corporation or, if no such persons have been designated, the Optionee's executor or administrator, may exercise any of the Optionee's option rights until terminated pursuant to Section 12. The rights shall be exercised in the same manner as provided in Paragraph 9 except that the person entitled to exercise the rights under this Paragraph 10 shall be substituted for the Optionee or the Optionee's personal representative.

     11. Violation of Law. The option granted by this Agreement may not be exercised if its exercise would violate any applicable state securities law, any registration under or any requirement of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules of an exchange on which the Shares are traded, any law of the State of Kansas, or any other federal law.

     12. Termination of Option. Except as herein otherwise stated, the option to the extent not heretofore exercised shall terminate upon the first to occur of the following dates:

          I. If the Employee is no longer employed by the Corporation or a subsidiary of the Corporation, within twelve (12) months of November 21, 1994, because of Employee's voluntary or involuntary termination of employment, the option shall terminate at the date and time of such termination of employment.

         II. If the Employee is no longer employed by the Corporation or a subsidiary of the Corporation and termination of employment is more than twelve (12) months from November 21, 1994:

            (a) the expiration of three (3) months after the first day on which the Employee is no longer employed by the Corporation or a subsidiary of the Corporation (except if termination of employment is by reason of death or permanent and total disability);

            (b) the expiration of twelve (12) months after the first day on which the Employee is no longer employed by the Corporation or a subsidiary of the Corporation, if termination of employment is by reason of the Employee's permanent and total disability;

            (c) in the event of Employee's death while in the employ of the
                Corporation or a subsidiary of the Corporation, his/her executors or administrators may exercise, within twelve (12)

                                      VII-6
months following the date of his/her death, the option as to any of the Shares not theretofore exercised during his/her lifetime;

        III. November 21, 2004.

     13. Option Not Exercisable if Optionee Terminated For Cause. The option rights granted by this Agreement may not be exercised and this option shall be void if the employment of the Optionee is terminated for cause as defined herein. An Optionee shall be deemed to have been terminated for cause if such termination occurs by reason of dishonesty, fraud, embezzlement, or any other malicious act substantially detrimental to the Corporation or one of its subsidiaries.

     14. Payment of Withholding Taxes. Unless the Optionee and the Corporation have made other arrangements for the reimbursement of the Corporation for withholding taxes paid (or to be paid) on behalf of the Optionee by the Corporation as a result of the exercise of the option granted herein, then at the time of the exercise of the option, the Corporation, as a means of reimbursement, may withhold Shares of common stock having a fair market value (at the time of the exercise of the option) equal to the amount of withholding taxes paid (or to be paid) by the Corporation as a result of the exercise of the option. For purposes of this Agreement, the "fair market value" of a Share of common stock shall be, on any give day, the last transaction price per Share of the Corporation's common stock on the date in question on the National Market System of the National Association of Securities Dealers Automated Quotation System (NMS/NASDAQ), or if there is no trading of stock on such date, the closing price per Share on the next preceding date on which stock was traded.

     15. Option Not Exercisable Within Twelve (12) Months of the Grant Date of Option Except in the Event of Involuntary Termination of Employment. The option rights granted by this Agreement may not be exercised within twelve (12) months of the Grant Date of Option unless the Employee is no longer employed by the Corporation or a subsidiary company and such termination of employment is involuntary (including by reason of death or permanent and total disability).

     16. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and thereon.

     17. Effective Date. The effective date of this Agreement is the grant date set out in Paragraph 3.

     18. Characterization of Option. The option granted hereunder shall not be treated as an "incentive stock option" as such term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                          AMVESTORS FINANCIAL CORPORATION

                                          By:
                                          --------------------------------------
                                            President

ATTEST:

---------------------------------------------------------
Secretary

                                          By:
                                          --------------------------------------
                                            Optionee

                                      VII-7

                                    PART II

          INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 17-6305 of the General Corporation Code of the State of Kansas permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation. AmVestors Financial Corporation's ("AmVestors"') by-laws provide for indemnification of officers and directors to the extent permitted by Section 17-6305. Pursuant to a policy of directors' and officers' liability insurance, AmVestors' directors and officers are insured, subject to certain limits, exceptions and other terms and conditions of such policy, against loss arising from certain claims made against them by reason of their serving as directors and officers of AmVestors.

ITEM 21(A). EXHIBITS.

     See Exhibit Index.

ITEM 21(B). FINANCIAL STATEMENT SCHEDULES.

     All financial statement schedules of AmVestors and FBG which are required to be included herein are included in the Annual Report of AmVestors on Form 10-K for the fiscal year ended December 31, 1994 or the Annual Report of FBG on Form 10-K for the fiscal year ended December 31, 1994, respectively, as the case may be, which are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 under the Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on February 23, 1996.

                                      AMVESTORS FINANCIAL CORPORATION

                                      By:        /s/ RALPH W. LASTER, JR.

                                      ------------------------------------------
                                                   Ralph W. Laster, Jr.
                                            Chief Executive Officer (Principal
                                                  Executive Officer)
                                            Chief Financial Officer (Principal
                                             Financial and Accounting Officer)

     We, the undersigned officers and directors of AMVESTORS FINANCIAL CORPORATION hereby severally and individually constitute and appoint Ralph W. Laster, Jr. and Mark V. Heitz, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and to perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                TITLE                         DATE
-----------------------------------   -------------------------------------   -----------------

     /s/ Ralph W. Laster, Jr.         Chairman of the Board, Director,        February 23, 1996
-----------------------------------   Chief Executive Officer (Principal
       Ralph W. Laster, Jr.           Executive Officer) and Chief
                                      Financial Officer (Principal
                                      Financial and Accounting Officer)
       /s/ JANIS L. ANDERSEN          Director                                February 23, 1996
-----------------------------------
         Janis L. Andersen

      /s/ ROBERT G. BILLINGS          Director                                February 23, 1996
-----------------------------------
        Robert G. Billings

         /s/ JACK H. BRIER            Director                                February 23, 1996
-----------------------------------
           Jack H. Brier

         /s/ MARK V. HEITZ            Director, President and General         February 23, 1996
-----------------------------------   Counsel
           Mark V. Heitz

       /s/ R. REX LEE, M.D.           Director                                February 23, 1996
-----------------------------------
         R. Rex Lee, M.D.

       /s/ ROBERT R. LEE, II          Director                                February 23, 1996
-----------------------------------
         Robert R. Lee, II

    /s/ ROBERT T. MCELROY, M.D.       Director                                February 23, 1996
-----------------------------------
      Robert T. McElroy, M.D.

      /s/ JAMES V. O'DONNELL          Director                                February 23, 1996
-----------------------------------
        James V. O'Donnell

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                       DESCRIPTION                                     PAGE
-------    ------------------------------------------------------------------------------   ----
  2.1      Agreement and Plan of Merger by and among AmVestors, AmVestors Acquisition
           Subsidiary, Inc. and FBG dated as of September 8, 1995, Amendment No. 1 thereto dated October 17, 1995, Amendment No. 2 thereto dated December 28,
           1995 and Amendment No. 3 thereto dated February 14, 1996 (attached as Appendix
           I to the Joint Proxy Statement/Prospectus included in this Registration
           Statement)*                                                                       N/A
  4.1      Articles of Incorporation as Amended and Restated of AmVestors (incorporated herein by reference to Exhibit 3(a) to the Quarterly Report on Form 10-Q for
           the fiscal quarter ended September 30, 1993 (dated October 26, 1993) (File No.
           0-15330))                                                                         N/A
  4.2      Bylaws of AmVestors
  4.3      Warrant Agreement by and between AmVestors and Boatmen's Trust Company, as
           Warrant Agent, (attached as Appendix V to the Joint Proxy Statement/Prospectus
           included in this Registration Statement)                                          N/A
  4.4      Form of Warrant Certificate
  4.5      AmVestors Financial Corporation 1989 Non-Qualified Stock Option Plan (attached as Appendix VII to the Joint Proxy Statement/Prospectus included in this
           Registration Statement)                                                           N/A
  5.1      Opinion of Bryan Cave LLP
  8.1      Tax Opinion of Bryan Cave LLP
  8.2      Tax Opinion of Lord, Bissell & Brook
 23.1      Consent of Deloitte & Touche, LLP
 23.2      Consent of Deloitte & Touche, LLP
 23.3      Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1)                      N/A
 23.4      Consent of Lord, Bissell & Brook (included in Exhibit 8.2)                        N/A
 23.5      Consent of Furman Selz Incorporated
 23.6      Consent of Donaldson, Lufkin & Jenrette Securities Corporation
 23.7      Consent of Milliman & Robertson, Inc.
 24.1      Power of Attorney (included in Signature Page)                                    N/A
 99.1      Form of Proxy Card for AmVestors Special Meeting of Stockholders
 99.2      Form of Proxy Card for FBG Special Meeting of Stockholders
 99.3      Form of Request for Direction with respect to the FBG Employee Stock Ownership
           Plan
 99.4      Form of Letter of Direction with respect to the FBG Employee Stock Ownership
           Plan
 99.5      Actuarial Opinions of Milliman & Robertson, Inc.

-------------------------
* The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.